Exhibit 99.1

This management proxy circular and the accompanying materials require your immediate attention. If you are in doubt as to how to deal with these documents or the matters to which they refer, please consult a professional advisor.

ARRANGEMENT INVOLVING

MARATHON PGM CORPORATION
AND
STILLWATER MINING COMPANY
AND
MARATHON GOLD CORPORATION

NOTICE AND MANAGEMENT PROXY CIRCULAR FOR

THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 15, 2010

OCTOBER 15, 2010

Dear Shareholder:	October 15, 2010

The Board of Directors cordially invites you to attend the special meeting of shareholders of Marathon PGM Corporation (“Marathon”) to be held commencing at 9:30 am (Toronto time) on Monday, November 15, 2010 at the Toronto Board of Trade, First Canadian Place, Toronto, Ontario, Canada.

At the special meeting, shareholders of Marathon (“Marathon Shareholders”) will be asked to consider and, if deemed advisable, to pass a special resolution approving a statutory arrangement (the “Arrangement”) pursuant to Section 192 of the Canada Business Corporations Act whereby a wholly owned subsidiary (“AcquireCo”) of Stillwater Mining Company (“Stillwater”) will acquire all of the outstanding common shares of Marathon, as well as certain related transactions (collectively the “Transaction”). Under the Transaction, shareholders will receive 0.112 of a common share of Stillwater, Cdn. $1.775 in cash, plus 0.5 of a common share of a new public exploration and development company (“Marathon Gold”) in exchange for each common share of Marathon (each a “Marathon Share”), all in accordance with the arrangement agreement dated September 7, 2010 entered into between Stillwater, Marathon and Marathon Gold and amended by an amending agreement dated October 4, 2010.

The Board of Directors of Marathon, based in part on the unanimous recommendation of the special committee of the Board of Directors created to consider the Transaction (the “Special Committee”), has determined that the consideration being offered pursuant to the Transaction is fair to shareholders and that the Transaction is in the best interests of Marathon and recommends that shareholders vote in favour of the special resolution. The recommendation of the Special Committee and the Board of Directors is based on various factors, including the opinion of Haywood Securities Inc., financial advisor to the Special Committee, to the effect that the consideration to be received by the Marathon Shareholders (other than Stillwater and its affiliates and associates) pursuant to the Arrangement is fair, from a financial point of view.

To be effective, the Transaction must be approved by a resolution passed by two-thirds of the votes cast at the special meeting. The Transaction is also subject to certain conditions and the approval of the Ontario Superior Court of Justice.

The accompanying Notice of Special Meeting and Management Proxy Circular provide a full description of the Transaction and include certain additional information to assist you in considering how to vote on the Transaction. You are encouraged to consider carefully all of the information in the accompanying Management Proxy Circular including the documents incorporated by reference therein. If you require assistance, you should consult your financial, legal or other professional advisors.

Your vote is important regardless of the number of Marathon Shares you own. If you are a registered holder of Marathon Shares, we encourage you to take the time now to complete, sign, date and return the enclosed form of proxy (printed on white paper) by not later than 9:30 am (Toronto time) on November 11, 2010, to ensure that your Marathon Shares will be voted at the meeting in accordance with your instructions, whether or not you are able to attend in person. If you hold your Marathon Shares through a broker or other intermediary, you should follow the instructions provided by your broker or other intermediary to vote your Marathon Shares.

Subject to obtaining court approval and satisfying all other conditions of closing, including obtaining the approval of Marathon’s shareholders, it is anticipated that the Transaction will be completed on or about November 23, 2010.

If you have any questions relating to the Transaction, please contact Kingsdale Shareholder Services Inc. at 1-866-581-1489 or 416-867-2272.

As a founder of Marathon and on behalf of the Board of Directors, I would like to thank all shareholders for their continued support as we prepare for this important event in the history of Marathon.

Yours very truly,

“Phillip C. Walford”

Phillip C. Walford
Director, President and Chief Executive Officer

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MARATHON PGM CORPORATION
330 Bay Street
Suite 1505
Toronto, Ontario
M5H 2S8

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting (the “Meeting”) of the holders of common shares (the “Marathon Shareholders”) of Marathon PGM Corporation (“Marathon”) will be held at the Toronto Board of Trade, First Canadian Place, Toronto, Ontario, Canada on Monday, November 15, 2010 at 9:30 am (Toronto time) for the following purposes:

1.
in accordance with the interim order of the Ontario Superior Court of Justice dated October 15, 2010 (the “Interim Order”), to consider and, if deemed advisable, to pass, with or without variation, a special resolution (the “Special Resolution”) approving an arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”), the purpose of which is to effect, among other things, the acquisition of all of the common shares of Marathon (“Marathon Shares”) by a wholly owned subsidiary (“AcquireCo”) of Stillwater Mining Company (“Stillwater”) in exchange for Cdn. $1.775 in cash, 0.112 of a common share of Stillwater, plus 0.5 of a common share of Marathon Gold Corporation, a new public exploration and development company, for each Marathon Share held, all as more fully set forth in the accompanying management proxy circular (the “Circular”) of Marathon; and

2.	to transact such further or other business as may properly come before the Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed October 12, 2010 as the record date for determining Marathon Shareholders who are entitled to receive notice of and to vote at the Meeting. Only registered Marathon Shareholders of record as of October 12, 2010 are entitled to receive notice of the Meeting (“Notice of Meeting”) and to attend and vote at the Meeting. This Notice of Meeting is accompanied by the Circular, a form of proxy (printed on white paper) and a letter of transmittal (printed on yellow paper).

Registered holders of Marathon Shares who are unable to attend the Meeting in person are requested to complete, date, sign and deposit the enclosed form of proxy with Marathon, c/o CIBC Mellon Trust Company, Proxy Department, PO Box 721, Agincourt, Ontario M1S 0A1, prior to 9:30 am (Toronto time) on November 11, 2010, or, if the Meeting is adjourned or postponed, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the start of such adjourned or postponed meeting. Non-registered holders of Marathon Shares should complete and return the voting instruction form or other authorization provided to them in accordance with the instructions provided therein. Failure to do so may result in your Marathon Shares not being voted at the Meeting. If you have any questions about the information contained in the Circular or require assistance in completing your form of proxy please contact Marathon’s proxy solicitation agent, Kingsdale Shareholder Services Inc., toll-free within North America, at 1-866-581-1489. If you require assistance in completing your letter of transmittal please contact CIBC Mellon Trust Company, toll-free within North America, at 1-800-387-0825.

Registered holders of Marathon Shares who validly dissent from the Arrangement will be entitled to be paid the fair value of their Marathon Shares, subject to strict compliance with section 190 of the CBCA, as modified by the provisions of the Interim Order and the Plan of Arrangement. Failure to comply strictly with the requirements set forth in section 190 of the CBCA, as modified by the provisions of the Interim Order, the Final Order and the Plan of Arrangement may result in the loss or unavailability of any right of dissent.

The Circular provides additional information relating to the matters to be dealt with at the Meeting and is deemed to form part of this Notice of Meeting. Any adjourned or postponed meeting resulting from an adjournment or postponement of the Meeting will be held at a time and place to be specified either by Marathon before the Meeting or by the Chair at the Meeting.

DATED at Toronto, Ontario, this 15th day of October, 2010.

BY ORDER OF THE BOARD OF DIRECTORS

“Phillip C. Walford”

Phillip C. Walford
Director, President and Chief Executive Officer

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- ii -

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NOTE TO UNITED STATES SHAREHOLDERS

THE SECURITIES ISSUABLE IN CONNECTION WITH THE TRANSACTION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITIES IN ANY STATE, NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITIES IN ANY STATE PASSED ON THE ADEQUACY OR ACCURACY OF THIS MANAGEMENT PROXY CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The Stillwater and Marathon Gold securities to be issued under the Transaction have not been registered under the U.S. Securities Act or applicable state securities laws and are being issued in reliance on the exemption from registration set forth in Section 3(a)(10) thereof on the basis of the approval of the Court as described under “The Transaction – United States Securities Laws Considerations” in this Circular and in reliance on exemptions from registration under applicable state securities laws. The solicitation of proxies is not subject to the requirements of Section 14(a) of the U.S. Exchange Act. Accordingly, this Circular has been prepared in accordance with applicable Canadian disclosure requirements. Residents of the United States should be aware that such requirements differ from those of the United States applicable to proxy statements under the U.S. Exchange Act.

Likewise, information concerning the properties and operations of Marathon (and after the Effective Date, Marathon Gold) has been prepared in accordance with Canadian standards under applicable Canadian securities laws, and may not be comparable to similar information for United States companies. The terms “Mineral Resource”, “Measured Mineral Resource”, “Indicated Mineral Resource” and “Inferred Mineral Resource” used in this Circular or in the documents incorporated by reference herein are Canadian mining terms as defined in accordance with NI 43-101 under guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Standards on Mineral Resources and Mineral Reserves adopted by the CIM Council on December 11, 2005.

While the terms “Mineral Resource”, “Measured Mineral Resource”, “Indicated Mineral Resource” and “Inferred Mineral Resource” are recognized and required by Canadian securities laws, they are not defined terms under standards of the SEC. As such, certain information contained in this Circular or in the documents incorporated by reference herein concerning descriptions of mineralization and resources under Canadian standards is not comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of the SEC. An “Inferred Mineral Resource” has a great amount of uncertainty as to its existence and as to its economic and legal feasibility. It cannot be assumed that all or any part of an “Inferred Mineral Resource” will ever be upgraded to a higher category. Under Canadian securities laws, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. Investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves. Investors are also cautioned not to assume that all or any part of an “Inferred Mineral Resource” exists, or is economically or legally mineable.

In addition, the definitions of “Proven Mineral Reserves” and “Probable Mineral Reserves” under CIM standards differ in certain respects from the SEC standards.

Marathon Shareholders should be aware that the exchange of their Marathon Shares for the Cash Consideration, Stillwater Shares and Marathon Gold Shares as described herein may have tax consequences in both the United States and Canada. Such consequences for Marathon Shareholders who are resident in, or citizens of, the United States may not be described fully herein. See “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations” in this Circular. Accordingly, Marathon Shareholders who are resident in, or citizens of, the United States are advised to review the summary under “Certain United States Federal Income Tax Considerations” and to consult their own tax advisors to determine the particular United States tax consequences to them of the Arrangement in light of their particular situation, as well as any tax consequences that may arise under the laws of any other relevant foreign, state, local, or other taxing jurisdiction.

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The enforcement by Marathon Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that Marathon and Marathon Gold are each incorporated or organized under the laws of Canada, that some or all of their officers and directors and the experts named herein may be residents of Canada, and that all or a substantial portion of the assets of Marathon and Marathon Gold and those persons are located outside the United States. As a result, it may be difficult or impossible for U.S. securityholders to effect service of process within the United States upon Marathon or Marathon Gold, their respective officers or directors or the experts named herein, or to realize against them upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States. In addition, U.S. securityholders should not assume that the courts of Canada: (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States.

Marathon’s financial statements incorporated by reference herein have been prepared in accordance with Canadian GAAP, and are subject to auditing and auditor independence standards in Canada, and thus may not be comparable to financial statements of United States companies.

The U.S. Securities Act imposes restrictions on the resale of securities received pursuant to the Arrangement by persons who will be “affiliates” of Stillwater or Marathon Gold, as applicable, after the Effective Time or who have been affiliates of Stillwater or Marathon Gold, as applicable, within 90 days before the Effective Time. See “The Transaction – United States Securities Laws Considerations” in this Circular.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements, other than statements of historical fact, contained or incorporated by reference in this Circular, including any information as to the future financial or operating performance of Marathon, Stillwater and Marathon Gold, constitute “forward-looking statements” within the meaning of certain securities laws, including the “safe harbour” provisions of the Securities Act (Ontario) and the United States Private Securities Litigation Reform Act of 1995 and are based on expectations, estimates and projections as of the date of this Circular.

Forward-looking statements include, without limitation, statements with respect to the future price of platinum, palladium, copper and other metals, the estimation of mineral reserves and resources, the realization of mineral reserve and resource estimates, the timing and amount of estimated future production, costs of production, expected capital expenditures, costs and timing of the development of new deposits, success of exploration activities, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims, aboriginal disputes or claims, limitations on insurance coverage and matters related to the completion of the Transaction.

The words “plans,” “expects” or “does not expect,” “is expected,” “budget,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases or statements that certain actions, events or results “may,” “could,” “would,” “might,” or “will be taken,” “occur” or “be achieved” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Marathon and Stillwater as of the date of this Circular, are inherently subject to significant business, economic and competitive uncertainties and contingencies.

Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements. Such factors include, but are not limited to: actual results of exploration activities; actual results of reclamation activities; estimation or realization of mineral reserves and resources; timing and amount of estimated future production; costs of production; capital expenditures; costs and timing of the development of new deposits; requirements for additional capital; future prices of metal; possible variations in ore grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities; hedging practices; title disputes; claims limitations on insurance coverage; the timing and possible outcome of pending litigation and the possibility of new litigation; risks associated with international operations; risks related to joint venture operations or other material customer or supply agreements; risks related to the integration of acquisitions; fluctuations in the currency markets; fluctuations in the spot and forward price of platinum, palladium, copper or certain other commodities; changes in national and local government legislation, taxation, controls, regulations and political or economic developments in Canada, the United States or other countries in which Marathon, Stillwater or Marathon Gold carries on or may carry on business in the future; operating or technical difficulties in connection with mining or development activities; the speculative nature of mineral exploration and development, including the risks of obtaining necessary licences and permits; diminishing quantities or grades of reserves; and shortages of required supplies and materials. In addition, there are risks and hazards associated with the business of precious metal exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected geologic formations, pressures, cave-ins, flooding (and the risk of inadequate insurance, or inability to obtain insurance, to cover these risks) as well as those factors discussed under the heading “Narrative Description of the Business – Risk Factors” in Marathon’s Annual Information Form for the year ended December 31, 2009 and in this Circular under the heading “Risk Factors” and at Appendix “B” – Information Concerning Stillwater and Appendix “C” – Information Concerning Marathon Gold. There are also certain risks related to the consummation of the Transaction and the business and operations of Marathon including, but not limited to, the risk that the businesses of Marathon and Stillwater may not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the risk that the expected combination benefits may not be fully realized or not realized within the expected time frame; risks associated with realizing the increased earnings and enhanced growth opportunities currently anticipated for Stillwater in the future; risks associated with meeting key production and cost estimates by Stillwater; construction and technological risks related to Stillwater; capital requirements and operating risks associated with the expanded operations of Stillwater; the market price of the shares of Stillwater and Marathon Gold; and other risks discussed in this Circular.

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These risk factors are not intended to represent a complete list of the risk factors that could affect Marathon, Stillwater or Marathon Gold. Although Marathon has attempted to identify in this Circular important factors that could cause actual events or results to differ materially from those described in forward-looking statements in this Circular and the documents incorporated by reference herein, there may be other factors that cause events or results not to be as anticipated, estimated or intended. There can be no assurance that the forward-looking statements in this Circular and the documents incorporated by reference herein will prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements in this Circular, nor in the documents incorporated by reference herein. All of the forward-looking statements made in this Circular are qualified by these cautionary statements.

Certain of the forward-looking statements and other information contained in this Circular or in the documents incorporated by reference herein concerning the mining industry and Marathon and Stillwater’s general expectations concerning the mining industry are based on estimates prepared by Marathon or Stillwater using data from publicly available industry sources as well as from market research and industry analysis and on assumptions based on data and knowledge of this industry which Marathon or Stillwater believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, these data are inherently imprecise. While neither Marathon nor Stillwater is aware of any misstatement regarding any industry data presented herein, the mining industry involves risks and uncertainties that are subject to change based on various factors.

Each of Marathon, Marathon Gold and Stillwater disclaims any intention or obligation to update or revise any of the forward-looking statements in this Circular or incorporated by reference herein, whether as a result of new information, future events or otherwise, or to explain any material difference between subsequent actual events and such forward-looking statements, except to the extent required by applicable law.

See “Information Concerning Stillwater” and “Information Concerning Marathon Gold”, attached as Appendix “B” and Appendix “C” respectively to this Circular.

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REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

Unless otherwise indicated, all references to “U.S.$” or “U.S. dollars” in this Circular refer to United States dollars and all references to “Cdn.$” or “Canadian dollars” in this Circular refer to Canadian dollars. Marathon’s financial statements incorporated by reference herein are reported in Canadian dollars and are prepared in accordance with Canadian GAAP. Stillwater’s financial statements, including those attached hereto at Appendix “E” – Stillwater Financial Statements, are reported in U.S. dollars and prepared in accordance with U.S. GAAP.

On September 3, 2010, the last trading day before the announcement of the Transaction, the exchange rate for one U.S. dollar expressed in Canadian dollars, based on the noon buying rates provided by the Bank of Canada, was Cdn.$1.0411.

On October 14, 2010, the exchange rate for one U.S. dollar expressed in Canadian dollars, based upon the noon buying rates provided by the Bank of Canada, was Cdn.$1.0036.

INFORMATION CONTAINED IN THIS CIRCULAR

The information contained in this Circular is given as at October 14, 2010, except where otherwise noted and except that information in documents incorporated by reference is given as of the dates noted therein.

No person has been authorized to give any information or to make any representation in connection with the Transaction and other matters described herein other than those contained in this Circular and, if given or made, any such information or representation should be considered not to have been authorized by Marathon.

This Circular does not constitute the solicitation of an offer to purchase any securities or the solicitation of a proxy by any person in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation.

Information contained in this Circular should not be construed as legal, tax or financial advice and Marathon Shareholders are urged to consult their own professional advisors in connection therewith.

INFORMATION PERTAINING TO STILLWATER

Certain information pertaining to Stillwater, including forward-looking statements contained herein, has been provided by Stillwater or is based on publicly available documents and records on file with the SEC and other public sources. Although Marathon does not have any knowledge that would indicate that any such information is untrue or incomplete, Marathon assumes no responsibility for the accuracy or completeness of such information, nor for the failure by such other persons to disclose events which may have occurred or which may affect the completeness or accuracy of such information but which is unknown to Marathon.

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SUMMARY

    The following information is a summary of the contents of this Circular. This summary is provided for convenience only and the information contained in this summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial data and statements contained elsewhere in this Circular or incorporated by reference herein. Capitalized terms in this summary have the meaning set out in the Glossary of Terms or as set out herein. The full text of the Arrangement Agreement is available on SEDAR at www.sedar.com under Marathon’s profile.

Date, Time and Place of Meeting	The Meeting will be held at the Toronto Board of Trade, 100 King Street West, First Canadian Place, Toronto, Ontario, Canada on Monday, November 15, 2010 at 9:30 am (Toronto time).

The Record Date	The Record Date for determining the Marathon Shareholders entitled to receive notice of and to vote at the Meeting is as of the close of business on October 12, 2010.

Purpose of the Meeting
At the Meeting, Marathon Shareholders will be asked to consider and, if deemed advisable, to pass, with or without variation, the Special Resolution.

The approval of the Special Resolution will require the affirmative vote of two-thirds of the votes cast by Marathon Shareholders present in person or by proxy at the Meeting.

The Transaction
The purpose of the Arrangement is to effect the acquisition by AcquireCo of all of the outstanding Marathon Shares. If the Special Resolution is approved by the affirmative vote of two-thirds of the votes cast by Marathon Shareholders present in person or by proxy at the Meeting and all other conditions to the closing of the Arrangement are satisfied or waived, the Arrangement will be implemented by way of a court-approved plan of arrangement under the CBCA. As a result of the Arrangement, each Marathon Shareholder (other than Stillwater and its affiliates and associates and Dissenting Shareholders) will receive the Offered Consideration for each Marathon Share held. Marathon Options will be exchanged for Stillwater Replacement Options. Marathon Warrants will remain outstanding in accordance with their terms.

On completion of the Transaction, based on the current outstanding Marathon Shares, Marathon Shareholders will hold approximately 3.8% of the total outstanding Stillwater Shares and Marathon will become a wholly owned subsidiary of AcquireCo. Marathon Shareholders will own 100% of Marathon Gold upon completion of the Transaction.

See “The Transaction – The Arrangement” in this Circular.

Recommendation of the Special Committee
The Marathon Board established the Special Committee to, among other things, review and consider the Transaction. On behalf of Marathon, the Special Committee retained Haywood Securities Inc. to act as its financial advisor. Haywood Securities Inc. has given an opinion to the effect that as of the date thereof, and based upon and subject to the scope of the review, analysis undertaken and various assumptions, limitations and qualifications set forth in its opinion, the Offered Consideration to be received by the Marathon Shareholders (other than Stillwater and its affiliates and associates) pursuant to the Arrangement is fair, from a financial point of view. The Special Committee, having taken into account the fairness opinion of Haywood Securities Inc. and such other matters as it considered relevant, has unanimously determined that the offered consideration under the Transaction is fair to Marathon Shareholders and that the Transaction is in the best interests of Marathon. Accordingly, the Special Committee unanimously recommended that the Marathon Board approve the Transaction and recommend that the Marathon Shareholders vote FOR the Special Resolution.

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Recommendation of the Marathon Board
After careful consideration, the Marathon Board has unanimously determined that the Offered Consideration for each Marathon Share held is fair to Marathon Shareholders and that the Transaction is in the best interests of Marathon. Accordingly, the Marathon Board unanimously recommends that Marathon Shareholders vote FOR the Special Resolution.

Reasons for the Transaction
In the course of their evaluation of the Transaction, the Special Committee and the Marathon Board consulted with senior management, legal counsel, and Haywood Securities Inc., performed extensive financial, technical and legal due diligence with the help of its advisors, and considered a number of factors including, among others, the following:

●
Significant Premium to Marathon Shareholders. The total consideration payable by Stillwater represents an 89% premium to Marathon Shareholders over the closing price of Marathon Shares on September 3, 2010, the last trading day prior to the public announcement of the Agreement, without taking into account the value of the Marathon Gold shares.

●
Continued Participation by Marathon Shareholders in the Marathon PGM- Copper Project through Stillwater and continued participation in Marathon’s exploration projects through Marathon Gold. Marathon Shareholders, through their ownership of Stillwater Shares, will continue to participate in any value increases associated with the development and operation of the Marathon PGM Copper Project. In addition, through their equity holding in Marathon Gold resulting from the Arrangement, Marathon Shareholders will continue to participate in the exploration upside associated with the Marathon Gold Properties, including the Valentine Lake Project.

●
State of Debt and Equity Markets. The Special Committee and the Marathon Board considered the state of debt and equity markets, the difficulty of being able to raise the debt and equity needed to continue the development of the Marathon PGM- Copper Project, and the likelihood and effect of having to scale back and/or delay the development of the Marathon PGM Copper Project absent the Transaction.

●
Fairness Opinion. The Special Committee and the Marathon Board considered the Fairness Opinion to the effect that, as of the date thereof, and subject to the analyses, assumptions, qualifications and limitations set forth in the Fairness Opinion, the consideration to be received pursuant to the Arrangement by Marathon Shareholders, other than Stillwater and its affiliates and associates, is fair from a financial point of view.

●
The Terms of the Arrangement Agreement. Under the Arrangement Agreement, the Marathon Board remains able to respond, in accordance with its fiduciary duties, to unsolicited proposals that are more favourable to Marathon Shareholders than the Arrangement.

●
Private Placement Financing. Stillwater subscribed for 974,026 Marathon Shares at a subscription price of Cdn.$3.08 per share for aggregate gross proceeds to Marathon of Cdn.$3 million which was not conditional upon completion of the Arrangement.

●
Support Agreements. The directors and officers of Marathon, who in total held approximately 3.5% of the outstanding Marathon Shares (on a non-diluted basis) as at September 7, 2010, have entered into support agreements with Stillwater pursuant to which they will vote in favour of the Arrangement.

●
Dissent Rights. Registered Marathon Shareholders who oppose the Arrangement may, upon compliance with certain conditions, exercise their Dissent Rights and receive the fair value of their Marathon Shares in accordance with the Plan of Arrangement.

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●
Approval Thresholds. The Marathon Board considered the fact that the Special Resolution must be approved by two-thirds of the votes cast in person or by proxy at the Meeting to be protective of the rights of Marathon Shareholders. The Arrangement must also be approved by the Court, which will consider the fairness of the Arrangement to all Marathon securityholders.

See “The Transaction – Reasons for the Transaction”.

Support Agreements
The directors and executive officers have entered into Support Agreements with Stillwater pursuant to which they have agreed, on and subject to the terms thereof, among other things, to vote in favour of the Special Resolution. As of October 14, 2010, these directors and officers held 1,861,200 Marathon Shares, representing approximately 5.4% of the issued Marathon Shares on such date.

Fairness Opinion of Haywood Securities Inc.
As at the date of the Fairness Opinion and subject to the scope of the review, analysis undertaken and various assumptions, limitations and qualifications set forth in the Fairness Opinion, Haywood Securities Inc. has delivered its opinion that the consideration to be received pursuant to the Arrangement by Marathon Shareholders, other than Stillwater and its affiliates and associates, is fair from a financial point of view.

See “The Transaction – Fairness Opinion of Haywood Securities Inc.” in this Circular and the full text of the Fairness Opinion describing the assumptions made, procedures followed, information reviewed, matters considered and limitations on the review undertaken by Haywood Securities Inc. which is attached as Appendix “G” to this Circular. Marathon Shareholders are encouraged to read the Fairness Opinion carefully in its entirety.

Marathon Gold
Marathon Gold’s principal business, subsequent to the completion of the Transaction, will be the investigation, acquisition, exploration, development and ultimately operation of resource properties, primarily precious metals. Marathon Gold’s principal exploration activities after the Transaction will be focused on the Valentine Lake Project located in the Province of Newfoundland and Labrador in eastern Canada.

See “Information Concerning Marathon Gold” attached as Appendix “C” to this Circular.

Conditions to Completion of the Transaction
The implementation of the Transaction is subject to a number of conditions being satisfied or waived by one or more of Marathon, Stillwater or Marathon Gold at or prior to the Effective Time, including the following:

	●	the approval of the Special Resolution by the affirmative vote of two-thirds of the votes cast by Marathon Shareholders present in person or by proxy at the Meeting;

	●	receipt of the Final Order;

	●	compliance in all material respects by Marathon, Stillwater and Marathon Gold with all covenants required to be performed under the Arrangement Agreement;

	●	the representations and warranties of Marathon, Stillwater and Marathon Gold contained in the Arrangement Agreement being true and correct as of the Effective Time;

	●	Dissent Rights not having been exercised in respect of more than 5% of the Marathon Shares;

	●	the Pre-Acquisition Reorganization transactions having been completed;

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● the TSX having conditionally approved the listing of Marathon Gold effective upon completion of the Transaction; and

● the NYSE having approved, subject to official notice of issuance, the listing thereon of the Stillwater Shares to be issued pursuant to the Arrangement.

See “The Arrangement Agreement – Conditions Precedent to the Arrangement” in this Circular.

No Solicitation/Superior Proposal
In the Arrangement Agreement, Marathon and Marathon Gold have agreed that they will not, directly or indirectly, solicit or participate in any discussions or negotiations regarding an Acquisition Proposal or potential Acquisition Proposal except under certain conditions. Stillwater is entitled to a five Business Day period within which to exercise a right to offer to amend the terms of the Arrangement Agreement. Stillwater will be entitled to the Termination Fee if Marathon terminates the Arrangement Agreement in order to enter into a definitive written agreement with respect to a Superior Proposal.

See “The Arrangement Agreement – No Solicitation”, “The Arrangement Agreement – Superior Proposals” and “The Arrangement Agreement – Termination Fee” in this Circular.

Termination of Arrangement Agreement
Marathon, Marathon Gold and Stillwater may agree in writing to terminate the Arrangement Agreement and abandon the Transaction at any time prior to the Effective Time. In addition, Marathon, Marathon Gold or Stillwater may terminate the Arrangement Agreement and abandon the Transaction at any time prior to the Effective Date if certain specific events occur.

See “The Arrangement Agreement – Termination of the Arrangement Agreement” in this Circular.

Termination Fee	The Arrangement Agreement provides that Marathon will pay to Stillwater a Termination Fee of Cdn.$3 million if the Arrangement Agreement is terminated in certain circumstances.

See “The Arrangement Agreement – Termination Fee” in this Circular.

Stillwater Subscription for Marathon Shares; Retained Interest in Marathon Gold
In accordance with the Arrangement Agreement, on September 15, 2010 Stillwater subscribed for 974,026 Marathon Shares at a subscription price of Cdn.$3.08 per share for aggregate gross proceeds to Marathon of Cdn.$3 million. These funds provide additional liquidity to Marathon to fund its ongoing operations and will be used for general working capital purposes prior to closing of the Transaction.

Upon completion of the Transaction, Stillwater will hold an equity interest in Marathon Gold as a result of the initial distribution of Marathon Gold Shares to Marathon Shareholders. In addition, Stillwater has been granted an option, exercisable concurrent with an initial equity offering by Marathon Gold undertaken following the Effective Date, to purchase from Marathon Gold (at the offering price per Marathon Gold Share under such equity offering) that number of Marathon Gold Shares as will provide Stillwater with a 15% ownership interest in Marathon Gold following the completion of such offering.

Exchange of Marathon Share Certificates and Treatment of Fractional Consideration
A letter of transmittal is enclosed with this Circular for use by Marathon Shareholders for the purpose of the surrender of Marathon share certificates. The details for the surrender of share certificates to the Depositary and the addresses of the Depositary are set out in the letter of transmittal. Provided that a Registered Shareholder has delivered and surrendered to the Depositary all share certificates, together with a letter of transmittal properly completed and executed in accordance with the instructions of such letter of transmittal, and any additional documents as the Depositary may reasonably require, the Marathon Shareholder will be entitled to receive, and Stillwater, AcquireCo and Marathon Gold will cause the Depositary to deliver, to the Marathon Shareholder a cheque representing the Cash Consideration payable, and certificates representing the number of Stillwater Shares and Marathon Gold Shares, respectively, issuable or deliverable, to such holder pursuant to the Arrangement in respect of the exchange of Marathon Shares.

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No fractional Stillwater Shares or Marathon Gold Shares will be issued to Marathon Shareholders. If a Marathon Shareholder is entitled to a fractional share of either Stillwater or Marathon Gold, the number of Stillwater Shares or Marathon Gold Shares to be issued to that Marathon Shareholder will be rounded down to the nearest whole share and no compensation will be paid in respect of such fractional share. If the aggregate Cash Consideration payable to a Marathon Shareholder results in a fraction of a cent, it will be rounded up to the next whole cent.

See “The Transaction – The Arrangement” in this Circular.

Rights of Dissent
Registered Shareholders are entitled to dissent from the Special Resolution in the manner provided in section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement. A Registered Shareholder who wishes to dissent must ensure that a Dissent Notice is received by Marathon, Attention: President, at its registered office located at 330 Bay Street, Suite 1505, Toronto, Ontario, M5H 2S8 at or prior to than 5:00 p.m. (Toronto Time) on the business day prior to the date of the Meeting (or any adjournment or postponement of the Meeting).

See “The Transaction – Dissenting Holders’ Rights” in this Circular.

Income Tax Considerations
Marathon Shareholders should carefully review the tax considerations described in this Circular and are urged to consult their own tax advisors in regard to their particular circumstances. See “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations” in this Circular, for discussions of certain Canadian federal income tax considerations and certain United States income tax considerations.

Risk Factors	There are risks associated with the completion of the Transaction.

Some of these risks include: (i) the Arrangement Agreement may be terminated by Marathon or Stillwater in certain circumstances, in which case the market price for Marathon Shares may be adversely affected; (ii) as Marathon Shareholders will receive Stillwater Shares based on a fixed exchange ratio, Stillwater Shares received by Marathon Shareholders under the Transaction may have a lower market value than expected; (iii) the closing of the Transaction is conditional on, among other things, the receipt of consents and approvals from regulatory authorities that could delay or impede completion of the Transaction; and (iv) the issue of Stillwater Shares under the Transaction and their subsequent sale may cause the market price of Stillwater Shares to decline.

See “Risk Factors” in this Circular.

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MARATHON PGM CORPORATION
330 Bay Street
Suite 1505
Toronto, Ontario
M5H 2S8

INFORMATION CONCERNING THE MEETING

Purpose of the Meeting

At the Meeting, Marathon Shareholders will be asked to consider and, if deemed advisable, to pass, with or without variation, the Special Resolution. The approval of the Special Resolution will require the affirmative vote of two-thirds of the votes cast by Marathon Shareholders present in person or by proxy at the Meeting.

Date, Time and Place of the Meeting

The Meeting will be held at the Toronto Board of Trade, First Canadian Place, Toronto, Ontario, Canada on November 15, 2010 at 9:30 am (Toronto time).

Record Date

The record date for determining persons entitled to receive notice of and vote at the Meeting is October 12, 2010. Shareholders of record as at the close of business on October 12, 2010 will be entitled to attend and vote at the Meeting, or any adjournment or postponement thereof, in the manner and subject to the procedures described in this Circular.

Solicitation of Proxies

This Circular is being furnished in connection with the solicitation of proxies by or on behalf of management of Marathon for use at the Meeting (or any adjournment or postponement thereof) to be held at the time and place and for the purposes set out in the accompanying Notice of Meeting. While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally, by telephone or other electronic means by officers and directors of Marathon (for no additional compensation). All costs incurred in connection with the preparation and mailing of this Circular and the accompanying form of proxy and letter of transmittal, as well as the costs of solicitation of proxies, will be borne by Marathon. In accordance with the Arrangement Agreement, Marathon has retained Kingsdale Shareholder Services Inc. (“Kingsdale”) to solicit proxies from Marathon Shareholders. Kingsdale will receive a proxy solicitation program management fee of approximately Cdn.$40,000 and reimbursement of disbursements related to the solicitation.

Appointment of Proxyholders

The persons named in the accompanying form of proxy are Phillip C. Walford and James Kirke, each of whom is a member of management of Marathon. Each Marathon Shareholder has the right to appoint a person or company, other than the persons named in the enclosed form of proxy, who need not be a Marathon Shareholder, to attend and act for and on behalf of the Marathon Shareholder at the Meeting. This right may be exercised by inserting such person’s name in the blank space provided in the accompanying form of proxy or by completing another proper form of proxy. A proxy that is in writing, must be dated the date on which it is executed, must be executed by the Marathon Shareholder or his or her attorney authorized in writing or, if the Marathon Shareholder is a corporation, by a duly authorized officer or attorney of that corporation and, if the proxy is to apply to less than all the Marathon Shares registered in the name of the Marathon Shareholder, must specify the number of Marathon Shares to which it is to apply.

Voting by Proxyholder

The Marathon Shares represented by a properly executed proxy will be voted for or against all matters to be voted on at the Meeting in accordance with the instructions of the Registered Shareholder on any vote that may be called for.

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In the absence of any instructions to the contrary, the Marathon Shares represented by proxies received by management will be voted FOR the approval of the Special Resolution.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to the matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the date of this Circular, management of Marathon knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice of Meeting. If any other matters do properly come before the Meeting, it is intended that the person appointed as proxy shall vote on such other business in such manner as that person then considers to be proper.

Registered Shareholders

Registered Shareholders may wish to vote by proxy whether or not they attend the Meeting in person. Registered Shareholders who choose to submit a proxy may do so by completing, dating and signing the enclosed proxy and returning it to the Transfer Agent by fax from within North America at 1-866-781-3111, or from outside North America at 1-416-368-2502, by hand to CIBC Mellon Trust Company at 320 Bay Street, Banking Hall Level, Toronto, Ontario, M6H 4A6, or by mail to CIBC Mellon Trust Company, Proxy Department, PO box 721, Agincourt, Ontario, M1S 0A1, in all cases ensuring that the proxy is received by 9:30 a.m. (Toronto time) on November 11, 2010 or at least 48 hours (excluding Saturdays, Sundays and holidays) before the time to which the Meeting is adjourned or postponed. Failure to complete or deposit a proxy properly may result in its invalidation. The time limit for the deposit of proxies may be waived by the Marathon Board at its discretion.

Beneficial Shareholders

Only Registered Shareholders or the persons they appoint as their proxies are permitted to vote at the Meeting. However, in many cases, Marathon Shares beneficially owned by a person (a “Non-Registered Holder”) are registered either (a) in the name of an Intermediary that the Non-Registered Holder deals with in respect of the shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered registered retirement savings plans, registered retirement income funds, registered education savings plans and similar plans), or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant. In accordance with the requirements of National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer, Marathon will be distributing copies of the Notice of Meeting, this Circular, the form of proxy (or voting information form) and the letter of transmittal (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive the Meeting Materials will either:

(a)
be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise not completed. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Holder when submitting the proxy. In this case, the Non-Registered Holder who wishes to submit a proxy should otherwise properly complete the form of proxy and deliver it to the Transfer Agent as set out above; or

(b)
more typically, be given a form which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “voting information form”) which the Intermediary must follow.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the shares which they beneficially own. Should a Non-Registered Holder who receives either form of proxy wish to vote at the Meeting in person, the Non-Registered Holder should strike out the persons named in the form of proxy and insert the Non-Registered Holder’s name in the blank space provided. In either case, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the form of proxy or proxy authorization form is to be delivered.

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Revocation of Proxies

A Registered Shareholder executing a proxy has the power to revoke it as to any matter on which a vote shall not already have been cast:

(a)
by depositing an instrument in writing executed by such Marathon Shareholder or by such Marathon Shareholder’s attorney authorized in writing, or, if the Marathon Shareholder is a corporation, by an officer or attorney thereof duly authorized indicating the capacity under which such officer or attorney is signing:

(i)
at the registered office of Marathon located at 330 Bay Street, Suite 1505, Toronto, Ontario M5H 2S8, Attention: President, until 2:00 pm (Toronto time) on the last business day preceding the day of the Meeting, or any adjournments or postponements thereof, or

(ii)	with the Chairman of the Meeting on the day of the Meeting, or any adjournment or postponement thereof; or

(b)	in any other manner permitted by law.

A Non-Registered Holder should contact his or her Intermediary and carefully follow the instructions provided by the Intermediary in order to revoke a voting information form (or a proxy).

Marathon Shares Outstanding and Principal Holders of Marathon Shares

As of the Record Date, 34,621,206 Marathon Shares were issued and outstanding. Each Marathon Shareholder is entitled to one vote per Marathon Share held on all matters to come before the Meeting, including the Special Resolution. Marathon Shares are the only securities of Marathon which have voting rights at the Meeting.

To the knowledge of the directors and senior officers of Marathon, no person or company beneficially owns, or controls, or directs, directly or indirectly, 10% or more of any class of voting securities of Marathon, except as described below.

On January 18, 2008 The Dromore Investment Company, Limited, 117902 Canada Inc., W. A. Investments Ltd., Smith Vincent & Co. Ltd., Forfuture Limited, Martha Vincent, G. Mark Curry and The Murphy Foundation Incorporation (collectively, the “Vincent/Curry Shareholders”) filed a press release and early warning report indicating that they were related holding companies, individuals and trusts that are all related to the Vincent and/or Curry families of Toronto who may be considered to act “jointly or in concert” for purposes of Canadian securities legislation, and that they then owned an aggregate of 4,329,380 Marathon Shares. Smith Vincent & Co. Ltd. has recently advised Marathon that the Vincent/Curry Shareholders now own an aggregate of 3,966,880 Marathon Shares representing approximately 11.46% of the issued and outstanding Marathon Shares.

As of the Record Date, the directors and senior officers of Marathon, as a group, owned beneficially, directly or indirectly, or exercised control or direction over, 2,161,200 Marathon Shares, representing approximately 6.2% of the outstanding Marathon Shares, including the voting rights attributable to 300,000 Marathon Shares owned by Benton Resources Ltd.

A quorum will be present at the Meeting if there are at least two persons present, each of whom is either a registered Marathon Shareholder entitled to attend and vote at the Meeting or the proxyholder of a registered Marathon Shareholder appointed by means of a valid proxy.

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THE TRANSACTION

If approved by the Court, the Transaction will be carried out pursuant to the Arrangement Agreement, the Plan of Arrangement and related documents. A summary of the principal terms of the Arrangement Agreement and the Plan of Arrangement is provided in this section. This summary does not purport to be complete and is qualified in its entirety by reference to the Arrangement Agreement which is available on SEDAR at www.sedar.com and the Plan of Arrangement, which is attached as Appendix “D” to this Circular. Capitalized terms have the meaning set out in the Glossary of Terms, or are otherwise defined herein.

Approval of Special Resolution

At the Meeting, Marathon Shareholders will be asked to approve the Special Resolution, in the form set out in Appendix “A” attached to this Circular. The approval of the Special Resolution will require the affirmative vote of two-thirds of the votes cast by Marathon Shareholders present in person or by proxy at the Meeting.

Background to the Transaction

Between April 2008 and August 2010, the Marathon Board explored a variety of financing, joint venture and other strategic alternatives aimed principally at securing funding for the further advancement of the Marathon PGM-Copper Project. During this time, financial advisors were periodically engaged by the Marathon Board to solicit interest from and liaise with third parties, assist in structuring and valuing potential transactions, and perform due diligence.

On April 16, 2008, a confidentiality agreement between Marathon and Stillwater was first entered into, however the parties did not pursue a transaction at that time. In May 2010, representatives of Stillwater and Marathon commenced discussions again concerning a potential business combination transaction. A confidentiality agreement was entered into as of May 6, 2010. Discussions ensued and the parties, with the assistance of their respective advisors, commenced negotiations regarding the proposed structure, value and other essential terms of a potential merger transaction and performed extensive financial, legal and technical due diligence.

On August 14, 2010, Stillwater provided Marathon with a preliminary draft letter of intent contemplating, among other things, (i) the spin-out by Marathon to Marathon Gold of Cdn.$6 million in cash, the Valentine Lake Project, and certain other mineral property interests, and (ii) the subsequent acquisition by Stillwater of all of the outstanding Marathon Shares by way of a plan of arrangement. The proposed consideration was not specified by Stillwater at this point.

On August 16, 2010, a revised draft letter of intent was presented to Marathon by Stillwater and included some additional terms and conditions, but did not include the proposed consideration.

A conference call was held on August 17, 2010 among representatives of Stillwater and Marathon and their respective legal counsel during which the proposed deal terms were discussed in detail.

The Marathon Board met on August 19, 2010 to discuss the Stillwater proposal and received a legal memorandum and presentation from Fogler, Rubinoff LLP with respect to directors’ duties in the context of a potential change of control transaction. The Marathon Board determined it was appropriate to appoint a Special Committee comprised of the three independent directors. The Special Committee recommended that Marathon continue discussing a potential business combination with Stillwater based on the proposed terms, noting that the offered consideration and corresponding exchange ratios were key unsettled points. The Special Committee was authorized to retain a financial advisor to assist it in determining the fairness of the transaction, from a financial point of view, to the Marathon Shareholders.

On August 20, 2010, Stillwater provided Marathon with a preliminary draft of a definitive arrangement agreement which specified the proposed structure and terms and conditions as had previously been discussed.

On August 21, 2010, Marathon decided to suspend negotiations in light of their inability to reach consensus on the offered consideration and corresponding exchange ratios. On August 24, 2010, the parties agreed to resume discussions.

A conference call was held on August 25, 2010 among representatives of Stillwater and Marathon and their respective legal counsel during which the proposed deal structure was discussed.

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On August 31, 2010 a revised draft definitive agreement was circulated reflecting mutually acceptable consideration.

A conference call was held on September 2, 2010 among representatives of Stillwater and Marathon and their respective legal counsel during which the remaining outstanding issues were discussed. Later that day, a revised draft definitive arrangement agreement, in substantially final form, was circulated.

On September 1, 2010, the Special Committee, on behalf of the Marathon Board, retained Haywood Securities Inc. to deliver a fairness opinion and provide financial advisory services to Marathon with respect to the Transaction. On September 3, 2010, Haywood Securities Inc. provided its written opinion to the effect that the consideration to be received pursuant to the Arrangement by Marathon Shareholders, other than Stillwater and its affiliates and associates, was fair from a financial point of view.

On September 5, 2010, the Special Committee convened to consider the draft form of the Arrangement Agreement and related documents. Haywood Securities Inc. made its presentation as to the fairness of the consideration to be received pursuant to the Arrangement. The rest of the members of the Board were present during such presentation. The Special Committee determined that it would wait to receive what was expected to be the final form of the Arrangement Agreement and reconvene the next day.

On September 6, 2010, the Special Committee reconvened to consider the final form of the Arrangement Agreement. Based in part on the Fairness Opinion which was amended and updated on September 6, 2010, the Special Committee resolved to recommend to the Marathon Board that it approve the Arrangement, the Arrangement Agreement, and related documents. The Marathon Board met later on the same day when they approved the Arrangement and the Arrangement Agreement, and resolved to recommend that Marathon Shareholders vote in favour of the Arrangement.

Between August 19, 2010 and September 6, 2010, the Special Committee met on five separate occasions to receive periodic updates on discussions with Stillwater. The Special Committee also received periodic progress reports from management of Marathon. The Special Committee continued to review and receive information in regards to the Stillwater proposal until a final decision was made to enter into the Arrangement Agreement on September 6, 2010.

The Arrangement Agreement was executed on the morning of September 7, 2010, at which time a press release was issued announcing the Transaction.

Reasons for the Transaction

In the course of evaluating the Transaction, the Special Committee and the Marathon Board consulted with senior management, legal counsel, and Haywood Securities Inc., performed extensive financial, legal and technical due diligence with the assistance of its advisors, and considered a number of factors including, among others, the following:

●
Significant Premium to Marathon Shareholders. The total consideration payable by Stillwater represents an 89% premium to Marathon Shareholders over the closing price of Marathon Shares on September 3, 2010, the last trading day prior to the public announcement of the Agreement, without taking into account the value of the Marathon Gold shares.

●
Continued Participation by Marathon Shareholders in the Marathon PGM-Copper Project through Stillwater and continued participation in Marathon’s exploration projects through Marathon Gold. Marathon Shareholders, through their ownership of Stillwater Shares, will continue to participate in any value increases associated with the development and operation of the Marathon PGM-Copper Project. In addition, through their equity holding in Marathon Gold resulting from the Arrangement, Marathon Shareholders will continue to participate in the exploration upside associated with the Marathon Gold Properties, including the Valentine Lake Project.

●
State of Debt and Equity Markets. The Special Committee and the Marathon Board considered the state of debt and equity markets, the difficulty of being able to raise the debt and equity needed to continue the development of the Marathon PGM-Copper Project, and the likelihood and effect of having to scale back and/or delay the development of the Marathon PGM-Copper Project absent the Transaction.

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●
Fairness Opinion. The Special Committee and the Marathon Board considered the Fairness Opinion to the effect that, as of the date thereof, and subject to the analyses, assumptions, qualifications and limitations set forth in the Fairness Opinion, the consideration to be received pursuant to the Arrangement by Marathon Shareholders, other than Stillwater and its affiliates and associates, was fair from a financial point of view.

●
The Terms of the Arrangement Agreement. Under the Arrangement Agreement, the Marathon Board remains able to respond, in accordance with its fiduciary duties, to unsolicited proposals that are more favourable to Marathon Shareholders than the Arrangement.

●
Private Placement Financing. Stillwater subscribed for 974,026 Marathon Shares at a subscription price of Cdn.$3.08 per share for aggregate gross proceeds to Marathon of Cdn.$3 million which was not conditional upon completion of the Arrangement.

●
Support Agreements. The directors and officers of Marathon, who in total held approximately 3.5% of the outstanding Marathon Shares (on a non-diluted basis) as at September 7, 2010, have entered into Support Agreements with Stillwater pursuant to which they will vote in favour of the Arrangement.

●
Dissent Rights. Registered Marathon Shareholders who oppose the Arrangement may, upon compliance with certain conditions, exercise their Dissent Rights and receive the fair value of their Marathon Shares in accordance with the Plan of Arrangement.

●
Approval Thresholds. The Marathon Board considered the fact that the Special Resolution must be approved by two-thirds of the votes cast in person or by proxy at the Meeting to be protective of the rights of Marathon Shareholders. The Arrangement must also be approved by the Court, which will consider the fairness of the Arrangement to all Marathon securityholders.

In the course of their deliberations, the Special Committee and the Marathon Board also identified and considered a variety of risks, including, but not limited to:

●
as Marathon Shareholders will receive Stillwater Shares based on the fixed Exchange Ratio, Stillwater Shares received by Marathon Shareholders under the Arrangement may have a market value lower than expected; and

●
the risks to Marathon if the Arrangement is not completed, including the costs to Marathon in pursuing the Arrangement and the diversion of management’s attention away from the conduct of Marathon’s business, and in particular the financing and development of the Marathon PGM-Copper Project.

The foregoing summary of the information and factors considered by the Special Committee and the Marathon Board is not, and is not intended to be, exhaustive. In view of the variety of factors and the amount of information considered in connection with its evaluation of the Arrangement, the Special Committee and the Marathon Board did not find it practical to, and did not, quantify or otherwise attempt to assign any relative weight to each specific factor considered in reaching its conclusion and recommendation. The Special Committee’s and the Marathon Board’s recommendations were made after consideration of all of the above-noted factors and in light of the Special Committee’s and the Marathon Board’s collective knowledge of the business, financial condition and prospects of Marathon, and were also based upon the advice of financial advisors and legal advisors to the Special Committee and the Marathon Board. In addition, individual members of the Special Committee and the Marathon Board may have assigned different weights to different factors.

Recommendation of the Special Committee

The Marathon Board established the Special Committee to, among other things, review and consider the Transaction. On behalf of Marathon, the Special Committee retained Haywood Securities Inc. to act as its financial advisor. Haywood Securities Inc. has given an opinion that, as at September 6, 2010, the consideration to be received pursuant to the Arrangement by the Marathon Shareholders, other than Stillwater and its affiliates or associates, is fair from a financial point of view. The Special Committee, having taken into account the Fairness Opinion and such other matters as it considered relevant, has unanimously determined that the offered consideration under the Transaction is fair to Marathon Shareholders and that the Transaction is in the best interests of Marathon. Accordingly, the Special Committee unanimously recommended that the Marathon Board approve the Transaction and recommend that the Marathon Shareholders vote FOR the Special Resolution.

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Recommendation of the Marathon Board

After careful consideration, the Marathon Board has unanimously determined that the offered consideration of Cdn.$1.775 in cash, 0.112 of a Stillwater Share and 0.5 of a Marathon Gold Share for each Marathon Share under the Transaction is fair to Marathon Shareholders and that the Transaction is in the best interests of Marathon. Accordingly, the Marathon Board unanimously recommends that Marathon Shareholders vote FOR the Special Resolution.

Fairness Opinion of Haywood Securities Inc.

On September 1, 2010, the Special Committee, on behalf of the Marathon Board, retained Haywood Securities Inc. to deliver a fairness opinion and provide financial advisory services to Marathon with respect to the Transaction.

On September 3, 2010, Haywood Securities Inc. delivered a written Fairness Opinion which was amended and updated on September 6, 2010, to the effect that, as of that date, and based upon and subject to the scope of the review, analysis undertaken and various assumptions, limitations and qualifications set forth in its opinion, the Consideration to be received pursuant to the Arrangement by the Marathon Shareholders, other than Stillwater and its affiliates and associates, is fair from a financial point of view. The full text of the Fairness Opinion describing the assumptions made, procedures followed, information reviewed, matters considered and limitations on the review undertaken by Haywood Securities Inc. is attached as Appendix “G” hereto and forms part of this Circular. Marathon Shareholders are encouraged to read the Fairness Opinion carefully in its entirety.

The Fairness Opinion addresses the fairness, from a financial point of view, of the consideration offered pursuant to the Arrangement to Marathon Shareholders and does not address any other aspect of the Arrangement or any related transaction, including any tax consequences of the Arrangement to Marathon or the Marathon Shareholders. The Fairness Opinion was provided for the exclusive use of the Marathon Board and may not be relied upon by any other person. The Fairness Opinion does not address the relative merits of the Arrangement or any related transaction as compared to other business strategies or transactions that might be available to Marathon or the underlying business decision of Marathon to effect the Arrangement or any related transaction. The Fairness Opinion does not constitute a recommendation to any Marathon Shareholder as to how such Marathon Shareholder should vote on the Special Resolution, or how to act with respect to any matters relating to the Arrangement.

The Fairness Opinion was rendered on the basis of the securities market, economic and general business and financial conditions prevailing as at September 6, 2010 and on information relating to the subject matter thereof as represented to Haywood Securities Inc. As set forth in the Fairness Opinion, Haywood Securities Inc. has relied upon, and assumed the completeness, accuracy and fair presentation of all financial information, business plans, forecasts, and other information, data, advice, opinions, and representations obtained by Haywood Securities Inc. from public sources or provided by or on behalf of Marathon. Haywood Securities Inc. was not asked to prepare, and has not prepared, a formal valuation of Marathon.

The Fairness Opinion and the financial analyses of Haywood Securities Inc. were only one of many factors considered by the Special Committee and the Marathon Board in their evaluation of the Arrangement and should not be viewed as determinative of the views of the Marathon Board or the Special Committee with respect to the Arrangement or the consideration provided for in the Arrangement.

Under the terms of Haywood Securities Inc.’s engagement, Marathon has agreed to pay Haywood Securities Inc. a fee for delivery of the Fairness Opinion. In addition, Marathon has agreed to reimburse Haywood Securities Inc. for its reasonable out-of-pocket expenses, and to indemnify Haywood Securities Inc. and related parties against liabilities relating to, or arising out of, its engagement.

Haywood Securities Inc. was retained as financial advisor of the Special Committee because it is one of Canada’s leading independent investment banking firms with expertise in corporate finance, equity sales and trading, and investment research. Haywood Securities has participated in a significant number of transactions involving mining and exploration companies and its investment banking professionals have extensive experience in preparing valuations.

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Support Agreements

Each of the directors and officers of Marathon have entered into a Support Agreement with Stillwater pursuant to which they have agreed, on and subject to the terms thereof, among other things, (i) to vote any Marathon Shares held as of the Record Date in favour of the Special Resolution, (ii) subject to certain exceptions, not to sell or transfer any of their Marathon Shares or other Marathon securities prior to the Effective Date, and (iii) not to exercise Dissent Rights in respect of the Transaction.

The Support Agreement may be terminated or extended by mutual agreement of the applicable Marathon Shareholder and Stillwater. Absent a mutual agreement to extend, the Support Agreement will automatically terminate on the Termination Deadline or in the event that the Arrangement Agreement is terminated by any party thereto in accordance with its terms.

The Arrangement

The following description is a summary of the Plan of Arrangement and is qualified in its entirety by reference to the full text of the Plan of Arrangement, which is attached as Appendix “D” to this Circular. At the Effective Time, the following transactions will occur and will be deemed to occur in the order set out in the Plan of Arrangement:

(a)	The holders of the Marathon Options will not be entitled to receive Marathon Shares upon exercise.

(b)	The Marathon Warrants, if outstanding immediately prior to the Effective Time, will remain outstanding in accordance with their terms.

(c)
Marathon will undergo a reorganization of capital within the meaning of section 86 of the Tax Act and taking place in the following order whereby (i) the Marathon Shares will be re-designated as class B shares (the “Class B Shares”) and an unlimited number of class A shares (the “Class A Shares”) will be created; (ii) each Class B Share, other than the Class B Shares held by a Dissenting Shareholder, will be exchanged by Marathon for one (1) Class A Share and 0.5 of a Marathon Gold Share; and (iii) the stated capital of Marathon for the outstanding Class A Shares will be an amount equal to the paid up capital (within the meaning of the Tax Act) of Marathon for the Class B Shares, less the paid up capital (within the meaning of the Tax Act) of Marathon that is attributable to each issued Class B Share held by Dissenting Shareholders described herein, and less the fair market value of the Marathon Gold Shares distributed to Marathon Shareholders.

(d)
Each Class B Share held by a Dissenting Shareholder will be acquired by AcquireCo in consideration for a debt claim against Stillwater to be paid the fair value of such Class B Shares pursuant to the Dissent Procedures.

(e)	All of the Class B Shares will be cancelled.

(f)
Each Class A Share (other than Class A Shares held by Stillwater and its associates and affiliates) will be transferred by the holder thereof to AcquireCo (free and clear of any liens, charges or encumbrances), and each Marathon Shareholder (other than Stillwater and its associates and affiliates and the Dissenting Shareholders) will be entitled to receive, in exchange therefor, the Cash Consideration and the Share Consideration.

(g)
Each Marathon Option outstanding immediately prior to the Effective Time, whether vested or not, shall be exchanged for a fully-vested Stillwater Replacement Option to acquire that number of Stillwater Shares equal to the product of (A) the number of Marathon Shares subject to the Marathon Option immediately before the Effective Time and (B) the Exchange Ratio. The exercise price per Stillwater Share subject to any Stillwater Replacement Option shall be equal to the quotient of (A) the exercise price per Marathon Share subject to such Marathon Option immediately before the Effective Time divided by (B) the Exchange Ratio. Except as set out above, the terms of each Stillwater Replacement Option shall be the same as the Marathon Option exchanged therefor, but the expiry date shall be the same as if the holder of the Marathon Options had not ceased to be employed by Marathon.

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(h)	With respect to each Class A Share:

A.
each such Marathon Shareholder, other than Stillwater, shall cease to be the holder of such Class A Share on the Effective Date and such holder’s name shall be removed from the share register of Marathon as at the Effective Time; and

B.
AcquireCo shall be deemed to be the transferee of such Class A Share (free and clear of any liens, charges or encumbrances) on the Effective Date and AcquireCo shall be entered in the share register of Marathon as the holder thereof as at the Effective Time.

Effect of the Arrangement

Assuming that at the Effective Time there are:

(i)	34,621,206 Marathon Shares outstanding;

(ii)	outstanding Marathon Options exercisable for 1,061,500 Marathon Shares; and

(iii)	outstanding Marathon Warrants exercisable for 52,150 Marathon Shares;

on completion of the Arrangement:

(a)
Stillwater will issue approximately 3,768,484 Stillwater Shares to acquire the Marathon Shares and will reserve approximately 243,616 additional Stillwater Shares for issuance upon the exercise of Stillwater Replacement Options and Marathon Warrants that will become exercisable for Stillwater Shares after the Effective Time; and

(b)	Marathon Shareholders will hold approximately 3.8% of the total outstanding Stillwater Shares (on a non-diluted basis) and will hold 100% of the total outstanding Marathon Gold Shares.

Effective Date of the Arrangement

If the Special Resolution is passed, the Final Order is obtained, every other requirement of the CBCA relating to the Arrangement is complied with and all other conditions disclosed below under “The Arrangement Agreement – Conditions Precedent to the Arrangement” are satisfied or waived, the Arrangement will become effective on the Effective Date. Stillwater and Marathon currently expect that the closing of the Transaction will take place on or about November 23, 2010.

Letter of Transmittal

A letter of transmittal is enclosed with this Circular for use by Marathon Shareholders for the purpose of the surrender of share certificates representing Marathon Shares. The details for the surrender of share certificates to the Depositary and the addresses of the Depositary are set out in the letter of transmittal. Provided that a Registered Shareholder has delivered and surrendered to the Depositary all share certificates, together with a letter of transmittal properly completed and executed in accordance with the instructions of such letter of transmittal, and any additional documents as the Depositary may reasonably require, the Marathon Shareholder will be entitled to receive, and Stillwater and Marathon Gold will cause the Depositary to deliver, to the Marathon Shareholder a cheque representing the Cash Consideration payable, and certificates representing the number of Stillwater Shares and Marathon Gold Shares, respectively, issuable or deliverable, to such holder pursuant to the Arrangement in respect of the exchange of Marathon Shares.

Under no circumstances will interest accrue on the Cash Consideration or be paid by Stillwater or the Depositary to persons depositing Marathon Shares pursuant to the Arrangement, regardless of any delay in making such payment.

The Depositary will act as the agent of persons who have deposited Marathon Shares pursuant to the Arrangement for the purpose of receiving the Offered Consideration and transmitting same to such persons, and receipt of the Offered Consideration by the Depositary will be deemed to constitute receipt of payment by persons depositing Marathon Shares.

Settlement with persons who deposit Marathon Shares will be effected by the Depositary forwarding cheques payable in Canadian funds and a certificate representing any Marathon Gold Shares to be issued in consideration by first class insured mail, postage prepaid.

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Unless otherwise directed in the Letter of transmittal, the cheque and certificate will be issued in the name of the registered holder of Marathon Shares so deposited. Unless the person who deposits Marathon Shares instructs the Depositary to hold the cheque and/or share certificate for pick-up by checking the appropriate box in the Letter of transmittal, cheques and/or any certificates will be forwarded by first class insured mail to the addresses supplied in the Letter of transmittal. If no address is provided, cheques and/or any certificates will be forwarded to the address of the person as shown on the share register of Marathon.

Lost Certificates

A Marathon Shareholder who has lost or misplaced its share certificates should complete the letter of transmittal as fully as possible and forward it to the Depositary together with a letter explaining the loss or misplacement. The Depositary will assist in making arrangements for the necessary affidavit (which will include a bonding requirement) for payment of the consideration in accordance with the Arrangement.

Cancellation of Rights after Six Years

Any certificate which immediately before the Effective Date represented Marathon Shares and which has not been surrendered, with all other documents required by the Depositary, on or before the sixth anniversary of the Effective Date, will cease to represent any claim against or interest of any kind or nature in Marathon, Stillwater, Marathon Gold or the Depositary. Accordingly, persons who tender certificates for Marathon Shares after the sixth anniversary of the Effective Date will not receive Stillwater Shares or Marathon Gold Shares, will not own any interest in Stillwater or Marathon Gold, and will not receive any securities or be paid any cash or other compensation.

Fractional Consideration

No fractional Stillwater Shares or Marathon Gold Shares will be issued to Marathon Shareholders. If a Marathon Shareholder is entitled to a fractional share of either Stillwater or Marathon Gold, the number of Stillwater Shares or Marathon Gold Shares to be issued to that Marathon Shareholder will be rounded down to the nearest whole share and no compensation will be paid in respect of such fractional share. If the aggregate Cash Consideration payable to a Marathon Shareholder results in a fraction of a cent, it will be rounded up to the next whole cent.

Delivery Requirements

The method of delivery of share certificates, the letter of transmittal and all other required documents is at the option and risk of the Marathon Shareholder surrendering them. Marathon recommends that such documents be delivered by hand to the Depositary, at the office noted in the letter of transmittal, and a receipt obtained therefor, or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained. Marathon Shareholders holding Marathon Shares which are registered in the name of an intermediary (such as a bank, trust company, securities dealer or broker, or the trustee or administrator of a self-administered registered retirement savings plan, registered education savings plan or similar plan) must contact such intermediary to arrange for the surrender of their share certificates.

Interests of Senior Management and Others in the Transaction

In considering the recommendations of the Special Committee and the Marathon Board with respect to the Transaction, Marathon Shareholders should be aware that members of Marathon’s senior management and the Marathon Board have certain interests that may present them with actual or potential conflicts of interest in connection with the Transaction. The Special Committee and the Marathon Board are aware of these interests and considered them along with other matters described above in “The Transaction – Reasons for the Transaction”.

As of October 14, 2010, the directors and senior officers of Marathon, as a group, owned beneficially, directly or indirectly, or exercised control or direction over, 2,161,200 Marathon Shares, representing approximately 6.2% of the outstanding Marathon Shares, including the voting rights attributable to 300,000 Marathon Shares owned by Benton Resources Ltd.

All of the Marathon Shares held by the officers and directors of Marathon will be treated in the same fashion under the Transaction as Marathon Shares held by any other Marathon Shareholder.

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Marathon Options

The officers and directors of Marathon beneficially own, directly or indirectly, or exercise control or direction over, in the aggregate, 969,000 Marathon Options to acquire the same number of Marathon Shares as of the close of business on October 14, 2010. All of the Marathon Options held by the executive officers and directors of Marathon will be treated in the same manner under the Transaction as Marathon Options held by every other holder of Marathon Options.

Executive Employment Agreements

Reference is made to Marathon’s management information circular dated May 13, 2010 (the “MIC”), which is incorporated by reference in this Circular.

The MIC sets out a summary compensation table for five “Named Executive Officers” (as defined in the MIC). Four of the Named Executive Officers (being Phillip C. Walford, President and Chief Executive Officer; James Kirke, Chief Financial Officer; Raymond Mason, Vice President Operations; and David Good, Vice President Exploration) have entered into written employment agreements (the “Employment Agreements”) with Marathon. James D. Frank, Chairman of the Marathon Board, has entered into a consulting services agreement (the “Consulting Agreement”) with Marathon.

The Employment Agreements provide that if a Named Executive Officer is terminated by virtue of a Change in Control (as defined in the Employment Agreements), then the Named Executive Officer shall be entitled to receive his salary and continuation of benefits for a period of two years following such termination.

The Consulting Agreement provides that if Mr. Frank is terminated as a consultant of Marathon in the event of a Change of Control (as defined in the Consulting Agreement), he is entitled to receive the annual cash compensation for two years following such termination.

It is expected that each Named Executive Officer will be terminated upon completion of the Transaction and will therefore be paid the amounts payable in the event of a Change in Control upon the Effective Date.

Indemnification and Insurance

Stillwater has agreed that in order to maintain all current rights to indemnification or exculpation in favour of the current and former directors and officers of Marathon, Marathon may, at its expense, take all action deemed appropriate or necessary prior to the Effective Date for the continuance (or replacement with substantially equivalent coverage from another provider) of such rights (either directly or via run-off insurance or insurance provided by an alternative provider) for a period of up to six years from the Effective Time.

Regulatory Matters

Canada - Competition Act/Investment Canada Act

Under the Competition Act (Canada), the acquisition of voting shares of a corporation that carries on an operating business in Canada may require pre-merger notification if certain size of parties and size of transaction thresholds are exceeded. It has been determined that no pre-merger notification is required in respect of the Arrangement. Whether or not a transaction is notifiable, the Competition Bureau may challenge a transaction if it is of the view that the transaction will lead to a substantial lessening or prevention of competition in a relevant market in Canada.

Under the Investment Canada Act, certain transactions involving the acquisition of control of a Canadian business by a non-Canadian entity that exceed prescribed monetary thresholds are subject to review and cannot be implemented unless the Minister of Industry (Canada) (“Minister”) is satisfied or is deemed to be satisfied that the acquisition is likely to be of net benefit to Canada. Where a transaction is subject to the review requirement (“Reviewable Transaction”), an application for review must be filed with the Director of Investments, and the Minister is then required to determine whether the Reviewable Transaction is likely to be of net benefit to Canada. The Investment Canada Act contemplates an initial review period of 45 days after filing; however, if the Minister has not completed the review by that date, the Minister may unilaterally extend the review period by up to 30 days (or such longer period as the Minister and applicant may agree) to permit completion of the review. If the Minister determines that he is not satisfied that a Reviewable Transaction is likely to be of net benefit to Canada, the Reviewable Transaction may not be implemented.

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The acquisition of control of Marathon by Stillwater contemplated by the Arrangement exceeds the relevant monetary thresholds and is therefore a Reviewable Transaction. In accordance with the requirements of the Investment Canada Act, an application for review was filed with the Director of Investments on October 5, 2010.

There can be no assurance that the reviewing authorities will approve the Arrangement at all or without restrictions or conditions (which are difficult to predict or quantify) that would have a material adverse effect on the combined company if the arrangement were completed.

In addition, under Part IV.1 of the Investment Canada Act, investments by non-Canadians to acquire control of a Canadian business can be made subject to review and approval on grounds that the investment could be injurious to national security. The Governor in Council (the federal Cabinet) may take any measures in respect of the investment that the Governor in Council considers advisable to protect national security, including: (a) directing the purchaser not to implement the investment; (b) authorizing the investment on condition that the non-Canadian (i) give any written undertakings to Her Majesty in right of Canada relating to the investment that the Governor in Council considers necessary in the circumstances, or (ii) implement the investment on the terms and conditions contained in the order; or (c) requiring the purchaser to divest itself of control of the Canadian business or of its investment in the entity. In order to trigger a national security review for a Reviewable Transaction, the Minister must, within 45 days of when the purchaser submits its Application for Review to the Minister, either issue a notice to the purchaser, indicating that a review may be necessary on grounds of national security, in which case the Minister has 25 days thereafter to determine whether it will recommend to the Governor in Council that it order a review, or after consulting with the Minister of Public Safety and Emergency Preparedness, recommend to the Governor in Council that it order a review of the transaction on national security grounds.

Canadian Securities Laws Considerations

The Stillwater Shares and the Marathon Gold Shares and other securities to be issued under the Arrangement will be issued in reliance on exemptions from prospectus and registration requirements of applicable Canadian securities laws. The Stillwater Shares and Marathon Gold Shares issued under the Arrangement will generally be “freely tradeable” (other than pursuant to certain “control distributions”) under applicable Canadian securities laws.

United States Securities Laws Considerations

Exemption from the Registration Requirements of the U.S. Securities Act

The securities to be issued by Stillwater and Marathon Gold pursuant to the Arrangement will not be registered under the U.S. Securities Act or the securities laws of any state of the United States and will be effected in reliance on Section 3(a)(10) thereof and exemptions provided under the securities laws of each state of the United States in which Marathon Shareholders reside. Section 3(a)(l0) of the U.S. Securities Act exempts from registration securities which are issued in exchange for outstanding securities where the terms and conditions of such issue and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or governmental authority expressly authorized by law to grant such approval. The SEC generally recognizes exchanges effected under a Canadian plan of arrangement as qualifying for the Section 3(a)(10) Exemption. Accordingly, the Final Order, if granted, will constitute a basis for the exemption from the registration requirements of the U.S. Securities Act with respect to the Stillwater securities and Marathon Gold securities issued in connection with the Arrangement.

Resales of Stillwater Shares and Marathon Gold Shares Issued to Marathon Shareholders at the Effective Time

The restrictions on resale of the Stillwater Shares and Marathon Gold Shares issued to Marathon Shareholders at the Effective Time imposed by the U.S. Securities Act will depend on whether the Marathon Shareholder is an “affiliate” of Stillwater, in respect of Stillwater Shares, or Marathon Gold, in respect of Marathon Gold Shares, after the Effective Time or was an “affiliate” of Stillwater or Marathon Gold, as applicable, within 90 days prior to the Effective Time. As defined in Rule 144 under the U.S. Securities Act, an “affiliate” of an issuer is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer. Typically, persons who are executive officers, directors or 10% or greater shareholders of an issuer are considered to be its “affiliates”. The resale rules applicable to Marathon Shareholders are summarized below.

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Marathon Shareholders who are not affiliates of Stillwater within 90 days before the Effective Time and who will not be affiliates of Stillwater after the Effective Time may resell the Stillwater Shares issued to them upon closing of the Arrangement in the United States without restriction under the U.S. Securities Act.

Marathon Shareholders who are not affiliates of Marathon Gold within 90 days before the Effective Time and who will not be affiliates of Marathon Gold after the Effective Time may resell the Marathon Gold Shares issued to them upon closing of the Arrangement in the United States without restriction under the U.S. Securities Act.

Marathon Shareholders who are or have been affiliates of Stillwater within 90 days before the Effective Time or who will be affiliates of Stillwater after the Effective Time will be subject to restrictions on resale imposed by the U.S. Securities Act with respect to Stillwater Shares issued at the Effective Time. These affiliates may not resell their Stillwater Shares unless such shares are registered under the U.S. Securities Act or an exemption from registration is available. Affiliates may resell their Stillwater Shares in accordance with the provisions of Rule 144 under the U.S. Securities Act, including compliance with the current public information requirements, the applicable holding period, and the volume and manner of sale limitations.

Marathon Shareholders who are or have been affiliates of Marathon Gold within 90 days before the Effective Time or who will be affiliates of Marathon Gold after the Effective Time will be subject to restrictions on resale imposed by the U.S. Securities Act with respect to Marathon Gold Shares issued at the Effective Time. These affiliates may not resell their Marathon Gold Shares unless such shares are registered under the U.S. Securities Act or an exemption from registration is available.

Subject to certain limitations, at any time that Marathon Gold is a “foreign private issuer” (as defined in Rule 405 under the U.S. Securities Act), Marathon Shareholders who are affiliates of Marathon Gold after the Effective Time or within 90 days before the Effective Time may immediately resell the Marathon Gold Shares they receive at the Effective Time outside the United States without registration under the U.S. Securities Act pursuant to Regulation S. Generally, such persons may resell such securities in an “offshore transaction” if (i) no offer is made to a person in the United States, (ii) at the time the buyer’s buy order is originated, the buyer is outside the United States, or the seller and any person acting on its behalf reasonably believes that the buyer is outside the United States, and (iii) neither the seller, any affiliate of the seller or any person acting on any of their behalves engages in any “directed selling efforts” in the United States. Additional restrictions will apply if there is “substantial U.S. market interest” in the Marathon Gold Shares.

For the purposes of Regulation S, “directed selling efforts” means “any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the securities being offered” in the resale transaction. “Substantial U.S. market interest” with respect to a class of an issuer’s equity securities means: (i) the securities exchanges and inter-dealer quotation systems in the United States in the aggregate constituted the single largest market for such class of securities in the shorter of the issuer’s prior fiscal year or the period since the issuer’s incorporation; or (ii) 20 percent or more of all trading in such class of securities took place in, on or through the facilities of securities exchanges and inter-dealer quotation systems in the United States and less than 55 percent of such trading took place in, on or through the facilities of securities markets of a single foreign country in the shorter of the issuer’s prior fiscal year or the period since the issuer’s incorporation.

Subject to certain limitations, at any time that Marathon Gold is a “foreign private issuer” (as defined in Rule 405 under the U.S. Securities Act), Marathon Shareholders who are affiliates of Marathon Gold after the Effective Time or within 90 days before the Effective Time solely by virtue of his or her status as an officer or director of Marathon Gold may immediately resell the Marathon Gold Shares they receive at the Effective Time outside the United States without registration under the U.S. Securities Act pursuant to Regulation S. Generally, such persons may resell such securities in an “offshore transaction” if (i) no offer is made to a person in the United States, (ii) either (A) at the time the buyer’s buy order is originated, the buyer is outside the United States, or the seller and any person acting on its behalf reasonably believes that the buyer is outside the United States, or (B) the transaction is executed in, on or through a “designated offshore securities market” (which would include a sale through the TSX) if neither the seller nor any person acting on its behalf knows that the transaction has been pre-arranged with a buyer in the United States, (iii) neither the seller, any affiliate of the seller or any person acting on any of their behalves engages in any “directed selling efforts” in the United States, and (iv) no selling concession, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing the transaction as agent.

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Marathon Gold is under no obligation to remain a foreign private issuer.

Resales of Stillwater Replacement Options after the Completion of the Arrangement

The Stillwater Replacement Options issuable in connection with the Arrangement are not transferable, in accordance with their terms, other than by will or the laws of succession and distribution.

Issuance of Stillwater Shares upon Exercise of the Stillwater Replacement Options and upon Exercise of the Marathon Warrants

The Stillwater Shares issuable upon exercise of the Stillwater Replacement Options received upon exchange of the Marathon Options and upon exercise of the Marathon Warrants have not been registered under the U.S. Securities Act or under applicable state securities laws. As a result, the Stillwater Replacement Options and the Marathon Warrants may not be exercised by or on behalf of a person in the United States or a U.S. person, and the Stillwater Shares issuable upon exercise thereof in the United States or by a U.S. person may not be offered or resold, unless such securities have been registered under the U.S. Securities Act and the securities laws of all applicable states of the United States or an exemption from such registration requirements is available.

Stock Exchange Listings and Reporting Issuer Status

Marathon is a reporting issuer in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador. The Marathon Shares are listed on the TSX. Following the Effective Date of the Transaction, the Marathon Shares will be delisted from the TSX and Marathon will cease to be a reporting issuer.

The Stillwater Shares are listed on the NYSE. It is a condition of the Transaction that the Stillwater Shares issued pursuant to the Transaction and which are reserved for issue upon exercise of the Stillwater Replacement Options and Marathon Warrants be listed on the NYSE.

The TSX has conditionally approved the listing of the Marathon Gold Shares to be issued in connection with the Transaction, subject to the satisfaction of customary listing requirements.

Shareholder Approval of the Transaction

The approval of the Special Resolution will require the affirmative vote of two-thirds of the votes cast by Marathon Shareholders present in person or by proxy at the Meeting.

The complete text of the Special Resolution to be presented to the Meeting is set forth in Appendix “A” to this Circular.

Court Approval of the Transaction

An arrangement under the CBCA requires court approval. Prior to the mailing of this Circular, Marathon obtained the Interim Order, which provides for the calling and holding of the Meeting, the Dissent Rights and other procedural matters. A copy of the Interim Order is attached as Appendix “H” to this Circular.

Subject to approval of the Special Resolution by Marathon Shareholders at the Meeting, the hearing in respect of the Final Order is currently scheduled to take place on November 19, 2010 in the Court at 330 University Avenue, Toronto, Ontario. Any Marathon securityholder or other person who wishes to appear, or to be represented, and to present evidence or arguments must serve and file a notice of appearance (a “Notice of Appearance”) as set out in the Notice of Application for the Final Order and satisfy any other requirements of the Court. The Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with any terms and conditions, if any, as the Court deems fit. In the event that the hearing is postponed, adjourned or re-scheduled then, subject to further order of the Court, only those persons having previously served a Notice of Appearance in compliance with the Notice of Application and the Interim Order will be given notice of the postponement, adjournment or re-scheduled date. A copy of the Notice of Application for the Final Order is attached as Appendix “I” to this Circular.

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The Court’s approval is required for the Arrangement to become effective and the Court has been informed that its approval, if obtained, will constitute the basis for the Section 3(a)(10) Exemption with respect to, among other things, Stillwater securities and Marathon Gold securities to be issued pursuant to the Arrangement as described above under “The Transaction – United States Securities Laws Considerations”.

Assuming the Final Order is granted and the other conditions to closing contained in the Arrangement Agreement are satisfied or waived to the extent legally permissible, then the Articles of Arrangement will be filed with the Director and the Arrangement will become effective following the issuance of a Certificate of Arrangement thereafter.

Dissenting Holders’ Rights

If you are a Registered Shareholder, you are entitled to dissent from the Special Resolution in the manner provided in section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement (“Dissent Rights”).

This section summarizes the provisions of section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement. If you are a Registered Shareholder and wish to dissent, you should obtain your own legal advice and carefully read the Plan of Arrangement, the provisions of section 190 of the CBCA and the Interim Order which are attached at Appendix “D”, Appendix “J” and Appendix “H”, respectively.

Anyone who is a beneficial owner of Marathon Shares registered in the name of an Intermediary and who wishes to dissent should be aware that only Registered Shareholders are entitled to exercise Dissent Rights. A Registered Shareholder who holds Marathon Shares as nominee for one or more beneficial owners, one or more of whom wish to exercise Dissent Rights, must exercise such Dissent Rights on behalf of such holder(s). In such case, the Dissent Notice should specify the number of Marathon Shares covered by it. A Dissenting Shareholder may only dissent with respect to all the Marathon Shares held on behalf of any one beneficial owner and registered in the name of the Dissenting Shareholder.

Any Dissenting Shareholder will be entitled, in the event that the Arrangement becomes effective, to be paid the fair value of the Dissent Shares held by such Dissenting Shareholder, determined as at the close of business on the day immediately preceding the Meeting, and will not be entitled to any other payment or consideration. There can be no assurance that a Dissenting Shareholder will receive consideration for its Dissent Shares of equal value to the consideration that such Dissenting Shareholder would have received upon completion of the Arrangement.

A Registered Shareholder who wishes to dissent must ensure that a Dissent Notice is received by Marathon, Attention: President, at its registered office located at 330 Bay Street, Suite 1505, Toronto, Ontario M5H 2S8, no later than 5:00 p.m. (Toronto Time) on the business day prior to the date of the Meeting (or any adjournment or postponement of the Meeting).

The filing of a Dissent Notice does not deprive a Registered Shareholder of the right to vote; however, a Registered Shareholder who has submitted a Dissent Notice and who votes in favour of the Special Resolution will no longer be considered a Dissenting Shareholder with respect to Marathon Shares voted in favour of the Special Resolution. If such Dissenting Shareholder votes in favour of the Special Resolution in respect of a portion of the Marathon Shares registered in his, her or its name and held by same on behalf of any one beneficial owner, such vote approving the Special Resolution will be deemed to apply to the entirety of Marathon Shares held by such Dissenting Shareholder in the name of that beneficial owner, given that section 190 of the CBCA provides there is no right of partial dissent. The CBCA does not provide that a vote against the Special Resolution will, and a vote against the Special Resolution will not, constitute a Dissent Notice.

Within 10 days after the approval of the Special Resolution, Marathon is required to notify each Dissenting Shareholder that the Special Resolution has been approved. Such notice is however not required to be sent to a Registered Shareholder who voted for the Special Resolution or who has withdrawn a Dissent Notice previously filed.

A Dissenting Shareholder must, within 20 days after the Dissenting Shareholder receives notice that the Special Resolution has been approved or, if the Dissenting Shareholder does not receive such notice, within 20 days after the Dissenting Shareholder learns that the Special Resolution has been approved, send a Demand for Payment containing the Dissenting Shareholder’s name and address, the number of Dissent Shares held by the Dissenting Shareholder, and a Demand for Payment of the fair value of such Dissent Shares. Within 30 days after sending a Demand for Payment, the Dissenting Shareholder must send to Marathon, Attention: President, at its registered office located at 330 Bay Street, Suite 1505, Toronto, Ontario  M5H 2S8, the certificates representing the Dissent Shares. A Dissenting Shareholder who fails to send the certificates representing the Dissent Shares forfeits its right to make a claim under section 190 of the CBCA. CIBC Mellon Trust Company will endorse on Marathon Share certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder under section 190 of the CBCA and will forthwith return the Marathon Share certificates to the Dissenting Shareholder.

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On the filing of a Demand for Payment (and in any event upon the Effective Date), a Dissenting Shareholder ceases to have any rights in respect of its Dissent Shares, other than the right to be paid the fair value of its Dissent Shares as determined pursuant to section 190 of the CBCA and the Interim Order, except where, prior Effective Date: (i) the Dissenting Shareholder withdraws its Demand for Payment before Marathon makes an Offer to Pay to the Dissenting Shareholder; (ii) an Offer to Pay is not made and the Dissenting Shareholder withdraws its Demand for Payment; or (iii) the Marathon Board revokes the Special Resolution, in which case Marathon will reinstate the Dissenting Shareholder’s rights in respect of its Dissent Shares as of the date the Demand for Payment was sent, all subject to the terms of the Interim Order which provides that Registered Shareholders who exercise the rights of dissent as set out in the CBCA as modified by the Interim Order will be deemed to have transferred their Dissent Shares to AcquireCo, free and clear of any liens, as of the Effective Date, and if they (a) ultimately are entitled to be paid fair value for their Dissent Shares, shall be deemed to have transferred such Marathon Shares (or Class B Shares) to AcquireCo in consideration for a debt claim against Stillwater to be paid fair value of such Marathon Shares, and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement in respect of such Marathon Shares had such holders not exercised their Dissent Right, or (b) are ultimately not entitled, for any reason, to be paid fair value for their Dissent Shares, will be deemed to have participated in the Arrangement as of the Effective Time on the same terms and at the same time as non-Dissenting Shareholders and shall only be issued the same consideration which a Marathon Shareholder is entitled to receive under the Arrangement. Pursuant to the Plan of Arrangement, in no case will Stillwater, Marathon, Marathon Gold or any other Person be required to recognize any Dissenting Shareholder as a Marathon Shareholder after the Effective Date, and the names of such Dissenting Shareholders will be deleted from the list of Registered Shareholders at the Effective Date. In addition to any other restrictions under section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of the Marathon Options or the Marathon Warrants, and (ii) holders of Marathon Shares who vote or have instructed a proxyholder to vote such Marathon Shares in favour of the Special Resolution.

No later than seven days after the later of the Effective Date and the date on which, as applicable, a Demand for Payment of a Dissenting Shareholder is received, each Dissenting Shareholder who has sent a Demand for Payment must be sent a written Offer to Pay for its Dissent Shares in an amount considered by the Marathon Board to be the fair value thereof, accompanied by a statement showing how the fair value was determined. Every Offer to Pay in respect of Marathon Shares must be on the same terms as every other Offer to Pay in respect of Marathon Shares.

Payment for the Dissent Shares of a Dissenting Shareholder must be made within 10 days after an Offer to Pay has been accepted by a Dissenting Shareholder, but any such Offer to Pay lapses if an acceptance thereof is not received within 30 days after the Offer to Pay has been made. If an Offer to Pay for the Dissent Shares of a Dissenting Shareholder is not made, or if a Dissenting Shareholder fails to accept an Offer to Pay that has been made, Marathon may apply to a court to fix a fair value for the Dissent Shares of Dissenting Shareholders; such application may be made within 50 days after the Effective Date or within such further period as a court may allow. If no such application is made, a Dissenting Shareholder may apply to the Court for the same purpose within a further period of 20 days or within such further period as a court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

Upon an application to the Court, all Dissenting Shareholders whose Dissent Shares have not been purchased will be joined as parties and bound by the decision of the Court, and each affected Dissenting Shareholder shall be notified of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel. Upon any such application to the Court, the Court may determine whether any other Person is a Dissenting Shareholder who should be joined as a party, and the court will then fix a fair value for the Dissent Shares of all such Dissenting Shareholders. The final order of the Court will be rendered against Marathon in favour of each Dissenting Shareholder joined as a party and for the amount of the Dissent Shares as fixed by the Court. The Court may, in its discretion, allow a reasonable rate of interest on the amount payable to each such Dissenting Shareholder from the Effective Date until the date of payment. Registered Shareholders who are considering exercising Dissent Rights should be aware that there can be no assurance that the fair value of their Marathon Shares as determined under the applicable provisions of the CBCA (as modified by the Plan of Arrangement and the Interim Order) will be more than or equal to the consideration payable under the Arrangement. In addition, any judicial determination of fair value may result in a delay of receipt by a Dissenting Shareholder of consideration for such Dissenting Shareholder’s Dissent Shares.

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The above is only a summary of the provisions of the CBCA pertaining to Dissent Rights, as modified by the Interim Order and the Plan of Arrangement, which are technical and complex. If you are a Registered Shareholder and wish to exercise Dissent Rights, you should seek your own legal advice as failure to strictly comply with the provisions of the CBCA, as modified by the Interim Order and the Plan of Arrangement, may prejudice your Dissent Rights.

For a general summary of certain income tax implications to a Dissenting Shareholder, see “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations”.

Treatment of Marathon Options and Marathon Warrants

Marathon Options

Pursuant to the Arrangement, each Marathon Option outstanding immediately prior to the Effective Time, whether vested or not, will be exchanged for a fully-vested Stillwater Replacement Option to acquire that number of Stillwater Shares equal to the product of (A) the number of Marathon Shares subject to the Marathon Option immediately before the Effective Time and (B) the Exchange Ratio. The exercise price per Stillwater Share subject to any Stillwater Replacement Option shall be equal to the quotient of (A) the exercise price per Marathon Share subject to such Marathon Option immediately before the Effective Time divided by (B) the Exchange Ratio. Except as set out above, the terms of each Stillwater Replacement Option shall be the same as the Marathon Option exchanged therefor, but the expiry date shall be the same as if the holder of the Marathon Options had not ceased to be employed by Marathon.

Marathon Warrants

The Marathon Warrants, if outstanding immediately prior to the Effective Time, will remain outstanding in accordance with their terms and will entitle the holder thereof to receive, upon exercise in accordance with the terms thereof, in lieu of the number of Marathon Shares otherwise issuable upon exercise thereof, the Cash Consideration and the number of Stillwater Shares and Marathon Gold Shares which the holder would have been entitled to receive as a result of the Arrangement and the other transactions contemplated herein if, immediately prior to the Effective Time, such holder had been the registered holder of the number of Marathon Shares to which such holder was entitled upon such exercise.

Fees, Costs and Expenses

All expenses incurred in connection with the Arrangement Agreement and the transactions contemplated by the Arrangement Agreement will be paid by the party incurring those expenses. See “The Arrangement Agreement - Expense Reimbursement”.

Marathon estimates that it will incur fees and related expenses in the aggregate amount of approximately Cdn.$3.1 million if the Transaction is completed, including, without limitation, financial advisors’ fees, legal and accounting fees, severance payments, listing fees, proxy solicitation fees and the costs of preparing, printing and mailing this Circular.

THE ARRANGEMENT AGREEMENT

The following description of certain material provisions of the Arrangement Agreement is a summary only, is not comprehensive and is qualified in its entirety by reference to the full text of the Arrangement Agreement, a copy of which is available on SEDAR at www.sedar.com under Marathon’s profile.

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Pursuant to the Arrangement Agreement, the parties thereto agreed to carry out the Arrangement on the terms set out in the Plan of Arrangement. The provisions of the Arrangement Agreement are the result of arm’s length negotiations conducted between representatives of Marathon and Stillwater. The arrangement agreement entered into on September 7, 2010 was amended as of October 4, 2010 to clarify the effect of the Arrangement on the Marathon Warrants and to correct certain other minor typographical errors.

Support for the Arrangement

Marathon has represented to Stillwater in the Arrangement Agreement that the Marathon Board has, as at the date of the Arrangement Agreement: (i) unanimously approved the Arrangement and the other transactions contemplated in the Arrangement Agreement and authorized the entering into of the Arrangement Agreement, the execution thereof, and the performance of its provisions by Marathon; (ii) determined, based in part on the Fairness Opinion, that the Arrangement is fair to the Marathon Shareholders and that the Arrangement is in the best interests of Marathon; and (iii) recommended that the Marathon Shareholders vote in favour of the Special Resolution.

Covenants of Marathon and Marathon Gold

Marathon and Marathon Gold have covenanted in favour of Stillwater that they each will, and will cause the Marathon Subsidiaries to, among other things, carry on business in the ordinary course, not pay dividends, not amend its articles or by-laws, not issue any shares (except under existing options and warrants), not amend its stock option plan, not sell, pledge, lease, encumber or otherwise dispose of the Acquired Assets or the Acquired Properties, not commit or make any investment or capital expenditures in respect of the Acquired Properties unless in the ordinary course, not amend any of its employment agreements or create/modify obligations to officers, directors, employees or consultants of Marathon without the consent of Stillwater, not settle any outstanding claims, and use its reasonable commercial efforts to keep its insurance policies in place.

Marathon and Marathon Gold each agree to (i) carry out such terms of the Interim Order as are required to be carried out by it, in a timely and expeditious manner; and (ii) take actions necessary for and cooperate fully with Stillwater in connection with the Pre-Acquisition Reorganization of Marathon Gold, including using its reasonable best efforts to obtain all necessary consents, approvals or waivers necessary to give effect thereto.

Conditions Precedent to the Arrangement

Mutual Conditions Precedent

The Arrangement Agreement provides that the obligations of the parties to complete the transactions contemplated by the Arrangement Agreement are subject to the fulfillment, on or before the Effective Time, of a number of conditions precedent, each of which may only be waived, in whole or in part, by mutual consent of Marathon, Marathon Gold and Stillwater, including:

(a)
the Court shall have determined that the terms and conditions of the exchange pursuant to the Arrangement are procedurally and substantively fair to all those Persons to whom securities will be issued, and the Interim Order and the Final Order shall each have been granted in form and substance satisfactory to the parties acting reasonably, and neither shall have been set aside or modified in a manner unacceptable to the parties acting reasonably, on appeal or otherwise;

(b)	the Special Resolution shall have been approved at the Meeting in accordance with the provisions of the Interim Order;

(c)	the Pre-Acquisition Reorganization transactions shall have been completed;

(d)
Marathon Gold shall be deemed to be a reporting issuer under Ontario securities laws on the Effective Date, and the Marathon Gold Shares shall have been conditionally approved to be listed on either the TSX or the TSX Venture Exchange;

(e)
the NYSE shall have authorized, subject to official notice of issuance, the listing thereon of the Stillwater Shares to be issued pursuant to the Arrangement as of the Effective Date, or as soon as possible thereafter;

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(f)
the distribution of the Stillwater Shares and Marathon Gold Shares and any other securities of Stillwater issued in exchange for securities of Marathon in the United States pursuant to the Arrangement shall be exempt from registration requirements under the U.S Securities Act and, except with respect to Persons deemed “affiliates” of Stillwater or Marathon Gold, as the case may be, under the U.S. Securities Act, the Stillwater Shares and Marathon Gold Shares and any other securities of Stillwater issued in exchange for securities of Marathon to be distributed in the United States pursuant to the Arrangement shall not be subject to resale restrictions in the United States under the U.S. Securities Act; provided however, that the Stillwater Replacement Options and the Marathon Warrants or any Stillwater securities issued in exchange therefor may not be exercised in the United States on behalf or for the benefit of a U.S. person (as such term is defined in Regulation S), unless registered under the U.S Securities Act or an exemption is available from the registration requirements of the U.S Securities Act and any applicable state securities laws, and the holder furnishes to Stillwater an opinion of counsel or other documentation satisfactory to Stillwater to such effect;

(g)
in relation to any notification requirement under Part IX of the Competition Act or any filing under the Competition Act deemed necessary by Stillwater, acting reasonably, (a) the Commissioner of Competition (the “Commissioner”) shall have issued an advance ruling certificate pursuant to subsection 102(1) of the Competition Act with respect to the transactions contemplated by this Agreement, and such certificate shall not have been rescinded; OR (b) both of (A) any applicable waiting period, including any extension thereof, under section 123 of the Competition Act shall have expired or been terminated or waived by the Commissioner, or any applicable obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with subsection 113(c) of the Competition Act, and (B) the Commissioner shall have advised Stillwater in writing that she does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement and such advice is satisfactory to Stillwater, acting reasonably, and has not been rescinded;

(h)
Stillwater shall have received notice from the responsible Minister under the Investment Canada Act that he is satisfied, or is deemed to be satisfied, that the transactions contemplated by this Agreement are of net benefit to Canada, on terms and conditions satisfactory to Stillwater, acting reasonably; and

(i)	the Arrangement Agreement shall not have been terminated.

Additional Conditions Precedent to the Obligations of Stillwater

The Arrangement Agreement further provides that the obligation of Stillwater to complete the transactions contemplated by the Arrangement Agreement is also subject to the fulfillment of a number of additional conditions precedent, each of which is for Stillwater’s sole benefit and may be waived by Stillwater, including:

(a)
there shall not have been any event, change, occurrence or state of facts that, either individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect on Marathon;

(b)
the representations and warranties made by Marathon and Marathon Gold in the Arrangement Agreement and with respect to the Acquired Properties that are qualified by the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct as of the Effective Time as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Marathon and Marathon Gold therein that are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), in either case, except where any failures or breaches of representations and warranties would not, either individually or in the aggregate, in the reasonable judgment of Stillwater, have a Material Adverse Effect on, or constitute a Material Adverse Change in respect of, Marathon or Marathon Gold, and each of Marathon and Marathon Gold shall have provided to Stillwater a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect or Material Adverse Change as at the Effective Time. No representation or warranty made by Marathon or Marathon Gold thereunder shall be deemed not to be true and correct if the facts or circumstances that make such representation or warranty untrue or incorrect are disclosed or referred to in the Marathon Disclosure Letter, or provided for or stated to be exceptions under the Arrangement Agreement;

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(c)
Marathon and Marathon Gold shall have complied in all material respects with their respective covenants in the Arrangement and Marathon and Marathon Gold shall have provided to Stillwater a certificate of two officers thereof certifying that, as of the Effective Time, Marathon and Marathon Gold has so complied with their respective covenants therein;

(d)
Marathon Shareholders holding no more than 5% of the outstanding Marathon Shares shall have exercised their Dissent Rights (and not withdrawn such exercise) and Stillwater shall have received a certificate dated the day immediately preceding the Effective Time of two officers of Marathon to such effect;

(e)	the Support Agreements shall not have been terminated;

(f)	the Private Placement shall have been completed;

(g)	Marathon shall have obtained title opinions, in form and substance satisfactory to Stillwater, acting reasonably, addressed to Stillwater relating to the Acquired Properties;

(h)
(i) all consents, waivers, permits, exemptions, notices, orders and approvals of, and any registrations and filings with, any governmental entity and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Arrangement, and (ii) all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments, supplements and modifications to agreements, indentures or arrangements, in each case considered necessary or desirable by Stillwater, acting reasonably, shall have been obtained or received on terms that are reasonably satisfactory to Stillwater;

(i)
there shall have been no action taken under any applicable law or by any governmental entity which (i) makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the Arrangement, or (ii) results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Arrangement which has, or could have, a Material Adverse Effect on Stillwater, the Acquired Properties or on Marathon Gold, subsequent to the Effective Date;

(j)
the Marathon Board and the directors of each of the Marathon Subsidiaries shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Marathon and the Marathon Subsidiaries to permit, or required in connection with, the completion of the Arrangement;

(k)
each of the officers and directors of Marathon shall have provided their written resignation as a director or officer of Marathon (or both) effective on or before the Effective Date together with a mutual release (in form satisfactory to Stillwater acting reasonably); and

(l)
subject to the terms of the Arrangement Agreement, the Marathon Board shall not have withdrawn, modified, qualified or changed in a manner adverse to Stillwater, or publicly stated that it intends to withdraw, modify, qualify or change in a manner adverse to Stillwater, its recommendation to Marathon Shareholders that they vote in favour of the Arrangement Resolution.

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Additional Conditions Precedent to the Obligations of Marathon

The Arrangement Agreement provides that the obligations of Marathon and Marathon Gold to complete the transactions contemplated by the Arrangement Agreement are also subject to a number of additional conditions precedent, each of which are for the sole benefit of Marathon and Marathon Gold and may be waived by Marathon and Marathon Gold, including:

(a)
there shall not have been any event, change, occurrence or state of facts that, either individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect on Stillwater;

(b)
the representations and warranties made by Stillwater in the Arrangement Agreement that are qualified by the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct as of the Effective Time, or such earlier date that any particular representation or warranty requires, as if made on and as of such date, and all other representations and warranties made by Stillwater in this Agreement shall be true and correct in all material respects as of the Effective Time, or such earlier date that any particular representation or warranty requires, as if made on and as of such date, in either case, except where any failures or breaches of representations and warranties would not, either individually or in the aggregate, in the reasonable judgment of Marathon or Marathon Gold, have a Material Adverse Effect on, or constitute a Material Adverse Change in respect of, Stillwater, and Stillwater shall have provided to Marathon and Marathon Gold a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect or Material Adverse Change on the Effective Date;

(c)
Stillwater shall have complied in all material respects with its covenants under the Arrangement Agreement and Stillwater shall have provided to Marathon and Marathon Gold a certificate of two officers thereof, certifying that, as of the Effective Time, it has so complied with such covenants therein;

(d)
all (i) consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any governmental entity and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Arrangement, and (ii) third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements, the failure of which to obtain or the non-expiry of which, either individually or in the aggregate would, or could reasonably be expected to have, a Material Adverse Effect on Stillwater or materially impede the completion of the Arrangement, shall have been obtained or received on terms that are reasonably satisfactory to each of Marathon and Marathon Gold;

(e)
there shall have been no action taken under any applicable law or by any governmental entity which (i) makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the Arrangement, or (ii) results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Arrangement which has, or could have, a Material Adverse Effect on Stillwater, Marathon, or on Marathon Gold subsequent to the Effective Date; and

(f)	the Stillwater Board shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Stillwater to permit the consummation of the Arrangement.

Representations and Warranties

The Arrangement Agreement contains customary representations and warranties of Marathon and Marathon Gold relating to matters that include, among other things: organization, corporate authority, capitalization and options, listing status of the Marathon Shares, accuracy of public disclosure, absence of changes, financial statement accuracy, no conflict or violation, commissions, compliance with laws, litigation, no insolvency proceedings, books and records, title, mineral reserves and resources, operational, environmental and tax matters, pension and employee benefits, Marathon Board approvals, consents, insurance, residency, ownership of Stillwater Shares, no encumbrances, options on assets, foreign private issuer and investment company status and location of assets.

The Arrangement Agreement also contains customary representations and warranties of Stillwater relating to matters that include: organization, corporate authority, capitalization, listing status of the Stillwater Shares, accuracy of public disclosure, absence of changes, financial statement accuracy, no conflict or violation, compliance with laws, litigation, no insolvency, consents, residency, issuance of Stillwater Shares, ownership of Marathon Shares, approval of the Arrangement.

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Stillwater Subscription for Marathon Shares; Retained Interest in Marathon Gold

In accordance with the Arrangement Agreement, on September 15, 2010 Stillwater subscribed for 974,026 Marathon Shares at a subscription price of $3.08 per share for aggregate gross proceeds to Marathon of Cdn.$3 million. These funds were intended to provide additional liquidity to Marathon to fund its ongoing operations and for general working capital purposes prior to closing of the Transaction.

Upon completion of the Transaction, Stillwater will hold an equity interest in Marathon Gold as a result of the initial distribution of Marathon Gold Shares to Marathon Shareholders. In addition, Stillwater has been granted an option, exercisable concurrent with an initial equity offering by Marathon Gold undertaken following the Effective Date, to purchase from Marathon Gold (at the offering price per Marathon Gold Share under such equity offering) that number of Marathon Gold Shares as will provide Stillwater with a 15% ownership interest in Marathon Gold following the completion of such offering.

No Solicitation

The Arrangement Agreement defines an “Acquisition Proposal” as being, other than from or with Stillwater or the Stillwater Subsidiary, any merger, amalgamation, statutory arrangement, recapitalization, take-over bid, sale of material properties or assets (including, without limitation, the sale of all or any part of the Acquired Assets or the Acquired Properties), any lease, long-term supply agreement or other arrangement having the same economic effect as a sale of any such material properties or assets, any sale or grant of a royalty or similar type transaction with respect to the Acquired Properties, any liquidation, winding-up, sale or redemption of a material number of shares or rights or interests therein or thereto or any similar transaction involving Marathon or any of the Marathon Subsidiaries, or any other similar transaction which would, or could, impede the completion of the Arrangement or any of the other transactions contemplated in the Arrangement Agreement or a written inquiry or proposal to do so, excluding the Arrangement, the Private Placement and the other transactions contemplated by the Arrangement Agreement.

The Arrangement Agreement defines a “Superior Proposal” as being any bona fide written Acquisition Proposal, other than the Arrangement, that the Marathon Board unanimously determines in good faith (based upon the written advice of the its financial advisors and after consultation with outside legal counsel) (i) is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the Person making such proposal, (ii) is not subject to a due diligence condition, (iii) is for the acquisition of 100% of the outstanding Marathon Shares (other than Marathon Shares owned by the Person making the Acquisition Proposal together with its affiliates) or is for all or substantially all of the consolidated assets of Marathon and the Marathon Subsidiaries, (iv) is not conditional on obtaining financing, and (v) would, if completed in accordance with its terms, result in a transaction more favourable to Marathon Shareholders, from a financial point of view, than the Arrangement.

Marathon and Marathon Gold have agreed to immediately cease and cause to be terminated any solicitation, encouragement, activity, discussion, negotiation or process with any Person that may be ongoing with respect to any proposal that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal whether or not initiated by Marathon, Marathon Gold or any of the Marathon Subsidiaries and in connection therewith, Marathon has agreed to request the return of all confidential information regarding Marathon, Marathon Gold and the Marathon Subsidiaries previously provided to any Person (other than Stillwater). Marathon and Marathon Gold have further agreed not to release any such Person from any standstill or confidentiality agreement or provision to which such Person is a party with Marathon, Marathon Gold or any of the Marathon Subsidiaries and to take all required actions to enforce such standstill and confidentiality agreements and provisions.

Marathon and Marathon Gold have agreed that they will not, and will direct their representatives and the Marathon Subsidiaries to not, directly or indirectly: (i) make, solicit, initiate, encourage, entertain, promote or facilitate any inquiries or the making of any proposal which does or could constitute an Acquisition Proposal or potential Acquisition Proposal; (ii) participate, directly or indirectly, in any discussions or negotiations regarding any Acquisition Proposal or potential Acquisition Proposal; (iii) withdraw, modify, qualify or change in a manner adverse to Stillwater, or publicly state that it intends to withdraw, modify, qualify or change in a manner adverse to Stillwater, the approval or recommendation of the Marathon Board of the Arrangement; (iv) approve or recommend any Acquisition Proposal; or (v) enter into any agreement, written or verbal, related to any Acquisition Proposal or requiring Marathon or Marathon Gold to abandon, terminate or fail to consummate the Arrangement or any other transaction contemplated in the Arrangement Agreement or providing for the payment of any break, termination or other fee or expense to any Person in the event that Marathon, Marathon Gold or any of the Marathon Subsidiaries completes the Arrangement and the other transactions contemplated in the Arrangement Agreement or any other transaction with Stillwater or any of the Stillwater Subsidiaries agreed to prior to the termination of the Arrangement Agreement.

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None of Marathon, Marathon Gold or any Marathon Subsidiary shall, directly or indirectly, consider, discuss, negotiate, accept, approve or recommend an Acquisition Proposal or provide information to any Person proposing an Acquisition Proposal, in each case after the date of the approval of the Special Resolution by the Marathon Shareholders. However, the Marathon Board may, prior to the approval of the Special Resolution by the Marathon Shareholders, consider and participate, directly or indirectly, in any discussions or negotiations with, or provide information to, or permit any visit to the properties or facilities of Marathon, Marathon Gold or any of the Marathon Subsidiaries by, any person who has delivered a bona fide written Acquisition Proposal: (i) which was not solicited or encouraged after the date of the Arrangement Agreement; (ii) did not otherwise result from a breach of the Arrangement Agreement; and (iii) that the Marathon Board determines in good faith, after consultation with the financial advisors and outside legal counsel, is or would, if completed, reasonably be expected to constitute, a Superior Proposal. However, prior to taking any such action, Marathon must (A) give notice to Stillwater of such Acquisition Proposal in accordance with the Arrangement Agreement; and (B) obtain a confidentiality agreement from the Person making such Acquisition Proposal that is substantively the same as the Confidentiality Agreement, and containing terms no more favourable to such Person than the Confidentiality Agreement including a standstill provision at least as stringent as that contained in the Confidentiality Agreement.

If Marathon, Marathon Gold or any of the Marathon Subsidiaries receives a request for material non-public information from a Person who has made an unsolicited bona fide written Acquisition Proposal and Marathon is permitted under the Arrangement Agreement to consider and participate, directly or indirectly, in any discussions or negotiations with, or provide information to, or permit any visit to the properties or facilities of Marathon, Marathon Gold or any of the Marathon Subsidiaries, subject to the execution by such Person of a confidentiality agreement as described above, Marathon may provide such Person with such information and access. However, Marathon must send a copy of any such confidentiality agreement to Stillwater promptly upon its execution and must provide Stillwater with a list of, and a copy of, the information provided to such Person (if not previously provided with such information) and immediate access to similar information to which such Person is provided (if not previously provided with such access).

Under the Arrangement Agreement, Marathon is required to promptly (and in any event within 24 hours) notify Stillwater of any inquiry, proposal or offer relating to or constituting an Acquisition Proposal, or any request for non-public information relating to Marathon, Marathon Gold or any of the Marathon Subsidiaries.

Nothing in the Arrangement Agreement shall prohibit the Marathon Board from withdrawing, modifying, qualifying or changing in a manner adverse to Stillwater, or publicly stating that it intends to withdraw, modify, qualify or change in a manner adverse to Stillwater, the approval or recommendation of the Marathon Board of the Arrangement, if the Marathon Board determines, in good faith (after consultation with outside legal counsel) that such action or inaction is necessary for the Marathon Board to act in a manner consistent with its fiduciary duties or applicable law, provided that Marathon may not proceed with the announcement of such decision before giving written notice of such decision to Stillwater. The foregoing shall not relieve Marathon from its obligation to proceed to call and hold the Meeting and to hold a vote of the Marathon Shareholders on the Special Resolution, except in circumstances where the Arrangement Agreement is terminated in accordance with its terms prior to the date of the Meeting.

Superior Proposals

If Marathon, Marathon Gold and the Marathon Subsidiaries have complied with the non-solicitation covenants of the Arrangement Agreement, Marathon may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal prior to the approval of the Special Resolution by the Marathon Shareholders and terminate the Arrangement Agreement if, and only if:

(a)    Marathon has provided Stillwater with a copy of the document containing the Superior Proposal;

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(b)
five Business Days have elapsed from the later of (A) the date Stillwater received written notice (a “Superior Proposal Notice”) advising Stillwater that the Marathon Board has resolved in accordance with the Arrangement Agreement to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (B) the date Stillwater received a copy of the document containing such Superior Proposal;

(c)
the Marathon Board has determined in good faith (after consultation with outside legal counsel) that it is necessary for the Marathon Board to take such action in order to discharge properly its fiduciary duties;

(d)
such Superior Proposal does not provide for the payment of any break, termination or other fee or expense to the person making the Superior Proposal in the event that Marathon, Marathon Gold or any of the Marathon Subsidiaries completes the Arrangement and the other transactions contemplated in the Arrangement Agreement or any other transaction with Stillwater or any of the Stillwater Subsidiaries agreed to prior to the termination of the Arrangement Agreement;

(e)	taking into account any revised proposal made by Stillwater since receipt of the Superior Proposal Notice, such Superior Proposal remains a Superior Proposal; and

(f)	Marathon has previously or concurrently paid or caused to be paid to Stillwater the Termination Fee payable under the Arrangement Agreement.

In the event that Marathon provides Stillwater with a Superior Proposal Notice on a date that is less than 5 Business Days prior to the Meeting, Marathon shall adjourn the Meeting to a date that is not less than 5 Business Days and not more than 10 Business Days after the date of receipt by Stillwater of the Superior Proposal Notice.

During the 5 Business Day period referred to above, Stillwater shall have the right, but not the obligation, to offer to amend the terms of the Arrangement Agreement. The Marathon Board will review any proposal by Stillwater to amend the terms of the Arrangement Agreement in good faith in order to determine whether Stillwater’s amended proposal upon acceptance by Marathon would result in such Superior Proposal ceasing to be a Superior Proposal. If the Marathon Board so determines, Marathon shall enter into an amended agreement with Stillwater reflecting Stillwater’s amended proposal. If the Marathon Board continues to believe, in good faith and after consultation with its financial advisors and outside legal counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects Stillwater’s amended proposal, Marathon may, on termination of the Arrangement Agreement in accordance with its terms and payment of the Termination Fee as required pursuant to the Arrangement Agreement, accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal.

Termination of the Arrangement Agreement

The Arrangement Agreement may be terminated at any time prior to the Effective Date:

(a)	by the mutual written consent and agreement of Marathon, Marathon Gold and Stillwater;

(b)
by Stillwater if (i) the Marathon Board shall have withdrawn or modified in a manner adverse to Stillwater its approval or recommendation of the Arrangement or (ii) the Marathon Board shall have approved or recommended an Acquisition Proposal;

(c)	by Marathon if the Private Placement has not been completed by the Subscription Closing Date (as defined in the Arrangement Agreement), through no default by Marathon;

(d)	by Marathon in order to enter into a definitive written agreement with respect to a Superior Proposal;

(e)	by Marathon, Marathon Gold or Stillwater if the Marathon Shareholders shall not have approved the Arrangement at the Meeting;

(f)
by Stillwater if Marathon shall have failed to hold the Meeting on or before December 15, 2010, unless such failure results from (i) delays in obtaining all required regulatory approvals that are beyond the control of Marathon, or (ii) an adjournment or postponement of the Meeting for not more than 10 Business Days in the circumstances contemplated by the provisions in the Arrangement Agreement concerning a Superior Proposal;

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(g)
by Stillwater if, prior to the Effective Date, there is a breach by Marathon, Marathon Gold or any of the Marathon Subsidiaries or any of their respective directors, officers, agents or other representatives of any of their respective covenants contained in the Arrangement Agreement (including, without limitation, those relating to non-solicitation);

(h)
by Marathon if, prior to the Effective Date, there is a breach by Stillwater or the Stillwater Subsidiary or any of their respective directors, officers, agents or other representatives of any of their respective covenants contained in the Arrangement Agreement prior to the Effective Date; or

(i)	if any of the conditions precedent to the Arrangement for the benefit of the terminating party is not satisfied or waived in accordance with those sections.

If the Effective Date does not occur on or before the Termination Deadline, the Arrangement Agreement will terminate on notice by any party to the other parties. The right to terminate the Arrangement Agreement under this provision shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Date to occur on or before the Termination Deadline and such action or failure to act constitutes a breach of the Arrangement Agreement. Provided that Stillwater’s action or failure to act, in either case in breach of this Agreement, has not been a principal cause nor resulted in the failure of the Effective Date to occur on or before the Termination Deadline, Stillwater shall have the right, in its sole discretion, upon written notice to Marathon and Marathon Gold three Business Days prior to the Termination Deadline, to extend the Termination Deadline for a period of 30 days beyond the Termination Deadline (the “Revised Termination Deadline”) and neither Marathon nor Marathon Gold shall be entitled to terminate the Arrangement Agreement based on expiration of the Termination Deadline until the expiration of such Revised Termination Deadline.

Expense Reimbursement

With the exception of payment of the Termination Fee (as described below), if any, the parties agree that each party shall be responsible for its own fees and expenses relating to the Arrangement and the other transactions contemplated in the Arrangement Agreement, including, without limitation, regulatory fees and fees of professional advisers, including legal counsel and auditors.

Termination Fee

Marathon shall pay or cause to be paid to Stillwater the Termination Fee of Cdn.$3 million in the following scenarios:

(a)
Stillwater terminates the Arrangement Agreement because (i) the Marathon Board shall have withdrawn or modified in a manner adverse to Stillwater its approval or recommendation of the Arrangement or (ii) the Marathon Board shall have approved or recommended an Acquisition Proposal;

(b)	Marathon terminates the Arrangement Agreement in order to enter into a definitive written agreement with respect to a Superior Proposal;

(c)
either Marathon or Stillwater terminates the Arrangement Agreement because the Special Resolution has not received the required Marathon Shareholders approval at the Meeting and (i) a bona fide Acquisition Proposal has been publicly announced or made by any person other than Stillwater prior to the Meeting and not publicly withdrawn more than 5 Business Days prior to the Meeting, and (ii) Marathon enters into an agreement with respect to such Acquisition Proposal, or such Acquisition Proposal is completed, after the date of this Agreement and prior to the expiration of 12 months following the termination of the Arrangement Agreement;

(d)
Stillwater terminates the Arrangement Agreement because Marathon failed to hold the Meeting on or before December 15, 2010, unless such failure results from (i) delays in obtaining all required regulatory approvals that are beyond the control of Marathon, or (ii) an adjournment or postponement of the Meeting for not more than 10 Business Days in the circumstances contemplated by the provisions in the Arrangement Agreement concerning a Superior Proposal; or

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(e)
Stillwater terminates the Arrangement Agreement because there is a breach by Marathon, Marathon Gold or any of the Marathon Subsidiaries or any of their respective directors, officers, agents or other representatives of any of their respective covenants contained in the Arrangement Agreement prior to the Effective Date.

In the circumstances set forth in (a), (b), (d) or (e) above, the Termination Fee shall be payable at the time of termination and, in the circumstances set forth in (c) above, the Termination Fee shall be payable within 3 Business Days following the earlier of the date on which Marathon enters into an agreement in respect of an Acquisition Proposal or the date on which Marathon consummates an Acquisition Proposal. Marathon shall not be obligated to make more than one Termination Fee payment.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Fogler, Rubinoff LLP, Canadian counsel to Marathon, the following summary fairly describes the principal Canadian federal income tax considerations under the Tax Act relating to the Arrangement generally applicable to Marathon Shareholders who, for purposes of the Tax Act: (i) hold their Marathon Shares, and will hold their Stillwater Shares and Marathon Gold Shares, as capital property, (ii) deal at arm’s length with Marathon, Marathon Gold and Stillwater and (iii) are not affiliated with Marathon, Marathon Gold or Stillwater.

Marathon Shares, Marathon Gold Shares and Stillwater Shares will generally be considered to be capital property to a holder thereof, unless the shares are held in the course of carrying on a business or were acquired in a transaction considered to be an adventure in the nature of trade. Certain shareholders who are resident in Canada and who might not otherwise be considered to hold such shares as capital property may be entitled, in certain circumstances, to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Marathon Shares and Marathon Gold Shares and all other “Canadian securities” as defined in the Tax Act owned by such shareholder in the taxation year in which the election is made, and in all subsequent taxation years, deemed to be capital property. Any person contemplating making a subsection 39(4) election should consult their tax advisor for advice as to whether the election is available or advisable in their particular circumstances. An election under subsection 39(4) is not available in respect of Stillwater Shares.

This summary is not applicable to a Marathon Shareholder: (i) that is a “financial institution” as defined in the Tax Act for the purposes of the mark-to-market rules, (ii) that is a “specified financial institution” as defined in the Tax Act, (iii) an interest in which is a “tax shelter investment” as defined in the Tax Act, (iv) who has made an election under subsection 261(3) of the Tax Act to report its Canadian tax results in a currency other than Canadian currency, or (v) in respect of which Stillwater is or will be a “foreign affiliate” within the meaning of the Tax Act.

This summary is based upon the current provisions of the Tax Act, the regulations thereunder (the “Regulations”), and counsel’s understanding of the current published administrative practices and policies of the Canada Revenue Agency (the “CRA”). This summary also takes into account all specific proposals to amend the Tax Act and Regulations (the “Proposed Amendments”) announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and assumes that all Proposed Amendments will be enacted in their present form. However, there can be no assurance that the Proposed Amendments will be enacted in the form proposed, or at all. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law, whether by legislative, governmental, or judicial action or decision, nor does it take into account provincial, territorial or foreign income tax considerations, which may differ from the Canadian federal income tax considerations discussed below.

For the purposes of the Tax Act, all amounts must generally be expressed in Canadian dollars, including dividends, adjusted cost base and proceeds of disposition. Amounts denominated in United States dollars must be converted into Canadian dollars based on the prevailing United States dollar exchange rate quoted by the Bank of Canada at noon on the day the amount first arose, or such other rate of exchange as is acceptable to the CRA.

This summary is of a general nature only, and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any Marathon Shareholder. Accordingly, Marathon Shareholders should consult their own tax advisors for advice as to the income tax consequences to them of the Arrangement in their particular circumstances.

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(A) SHAREHOLDERS RESIDENT IN CANADA

The following portion of the summary is applicable to a Marathon Shareholder who is resident, or deemed to be resident, in Canada for purposes of the Tax Act (a “Resident Shareholder”).

Redesignation of Marathon Shares as Marathon Class B Shares

Resident Shareholders will not realize a capital gain or a capital loss as a result of the redesignation of their Marathon Shares as Marathon Class B Shares under the Arrangement. The aggregate adjusted cost base of the Marathon Class B Shares will be equal to the aggregate adjusted cost base of the Marathon Shares to such shareholder immediately prior to the redesignation.

Exchange of Marathon Class B Shares for Marathon Class A Shares and Marathon Gold Shares

If, at the Effective Time, the fair market value of all Marathon Gold Shares transferred to Marathon Shareholders exceeds the paid-up capital of the Marathon Class B Shares immediately before the exchange (which is not expected to be the case), Marathon will be deemed to have paid a dividend on the Marathon Class B Shares equal to the amount of such excess, and each Resident Shareholder will be deemed to have received a pro rata portion of such dividend, based on the proportion of Marathon Class B Shares held. However, Marathon has informed counsel that the fair market value of the Marathon Gold Shares at the time of such exchange is expected to be substantially less than the paid-up capital of the Marathon Class B Shares immediately before such exchange. Accordingly, Marathon does not expect that a deemed dividend will arise as a result of the exchange.

A Resident Shareholder whose Marathon Class B Shares are exchanged for Marathon Class A Shares and Marathon Gold Shares will be considered to have disposed of the Marathon Class B Shares for proceeds of disposition equal to the greater of the adjusted cost base of such shares immediately before the exchange (which will equal the adjusted cost base of such shareholder’s Marathon Shares immediately before their redesignation) and the fair market value of the Marathon Gold Shares received by such shareholder at the time of the exchange. Consequently, such shareholder will realize a capital gain only if, and to the extent that, the fair market value of the Marathon Gold Shares received on the exchange is greater than the adjusted cost base of such shareholder’s Marathon Class B Shares. If, as discussed above, a deemed dividend arose as a result of the exchange (which is not expected to be the case), the proceeds of disposition of the Marathon Class B Shares would generally be reduced by the amount of such dividend. In some circumstances, any such dividend deemed to be received by a Resident Shareholder that is a corporation may be deemed by subsection 55(2) of the Tax Act to be proceeds of disposition for the Marathon Class B Shares. See “Taxation of Capital Gains and Capital Losses” below for a general description of the treatment of capital gains and capital losses under the Tax Act.

The aggregate cost of the Marathon Class A Shares acquired on the exchange will be equal to the amount, if any, by which the adjusted cost base of such shareholder’s Marathon Class B Shares immediately before the exchange (which will equal such shareholder’s adjusted cost base of the Marathon Shares immediately before their redesignation) exceeds the fair market value at the time of the exchange of the Marathon Gold Shares acquired on the exchange. The cost of Marathon Gold Shares acquired on the exchange will be equal to their fair market value at the time of the exchange.

Exchange of Marathon Class A Shares for Stillwater Shares and Cash

A Resident Shareholder whose Marathon Class A Shares are exchanged for Stillwater Shares and cash pursuant to the Plan of Arrangement will be considered to have disposed of such Marathon Class A Shares for proceeds of disposition equal to the fair market value, at the date of such disposition, of the Stillwater Shares plus the amount of cash received.

Generally, such shareholder will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Marathon Class A Shares immediately before the disposition. The general tax consequences of realizing a capital gain or capital loss are described below under “Taxation of Capital Gains and Capital Losses”.

The cost of Stillwater Shares received on the exchange will be equal to their fair market value at the time of the exchange. For the purposes of determining the adjusted cost base at any time of the Stillwater Shares acquired on the exchange, the adjusted cost base will be determined by averaging the cost of such Stillwater Shares with the adjusted cost base of all other Stillwater Shares, if any, owned by such shareholder as capital property at that time.

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Dividends on Marathon Gold Shares

In the case of a Resident Shareholder who is an individual, dividends received or deemed to be received on Marathon Gold Shares will be included in computing the individual’s income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit in respect of dividends that are designated as “eligible dividends”.

In the case of a Resident Shareholder that is a corporation, dividends received or deemed to be received on Marathon Gold Shares will be included in computing the corporation’s income and will generally be deductible in computing its taxable income. A “private corporation” (as defined in the Tax Act) or any other corporation controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on such shares to the extent that such dividends are deductible in computing the corporation’s taxable income.

Disposition of Marathon Gold Shares

A Resident Shareholder who disposes or is deemed to dispose of Marathon Gold Shares will generally realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of those shares immediately before the disposition. See “Taxation of Capital Gains and Capital Losses” below for a general description of the treatment of capital gains and capital losses under the Tax Act.

Taxation of Capital Gains and Capital Losses

One-half of any capital gain (a “taxable capital gain”) realized in a taxation year will be included in a shareholder’s income for the year. One-half of any capital loss (an “allowable capital loss”) realized in a taxation year may be deducted against taxable capital gains realized in that taxation year. Any excess of allowable capital losses over taxable capital gains in a taxation year may be carried back up to three taxation years and carried forward indefinitely and deducted against net taxable capital gains in those other years, to the extent and in the circumstances specified in the Tax Act.

If the shareholder is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of shares may be reduced by the amount of certain dividends received or deemed to be received by the corporation on the share, to the extent and under the circumstances specified in the Tax Act. Analogous rules apply to a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.

Capital gains realized by individuals and certain trusts may give rise to a liability for alternative minimum tax under the Tax Act.

A shareholder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including amounts in respect of net taxable capital gains and dividends or deemed dividends not deductible in computing taxable income.

Holding and Disposing of Stillwater Shares

(a)	Dividends on Stillwater Shares

The Canadian dollar equivalent of any dividends received on the Stillwater Shares, before deduction of any withholding taxes as may be applicable, will be included in computing a Resident Shareholder’s income for the purposes of the Tax Act. If such dividends are received by a Resident Shareholder who is an individual, the dividends will not be subject to a gross-up, and such shareholder will not be entitled to claim a dividend tax credit in respect of such dividends. A Resident Shareholder that is a corporation will not be entitled to deduct the amount of such dividends in computing its taxable income. A Resident Shareholder that is throughout the relevant taxation year a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on such dividends. Subject to the detailed rules in the Tax Act, a Resident Shareholder may be entitled to claim a foreign tax credit or deduction for any foreign withholding tax paid with respect to such dividends.

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(b)	Disposition of Stillwater Shares

A disposition or deemed disposition of Stillwater Shares by a Resident Shareholder will generally result in a capital gain (or a capital loss) equal to the amount, if any, by which such shareholder’s proceeds of disposition of such Stillwater Shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Stillwater Shares immediately before the disposition. The general tax consequences of realizing a capital gain or capital loss are described above under “Taxation of Capital Gains and Capital Losses”. A Resident Shareholder may be entitled to claim a foreign tax credit or deduction in respect of any foreign tax payable by such shareholder on any capital gain realized on such disposition or deemed disposition.

(c)	Offshore Investment Fund Property

The Tax Act contains rules (as proposed to be amended in the proposals released by the Minister of Finance on August 27, 2010) which, in certain circumstances, may require a Resident Shareholder to include an amount in income in each taxation year in respect of the acquisition and holding of Stillwater Shares if (1) the value of such Stillwater Shares may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in: (i) shares in the capital stock of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing (“Investment Assets”); and (2) it may reasonably be concluded that one of the main reasons for the Resident Shareholder acquiring or holding the Stillwater Shares was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act if the income, profits and gains had been earned directly by the Resident Shareholder.

In making this determination, the Tax Act provides that regard must be had to all of the circumstances including: (i) the nature, organization and operation of Stillwater and the form of, and the terms and conditions governing the Resident Shareholder’s interest in or connection with, Stillwater, (ii) the extent to which any income, profit and gains that may reasonably be considered to be earned or accrued, whether directly or indirectly, for the benefit of Stillwater are subject to an income or profits tax that is significantly less than the income tax that would be applicable to such income, profits and gains if they were earned directly by the Resident Shareholder, and (iii) the extent to which any income, profits and gains of Stillwater for any fiscal period are distributed in that or the immediately following fiscal period.

Where these rules apply, a Resident Shareholder will be required to include in income for each taxation year in which such shareholder owns the Stillwater Shares the amount, if any, by which (i) an imputed return for the taxation year computed on a monthly basis, where the amount in respect of each month is calculated as the product obtained when the Resident Shareholder’s “designated cost” (within the meaning of the Tax Act) of the Stillwater Shares at the end of the month is multiplied by 1/12th of the applicable prescribed rate for the period that includes such month plus two percent, exceeds (ii) any dividends or other amounts included in computing such shareholder’s income for the year (other than a capital gain) in respect of the Stillwater Shares determined without reference to these rules. Any amount required to be included in computing a Resident Shareholder’s income under these provisions will be added to the adjusted cost base of the Stillwater Shares.

These rules are complex and their application depends, to a large extent, on the reasons for a Resident Shareholder acquiring or holding Stillwater Shares. Resident Shareholders are urged to consult their own tax advisors regarding the application and consequences of these rules in their own particular circumstances.

(d)	Foreign Property Reporting

A Resident Shareholder which is a “specified Canadian entity” for a taxation year or a fiscal period and whose total cost amount of “specified foreign property” (as such terms are defined in the Tax Act), including Stillwater Shares, at any time in the year or fiscal period exceeds $100,000 will be required to file an information return with the CRA for the year or period disclosing prescribed information in respect of such property. Substantial penalties may apply where a Resident Shareholder fails to file the required information return in respect of its specified foreign property. In the March 4, 2010 Federal Budget (the “2010 Federal Budget”), the Canadian Minister of Finance proposed that the existing reporting requirements with respect to “specified foreign property” be expanded so that more detailed information be available for audit use. Revised legislation reflecting such proposal has not yet been released.

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Eligibility for Investment

The Marathon Class A Shares will be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, registered disability savings plans, deferred profit sharing plans, registered education savings plans and tax-free savings accounts (a “TFSA”) (collectively “Registered Plans”) provided that the shares are listed on a “designated stock exchange” (as defined in the Tax Act) at the time that they are acquired pursuant to the Arrangement.

The Marathon Gold Shares will be qualified investments under the Tax Act for Registered Plans at a particular time, provided that the shares are listed on a designated stock exchange at that time or, for Registered Plans other than a TFSA, Marathon Gold is a “public corporation” as defined in the Tax Act.

Provided that the Stillwater Shares are listed on a designated stock exchange (which currently includes the NYSE) at the time they are acquired by a Resident Shareholder, such Stillwater Shares will be qualified investments under the Tax Act for Registered Plans.

Notwithstanding the foregoing, if the Marathon Gold Shares or Stillwater Shares are a “prohibited investment” for the purposes of the Tax Act, the holder of a TFSA that governs a trust that holds such shares will be subject to a penalty tax as set out in the Tax Act. The Marathon Gold Shares or Stillwater Shares generally will not be a “prohibited investment” for a trust governed by a particular TFSA unless either (i) the holder of the TFSA does not deal at arm’s length with such issuer for purposes of the Tax Act, or (ii) the holder has a “significant interest” (as defined in the Tax Act) in such issuer or a corporation, partnership or trust with which such issuer does not deal at arm’s length for purposes of the Tax Act. A holder of a TFSA should consult its own tax advisors in this regard.

Dissenting Shareholders

A Resident Shareholder who, as a result of the exercise of Dissent Rights, disposes of Marathon Class B Shares (the redesignated Marathon Shares) to AcquireCo in consideration for a cash payment from Stillwater, will be considered to have disposed of the Marathon Class B Shares for proceeds of disposition equal to the cash payment (other than any portion of the payment that is interest awarded by the court). Such Dissenting Shareholder will realize a capital gain (or capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to such Dissenting Shareholder of the Marathon Class B Shares immediately before the disposition (which will equal the adjusted cost base to the Dissenting Shareholder of their Marathon Shares immediately before their redesignation). See “Taxation of Capital Gains and Capital Losses” above for a general description of the treatment of capital gains and capital losses under the Tax Act.

Interest awarded by a court to a Resident Dissenting Shareholder will be included in such shareholder’s income for the purposes of the Tax Act.

Exchange of Marathon Options for Stillwater Replacement Options

The following portion of the summary is applicable to a holder of Marathon Options who, at all relevant times, is or is deemed to be resident in Canada for purposes of the Tax Act, is a current or former employee of Marathon (or any subsidiary), deals at arm’s length with such corporations, and received the Marathon Options in respect of, in the course of, or by virtue of, such employment pursuant to the Marathon Stock Option Plan (a “Resident Optionholder”).

The terms of the Arrangement provide that Marathon Options will be exchanged for Stillwater Replacement Options. A Resident Optionholder who exchanges a Marathon Option for a Stillwater Replacement Option will not be considered to have disposed of the Marathon Option as a result of such exchange, and the Stillwater Replacement Option will be deemed to be the same as, and a continuation of, the Marathon Option for purposes of the stock option rules under the Tax Act, provided that the only consideration received by the Resident Optionholder on the exchange is a Stillwater Replacement Option, and (i) the difference between the total value of the Stillwater Shares the Resident Optionholder is entitled to acquire under the Stillwater Replacement Option immediately after the exchange and the total amount payable to acquire such shares under the Stillwater Replacement Option is not greater than (ii) the difference between the total value of the Marathon Shares the Resident Optionholder was entitled to acquire under the Marathon Option immediately before the exchange and the amount payable under the Marathon Option to acquire such shares. As the only consideration to be received on the exchange of a Marathon Option will be a Stillwater Replacement Option, assuming that the amounts referred to in (i) and (ii) above will be equal to each other, no disposition should result from the exchange, and the Stillwater Replacement Option should be deemed to be the same as, and a continuation of, the Marathon Option for purposes of the stock option rules under the Tax Act.

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The Stillwater Replacement Options will be “specified foreign property” for purposes of the foreign property information reporting rules described above under the heading “Holding and Disposing of Stillwater Shares – Foreign Property Reporting”. Resident Optionholders should consult their own advisors regarding compliance with these rules.

(B) SHAREHOLDERS NOT RESIDENT IN CANADA

The following portion of the summary is applicable to a Marathon Shareholder who: (i) has not been, is not, and will not be resident or deemed to be resident in Canada for purposes of the Tax Act, and (ii) does not and will not use or hold, and is not and will not be deemed to use or hold, Marathon Shares, Marathon Gold Shares or Stillwater Shares in connection with carrying on a business in Canada (a “Non-Resident Shareholder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Shareholder that is an insurer carrying on business in Canada and elsewhere.

Redesignation of Marathon Shares as Marathon Class B Shares

The discussion above under “Shareholders Resident in Canada – Redesignation of Marathon Shares as Marathon Class B Shares” also applies to a Non-Resident Shareholder.

Receipt of Marathon Gold Shares

The discussion above, under “Shareholders Resident in Canada – Exchange of Marathon Class B Shares for Marathon Class A Shares and Marathon Gold Shares”, relating to the deemed dividend potentially resulting from the distribution of Marathon Gold Shares also applies to a Non-Resident Shareholder. As noted above, based on the information provided by Marathon, Marathon is not expected to be deemed to have paid a dividend as a result of such exchange. In the event that Marathon was deemed to have paid a dividend, the portion of the dividend deemed to have been received by a Non-Resident Shareholder would be subject to withholding tax under the Tax Act at the rate of 25% of the gross amount of the dividend, subject to reduction under an applicable income tax convention or treaty.

Share Exchanges and Subsequent Dispositions of Marathon Gold Shares, Marathon Class A Shares and Marathon Class B Shares

A Non-Resident Shareholder who participates in the Arrangement will not be subject to tax under the Tax Act on any capital gain realized on the exchange of Marathon Class B Shares (the redesignated Marathon Shares) for Marathon Class A Shares and Marathon Gold Shares, or on the exchange of Marathon Class A Shares for Stillwater Shares and cash, provided that: (i) the shares disposed of are not “taxable Canadian property” of the Non-Resident Shareholder at the time of the applicable exchange, or (ii) the Non-Resident Shareholder is exempt from taxation in Canada on the disposition of such shares under the terms of an applicable income tax convention or treaty.

Similarly, any capital gain realized by a Non-Resident Shareholder on the disposition or deemed disposition of Marathon Gold Shares acquired pursuant to the Arrangement will not be subject to tax under the Tax Act provided that: (i) the shares disposed of are not “taxable Canadian property” of the Non-Resident Shareholder at the time of the disposition, or (ii) the Non-Resident Shareholder is exempt from taxation in Canada on the disposition of such shares under the terms of an applicable income tax convention or treaty.

Generally, a share will not constitute taxable Canadian property of a Non-Resident Shareholder at a particular time, provided that: (i) the share is listed at that time on a designated stock exchange (which currently includes the TSX); (ii) at no time during the 60 month period that ends at that particular time: (a) were 25% or more of the issued shares of any class or series of the capital stock of the particular corporation owned by or belonged to any combination of the Non-Resident Shareholder, and persons with whom the Non-Resident Shareholder did not deal at arm’s length (for the purposes of the Tax Act), and (b) was more than 50% of the fair market value of the share derived directly or indirectly from one, or any combination of, real or immovable property situated in Canada, Canadian resource property (as defined in the Tax Act), timber resource property (as defined in the Tax Act) or options in respect of, interests in or civil law rights in any such property (whether or not such property exists), and (iii) the share is not otherwise deemed under the Tax Act to be taxable Canadian property. Marathon has informed counsel that it has made an application to the TSX to list the Marathon Class A Shares and the Marathon Class B Shares on the TSX at the time such shares are received pursuant to the Arrangement, as well as the Marathon Gold Shares to be received pursuant to the Arrangement. Non-Resident Shareholders for whom the shares are, or may be, taxable Canadian property should consult their own tax advisors.

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In the event that a Marathon Class B Share, Marathon Class A Share or Marathon Gold Share constitutes taxable Canadian property of a Non-Resident Shareholder and any capital gain that would be realized on the exchange or disposition of the share is not exempt from tax under the Tax Act pursuant to an applicable income tax convention or treaty, then the tax consequences discussed above for Marathon Shareholders who are resident in Canada, under “Taxation of Capital Gains and Capital Losses”, will generally apply.

Reporting and withholding obligations under section 116 of the Tax Act apply when a person who is not resident in Canada for purposes of the Tax Act disposes of taxable Canadian property, other than “excluded property”. “Excluded property” includes shares of a class of shares listed on a “recognized stock exchange” as defined in the Tax Act, which includes the TSX. The Marathon Shares are listed on the TSX. Moreover, Marathon has informed counsel that it has made an application to the TSX to list the Marathon Class A Shares and the Marathon Class B Shares on the TSX at the time such shares are received pursuant to the Arrangement, as well as the Marathon Gold Shares to be received pursuant to the Arrangement. In that case such reporting and withholding obligations will not apply.

Dividends on Marathon Gold Shares

Dividends paid, deemed to be paid, or credited on Marathon Gold Shares to a Non-Resident Shareholder will be subject to withholding tax under the Tax Act at a rate of 25% of the gross amount of the dividend unless the rate is reduced by an applicable income tax convention or treaty. In the case of a beneficial owner of dividends that is a resident of the United States, that is a “qualifying person” for purposes of the Canada-United States Tax Convention (1980) (the “Canada-U.S. Tax Convention”) and that owns less than 10% of the voting stock of Marathon Gold, the rate of withholding tax on dividends will be reduced to 15%.

Dissenting Shareholders

A Non-Resident Shareholder who, as a result of the exercise of Dissent Rights, disposes of Marathon Class B Shares (the redesignated Marathon Shares) to AcquireCo in consideration for a cash payment from Stillwater, will be considered to realize a capital gain or capital loss as discussed above under “Shareholders Resident in Canada – Dissenting Shareholders”. The same general considerations apply as discussed above in determining whether a capital gain will be subject to tax under the Tax Act.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Introduction

The following is a discussion of certain U.S. federal income tax considerations applicable to U.S. Holders and Non-U.S. Holders (each individually a “Holder” and collectively “Holders”) arising from the Arrangement, and the acquisition, ownership and disposition of Stillwater Shares and Marathon Gold Shares received pursuant to the Arrangement. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a Holder as a result of the Arrangement or the acquisition, ownership and disposition of Stillwater Shares and Marathon Gold Shares received pursuant to the Arrangement. In addition, this summary does not take into account the individual facts and circumstances of any particular Holder that may affect the U.S. federal income tax considerations applicable to such Holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any Holder. Moreover, this summary is not binding on the Internal Revenue Service (the “IRS”) or the U.S. courts, and no assurance can be provided that the conclusions reached in this summary will not be challenged by the IRS or will be sustained by a U.S. court if so challenged. Neither Marathon nor Stillwater has requested, and neither party intends to request, a ruling from the IRS or an opinion from U.S. legal counsel regarding any of the U.S. federal income or other tax considerations of the Arrangement, and the acquisition, ownership and disposition of Stillwater Shares and Marathon Gold Shares received pursuant to the Arrangement. Each Holder should consult its own tax advisor regarding the Arrangement, and the acquisition, ownership and disposition of Stillwater Shares and Marathon Gold Shares received pursuant to the Arrangement.

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To ensure compliance with U.S. Treasury Department Circular 230, Holders are hereby notified that: (a) any discussion of U.S. federal tax issues in this document is not intended or written to be relied upon, and cannot be relied upon, by a Holder for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code; (b) this summary was written in connection with the promotion or marketing of the transactions or matters addressed in this document; and (c) each Holder should seek advice based on such Holder’s particular circumstances from an independent tax advisor.

Scope of this Disclosure

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (final, temporary, and proposed), U.S. court decisions, published IRS rulings and published administrative positions of the IRS, that are applicable and, in each case, as in effect and available, as of the date of this Circular. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis and could affect the U.S. federal income tax considerations described in this summary.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is an owner of Marathon Shares at the time of the Arrangement that receives Marathon Gold Shares, Stillwater Shares, and the Cash Consideration pursuant to the Arrangement and that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

For purposes of this summary, a “Non-U.S. Holder” is an owner of Marathon Shares at the time of the Arrangement that receives Marathon Gold Shares, Stillwater Shares, and the Cash Consideration pursuant to the Arrangement and that, for U.S. federal income tax purposes, is not a U.S. Holder and that is not a partnership or other entity classified as a partnership.

Transactions Not Addressed

Except as expressly discussed below, this summary does not address the U.S. federal income tax considerations of transactions effectuated prior or subsequent to, or concurrently with, the Arrangement (whether or not any such transactions are undertaken in connection with the Arrangement), including, without limitation, the following:

●	tax considerations to Stillwater, AcquireCo, Marathon, or Marathon Gold;

●	any exercise, conversion, assumption, disposition, exchange, or other transaction involving Marathon Warrants;

●	any vesting, conversion, assumption, disposition, exercise, exchange, or other transaction involving any rights to acquire Marathon Shares, including the Marathon Options; and

●	any transaction, other than the Arrangement, in which Marathon Shares, Marathon Gold Shares or Stillwater Shares are acquired.

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Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations of the Arrangement or the acquisition, ownership and disposition of Marathon Gold Shares and Stillwater Shares received pursuant to the Arrangement to Holders that are subject to special provisions under the Code, including the following Holders: (a) Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (c) U.S. Holders that have a “functional currency” other than the U.S. dollar; (d) Holders that own Marathon Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (e) Holders that acquired Marathon Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (f) Holders that hold Marathon Shares other than as a capital asset within the meaning of Section 1221 of the Code; (g) Holders who are U.S. expatriates or former long term residents of the United States; and (h) Holders that own, or will own after the Effective Time, directly, indirectly, or by attribution, 5% or more, by voting power or value, of the outstanding Marathon Shares, Marathon Gold Shares, or Stillwater Shares. Holders that are subject to special provisions under the Code, including but not limited to Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and foreign tax and other tax considerations of the Arrangement, and the acquisition, ownership and disposition of Marathon Gold Shares and Stillwater Shares received pursuant to the Arrangement.

If a partnership or other entity that is classified as partnership for U.S. federal income tax purposes holds Marathon Shares, the U.S. federal income tax considerations to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners (or owners). Partnerships or other entities that are classified as partnerships for U.S. federal income tax purposes and their owners should consult their own tax advisors regarding the U.S. federal income tax considerations of the Arrangement, and the acquisition, ownership and disposition of Marathon Gold Shares and Stillwater Shares received pursuant to the Arrangement.

Tax Considerations Other than U.S. Federal Income Tax Considerations Not Addressed

This summary does not address any state, local, alternative minimum, estate and gift, foreign, or other tax considerations other than U.S. federal income tax considerations that may be relevant to Holders in connection with the Arrangement, and the acquisition, ownership and disposition of Marathon Gold Shares and Stillwater Shares received pursuant to the Arrangement. Each Holder should consult its own tax advisors regarding any state, local, estate and gift, foreign, and any other tax considerations that may be relevant to such Holder in connection with the Arrangement, and the acquisition, ownership and disposition of Marathon Gold Shares and Stillwater Shares received pursuant to the Arrangement.

U.S. Federal Income Tax Considerations Of General Relevance to the Overall Arrangement

The various steps that will be effected pursuant to the Arrangement may be viewed either as separate transactions or treated as a single integrated transaction for U.S. federal income tax purposes. For purposes of the following discussion, it has been assumed that (i) Marathon’s redesignation of Marathon Shares as Class B Shares and the creation of an unlimited number of Class A Shares (the “Redesignation”), (ii) the exchange of Class B Shares (other than those held by Dissenting Marathon Shareholders) for Class A Shares and Marathon Gold Shares (the “Spin-Off”), and (iii) the acquisition of each outstanding Class A Share (other than the Class A Shares held by Stillwater) by AcquireCo in exchange for Stillwater Shares and the Cash Consideration (the “Triangular Stock Acquisition”), will each be treated as a separate transaction for U.S. federal income tax purposes. Neither Marathon nor Stillwater has sought or obtained, and neither party intends to seek or obtain, a ruling from the IRS or an opinion of counsel regarding any of the tax considerations relevant to the Arrangement, including whether the Redesignation, the Spin-Off, and the Triangular Stock Acquisition would each be viewed separately or as a single integrated transaction under U.S. federal income tax rules. Furthermore, there can be no assurance that the IRS will not potentially challenge the U.S. federal income tax treatment of the Arrangement as generally summarized in the following discussion or that, if challenged and litigated, a U.S. court would not agree with the IRS’ position. Holders should consult their own tax advisors regarding the proper tax reporting of the Arrangement. Holders should also be aware that the Arrangement will be effected under applicable provisions of Canadian corporate law which are technically different from analogous provisions of U.S. corporate law and this generally increases the level of uncertainty regarding the treatment of the Arrangement under U.S. tax principles.

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U.S. Federal Income Tax Considerations Relevant to U.S. Holders In Connection With the Redesignation

This summary assumes that the Redesignation will be effectively treated, under applicable U.S. federal income tax principles, as a transaction that has no material U.S. federal income tax consequences given that the Redesignation entails the mere redesignation or renaming of Marathon’s existing Marathon Shares as Class B Shares coupled with the creation and authorization of Marathon’s new Class A Shares. As a result, it is expected that a U.S. Holder’s aggregate tax basis and holding period in the Class B Shares will be the same as the aggregate tax basis and holding period maintained by such U.S. Holder in its Marathon Shares prior to the Redesignation.

U.S. Federal Income Tax Considerations Relevant to U.S. Holders In Connection With the Spin-Off

 Subject to the potential application of the passive foreign investment company (“PFIC”) rules discussed below under the heading “U.S. Federal Income Tax Considerations Relevant to U.S. Holders In Connection With the Triangular Stock Acquisition,” a U.S. Holder that receives a distribution of Marathon Gold Shares in connection with the Spin-Off generally will be required to include the fair market value of such Marathon Gold Shares in gross income as a dividend (without reduction for any Canadian income tax that may be withheld from such distribution) to the extent of any current or accumulated “earnings and profits” of Marathon, as determined under U.S. federal income tax rules. To the extent that a distribution exceeds the current or accumulated “earnings and profits” of Marathon, such distribution will be treated (a) first, as a non-taxable return of capital to the extent of a U.S. Holder’s aggregate tax basis in its Marathon Shares, and (b) thereafter, as gain from the sale or exchange of such Marathon Shares. However, because Marathon does not calculate its “earnings and profits” for U.S. federal income tax purposes, U.S. Holders should generally expect that the distribution of Marathon Gold Shares may be presumptively treated as a dividend (as described above). In addition, in the event that the PFIC rules discussed below are applicable, the distribution of Marathon Gold Shares may still potentially be classified as an “excess distribution” for purposes of the PFIC rules even if Marathon was not treated as having any “earnings and profits” for U.S. federal income tax purposes, resulting in the taxation of amounts that might otherwise have qualified as a non-taxable return of capital. The distribution of Marathon Gold Shares will not be eligible for the “dividends received deduction” generally available to U.S. corporate shareholders that receive dividends from U.S. corporations. A U.S. Holder’s tax basis in the Marathon Gold Shares received in the Spin-Off will be equal to the fair market value of such shares on the date of the distribution. A U.S. Holder’s holding period in the Marathon Gold Shares will begin on the day after the date of distribution.

For taxable years beginning before January 1, 2011, a dividend paid by Marathon generally will be taxed at the preferential tax rates applicable to long-term capital gains if (a) Marathon is a “qualified foreign corporation” (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on Marathon Shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the “ex-dividend date” (that is, the first date that a purchaser of such Marathon Shares would not be entitled to receive such dividend). Marathon generally will be a “qualified foreign corporation” under Section 1(h)(11) of the Code (a “QFC”) if (i) Marathon is eligible for the benefits of the Canada-U.S. Tax Convention, or (ii) the Marathon Shares are readily tradeable on an established securities market. Based on these tests, it is expected that Marathon generally will be treated as a QFC. However, even if Marathon satisfies one or more of such requirements, Marathon would not be treated as a QFC if it is a PFIC for the taxable year during which it pays a dividend or for the preceding taxable year.

U.S. Federal Income Tax Considerations Relevant to U.S. Holders In Connection With the Triangular Stock Acquisition

Subject to the potential application of the PFIC rules discussed below, and based on the assumptions previously noted above, the Triangular Stock Acquisition will constitute a taxable disposition of Class A Shares by U.S. Holders and would result in the following U.S. federal income tax consequences:

●
a U.S. Holder of Class A Shares would recognize gain or loss equal to the difference between (i) the sum of the fair market value of the Stillwater Shares received and the U.S. dollar value of the Cash Consideration at the time of receipt by such U.S. Holder and (ii) the U.S. Holder’s adjusted tax basis in the Class A Shares surrendered;

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●
the aggregate tax basis of the Stillwater Shares received by a U.S. Holder of Class A Shares would be equal to the aggregate fair market value of the Stillwater Shares received and the aggregate tax basis of the Cash Consideration would be equal to the U.S. dollar value of the Cash Consideration at the time of receipt; and

●	the holding period of the Stillwater Shares received by a U.S. Holder would begin on the day after receipt.

A U.S. Holder generally will be required to calculate gain or loss separately for each block of Class A Shares exchanged. For this purpose, it is generally expected that a U.S. Holder would be deemed to have separate blocks of Class A Shares to the extent that such Class A Shares are effectively attributable to separate blocks of Marathon Shares that were previously acquired by a U.S. Holder at separate times and at the same price. In addition, it is generally expected that a U.S. Holder’s aggregate tax basis in its Class A Shares will be the same as the U.S. Holder’s aggregate tax basis in its Class B Shares (with such aggregate tax basis being determined in U.S. dollars and adjusted, as appropriate, to account for any tax basis consequences associated with the Spin-Off as described above), and a U.S. Holder’s holding period in its Class A Shares will include the U.S. Holder’s holding period in its Class B Shares. Subject to the PFIC rules discussed below, any gain or loss recognized by a U.S. Holder in connection with the Triangular Stock Acquisition generally will be capital gain or loss if the Class A Shares were held as capital assets at the time of the Triangular Stock Acquisition and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Shares is more than one year at the time of the Triangular Stock Acquisition. Preferential tax rates for long-term capital gains may be applicable to a U.S. Holder that is an individual, estate or trust. Deductions for capital losses are subject to significant limitations.

Dissenting U.S. Holders

Subject to the potential application of the PFIC rules discussed below, a U.S. Holder of Marathon Shares that exercises Dissent Rights in connection with the Arrangement and that is paid cash denominated in Canadian dollars in exchange for all of such U.S. Holder’s Marathon Shares generally will recognize gain or loss in an amount equal to the difference, if any, between (a) the U.S. dollar value of the Canadian dollars received by such U.S. Holder in exchange for the Marathon Shares (other than amounts, if any, that are or are deemed to be interest for U.S. federal income tax purposes, which amounts would be taxed as ordinary income) and (b) the tax basis of such U.S. Holder in such Marathon Shares surrendered (as determined in U.S. dollars). Such gain or loss generally will be capital gain or loss, which would be long-term capital gain or loss if such Marathon Shares were held for more than one year. Preferential tax rates may apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. Deductions for capital losses are subject to limitations under the Code. Any gain or loss resulting from currency exchange fluctuations that occur during the period from the date on which any Canadian dollars are received to the date such Canadian dollars are actually converted into U.S. dollars would be treated as ordinary income or loss and would be U.S.-source income for foreign tax credit limitation purposes.

Passive Foreign Investment Company Rules

If Marathon was a PFIC for any taxable year during which a U.S. Holder held Marathon Shares, the foregoing discussion would not apply and a U.S. Holder of Marathon Shares would be subject to special, adverse tax rules in respect of the Triangular Stock Acquisition.

In general, a non-U.S. corporation is classified as a PFIC for each taxable year in which (a) 75% or more of its gross income is passive income (as defined for U.S. federal income tax purposes) or (b) on average for such taxable year, 50% or more (by value) of its assets either produce or are held for the production of passive income. In addition, if a corporation is classified as a PFIC for any taxable year during which a U.S. Holder has held shares of such corporation, such corporation may continue to be classified as a PFIC for any subsequent taxable year in which the U.S. Holder continues to hold the shares even if the corporation’s income and assets are no longer passive in nature in that subsequent taxable year. For purposes of the PFIC provisions, passive income generally includes dividends, interest, royalties, rents, and gains from commodities or securities transactions, including certain transactions involving oil and gas assets. In determining whether or not it is classified as a PFIC, a non-U.S. corporation is required to take into account its pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value).

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Marathon believes that it may have been a PFIC during each of its prior taxable years, and based on the current composition of its gross income and assets and its current business plans and financial projections, Marathon further expects that it may be a PFIC during the current taxable year. The determination of whether Marathon will be a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to various interpretations. In addition, whether Marathon is a PFIC for the current taxable year, depends on the assets and income of Marathon over the course of the taxable year and, as a result, cannot be predicted with certainty as of the date of this Circular. Accordingly, there can be no assurance that the IRS will not challenge any determination made by Marathon concerning its PFIC status.

If Marathon is classified as a PFIC for any taxable year during which a U.S. Holder has held Marathon Shares, special rules may increase such U.S. Holder’s U.S. federal income tax liability. Under the PFIC rules:

●
any gain on the sale, exchange, or other disposition of Marathon Shares and any “excess distribution” (defined under Section 1291 of the Code as an annual distribution that is more than 25% in excess of the average annual distribution over the past three years) will be allocated ratably over such U.S. Holder’s holding period for the Marathon Shares;

●	the amount allocated to the current taxable year and any year prior to the first year in which Marathon was classified as a PFIC will be taxed as ordinary income in the current year;

●	the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax on ordinary income in effect for the applicable class of taxpayer for that year; and

●
an interest charge for a deemed deferral benefit will be imposed with respect to the resulting tax attributable to each of the other taxable years, which interest charge is not deductible by non-corporate U.S. Holders.

A U.S. Holder that has made a “mark-to-market” election under Section 1296 of the Code generally may not be subject to the PFIC rules described above in connection with the Triangular Stock Acquisition.

A U.S. Holder that has made a timely and effective election to treat Marathon as a qualified electing fund under Section 1295 of the Code (a “QEF Election”) generally will not be subject to the PFIC rules described above in connection with the Triangular Stock Acquisition.

The mark-to-market and QEF Elections are subject to numerous and complex restrictions and limitations, which are not fully described in this summary. The tax consequences of the PFIC rules, including the advisability and feasibility of making the mark-to-market and QEF Elections, are also not fully described in this summary. U.S. Holders are urged to consult their own tax advisors regarding the potential application of the PFIC rules and the mark-to-market and QEF Elections.

U.S. Federal Income Tax Considerations Relevant to Non-U.S. Holders In Connection With the Arrangement

Except as described in the discussion below under the heading “Other Considerations – Information Reporting; Backup Withholding Tax,” the effective receipt of Marathon Gold Shares, Stillwater Shares, and the Cash Consideration by a Non-U.S. Holder in exchange for Marathon Shares and in connection with the Arrangement generally will not be subject to U.S. federal income tax, including withholding tax, unless:

●
the amount of any income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. and, if subject to an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.; or

●
in the case of any gain from the effective disposition of Marathon Shares, the Non-U.S. Holder is an individual who has been present in the U.S. for 183 days or more during the taxable year in which the Arrangement is effected (and certain other conditions are satisfied).

Income that is effectively connected with the conduct of a U.S. trade or business by a Non-U.S. Holder generally will be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. Holder. In addition, if such Non-U.S. Holder is a corporation, such income may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be provided by an applicable income tax treaty).

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If an individual Non-U.S. Holder is present in the U.S. for at least 183 days during the taxable year in which the Arrangement is effected, the Non-U.S. Holder may be subject to a flat 30% tax on any U.S.-source gain derived from the sale, exchange, or other effective taxable disposition of Marathon Shares (other than gain effectively connected with a U.S. trade or business), which may be offset by U.S.-source capital losses.

U.S. Federal Income Tax Considerations Relevant to U.S. Holders In Connection With the Ownership of Marathon Gold Shares

Distributions on Marathon Gold Shares

Subject to the PFIC discussion that follows below, a U.S. Holder that receives a distribution (including a constructive distribution, but excluding certain pro rata distributions of stock described in Section 305 of the Code) with respect to Marathon Gold Shares would be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of Marathon Gold, as determined under U.S. federal income tax rules. To the extent that a distribution exceeds the current or accumulated “earnings and profits” of Marathon Gold, such distribution would be treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Marathon Gold Shares, and (b) thereafter, as gain from the sale or exchange of such shares. However, because Marathon Gold does not intend to calculate its “earnings and profits” for U.S. federal income tax purposes, U.S. Holders should generally expect that any distribution made with respect to Marathon Gold Shares may be presumptively treated as a dividend (as described above). In addition, in the event that the PFIC rules discussed below are applicable, any distribution made with respect to Marathon Gold Shares may still potentially be classified as an “excess distribution” for purposes of the PFIC rules even if Marathon Gold was not treated as having any “earnings and profits” for U.S. federal income tax purposes, resulting in the taxation of amounts that might otherwise have qualified as a non-taxable return of capital. Dividends paid on the Marathon Gold Shares generally will not be eligible for the “dividends received deduction” generally available to U.S. corporate shareholders receiving dividends from U.S. corporations.

For taxable years beginning before January 1, 2011, a dividend paid by Marathon Gold generally would be taxed at the preferential tax rates applicable to long-term capital gains if (a) Marathon Gold is a “qualified foreign corporation” (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on Marathon Gold Shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the “ex-dividend date” (that is, the first date that a purchaser of such Marathon Gold Shares would not be entitled to receive such dividend). Marathon Gold generally will be a “qualified foreign corporation” under Section 1(h)(11) of the Code (a “QFC”) if (i) such corporation is eligible for the benefits of the Canada-U.S. Tax Convention, or (ii) the Marathon Gold Shares are readily tradable on an established securities market. Based on these tests, it is generally expected that Marathon Gold would be treated as a QFC. However, even if Marathon Gold satisfies one or more of such requirements, Marathon Gold would not be treated as a QFC if it is a PFIC for the taxable year during which it pays a dividend or for the preceding taxable year. For taxable years beginning on or after January 1, 2011, the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. Although the U.S. Congress is currently considering a potential extension of the preferential rates for certain taxpayers, there can be no assurance that such an extension will ultimately be made.

Subject to certain limitations, any Canadian tax withheld from a distribution made in respect of Marathon Gold Shares generally will be creditable against a U.S. Holder’s U.S. federal income tax liability. Any dividends paid in respect of Marathon Gold Shares will be treated as income from sources outside the U.S., but generally will be classified as “passive category income” for purposes of computing the foreign tax credit allowable to a U.S. Holder. Alternatively, a U.S. Holder may elect to claim a U.S. tax deduction, instead of a foreign tax credit, for any Canadian taxes withheld, but only for a year in which such U.S. Holder elects to do so with respect to all foreign income taxes.

Any gain or loss resulting from any currency exchange fluctuations that occur during the period from the date a dividend payment is included in income to the date the payment is converted from Canadian dollars to U.S. dollars generally will be treated as ordinary income or loss. Any such gain or loss generally will be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

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Disposition of Marathon Gold Shares

A U.S. Holder generally will recognize gain or loss on the sale or other taxable disposition of Marathon Gold Shares in an amount equal to the difference, if any, between (a) the U.S. dollar value of the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the Marathon Gold Shares sold or otherwise disposed of (as determined in U.S. dollars). Subject to the PFIC rules discussed below, any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the Marathon Gold Shares are held for more than one year.

Preferential tax rates may apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. Deductions for capital losses are subject to limitations under the Code.

Tax Consequences for U.S. Holders If Marathon Gold Is Classified as a PFIC

Based on the anticipated composition of Marathon Gold’s gross income and assets and its current business plans and financial projections, it is expected that Marathon Gold may be a PFIC during the current taxable year and in one or more future taxable years. The determination of whether Marathon Gold will be a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to various interpretations. In addition, whether Marathon Gold is a PFIC for the current taxable year depends on the assets and income of Marathon Gold over the course of the taxable year and, as a result, cannot be predicted with certainty as of the date of this Circular. Accordingly, there can be no assurance that the IRS will not challenge any determination made by Marathon Gold concerning its PFIC status. In the event that Marathon Gold is determined to be a PFIC for either the current or for any future taxable year, the tax considerations that would be potentially relevant to a U.S. Holder would generally entail the same considerations as those previously discussed above in connection with the discussion of U.S. Holders in connection with the Triangular Stock Acquisition.

A U.S. Holder that has made a “mark-to-market” election under Section 1296 of the Code generally may not be subject to the PFIC rules described above in connection with the ownership of Marathon Gold Shares. In general, a U.S. Holder that has made a mark-to-market election would be required to annually include in income an amount equal to the excess, if any, of the fair market value of such U.S. Holder’s Marathon Gold Shares as determined as of the close of each taxable year over such U.S. Holder’s adjusted tax basis in its Marathon Gold Shares.

A U.S. Holder that has made a timely and effective election to treat Marathon Gold as a qualified electing fund under Section 1295 of the Code (a “QEF Election”) generally will not be subject to the PFIC rules described above in connection with the ownership of Marathon Gold Shares. However, a U.S. Holder that makes a QEF Election generally will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of the “net capital gain” of Marathon Gold, which will be taxed as long-term capital gain to such U.S. Holder, and “ordinary earnings,” which will be taxed as ordinary income to such U.S. Holder. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each taxable year in which Marathon Gold was a PFIC, regardless of whether such amounts were actually distributed to such U.S. Holder by Marathon Gold.

U.S. Federal Income Tax Considerations Relevant to Non-U.S. Holders In Connection With the Ownership of Marathon Gold Shares

Except as described in the discussion below under the heading “Other Considerations – Information Reporting; Backup Withholding Tax,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax, including withholding tax, on the receipt of distributions in respect of Marathon Gold Shares, or in connection with the receipt of proceeds from the sale, exchange, or other taxable disposition of Marathon Gold Shares, unless:

●
the amount of any income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. and, if subject to an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.; or

●
in the case of any gain from the sale, exchange, or other taxable disposition of Marathon Gold Shares, the Non-U.S. Holder is an individual who has been present in the U.S. for 183 days or more during the taxable year in which the disposition is effected (and certain other conditions are satisfied).

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Income that is effectively connected with the conduct of a U.S. trade or business by a Non-U.S. Holder generally will be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. Holder. In addition, if such Non-U.S. Holder is a corporation, such income may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be provided by an applicable income tax treaty).

If an individual Non-U.S. Holder is present in the U.S. for at least 183 days during the taxable year in which a sale, exchange, or other taxable disposition of Marathon Gold Shares is effected, the Non-U.S. Holder may be subject to a flat 30% tax on any U.S.-source gain derived from such disposition (other than gain effectively connected with a U.S. trade or business), which may be offset by U.S.-source capital losses.

U.S. Federal Income Tax Considerations Relevant to Non-U.S. Holders In Connection With the Ownership of Stillwater Shares

Distributions on Stillwater Shares

In general, if distributions with respect to Stillwater Shares are made, such distributions would be treated as dividends to the extent of Stillwater’s current or accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds Stillwater’s current or accumulated earnings and profits will first be applied to reduce the Non-U.S. Holder’s basis in Stillwater Shares, and, to the extent such portion exceeds the Non-U.S. Holder’s basis, the excess will be treated as gain from the disposition of Stillwater Shares, the tax treatment of which is discussed below under the heading “Dispositions of Stillwater Shares.”

Generally, dividends paid in respect of Stillwater Shares to a Non-U.S. Holder will be subject to U.S. withholding tax at a 30% rate, subject to the two following exceptions:

●
Dividends effectively connected with a trade or business of a Non-U.S. Holder within the U.S. generally will not be subject to withholding if the Non-U.S. Holder complies with applicable IRS certification and disclosure requirements and generally will be subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. In the case of a Non-U.S. Holder that is a corporation, such effectively connected income also may be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

●
The withholding tax might not apply, or might apply at a reduced rate, under the terms of an applicable tax treaty. Under Treasury Regulations, to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder generally will be required to satisfy applicable certification and other requirements. A Non-U.S. Holder of Stillwater Shares eligible for a reduced rate of U.S. withholding tax may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS. U.S. withholding tax on dividend distributions paid by Stillwater to a Canadian Non-U.S. Holder is generally reduced to 15% pursuant to the Canada-U.S. Income Tax Convention in the case of Canadian Non-U.S. Holders who are eligible for benefits under such convention.

Dispositions of Stillwater Shares

Except as described in the discussion below under the heading “Other Considerations – Information Reporting; Backup Withholding Tax,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax, including withholding tax, in connection with the receipt of proceeds from the sale, exchange, or other taxable disposition of Stillwater Shares, unless:

●
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and, if subject to an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.;

●	in the case of an individual, the Non-U.S. Holder has been present in the U.S. for at least 183 days or more in the taxable year of disposition (and certain other conditions are satisfied); or

●
Stillwater is or has been a “U.S. real property holding corporation” (“USRPHC”), for U.S. federal income tax purposes (that is, a domestic corporation whose trade or business and real property assets consist primarily of “U.S. real property interests”) at any time during the shorter of the five-year period ending on the date of disposition and the non-U.S. Holder’s holding period for its Stillwater Shares and, if Stillwater Shares are “regularly traded on an established securities market,” the Non-U.S. Holder held, directly or indirectly, at any time during such period, more than 5% of the issued and outstanding Stillwater Shares.

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Income that is effectively connected with the conduct of a U.S. trade or business by a Non-U.S. Holder generally will be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. Holder. In addition, if such Non-U.S. Holder is a corporation, such gain may be subject to a branch profits tax at a rate of 30% (or such lower rate as is provided by an applicable income tax treaty).

If an individual Non-U.S. Holder is present in the U.S. for at least 183 days during the taxable year of disposition, the Non-U.S. Holder may be subject to a flat 30% tax on any U.S.-source gain derived from the sale, exchange, or other taxable disposition of Stillwater Shares (other than gain effectively connected with a U.S. trade or business), which may be offset by U.S.-source capital losses.

It is possible that Stillwater may be a USRPHC. However, as long as Stillwater Shares are “regularly traded on an established securities market,” a Non-U.S. Holder will be taxable on gain recognized on the sale of Stillwater Shares only if the Non-U.S. Holder actually or constructively holds more than 5% of such Stillwater Shares at any time during the applicable period described in the third bullet point above. If a Non-U.S. Holder were subject to U.S. federal income tax as a result of Stillwater’s status as a USRPHC, any gain or loss on the disposition of Stillwater Shares would be taken into account as if it were effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States. Any such gain generally would be taxable to the Non-U.S. Holder at U.S. federal income tax rates applicable to capital gains.

Recent Law Changes Affecting U.S. Federal Income Tax Withholding

Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, Stillwater Shares held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to, among other things, report, on an annual basis, information with respect to accounts with or shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, and to withhold on payments made to certain account holders. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, Stillwater Shares held by an investor that is a non-financial foreign entity will be subject to withholding at a rate of 30% if such entity or another non-financial foreign entity is the beneficial owner of the payment, unless, among other things, the beneficial owner or the payee either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Non-U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in Stillwater Shares.

Other Considerations

Information Reporting; Backup Withholding Tax

A U.S. Holder will generally be subject to information reporting and backup withholding (currently at a rate of 28%) with respect to payments of dividends on, and gross proceeds from the disposition of, Marathon Shares, Marathon Gold Shares, and Stillwater Shares that are made within the United States or through certain U.S.-related financial intermediaries, unless the U.S. Holder is an exempt recipient or, in the case of backup withholding, the U.S. Holder provides its correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.

A Non-U.S. Holder generally will not be subject to information reporting or backup withholding with respect to payments of dividends on, or gross proceeds from the disposition of, Marathon Shares, Marathon Gold Shares, and Stillwater Shares that are made within the United States or though certain U.S.-related financial intermediaries, provided that the Non-U.S. Holder certifies as to its foreign status or otherwise establishes an exemption.

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Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a Holder’s U.S. federal income tax liability, and a Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them in their particular circumstances.

SELECTED INFORMATION CONCERNING MARATHON

Incorporation

Marathon is a corporation governed by the CBCA. Marathon’s head office and registered office is located at 330 Bay Street, Suite 1505, Toronto, Ontario, M5H 2S8.

Available Information

Marathon files reports and other information with securities commissions and similar authorities in Canada. These reports and information are available to the public free of charge on SEDAR at www.sedar.com.

Interest of Experts

The following individuals are the qualified persons as defined by NI 43-101 in connection with the mineral reserve and mineral resource estimates contained in the Annual Information Form of Marathon for the year ended December 31, 2009, which is incorporated by reference in this Circular:

●
Mr. Charley Murahwi, P.Geo., Mr. Sam Shoemaker, MAusIMM, Mr. Christopher Jacobs, C.Eng., MIMMM, Mr. Richard Gowans, P.Eng., and Mr. John Lemieux, ing. are jointly the authors of the report titled “Technical Report on the Updated Feasibility Study for the Marathon PGM-Cu Project, Marathon, Ontario, Canada”, dated January 8, 2010 and issued by Micon International Limited.

●
Mr. G.H. Giroux, P.Eng., MASc., and Mr. Alan Stanley, P.Geo. are jointly the authors of the report titled report titled “2008 Update Resource Estimation on Geordie Lake Palladium-Copper Property in Northern Ontario”, dated June 4, 2008, issued jointly by Giroux Consultants Ltd, and Alan Stanley, P.Geo.

●
Dr. Wayne D. Ewert, P.Geo., Mr. Antoine Yassa, P.Geo., Ms. Tracy Armstrong, P.Geo, Mr. Fred Brown, CPG, PrSciNat, and Mr. Eugene Puritch, P.Eng., are jointly the authors of the report titled “Technical Report and Resource Estimate on the Ore Fault, Galaxy and Page Zones of the Marathon PGM/Gossan Resources JV, Bird River Property, Southeast Manitoba”, dated December 1, 2008 and issued by P&E Mining Consultants Inc.

Each of such reports is available on SEDAR at www.sedar.com.

As of the date hereof, neither Micon International Limited, Giroux Consultants Ltd., P&E Mining Consultants Inc., nor any of their “designated professionals” (as defined in Form 51-102F2 –Annual Information Form of the Canadian securities regulatory authorities), own, directly or indirectly, any of the Marathon Shares.

The audited consolidated financial statements of Marathon as at December 31, 2009 and December 31, 2008 and for the years then ended, incorporated by reference in this Circular, have been so incorporated by reference upon the report of PricewaterhouseCoopers, LLP, independent chartered accountants. PricewaterhouseCoopers, LLP is independent of Marathon within the meaning of the applicable rules of professional conduct in Ontario.

PRIOR SALES

In the past 12 months, Marathon has issued the following securities:

Date of Offering	Security Offered	Price per Security (Cdn.$)	Approximate Gross Proceeds (Cdn.$)
October 14, 2009	5,000 Marathon Shares	0.38	1,900

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Date of Offering	Security Offered	Price per Security (Cdn.$)	Approximate Gross Proceeds (Cdn.$)
October 28, 2009	5,000 Marathon Shares	0.38	1,900
November 11, 2009	5,000 Marathon Shares	0.38	1,900
November 19, 2009	5,000 Marathon Shares	0.38	1,900
November 23, 2009	15,000 Marathon Shares	0.35	5,250
December 3, 2009	5,000 Marathon Shares	0.38	1,900
December 17, 2009	966,000 Marathon Shares	1.25	1,207,500
December 17, 2009	5,000 Marathon Shares	0.38	1,900
December 18, 2009	55,650 warrants(1)	Deemed 0.546	30,385.19
December 22, 2009	5,000 Marathon Shares	0.38	1,900
December 23, 2009	40,000 Marathon Shares	1.25	50,000
December 23, 2009	2,800 warrants(2)	Deemed 0.546	1,528.80
January 22, 2010	5,000 Marathon Shares	0.38	1,900
February 19, 2010	5,000 Marathon Shares	0.38	1,900
March 15, 2010	5,000 Marathon Shares	0.38	1,900
April 15, 2010	5,000 Marathon Shares	0.38	1,900
April 19, 2010	42,000 Marathon Shares	1.50	63,000
April 19, 2010	100,000 Marathon Shares	1.50	150,000
April 22, 2010	55,000 Marathon Shares	0.35	19,250
April 23, 2010	30,000 Marathon Shares	1.50	45,000
May 4, 2010	45,000 Marathon Shares	0.35	15,750
May 7, 2010	580,000 stock options (3)	0.35	15,750
July 30, 2010	30,000 Marathon Shares	0.35	10,500
August 10, 2010	100,000 Marathon Shares	0.38	38,000
August 27, 2010	40,000 Marathon Shares	0.38	15,200
September 7, 2010	70,000 Marathon Shares	1.05	73,500
September 9, 2010	2,800 Marathon Shares	1.25	3,500
September 9, 2010	1,400 Marathon Shares	1.25	1,750
September 9, 2010	2,100 Marathon Shares	1.25	2,625
September 13, 2010	55,000 Marathon Shares	0.35	19,250
September 13, 2010	87,000 Marathon Shares	0.38	33,060
September 15, 2010	974,026 Marathon Shares	3.08	3,000,000
September 15, 2010	14,200 Marathon Shares	0.35	4,970
September 15, 2010	40,000 Marathon Shares	0.35	14,000
September 16, 2010	100,000 Marathon Shares	0.38	38,000
September 16, 2010	70,000 Marathon Shares	1.64	114,800

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Date of Offering	Security Offered	Price per Security (Cdn.$)	Approximate Gross Proceeds (Cdn.$)
September 16, 2010	105,000 Marathon Shares	1.05	110,250
September 20, 2010	80,000 Marathon Shares	0.35	28,000
September 20, 2010	100,000 Marathon Shares	0.38	38,000
September 20, 2010	50,000 Marathon Shares	0.74	37,000
September 20, 2010	15,000 Marathon Shares	0.35	5,250
September 20, 2010	25,000 Marathon Shares	0.38	9,500
September 20, 2010	8,000 Marathon Shares	1.05	8,400
September 20, 2010	5,000 Marathon Shares	1.64	8,200
September 21, 2010	15,800 Marathon Shares	0.35	5,530
September 21, 2010	15,000 Marathon Shares	0.35	5,250
September 21, 2010	5,000 Marathon Shares	1.64	8,200
September 21, 2010	25,000 Marathon Shares	0.38	9,500
September 21, 2010	30,000 Marathon Shares	0.38	11,400
September 21, 2010	15,000 Marathon Shares	1.05	15,750
September 21, 2010	30,000 Marathon Shares	1.32	39,600
September 21, 2010	20,000 Marathon Shares	1.64	32,800
September 22, 2010	100,000 Marathon Shares	0.38	38,000
September 22, 2010	30,000 Marathon Shares	0.74	22,200
September 22, 2010	70,000 Marathon Shares	1.64	114,800
September 22, 2010	55,000 Marathon Shares	0.35	19,250
September 22, 2010	100,000 Marathon Shares	0.38	38,000
September 22, 2010	50,000 Marathon Shares	1.05	52,500
September 28, 2010	140,000 Marathon Shares	1.05	147,000
October 1, 2010	35,000 Marathon Shares	1.05	36,750
October 1, 2010	45,000 Marathon Shares	0.38	17,100
October 1, 2010	50,000 Marathon Shares	0.38	19,000
October 5, 2010	100,000 Marathon Shares	2.31	231,000
October 6, 2010	5,000 Marathon Shares	1.64	8,200
October 6, 2010	4,000 Marathon Shares	0.35	1,400
October 6, 2010	2,000 Marathon Shares	1.05	2,100
October 6, 2010	150,000 Marathon Shares	1.05	157,500

Notes:

(1)	Each warrant is exercisable at a price of $1.25 per share and expires on December 18, 2011.
(2)	Each warrant is exercisable at a price of $1.25 per share and expires on December 23, 2011.
(3)	Each option is exercisable into one Marathon Share at a price of $1.64 until May 7, 2015.

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PRICE RANGE AND TRADING VOLUMES

The Marathon Shares are listed and posted for trading on the TSX under the trading symbol “MAR”. The following tables set forth the reported high and low sale prices and the aggregate volume of trading of the Marathon Shares on the TSX during the 12 months preceding the date of this Circular.

	High	Low	Volume
	(Cdn.$)	(Cdn.$)	(#)
2009
October	$1.28	$0.64	2,187,124
November	$1.22	$0.99	1,913,697
December	$1.22	$1.00	1,113,913
2010
January	$1.54	$1.08	1,852,593
February	$1.15	$1.00	1,025,959
March	$1.38	$0.98	1,409,572
April	$2.65	$1.20	8,889,050
May	$2.15	$1.40	2,861,191
June	$1.77	$1.40	1,158,971
July	$1.71	$1.42	631,166
August	$2.05	$1.66	1,324,866
September	$3.95	$1.81	18,074,977
October (to October 14, 2010)	$4.07	$3.77	966,314
Source: TSX Historical Market Data

The price of the Marathon Shares as reported by the TSX at the close of business on September 3, 2010, the last trading day immediately before the announcement of the Transaction, was Cdn.$1.88.

The price of the Marathon Shares as reported by the TSX at the close of business on October 14, 2010 was Cdn.$3.95.

INFORMATION CONCERNING MARATHON GOLD

Upon completion of the Arrangement, each Marathon Shareholder will become a shareholder of Marathon Gold. Information relating to Marathon Gold after the Arrangement is contained in Appendix “C”.

INFORMATION CONCERNING STILLWATER

Upon completion of the Arrangement, each Marathon Shareholder (other than Stillwater) will become a shareholder of Stillwater. Information relating to Stillwater is contained in Appendix “B”.

RISK FACTORS

In assessing the Transaction, Marathon Shareholders should carefully consider the risks described in Marathon’s Annual Information Form dated March 26, 2010 for the year ended December 31, 2009, Marathon’s management’s discussion and analysis dated August 10, 2010 for the three and six month periods ended June 30, 2010, together with the other information contained in, or incorporated by reference in this Circular, including the disclosure under Appendix “B” “Information Concerning Stillwater” and under Appendix “C” “Information Concerning Marathon Gold”, both specifically under “Risk Factors”. Additional risks and uncertainties, including those currently unknown to or considered immaterial by Marathon, may also adversely affect the business of Stillwater and Marathon Gold going forward. In particular, the Transaction and the operations of Stillwater and Marathon Gold are subject to certain risks including the following risks.

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Risks Related to the Transaction

The Arrangement Agreement may be terminated by Marathon or Stillwater in certain circumstances, in which case the market price for Marathon Shares may be adversely affected.

Each of Marathon and Stillwater has the right to terminate the Arrangement Agreement in certain circumstances. Accordingly, there is no certainty, nor can Marathon provide any assurance, that the Arrangement Agreement will not be terminated by either Marathon or Stillwater before the completion of the Transaction. In addition, the completion of the Transaction is subject to a number of conditions precedent, certain of which are outside the control of Marathon or Stillwater, including Marathon Shareholders approving the Transaction, Court approval and required regulatory approvals being obtained. There is no certainty, nor can Marathon provide any assurance, that these conditions will be satisfied. If for any reason the Transaction is not completed, the market price of Marathon Shares may be adversely affected. Moreover, if the Arrangement Agreement is terminated, there is no assurance that the Marathon Board will be able to find a party willing to pay an equivalent or a more attractive price for the Marathon Shares than the price to be paid pursuant to the terms of the Arrangement Agreement.

Under the Transaction, Marathon Shareholders will receive Stillwater Shares based on a fixed exchange ratio that will not be adjusted to reflect market fluctuations. Consequently, Stillwater Shares received by Marathon Shareholders under the Transaction may have a lower market value than expected.

Marathon Shareholders will receive a fixed number of Stillwater Shares under the Transaction, rather than Stillwater Shares with a fixed market value. Because this exchange ratio will not be adjusted to reflect any change in the market value of the Stillwater Shares prior to the Effective Date, the market value of Stillwater Shares received under the Transaction may vary significantly from the market value as at the dates referenced in this Circular.

The completion of the Transaction is conditional on, among other things, the receipt of consents and approvals from regulatory authorities that could delay or impede completion of the Transaction.

Completion of the Transaction is conditional upon receiving certain regulatory approvals. A substantial delay in obtaining satisfactory approvals or the imposition of unfavourable terms or conditions in the regulatory approvals could result in the Transaction being delayed or not being completed.

Certain jurisdictions may claim jurisdiction under their competition or antitrust laws in respect of acquisitions or mergers that may potentially affect their domestic marketplace. Although Marathon does not currently anticipate that there will be any investigation or proceeding in Canada or elsewhere that would have a material impact on the completion of the Transaction or the operations of Stillwater after the Transaction, there is no assurance that such investigation or proceeding, whether by governmental authority or private party, will not be initiated nor, if initiated, that it will not materially adversely affect the completion of the Transaction.

The issue of Stillwater Shares under the Transaction and their subsequent sale may cause the market price of Stillwater Shares to decline.

As of October 14, 2010, 97,897,536 Stillwater Shares were outstanding and a further 625,146 Stillwater Shares were reserved for issuance upon the exercise of outstanding options and warrants to purchase or acquire Stillwater Shares. Stillwater currently expects that in connection with the Transaction it will issue approximately 3,768,484 Stillwater Shares (calculated based on the issued Marathon Shares as at October 14, 2010) and reserve approximately 243,616 additional Stillwater Shares for issue on exercise of Stillwater Replacement Options and Marathon Warrants. The issue of these new Stillwater Shares and their sale and the sale of additional Stillwater Shares that may become eligible for sale in the public market from time to time could depress the market price for Stillwater Shares.

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RISK FACTORS RELATING TO STILLWATER

The Worldwide Financial and Credit Crises Create Vulnerability for the Stillwater

Stillwater has been affected by the world financial crisis, which continues to affect - directly and indirectly - a number of financial and commodity markets. In light of world events and the sharp decrease in PGM prices during the fourth quarter of 2008, Stillwater restructured its operations in an effort to conserve cash and reduce anticipated losses. The restructuring of Stillwater’s operations resulted in dramatic changes and essentially reduced the scope of its mining operations while also reducing its mining costs. Stillwater recognizes that its combined exposures to low PGM prices, the upcoming expiration of its remaining automobile agreement that contains pricing floors and the fluctuating demand for its products create substantial risks for Stillwater. Consequently, Stillwater’s management believes that it is in the interests of shareholders for management to continue to focus at this stage on controlling expenditures and improving productivity, rather than trying to grow overall mine production. However, even with this emphasis, there can be no assurance that Stillwater will succeed in maintaining the cost reductions it has already achieved or that it will be able to achieve further efficiencies.

Stillwater’s primary business remains in the mining of PGM’s. As a comparatively low-margin producer, given Stillwater’s palladium to platinum ratio, over the years management has continued to focus on ways to lower its costs. In the low PGM price environment that prevailed through much of 2009, management restructured the business to focus on maintaining cash and remaining in a position to take advantage of improved pricing, if and when that should occur. Thus, Stillwater operated during 2009 in preservation mode in order to minimize cash costs, maintain operations at its mines and keep employed its skilled set of miners. While PGM prices have strengthened recently and Stillwater’s mining costs have declined, any return to lower PGM prices could still impair Stillwater’s operating margins and cash flow.

As a result of the sale of an issue of convertible debentures in March 2008, Stillwater raised approximately $181.5 million, the proceeds of which were used to eliminate an outstanding bank credit agreement balance and for general corporate purposes. As of the end of 2009, Stillwater had on hand approximately $201.2 million of cash and highly liquid investments, up from $180.8 million at the end of 2008. Stillwater is seeking to maintain its current liquidity in the face of the current financial crisis, but no assurances can be given that Stillwater will be successful. Stillwater has not succeeded in the current environment in securing a successor revolving credit agreement. Absent a line of credit, Stillwater is therefore vulnerable if its cash position weakens.

Stillwater’s convertible debenture offering includes a provision that allows the debenture holders to redeem their holdings at face value on certain future dates or upon occurrence of certain other events, including a change of control of Stillwater. Approximately 49,813,222 shares of Stillwater’s common stock, equal to approximately 50.88% of Stillwater’s outstanding shares, are controlled by MMC Norilsk Nickel, a Russian mining company. MMC Norilsk Nickel and its affiliates (collectively, “NN”) are also the beneficial owners of an additional 3,402,822 shares, or approximately 3.5% of Stillwater’s outstanding shares which they have the right to acquire upon the conversion of convertible debentures held by NN. If NN were to transfer securities to any “person” or “group” (within the meaning ascribed to such terms under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934) such that such person or group were to become the beneficial owner of 50% or more of Stillwater’s outstanding common stock, such transfer would likely be considered a change in control under the indenture governing Stillwater’s outstanding debentures. Upon such a change of control, Stillwater would be required to offer to repurchase all of the outstanding debentures at face value. While at December 31, 2009, Stillwater had sufficient liquidity available to be able to meet such a requirement, given the volatility of PGM markets there can be no assurance upon the occurrence of a change of control in the future that Stillwater would have adequate liquidity available to meet the demands of the debenture holders.

The world financial crisis also had a negative effect on Stillwater’s recycling segment, which in stronger markets has proven to be a profitable ancillary business that utilizes available capacity in the smelting and refining facilities. Following the steep drop in PGM prices and amid doubts as to collectability under various commitments with suppliers, at the end of 2008 Stillwater wrote off $26.0 million of advances to suppliers in its recycling business. Stillwater has since restructured its recycling business model to reduce its financial exposure in this business, while at the same time continuing to support and foster the recycling segment. While Stillwater now believes that it has substantially reduced its exposures within this business, there can be no assurance that it will not incur losses in the future on these activities.

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Vulnerability to Metals Price Volatility-Changes in Supply and Demand Could Reduce Market Prices

Because Stillwater’s sole source of revenue is the sale of platinum group metals, changes in the market price of platinum group metals may significantly affect profitability. Many factors beyond Stillwater’s control influence the market prices of these metals. These factors include global supply and demand, speculative activities, international political and economic conditions, currency exchange rates, and production levels and costs in other PGM-producing countries, principally Russia and South Africa.

Over the last few years, the market price of palladium has been extremely volatile. After reaching a record high price level of $1,090 per ounce in January 2001, the price of palladium declined over a 27-month period until hitting a low of $148 per ounce in April 2003. Thereafter, the price gradually recovered, posting a high of $582 per ounce in April 2008 and then declining sharply to a low of $164 per ounce in December 2008. Palladium prices recovered during 2009, ending the year at $393 per ounce. As of February 17, 2010, the market price of palladium (based on the London Bullion Market Association afternoon fixing) was $440 per ounce.

The market price of platinum trended generally upward from $440 per ounce at the end of 2001 to $1,530 at the end of 2007. In late January 2008, following the announcement of electrical power shortages in South Africa, the price rose sharply, peaking in March at $2,273 per ounce in London. Thereafter, the price declined steeply as the economy deteriorated in the second half of 2008, hitting a low of $756 per ounce before ending 2008 at $898 per ounce. During 2009, prices generally recovered, and platinum ended the year quoted in London at $1,461 per ounce. As of February 17, 2010, the London Bullion Market Association afternoon fixing for platinum was $1,542 per ounce.

A prolonged or significant economic contraction in the United States or worldwide could put further downward pressure on market prices of PGMs, particularly if demand for PGMs continued to decline in connection with reduced automobile demand and more restricted availability of investment credit. If other producers or investors release substantial volumes of platinum group metals from stockpiles or otherwise, the increased supply could reduce the prices of palladium and platinum. Changes in currency exchange rates, and particularly a significant weakening of the South African rand, could reduce relative costs of production and improve the competitive cost position of South African PGM producers. This in turn could make additional PGM investment attractive in South Africa and reduce the worldwide competitiveness of Stillwater’s North American operations.

Reductions in PGM prices would adversely affect Stillwater’s revenues, profits and cash flows. Protracted periods of low metal prices could significantly reduce revenues and the availability of required development funds, particularly after Stillwater’s remaining supply agreement expires at the end of 2010, to levels that could cause portions of Stillwater’s ore reserves and production plan to become uneconomic. This could cause substantial reductions to PGM production or suspension of mining operations, impair asset values, and reduce Stillwater’s proven and probable ore reserves.

Extended periods of high commodity prices may create economic dislocations that may be destabilizing to PGM supply and demand and ultimately to the broader markets. Periods of high PGM market prices generally are beneficial to Stillwater’s current financial performance. However, strong PGM prices also create economic pressure to identify or create alternate technologies that ultimately could depress future long-term demand for PGMs, and at the same time may incentivize development of otherwise marginal mining properties. Similarly, markets for PGM jewelry are primarily driven by discretionary spending that tends to decline during periods of high prices and may drive the industry toward developing new, more affordable jewelry materials.

Stillwater Depends Upon a Few Customers and Its Sales and Operations Could Suffer If It Loses Any Of Them

Stillwater is party to a sales agreement with Ford Motor Company for palladium and platinum produced from its mines which is scheduled to expire at the end of 2010. Stillwater’s revenues for the year ended December 31, 2009, included 77.8% from mine production.

As a result of this sales agreement, Stillwater is subject to the customer’s compliance with the terms of the agreement, its ability to terminate or suspend the agreement and the customer’s willingness and ability to pay. The loss of this agreement would likely require Stillwater to sell at prevailing market prices, which might expose it to lower metal prices as compared to the floor prices in the sales agreement. In the event Stillwater becomes involved in a disagreement with its customer or one of the counterparties to its forward sales, their compliance with the associated agreements may be at risk. In such an event, Stillwater’s operating plans could be threatened. Thus, termination or breach by a customer could adversely impact Stillwater’s operations and financial results.

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In July 2009, General Motors Corporation rejected in bankruptcy its supply agreement with Stillwater. Shortly afterward, PGM prices increased sufficiently that Stillwater was not sustaining any current losses as a result of losing the contractual floor prices in the General Motors agreement. However, loss of the floor prices also increases Stillwater’s potential exposure to a future downturn in PGM prices, and as a result Stillwater is now more vulnerable to fluctuations in underlying PGM prices. The agreement also provided a firm sales commitment for a portion of Stillwater’s mine production, and while terminal markets exist for platinum and palladium that allow Stillwater to sell its production at market prices, without the agreement there can be no certainty that Stillwater will be able to sell its production during a time of significant market disruption.

The loss of the Ford agreement when it expires at the end of 2010 (or before then under extenuating circumstances) could require Stillwater to sell all its mined PGMs at prevailing market prices, which at times might expose Stillwater to lower metal prices as compared to the floor prices under the agreement. Thus, termination of the Ford supply agreement could have a material adverse effect on Stillwater.

Stillwater also enters into fixed forward sales and from time to time financially settled forward contracts for metal produced from recycling of catalysts, normally at the time the catalyst material is purchased. For Stillwater’s fixed forward sales related to recycling of catalysts, Stillwater is subject to the customers’ compliance with the terms of the agreements, their ability to terminate or suspend the agreements and their willingness and ability to pay. The loss of any of these agreements or failure of a counterparty to perform could require Stillwater to sell or purchase the contracted metal at a loss in the open market. Stillwater’s revenues for the year ended December 31, 2009, included 20.7% from recycling sales and 1.5% from other sales.

Failure to Renew Sales Agreements for Ounces Produced from Mine Production Could Result In Curtailment or Closure Of Operations

Stillwater’s sales agreement with Ford Motor Company in total represented about 53.4% of Stillwater’s 2009 revenues. The agreement applies to a portion of the ounces from Stillwater’s mine production through December 2010. Under the agreement, Stillwater currently has committed 80% of its mined palladium production and 70% of its mined platinum production through 2010. Metal sales are priced at a modest discount to market, with floor and ceiling prices that apply to all or a portion of the sales. Accordingly, Stillwater benefits if the market price drops below the floor price of the agreement but is unable to realize the full market price if the market price exceeds the ceiling price of the agreement. The Ford agreement will expire at the end of 2010. Once this agreement expires, if it is not renewed or replaced with an agreement having similar provisions, Stillwater will be directly dependent on PGM market prices, without the price protection or risk due to the floors and ceilings in the current Ford agreement. Should Stillwater be unable to renew the Ford agreement on similar terms and if the market price of PGMs subsequently proves insufficient to cover Stillwater’s operating and capital costs of production, then Stillwater’s operations might have to be curtailed, suspended or closed.

Reliance on Third Parties for Sourcing of Recycling Materials and the Concentration of Recycling Sources Creates the Potential for Losses

Stillwater has available smelter and base metal refinery capacity and purchases catalyst materials from third parties for recycling activities to recover PGMs. Stillwater has entered into sourcing arrangements for catalyst material with several suppliers, one of which provides most of Stillwater’s catalyst for recycling. Stillwater is subject to the suppliers’ compliance with the terms of these arrangements and their ability to terminate or suspend the agreement. Should one of these sourcing arrangements be terminated, Stillwater could suffer a loss of profitability as a result of the termination. This loss could negatively affect Stillwater’s business, financial condition and results of operations. Similarly, these suppliers source material from various third parties in a competitive market, and there can be no assurance of the suppliers’ continuing ability to source material on behalf of Stillwater at current volumes and prices. Any continuing issue associated with the suppliers’ ability to source material could have an adverse effect on Stillwater’s profitability.

Under these sourcing arrangements, Stillwater may from time to time advance cash to support the purchase and collection of these spent catalyst materials. These advances are reflected as advances on inventory purchases and included in other assets on Stillwater’s balance sheet until such time as the material has been received and title has transferred to Stillwater. In some cases, Stillwater has a security interest in the materials that the suppliers have procured but Stillwater has not yet received. However, a portion of the advances are unsecured and the unsecured portion of these advances is fully at risk.

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Following the sharp decline in PGM prices during the second half of 2008, the volume of spent catalyst material received from Stillwater’s recycling suppliers diminished significantly. This was an industry-wide trend in which some of the suppliers incurred significant inventory losses, and a few even exited the business. Following the decline in PGM prices and doubts as to collectability under various commitments with suppliers, the 2009 and 2008 recycling results included write-downs of $0.5 million and $26.0 million, respectively, of advances to suppliers in its recycling business. Subsequently, Stillwater has restructured its recycling business model in an effort to reduce the need for unsecured advances. However, there can be no assurance that Stillwater will not incur additional recycling losses in the future.

An Extended Period of Low Recycling Volumes and Weak PGM Prices Could put Stillwater’s Operations at Additional Risk

Stillwater’s recycling segment generates supplemental earnings and cash flow to help support the economics of the mining business when PGM prices are low. The recycling segment in turn depends upon the copper and nickel produced in mine concentrates to extract the PGMs in recycled material within Stillwater’s processing facilities. The economics of the recycling segment to a large extent have been regarded as incremental within the processing operations, with the result that recycling volumes have attracted only an incremental share of the processing costs.

Volumes of recycling materials available in the marketplace diminished substantially in response to the drop in PGM prices in late 2008 and early 2009. These lower recycling volumes result in less earnings and cash flow from the recycling segment, and therefore less economic support for the mining operations. Should it become necessary at any point to reduce or suspend operations at the mines, the proportion of processing costs allocated to the recycling segment would increase substantially, making the recycling segment less profitable. Further, the ability to operate the smelter and refinery without significant volumes of mine concentrates has never been demonstrated and would likely require modification to the processing facilities. There is no assurance that the recycling facilities can operate profitably in the absence of significant mine concentrates, or that capital would be available to complete necessary modifications to the processing facilities.

Stillwater May Be Competitively Disadvantaged as a Primary PGM Producer with a Preponderance of Palladium.

Stillwater’s products compete in a global market place with the products of other primary producers of PGMs and with companies that produce PGMs as a by-product. In many cases, the other primary producers mine ore reserves with a higher ratio of platinum to palladium than Stillwater and as a result enjoy higher average realizations per ounce than Stillwater Mining Company. Stillwater also competes with mining companies that produce PGMs as a by-product of their primary commodity, principally nickel.

Because Stillwater’s U.S. based cost structure is denominated in dollars, in periods when the U.S. dollar is relatively strong, Stillwater’s competitors may still operate profitably, while Stillwater may not. Furthermore, non-primary producers of PGMs who regard PGMs as a by-product will generally continue to produce and sell PGMs when prices are low, as PGMs are not their principal commodity.

Achievement of Stillwater’s Production Goals is Subject to Uncertainties

Based on the complexity and uncertainty involved in operating underground mines, it is challenging to provide accurate production and cost forecasts. Stillwater cannot be certain that either the Stillwater or the East Boulder Mine will achieve the production levels forecasted or that the expected operating cost levels will be achieved or that funding will be available from internal and external sources in requisite amounts or on acceptable terms to sustain the necessary ongoing development work. Failure to achieve Stillwater’s production forecast negatively affects Stillwater’s revenues, profits and cash flows. As the extent of underground operations continues to expand at depth and horizontally, it is likely that operating costs will increase unless employee productivity is increased commensurately. Also, as additional underground infrastructure is constructed, amortization expense may increase unless additional ore reserves are identified. Such increased costs could adversely affect Stillwater’s profitability.

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The East Boulder Mine commenced commercial operations in 2002 and has never reached its original planned 2,000 ton-per-day operating rate on a sustainable basis. Ore grades at the East Boulder Mine also are typically lower than comparable grades at the Stillwater Mine. Partially as a result thereof, production costs per ounce at the East Boulder Mine have been significantly higher than originally expected. Stillwater has put in place various operating plans and programs that are intended to reduce production costs at both the East Boulder and Stillwater Mines, however, there can be no assurance that these plans and programs will be implemented effectively, and actual production, cash operating costs and economic returns achieved in the future may differ significantly from those currently estimated or those established in future studies and estimates. At the East Boulder Mine, total cash costs per PGM ounce (a non-GAAP measure) decreased to $407 in 2009, from $456 in 2008. While the lower East Boulder costs followed upon some specific operating changes at the mine, there is no certainty that the improved efficiencies will be maintained in the future.

During 2007 and 2008, attrition rates at the Stillwater and East Boulder Mines exceeded already high historical experience, resulting in shortages of skilled miners and disruptions to mining efficiency. With the more difficult economic conditions during 2009, Stillwater saw these attrition rates decline to levels well below the historical trend, with accompanying improvements in productivity. While Stillwater believes that the improvements in productivity realized during 2009 were attributable to more than just a more stable workforce, if the economy recovers significantly in the future, the competition for skilled miners may resume and Stillwater may see its employee attrition rates climb. This in turn could prove disruptive to Stillwater’s workforce and result in lower productivity.

Ore Reserves are Very Difficult to Estimate and Ore Reserve Estimates May Require Adjustment in the Future; Changes in Ore Grades, Mining Practices and Economic Factors Could Materially Affect Stillwater’s Production and Reported Results

Ore reserve estimates are necessarily imprecise and depend to some extent on statistical inferences drawn from limited drilling, which may prove unreliable. Reported ore reserves are comprised of a proven component and a probable component. (See Glossary for definitions.) For proven ore reserves, distances between samples can range from 25 to 100 feet, but are typically spaced at 50-foot intervals both horizontally and vertically. The sample data for proven ore reserves consists of survey data, lithologic data and assay results. Stillwater enters this data into a 3-dimensional modeling software package, where it is analyzed to produce a 3-dimensional solid block model of the resource. The assay values are further analyzed by a geostatistical modeling technique (kriging) to establish a grade distribution within the 3-dimensional block model. Dilution is then applied to the model and a diluted tonnage and grade is calculated for each block.

Probable ore reserves are based on longer projections, up to a maximum radius of 1,000 feet beyond the limit of existing drill-hole sample intercepts of the J-M Reef obtained from surface and underground drilling. Statistical modeling and established continuity of the J-M Reef as determined from results of mining activity to date support Stillwater’s technical confidence in estimates of tonnage and grade over this projection distance. Where appropriate, projections for the probable ore reserve determination are constrained by any known or anticipated restrictive geologic features. The probable ore reserve estimate of tons and grade is based on the projection of factors calculated from adjacent proven ore reserve blocks or from diamond drilling data where available. The factors consist of a probable area, proven yield in tons per foot of footwall lateral, average grade and percent mineable. The area is calculated based on projections up to a maximum of 1,000-feet from known drill contacts; the proven yield (in tons per foot of footwall lateral) and grade are calculated based on long-term proven ore reserve results in adjacent areas; and the percent mineable is calculated based on long-term experience from actual mining in adjacent areas. Contained ounces are calculated based on area divided by 300 (square feet) times proven yield in tons per foot of footwall lateral times grade (ounces per ton) times percent mineable (%). As a result, probable ore reserve estimates are less reliable than estimates of proven ore reserves. Both proven and probable ore reserve projections are also limited where appropriate by certain modifying factors, including geologic evidence, economic criteria and mining constraints.

Actual period-to-period conversion of probable ore reserves to proven ore reserves may result in increases or decreases to the total reported amount of ore reserves. Conversion, an indicator of the success in upgrading probable ore reserves to proven ore reserves, is evaluated annually. Conversion rates are affected by a number of factors, including geological variability, quantity of tonnage represented by the period drilling, applicable mining methods and changes in safe mining practices, economic considerations and new regulatory requirements.

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The following table illustrates the conversion rates of probable to proven ore reserve tons realized by year from 2000 through 2009:

Year ended December 31,	Historic Weighted Average (2)	2009	2008	2007	2006	2005	2004	2003	2002	2001	2000
(in percent)

Stillwater Mine	90	83	74	68	94	101	62	52	71	104	111

East Boulder Mine (1)	95	24	71	107	91	110	125	86	91	88	*

Note:
(1)	The East Boulder Mine commenced full-time commercial production on January 1, 2002.
(2)	Historic Weighted Average period is 1997 to 2009.

Ore reserve estimates are expressions of professional judgment based on knowledge, experience and industry practice. Stillwater cannot be certain that its estimated ore reserves are accurate, and future conversion and production experience could differ materially from such estimates. Should Stillwater encounter mineralization or formations at any of its mines or projects different from those predicted by drilling, sampling and similar examinations, reserve estimates may have to be adjusted and mining plans may have to be altered in a way that might adversely affect Stillwater’s operations. Declines in the market prices of platinum group metals may render the mining of some or all of Stillwater’s ore reserves uneconomic. The grade of ore may vary significantly from time to time and between the Stillwater Mine and the East Boulder Mine, as with any mining operation. Stillwater cannot provide assurance that any particular quantity of metal may be recovered from the ore reserves. Moreover, short-term factors relating to the ore reserves, such as the availability of production workplaces, the need for additional development of the ore body or the processing of new or different ore types or grades, may impair Stillwater’s profitability in any particular accounting period.

An Extended Period of Low PGM Prices Could Result in a Reduction of Ore Reserves and Potential Further Asset Impairment Charge

Stillwater reviews and evaluates its long-lived assets for impairment when events and changes in circumstances indicate that the related carrying amounts of its assets may not be recoverable. Impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset. Estimations of future cash flows take into account estimates of recoverable ounces, PGM prices (considering current and historical prices, long-term sales contracts prices, price trends and related factors), production levels and capital and reclamation expenditures, all based on life-of-mine plans and projections.

If Stillwater determines that the carrying value of a long-lived asset is not recoverable and the asset is impaired, then Stillwater must determine the fair value of the impaired asset. If fair value is lower than the carrying value of the assets, then the carrying value must be adjusted down to the fair value. If the fair value of the impaired asset is not readily determinable through equivalent or comparable market price information, Stillwater normally engages the services of third-party valuation experts to develop or corroborate fair value assessments.

Were Stillwater to experience a prolonged period of low PGM prices adversely affecting the determination of ore reserves, Stillwater could face one or more impairment adjustments. Assumptions underlying future cash flows are subject to risks and uncertainties. Any differences between projections and actual outcomes for key factors such as PGM prices, recoverable ounces, and/or Stillwater’s operating performance could have a material effect on Stillwater’s ability to recover the carrying amounts of its long-lived assets, potentially resulting in impairment charges in the future. Stillwater has estimated that as of December 31, 2009, the combined long-term PGM market price level below which ore reserves start to be constrained economically is about $400 per ounce.

Lower prices also can affect the economic justification of ore reserves, and Stillwater has reviewed its ore reserves at December 31, 2009. As in past years, Stillwater also engaged Behre Dolbear as third-party independent geological experts to review and express their opinion on Stillwater’s reserve calculations. Stillwater performs its ore reserve economic assessment using a twelve-quarter trailing price in order to level out short-term volatility in metals prices, viewing the twelve-quarter trailing average as a reasonable surrogate for long-term future PGM prices over the period when the reserves will be mined. Stillwater’s combined twelve-quarter trailing weighted average price for platinum and palladium at December 31, 2009, was about $556 per ounce. At this price, Stillwater’s geologic ore reserves at each mine can be shown to generate (undiscounted) positive cash flow over the life of the reserve. Consequently, Stillwater’s ore reserves were not constrained economically at December 31, 2009.

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It is important to note that, if PGM prices were to fall for an extended period, the trailing twelve-quarter price will gradually decline. Following Stillwater’s methodology, there can be no assurance that Stillwater’s reported proven and probable ore reserves will not be constrained economically in the future.

Users of PGMS May Reduce Their Consumption and Substitute Other Materials for Palladium and Platinum

High PGM prices may lead users of PGMs to substitute other materials for palladium and platinum or to reduce the amounts they consume. The automobile, jewelry, electronics and dental industries are the largest consumers of palladium. All of these applications are sensitive to prices. In response to supply concerns and high market prices for palladium, some automobile manufacturers in the past have sought alternatives to palladium and so reduced their palladium purchases. There has been some substitution of other metals for palladium in the automobile, electronics and dental applications. High platinum prices likewise tend to reduce demand by driving users toward alternative metals. The principal demand for platinum is in the automobile and chemical industries and for jewelry. Substitution in all of these industries may increase significantly if PGM market prices rise or if supply becomes unreliable. Significant substitution for any reason, in the absence of alternative uses for PGMs being identified, could result in a material and sustained PGM price decrease, which would negatively affect Stillwater’s revenues and profitability.

High PGM prices also drive users toward ever more efficient utilization of PGMs. In the past, the development of new flow geometries and substrate configurations have resulted in “thrifting down” the amount of PGMs in catalytic converters required to meet emission standards. Recently, apparently in response to high PGM prices, certain PGM consumers have announced new nanotechnology applications that may allow further significant reductions in the volume of PGMs required in each catalytic converter. These emerging applications could tend to drive down PGM demand in the future and result in lower PGM prices.

To the extent existing and future environmental regulations tend to create disincentives for the use of internal combustion engines, demand for platinum and palladium in automotive catalytic converters could be reduced. This in turn could drive down PGM prices and could impair Stillwater’s financial performance.

If Stillwater is Unable to Obtain Surety Coverage to Collateralize its Reclamation Liabilities, Operating Permits May Be Affected

Stillwater is required to post surety bonds, letters of credit, cash or other acceptable financial instruments to guarantee the future performance of reclamation activities at the Stillwater and East Boulder Mines. The total availability of bonding capacity from the U.S. insurance industry has declined in recent years. During 2008, the State of Montana increased the required bonding levels at Stillwater’s mining operations and may require an additional increase in the future. The aggregate surety amount in place at the East Boulder Mine was $13.7 million at the end of 2009, comprised of $6.2 million of surety bonds and a $7.5 million letter of credit. At December 31, 2009, the Stillwater Mine carried reclamation bonds totaling $19.5 million, including an increase of $10.0 million voluntarily put in place during the fourth quarter of 2008, pending the outcome of the current EIS being completed by the State of Montana. Should increased bonding requirements be imposed in the future and Stillwater finds itself unable to obtain the required bonds or otherwise provide acceptable surety, the ability to operate under existing operating permits would likely be curtailed, which could have a significant adverse affect on Stillwater’s operations.

Mining Risks and Potential Inadequacy Of Insurance Coverage — Stillwater’s Business is Subject to Significant Risks that May Not Be Covered by Insurance

Underground mining and milling, smelting and refining operations involve a number of risks and hazards, including:

●	unusual and unexpected rock formations affecting ore or wall rock characteristics,

●	ground or slope failures,

●	cave-ins, ground water influx, rock bursts and other mining or ground-related problems,

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●	environmental hazards,

●	industrial accidents,

●	organized labor disputes or work slow-downs,

●	metallurgical and other processing, smelting or refining problems,

●	wild fires, flooding and periodic interruptions due to inclement or hazardous weather conditions or other acts of God,

●	mechanical equipment failure and facility performance problems, and

●	availability and cost of critical materials, equipment and skilled manpower.

Such risks could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining or processing, monetary losses and possible legal liability. Several fatal accidents and other non-fatal serious injuries have occurred at Stillwater’s mines since operations began in 1986. Future industrial accidents or occupational disease occurrences could have a material adverse effect on Stillwater’s business and operations. Stillwater cannot be certain that its insurance will cover certain risks associated with mining or that it will be able to maintain insurance to cover these risks at economically feasible premiums. Stillwater might also become subject to liability for environmental damage or other hazards which may be uninsurable or for which it may elect not to insure because of premium costs or commercial impracticality. Such events could result in a prolonged interruption in operations that would have a negative effect on Stillwater’s ability to generate revenues, profits, and cash flow.

Hedging and Sales Agreements Could Limit the Realization of Higher Metal Prices

Stillwater enters into derivative contracts and other hedging arrangements from time to time in an effort to reduce the negative effect of price changes on its cash flow. These arrangements typically consist of contracts that require Stillwater to deliver specific quantities of metal, or to financially settle the obligation in the future at specific prices. Stillwater may also hedge pricing through the sale of call options and the purchase of put options. While hedging transactions are intended to reduce the negative effects of price decreases, they have also prevented Stillwater at times from benefiting fully from price increases. If PGM prices are above the price at which future production has been hedged, Stillwater will experience an opportunity loss upon settlement.

Stillwater has a sales agreement that provides for a floor price and a ceiling price for sales of a portion of its production. To the extent PGM prices exceed the ceiling price of the sales agreement, Stillwater will not receive full market price at the time of sale.

Changes to Regulations and Compliance with Regulations Could Affect Production, Increase Costs and Cause Delays

Stillwater’s business is subject to extensive federal, state and local environmental controls and regulations, including regulations associated with the implementation of the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, Metals Mines Reclamation Act and numerous permit stipulations as documented in the Record of Decision for each operating entity. This body of laws is continually changing and, as a general matter, is becoming more restrictive. Compliance with these regulations requires Stillwater to obtain permits issued by federal, state and local regulatory agencies. Certain permits require periodic renewal and/or review of Stillwater’s performance. Stillwater cannot predict whether it will be able to renew such permits or whether material changes in permit conditions will be imposed. Nonrenewal of permits or the imposition of additional conditions could eliminate or severely restrict Stillwater’s ability to conduct its operations.

Compliance with existing and future environmental laws and regulations may require additional control measures and expenditures, which Stillwater cannot reasonably predict. Environmental compliance requirements for new or expanded mining operations may require substantial additional control measures that could materially affect permitting and proposed construction schedules for such facilities. Under certain circumstances, facility construction may be delayed pending regulatory approval. Expansion may require new environmental permitting at the Stillwater Mine and mining and processing facilities at the East Boulder Mine. Private parties may pursue legal challenges of Stillwater’s permits.

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Stillwater’s activities are also subject to extensive federal, state and local laws and regulations governing matters relating to mine safety, occupational health, labor standards, prospecting, exploration, production, exports, smelting and refining operations and taxes. Compliance with these and other laws and regulations, including requirements implemented under guidance from of the Department of Homeland Security, could require additional capital outlays, which could negatively impact Stillwater’s cash flow.

Stillwater’s mining operations are located adjacent to the Absaroka-Beartooth Wilderness Area and are situated approximately 30 miles from the northern boundary of Yellowstone National Park. While Stillwater works closely and cooperatively with local environmental organizations, the Montana Department of Environmental Quality and the United States Forest Service, there can be no assurance that future political or regulatory efforts will not further restrict or seek to terminate Stillwater’s operations in this sensitive area.

For the past several years, Stillwater has been experimenting with various bio-diesel blends and modifying some of its mining practices underground in an effort to comply with more restrictive MSHA limits on DPM exposure for underground miners. These new limits were delayed for a time, but they ultimately went into effect on May 20, 2008. Compliance with the revised MSHA DPM standards continues to be a challenge within the mining industry. However, as a result of its internal efforts to reduce DPM exposure, recent sampling indicates that Stillwater has achieved compliance with the new standards at the East Boulder Mine and is nearly in compliance with them at the Stillwater Mine.

Stillwater is attempting to achieve full compliance with the standards and continues to consult with the applicable governmental agencies. No assurance can be given that any lack of compliance will not impact Stillwater. However, in view of its good-faith efforts to comply and progress to date, Stillwater does not believe that failure to be in strict compliance will have a material adverse effect on Stillwater.

Various legislative initiatives have been introduced and, in some cases, enacted mandating additional safety and health measures for mining employees and providing stronger penalties for failure to comply. Stillwater believes it has a highly effective safety program in place for its employees, but there can be no assurance that Stillwater will be in compliance with future legislated initiatives nor that Stillwater will not incur significant penalties under these initiatives.

Stillwater’s Credit Rating is Below Investment Grade, Potentially Limiting Future Credit Availability and Increasing Potential Borrowing Costs

In December 2007, Moody’s Investor Service lowered Stillwater Mining Company’s rating from B1 to B2, and during 2008 it was lowered to Caa1. Standard and Poor’s in December 2008 lowered Stillwater’s corporate rating from B+ to B-, and then in December 2009, citing stable liquidity and higher PGM prices, increased the corporate rating to B. Comments from both agencies regularly express concern with Stillwater’s lack of diversity, pending termination of the Ford Motor Company agreement, relatively high mining costs and volatile pricing environment. Stillwater’s low credit ratings will likely make it more difficult and more costly to obtain some forms of third-party financing in the future. Although Stillwater believes it has adequate liquidity available at the current time, should Stillwater need to access the credit markets in the future, Stillwater’s comparatively low credit rating would likely be an impediment to obtaining additional debt or lines of credit. In the credit environment existing in 2009, Stillwater has not been able to secure a revolving credit agreement upon reasonable terms. Should Stillwater require additional credit capacity in the future and be unable to obtain it, Stillwater might not be able to meet its obligations as they come due and so could be compelled to restructure or seek protection from creditors.

Limited Availability of Additional Mining Personnel and Uncertainty of Labor Relations May Affect Stillwater’s Ability to Achieve its Production Targets

Stillwater’s operations depend significantly on the availability of qualified miners. Historically, Stillwater has experienced periods of high turnover with respect to its miners, particularly during the strong metal markets of 2007 and early 2008. In addition, Stillwater must compete for individuals skilled in the operation and development of underground mining properties. The number of such persons is limited, and significant competition exists to obtain their skills. Stillwater cannot be certain that it will be able to maintain an adequate supply of miners and other personnel or that its labor expenses will not increase as a result of a shortage in supply of such workers. Failure to maintain an adequate supply of miners could result in lower mine production and impair Stillwater’s financial performance.

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Stillwater had 1,273 employees at December 31, 2009. About 661 employees located at the Stillwater Mine and 122 employees at the Columbus processing facilities are covered by a collective bargaining agreement with USW Local 11-0001, expiring July 1, 2011. As of December 31, 2009, about 211 employees at the East Boulder Mine were covered by a separate collective bargaining agreement with USW Local 11-0001, which will expire on July 1, 2012. There is no assurance that Stillwater can achieve a timely or satisfactory renewal of either of these agreements as they expire. A strike or other work stoppage by Stillwater’s represented employees could result in a significant disruption of Stillwater’s operations and higher ongoing labor costs.

In response to the limited availability of skilled underground miners, beginning in 2005 Stillwater initiated a new miner training program whereby it has from time to time hired individuals largely inexperienced in mining and providing intensive, supervised training in skills critical to underground mining in Stillwater’s operations. This training program requires dedicating significant time and personnel to the training effort, and consequently was scaled back significantly during 2009. These new and less experienced miners, even after training, generally will require several years of experience to achieve the productivity level of Stillwater’s regular mining workforce. There is no assurance that these new miners will achieve the assumed level of productivity as they gain experience, nor that Stillwater will be able to retain these new workers in the face of other employment opportunities.

Uncertainty of Title to Properties — The Validity of Unpatented Mining Claims is Subject to Title Risk

Stillwater has a number of unpatented mining and mill site claims. The validity of unpatented mining claims on public lands is often uncertain and possessory rights of claimants may be subject to challenge. Unpatented mining claims may be located on lands open to appropriation of mineral rights and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain and vulnerable to challenges by third parties or the federal government. The validity of an unpatented mining claim or mill site, in terms of its location and its maintenance, depends on strict compliance with a complex body of federal and state statutory and decisional law and, for unpatented mining claims, the existence of a discovery of valuable minerals. In addition, few public records exist to definitively control the issues of validity and ownership of unpatented mining claims or mill sites. While Stillwater pays annual maintenance fees and has obtained mineral title reports and legal opinions for some of the unpatented mining claims or mill sites in accordance with the mining laws and what Stillwater believes is standard industry practice, Stillwater cannot be certain that the mining laws will not be changed nor that Stillwater’s possessory rights to any of its unpatented claims may not be deemed defective and challenged. Any change in the mining law could include the imposition of a federal royalty provision on unpatented claims, which could have an adverse effect on Stillwater’s economic performance.

The Complexity of Processing Platinum Group Metals Poses Operational and Environmental Risks in Addition to Typical Mining Risks

Stillwater’s processing facilities include concentrators at each mine site that grind the ore and extract the contained metal sulfides, and a smelter and base metal refinery located in Columbus, Montana. These processes ultimately produce a PGM filter cake that is shipped for final refining to third party refiners. The Columbus operations involve pyrometallurgical and hydrometallurgical processes that utilize high temperatures, pressures, caustic chemicals and acids to extract PGMs and other metals from the concentrator matte. These processes also generate waste gases that are scrubbed to eliminate sulfur dioxide emissions. While the environmental and safety performance of these facilities to date has been outstanding, there can be no assurance that incidents such as solution spills, sulfur dioxide discharges, explosions or accidents involving hot metals and product spills in transportation will not occur in the future. Such incidents potentially could result in more stringent environmental or operating restrictions on these facilities and additional expenses to Stillwater, which could have a negative impact on its results of operations and cash flows. Further, Stillwater processes virtually all of its metals through these processing facilities, and any incident interrupting processing operations for an extended period would have a material adverse effect on Stillwater’s performance.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Except as disclosed under “The Transaction – Interests of Senior Management and Others in the Transaction”, no informed person of Marathon, or any associate or affiliate of any informed person, has had any material interest in any transaction, or proposed transaction, which has materially affected or would materially affect Marathon or any of its subsidiaries since the commencement of the most recently completed financial year of Marathon.

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AUDITORS

Marathon’s auditors are PricewaterhouseCoopers, LLP, Royal Trust Tower, Toronto-Dominion Centre, 77 King Street West, Suite 3000, Toronto, Ontario M5K 1G8.

TRANSFER AGENT

Marathon’s transfer agent is CIBC Mellon Trust Company, 320 Bay Street, P.O. Box 1, Toronto ON M5H 4A6.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Circular from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of Marathon at 330 Bay Street, Suite 1505, Toronto, Ontario, M5H 2S8 (Telephone 416-861-0851) and are also available electronically on SEDAR at www.sedar.com.

The following documents of Marathon, which have been filed with securities commissions or similar authorities in Canada, are specifically incorporated by reference into, and form an integral part of, this Circular:

(a)	the Annual information Form dated March 26, 2010 for the year ended December 31, 2009;

(b)	the audited comparative financial statements and the notes thereto for the financial years ended December 31, 2009 and 2008, together with the auditors’ report thereon dated March 25, 2010;

(c)	management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2009;

(d)	financial statements and the notes thereto for the three and six month financial periods ended June 30, 2010;

(e)	management’s discussion and analysis of financial condition and results of operations for the three and six month financial periods ended June 30, 2010;

(f)	management proxy circular dated May 13, 2010 for Marathon’s annual and special meeting of shareholders to be held on June 15, 2010;

(g)	the material change report dated September 9, 2010 concerning the entering into of the Arrangement Agreement; and

(h)	the material change report dated September 16, 2010 concerning the closing of the Private Placement.

Any documents of the type referred to in Section 11.1 of Form 44-101F1 – Short Form Prospectuses filed by Marathon with the securities commissions or similar authorities in Canada after the date of this Circular and before the Meeting are deemed to be incorporated by reference into this Circular.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained in this Circular or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Circular, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Making such a modifying or superseding statement shall not be deemed to be an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, untrue statement of a material fact, nor an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

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AVAILABLE INFORMATION

Marathon files reports and other information with securities commissions and similar authorities in Canada. Copies of these public filings may be obtained on request without charge from the Secretary of Marathon at 330 Bay Street, Suite 1505, Toronto, Ontario, M5H 2S8 (Telephone 416-861-0851) and are also available electronically on SEDAR at www.sedar.com.

LEGAL MATTERS

Certain Canadian legal matters relating to the Transaction will be reviewed on behalf of Marathon by Fogler, Rubinoff LLP, and certain U.S. legal matters relating to the Transaction will be reviewed on behalf of Marathon by Hensley Kim & Holzer, LLC and Holme Roberts & Owen LLP. As of the date hereof, the partners and associates of Fogler, Rubinoff LLP, Hensley Kim & Holzer, LLC and Holme Roberts & Owen LLP, as a group, beneficially owned, directly or indirectly, less than 1% of the issued Marathon Shares.

APPROVAL OF THE BOARD OF DIRECTORS

The contents and the sending of the Notice of Meeting and this Circular have been approved by the Marathon Board.

DATED this 15th day of October, 2010

BY ORDER OF THE BOARD OF DIRECTORS

“Phillip C. Walford”
Phillip C. Walford
Director, President and Chief Executive Officer

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GLOSSARY OF TERMS

In this Circular, the following capitalized words and terms shall have the following meanings:

“°” means degrees

“°C” means degrees Celsius

“%” means percent

“μm” means micron(s)

“3D” means three dimensional

“AA” means atomic absorption

“AcquireCo” means a wholly-owned subsidiary of Stillwater as required in order to effect the Arrangement and the requirements specified in the Plan of Arrangement;

“Acquired Assets” means all of the assets and liabilities of Marathon that remain in Marathon following the Marathon Gold Transfer (as such term is defined in the Arrangement Agreement);

“Acquired Properties” means the Marathon PGM-Copper Project, the Geordie Lake PGM-Cu Project, the Coubran Lake Project, the Bird River Sill Project and the Freehold Properties, all as more particularly described in schedule D to the Arrangement Agreement;

“Acquisition Proposal” means, other than from or with Stillwater or the Stillwater Subsidiary, any merger, amalgamation, statutory arrangement, recapitalization, take-over bid, sale of material properties or assets (including, without limitation, the sale of all or any part of the Acquired Assets or the Acquired Properties), any lease, long-term supply agreement or other arrangement having the same economic effect as a sale of any such material properties or assets, any sale or grant of a royalty or similar type transaction with respect to the Acquired Properties, any liquidation, winding-up, sale or redemption of a material number of shares or rights or interests therein or thereto or any similar transaction involving Marathon or any of the Marathon Subsidiaries, or any other similar transaction which would, or could, impede the completion of the Arrangement or any of the other transactions contemplated in the Arrangement Agreement or a written inquiry or proposal to do so, excluding the Arrangement, the Private Placement and the other transactions contemplated by the Arrangement Agreement;

“Ag” means silver

“Arrangement” means the arrangement under the provisions of Section 192 of the CBCA on the terms set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Agreement” means the Arrangement Agreement dated September 7, 2010 among Stillwater, Marathon and Marathon Gold, as amended by an amending agreement dated October 4, 2010;

“Articles of Arrangement” means the articles of arrangement of Marathon in respect of the Arrangement required by the CBCA to be filed with the Director after the Final Order is made;

“Au” means gold

“AuEq” means gold equivalent

“az” means azimuth

“Business Day” means a day which is not a Saturday, Sunday or a civic or statutory holiday in Toronto, Ontario;

“Cash Consideration” means $1.775 for each one (1) Marathon Share outstanding immediately prior to the Effective Time, up to an aggregate amount equal to the Maximum Cash;

“Canadian GAAP” means accounting principles generally accepted in Canada;

“CBCA” means the Canada Business Corporations Act, as amended;

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“Circular” means this management proxy circular, including the Notice of Meeting and all appendices hereto and all documents incorporated by reference herein, and all amendments hereof;

“cm” means centimeter(s)

“Competition Tribunal” has the meaning ascribed thereto in the Competition Act;

“Competition Act” means the Competition Act (Canada), as amended;

“Confidentiality Agreement” means the confidentiality agreement dated May 6, 2010 between Stillwater and Marathon, as amended effective September 7, 2010;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“D1/D2” means Deformation phase 1/phase2

“DD” means diamond drill

“Demand for Payment” has the meaning ascribed to it under the heading “Dissenting Shareholders’ Rights” in this Circular;

“Depositary” means CIBC Mellon Trust Company at its principal office in Toronto, Ontario;

“Director” means the Director appointed under section 260 of the CBCA;

“Dissent Notice” means the written objection of a Registered Shareholder to the Special Resolution, submitted to Marathon in accordance with the Dissent Procedures;

“Dissent Procedures” means the dissent procedures, as described under the heading “Dissenting Holders’ Rights” in this Circular;

“Dissent Rights” has the meaning ascribed to it under the heading “Dissenting Holders’ Rights” in this Circular;

“Dissent Shares” has the meaning ascribed to it under the heading “Dissenting Holders’ Rights” in this Circular;

“Dissenting Shareholder” means a registered holder of Marathon Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Rights;

“Effective Date” means the date shown on the Certificate of Arrangement to be issued under the CBCA giving effect to the Arrangement, which date shall be determined in accordance with the Arrangement Agreement;

“Effective Time” means the time when the Arrangement will be deemed to have been completed, which shall be 12:01 a.m., Toronto time, on the Effective Date;

“Exchange Ratio” means, in connection with the issue of Stillwater Replacement Options, 0.224 of a Stillwater Share for each one (1) Marathon Share outstanding immediately prior to the Effective Time;

“FA” means fire assay

“Fairness Opinion” means the written opinion of Haywood Securities Inc. that the consideration to be received by Marathon Shareholders, other than Stillwater and its affiliates and associates, pursuant to the Arrangement is fair from a financial point of view, as described under “Fairness Opinion of Haywood Securities Inc.” in this Circular and attached as Appendix “G” hereto;

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court (with the consent of Stillwater and Marathon) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“ft” means foot/feet

“g” means gram(s)

“g/cm3” means grams per cubic centimetre

“g/mL” means grams per millilitre

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“Interim Order” means the interim order of the Court dated October 15, 2010, providing for, among other things, the calling of the Meeting, attached as Appendix “H” hereto;

“ha” means hectare(s)

“ICP” means inductively coupled plasma

“ID2” means inverse distance squared

“in” means inch(es)

“Intermediary” includes a broker, investment dealer, bank, trust company, nominee or other intermediary;

“IP” means induced polarization

“IRS” means the United States Internal Revenue Service;

“kg” means kilogram(s)

“km” means kilometre(s)

“kWh/t” means kilowatthours per tonne

“L” means litre(s)

“m” means metre(s)

“m3” means cubic metre(s)

“Ma” means million years (old)

“Marathon” means Marathon PGM Corporation, a corporation existing under the laws of Canada;

“Marathon Board” means the board of directors of Marathon;

“Marathon Disclosure Letter” means the letter dated September 7, 2010 delivered by Marathon to Stillwater in the form accepted by Stillwater;

“Marathon Gold” means Marathon Gold Corporation, a corporation existing under the laws of Canada;

“Marathon Gold Shares” means the common shares which Marathon Gold is authorized to issue as presently constituted;

“Marathon Gold Properties” means the Valentine Lake Project, the Dorset Project, the Finger Pond Project, the Steel Mountain Complex Project and the Molly B Project, all as more particularly described in Schedule E to the Arrangement Agreement;

“Marathon Options” means the outstanding options to acquire Marathon Shares listed in the Marathon Disclosure Letter and which have been issued pursuant to the Marathon Stock Option Plan;

“Marathon PGM-Copper Project” has the meaning ascribed thereto at Schedule D to the Arrangement Agreement;

“Marathon Shareholders” means, at the relevant time, the holders of Marathon Shares;

“Marathon Shares” means the common shares in the capital of Marathon;

“Marathon Stock Option Plan” means the stock option plan of Marathon as approved by the Marathon Board and by the Marathon Shareholders on June 15, 2010;

“Marathon Subsidiaries” means the corporations identified as such in the Arrangement Agreement, collectively;

“Marathon Warrants” means the outstanding warrants to purchase up to 58,540 Marathon Shares issued by Marathon, as disclosed in the Marathon Disclosure Letter;

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“Material Adverse Change” means, in respect of Stillwater and the Stillwater Subsidiary, Marathon Gold, Marathon and the Marathon Subsidiaries, or the Acquired Properties, any one or more changes, events or occurrences, and

“Material Adverse Effect” means, in respect of Stillwater and the Stillwater Subsidiary, Marathon Gold, Marathon and the Marathon Subsidiaries or the Acquired Properties, any state of facts, which, in either case, either individually or in the aggregate, are, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, prospects, properties, assets, liabilities or financial condition of Stillwater and the Stillwater Subsidiary on a consolidated basis, or of Marathon Gold, or of Marathon and the Marathon Subsidiaries on a consolidated basis, or the Acquired Properties or the right to explore, develop or exploit the Acquired Properties, respectively, other than any change, effect, event or occurrence (i) relating to the global economy or securities markets in general, (ii) affecting the worldwide mining industry in general and which does not have a materially disproportionate effect on Marathon Gold or on Stillwater and the Stillwater Subsidiary on a consolidated basis, or on Marathon, Marathon Gold, and the Marathon Subsidiaries on a consolidated basis, or the Acquired Properties, respectively, (iii) resulting from changes in the price of palladium, platinum, copper or associated metals, (iv) relating to the rate at which Canadian dollars can be exchanged for United States dollars or vice versa, or (v) a change in the trading price of the Stillwater Shares or the Marathon Shares following and reasonably attributable to the disclosure of the Arrangement and the other transactions contemplated in the Arrangement Agreement;

“Maximum Cash” means $61,775,707;

“Maximum Shares” means 3,893,325 Stillwater Shares;

“Meeting” means the special meeting of Marathon Shareholders, including any adjournments or postponements thereof, called to consider, and if deemed advisable, to pass, with or without variation, the Special Resolution;

“Mineral Reserve” means that part of a Mineral Resource (as such term is defined in the guidelines set out in the CIM Standards on Mineral Resources and Mineral Reserves adopted by the CIM Council on December 11, 2005) which, after the application of all mining factors, results in an estimated tonnage and grade which, in the opinion of the person making the estimate, is the basis of an economically viable project after taking account of all relevant processing, metallurgical, economic, marketing, legal, environment, socio-economic and government factors. Mineral Reserves are inclusive of diluting material that will be mined in conjunction with the Mineral Reserves and delivered to the treatment plant or equivalent facility. The term “Mineral Reserve” need not necessarily signify that extraction facilities are in place or operative or that all governmental approvals have been received. It does signify that there are reasonable expectations of such approvals;

“Ml” means millilitre(s)

“mm” means millimeter(s )

“mm/y” means millimeters per year

“Mt” means million tonnes

“NI 43-101” means National Instrument 43-101, Standards of Disclosure for Mineral Projects, of the Canadian securities administrators;

“Non-Registered Holder” means a non-registered beneficial holder of Marathon Shares whose shares are held through an Intermediary;

“Notice of Meeting” means the notice of the special meeting accompanying this Circular;

“NYSE” means the New York Stock Exchange, Inc.;

“Offer to Pay” means the written offer of Stillwater to each Dissenting Holder who has sent a Demand for Payment to pay for its Marathon Shares in an amount considered by the board of directors of Stillwater to be the fair value of the Marathon Shares, all in compliance with the Dissent Procedures;

“Offered Consideration” means Cdn.$1.775 in cash, 0.112 of a Stillwater Share and 0.5 of a Marathon Gold Share

“oz” means ounce(s)

“QA/QC” means quality assurance/quality control

“Party” or “party” means any one of Stillwater, Marathon and Marathon Gold, and “Parties” or “parties” means more than one of them as the context requires;

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“Person” means any individual, corporation, firm, partnership (including, without limitation, a limited partnership), sole proprietorship, syndicate, joint venture, trustee, trust, any unincorporated organization or association, any government or instrumentality thereof and any tribunal;

“Plan of Arrangement” means the amended and restated plan of arrangement in the form attached hereto as Appendix “D”;

“Pre-Acquisition Reorganization” has the meaning given to such term in the Arrangement Agreement;

“ppb” means parts per billion;

“ppm” means parts per million;

“Private Placement” means the purchase of 974,026 Marathon Shares by Stillwater which was completed on September 15, 2010;

“Registered Shareholder” means a registered holder of Marathon Shares as recorded in the shareholder register of Marathon maintained by the Transfer Agent;

“Regulation S” means Regulation S promulgated under the U.S. Securities Act;

“SEC” means the United States Securities and Exchange Commission;

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the U.S. Securities Act provided under Section 3(a)(10) thereof;

“SEDAR” means the System for Electronic Document Analysis and Retrieval described in National Instrument 13-101 of the Canadian Securities Administrators and available for public view at www.sedar.com;

“Share Consideration” means 0.112 of a Stillwater Share for each one (1) Marathon Share outstanding immediately prior to the Effective Time, up to an aggregate amount equal to the Maximum Shares;

“Special Committee” means the special committee of the Marathon Board established to consider, among other things, the Transaction;

“Special Resolution” means the special resolution substantially in the form attached hereto as Appendix “A”;

“Stillwater” means Stillwater Mining Company, a corporation existing under the laws of Delaware;

“Stillwater Board” means the board of directors of Stillwater;

“Stillwater Replacement Options” means fully-vested options granted by Stillwater in exchange for Marathon Options;

“Stillwater Shareholders” means, at the relevant time, the holders of Stillwater Shares;

“Stillwater Shares” means the common stock which Stillwater is authorized to issue as presently constituted;

“Stillwater Subsidiary” means Stillwater Metals Company, a wholly owned subsidiary of Stillwater existing under the laws of Montana;

“Superior Proposal” means any bona fide written Acquisition Proposal, other than the Arrangement, that the Marathon Board unanimously determines in good faith (based upon the written advice of the its financial advisors and after consultation with outside legal counsel) (i) is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the Person making such proposal, (ii) is not subject to a due diligence condition, (iii) is for the acquisition of 100% of the outstanding Marathon Shares (other than Marathon Shares owned by the Person making the Acquisition Proposal together with its affiliates) or is for all or substantially all of the consolidated assets of Marathon and the Marathon Subsidiaries, (iv) is not conditional on obtaining financing, and (v) would, if completed in accordance with its terms, result in a transaction more favourable to Marathon Shareholders, from a financial point of view, than the Arrangement;

“Tax Act” means the Income Tax Act (Canada), as amended;

“Termination Deadline” means December 21, 2010 or such other date as the Parties may otherwise agree upon in writing;

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“Termination Fee” means the Cdn.$3 million fee payable by Marathon to Stillwater on the termination of the Arrangement Agreement on the occurrence of certain events prescribed therein;

“Transaction” means the Arrangement, the Pre-Acquisition Reorganization and related transactions;

“Transfer Agent” means CIBC Mellon Trust Company;

“t” means tonne(s);

“t/d” means tonnes per day;

“t/m3” means tonnes per cubic metre;

“TSX” means the Toronto Stock Exchange;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations made thereunder, as promulgated or amended from time to time;

“U.S. GAAP” means generally accepted accounting principles in effect in the United States;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations made thereunder, as promulgated or amended from time to time;

“Valentine Lake Gold Project” has the meaning ascribed thereto at Schedule E to the Arrangement Agreement;

“VLF-EM” means Very low frequency-electromagnetic;

“Support Agreements” means the agreements among Stillwater and the executive officers and directors of Marathon pursuant to which such shareholders of Marathon have agreed to, among other things, vote their Marathon Shares in favour of the Arrangement and all related matters at the Meeting, as described in this Circular under “The Transaction – Support Agreements”.

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CONSENT OF PRICEWATERHOUSE COOPERS LLP

We have read the Notice and Management Proxy Circular for the Special Meeting of Shareholders to be held on November 15, 2010 (the “Circular”) of Marathon PGM Corporation (the “Company”) dated October 15, 2010 relating to the special meeting of shareholders of the Company to approve the Arrangement between the Company, Marathon Gold Corporation and Stillwater Mining Company.

We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the Circular of our report to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2009 and 2008 and the consolidated statements of operations and comprehensive loss and deficit and cash flows for the years then ended. Our report is dated March 25, 2010.

We also consent to the inclusion in the Circular of our report to the board of directors of Marathon Gold Corporation on the balance sheet of Marathon Gold Corporation as at December 31, 2009. Our report is dated October 6, 2010.

(Signed) “PricewaterhouseCoopers LLP”

Chartered Accountants, Licensed Public Accountants

Toronto, Ontario

October 15, 2010

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CONSENT OF KPMG LLP

We have read the Notice and Management Proxy Circular for the Special Meeting of Shareholders to be held on November 15, 2010 (the “Circular”) of Marathon PGM Corporation dated October 15, 2010 relating to the special meeting of shareholders of Marathon PGM Corporation to approve the Arrangement between Marathon PGM Corporation, Marathon Gold Corporation and Stillwater Mining Company. We have complied with the standards of the Public Company Accounting Oversight Board (United States).

We consent to the inclusion in the Circular of our report dated February 26, 2010, except for Note 3 for which the date is May 27, 2010 with respect to the balance sheets of Stillwater Mining Company as of December 31, 2009 and 2008, and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009.

(Signed) “KPMG LLP”

Billings, Montana

October 15, 2010

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CONSENT OF HAYWOOD SECURITIES INC.

To: The Board of Directors of Marathon PGM Corporation

We hereby consent to the inclusion in the management information circular of Marathon PGM Corporation (the “Company”) dated October 15, 2010 of the opinion of our firm dated September 6, 2010, which we prepared for the Independent Committee of the Board of Directors of the Company in connection with the arrangement agreement entered into between the Company, Marathon Gold Corporation and Stillwater Mining Company.

In providing such consent, except as may be required by securities laws, we do not intend that any person other than the Independent Committee use or rely upon such opinion.

Toronto, Ontario

(Signed) “Haywood Securities Inc.”

October 15, 2010

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APPENDIX “A” - Special Resolution

BE IT RESOLVED THAT:

1.
The arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”) involving Marathon PGM Corporation (the “Corporation”), Stillwater Mining Company (“Stillwater”), a wholly-owned subsidiary of Stillwater (“AcquireCo”) and Marathon Gold Corporation (“Marathon Gold”) (as the Arrangement may be modified or amended in accordance with its terms) and the transactions described under “The Transaction – The Arrangement” in the management proxy circular of the Corporation accompanying the notice of this meeting, all as more particularly described and set forth in the management proxy circular, are hereby ratified, authorized, confirmed, approved and adopted.

2.
The plan of arrangement (the “Plan of Arrangement”) involving the Corporation, the full text of which is set out as Schedule A to the arrangement agreement (the “Arrangement Agreement”) dated September 7, 2010 among the Corporation, Stillwater and Marathon Gold, as amended by an amending agreement dated October 4, 2010 (as the Plan of Arrangement may be modified or amended in accordance with its terms) is hereby ratified, authorized, confirmed, approved and adopted.

3.
Notwithstanding that this resolution has been passed, and the Arrangement adopted by the holders of common shares of the Corporation (“Common Shares”), or that the Arrangement has been approved by the Ontario Superior Court of Justice, the directors of the Corporation are hereby authorized and empowered without further notice to or approval of the holders of Common Shares (i) to amend the Arrangement Agreement or the Plan of Arrangement, to the extent permitted by the Arrangement Agreement, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

4.
Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute, under the seal of the Corporation or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Arrangement Agreement for filing and to take all such other steps or actions as may be necessary or desirable in connection with the Arrangement and the transactions described in the management proxy circular and to execute under the seal of the Corporation or otherwise, all such other certificates, instruments, agreements, documents and notices, and to take such further actions in such officer’s or director’s opinion as may be necessary or desirable to carry out the purposes and intent of the foregoing resolutions.

- A1 -

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APPENDIX “B” - Information Concerning Stillwater

- B1 -

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INFORMATION RELATING TO STILLWATER MINING COMPANY

Name, Address and Incorporation

Stillwater Mining Company (“Stillwater”) was incorporated in 1992 under the laws of Delaware. Stillwater’s by-laws were re-stated on December 30, 2004. Stillwater’s head and registered office is located at 1321 Discovery Drive, Billings, Montana 59102.

Business

Stillwater is engaged in the development, extraction, processing, refining and marketing of palladium, platinum and associated metals (“platinum group metals” or “PGMs”) from a geological formation in south central Montana known as the J-M Reef and from the recycling of spent catalytic converters at its processing facilities in Columbus, Montana.

Mine Production

Stillwater conducts mining operations at the Stillwater Mine near Nye, Montana and at the East Boulder Mine near Big Timber, Montana. Ore extraction at both mines takes place within the J-M Reef. Stillwater operates concentrating plants at each mining operation to upgrade the mined production into a concentrate form. Stillwater also operates a smelter and base metal refinery at Columbus, Montana which further upgrades the mined concentrates into a PGM-rich filter cake. The filter cake is shipped to third-party custom refiners for final refining before being sold to third parties.

Palladium, platinum, rhodium, gold and silver are sold to a number of consumers and dealers with whom Stillwater has established trading relationships. Refined platinum group metals of 99.95% purity (rhodium of 99.9%) in sponge-form are transferred upon sale from Stillwater’s account at third-party refineries to the account of the purchaser. By-product metals are normally sold at market prices to customers, brokers or outside refiners. Copper and nickel by-products, however, are produced at less than commercial grade, so prices for these metals typically reflect a quality discount. By-product sales are included in revenues from mine production.

Stillwater has a sales agreement with Ford Motor Company (the “Ford Agreement”) covering a portion of production from the mines that contains guaranteed floor and ceiling prices for metal delivered. Metal sales under the agreement, when not affected by the guaranteed floor or ceiling prices, are priced at a slight discount to market. Under the Ford Agreement, Stillwater currently has committed 80% of its palladium production and 70% of its platinum production from mining through 2010. None of Stillwater’s palladium or platinum production after 2010 is currently committed.

Metal delivery commitments under the Ford Agreement generally fluctuate based upon fixed percentages of actual mine production. The Ford Agreement also contains termination provisions that allow the purchaser to terminate in the event Stillwater breaches certain provisions of the agreement and Stillwater fails to cure the breach within periods ranging from 10 to 30 days of notice by the purchaser. The Ford Agreement is due to expire at the end of 2010.

Stillwater also had an agreement, until July 2009, with General Motors Corporation (“GM”)to supply PGMs from the mines for use in automotive catalytic converters. On July 22, 2009, as part of the GM bankruptcy proceedings, the bankruptcy court approved a GM petition to reject its obligations under the Stillwater supply agreement, thereby nullifying the agreement with retroactive effect from July 7, 2009. The GM supply agreement was scheduled to expire on December 31, 2012.

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For the years ended December 31, 2009 and 2008, Stillwater generated US$306.9 million and US$360.4 million, respectively, in revenue from its mine production.

As of December 31, 2009, Stillwater had 1,062 employees located at the Stillwater and East Boulder Mines.

PGM Recycling

Stillwater is also engaged in PGM recycling at its processing facilities in Columbus, Montana. Spent catalytic converter materials containing PGM metals are regularly sourced from third-party suppliers and processed through Stillwater’s metallurgical complex. The recycled materials may either be purchased outright or may be processed and returned to the supplier for a tolling fee. The spent catalytic material is collected by the third party suppliers, primarily from automobile repair shops and automobile yards that disassemble old cars for the recycling of their parts. Stillwater also processes spent PGM catalysts from petroleum refineries and other sources, normally on a tolling basis.

Upon receipt of the PGM materials for recycling, they are crushed and sampled prior to being commingled with mine concentrates for smelting in the electric furnace. Nickel and copper sulfides which occur naturally in the mine concentrates act as a metallurgical collector to facilitate the chemical extraction of the PGMs from the recycled material.

For the years ended December 31, 2009 and 2008, Stillwater generated approximately US$81.8 million and US$475.4 million, respectively, in revenue from its PGM recycling operations.

As of December 31, 2009, Stillwater had 158 employees located at the process facilities where the PGM recycling occurs.

Competition in the PGM Market

Stillwater competes with other suppliers of PGMs, some of which are significantly larger than Stillwater and have access to greater mineral reserves and financial and commercial resources. Some significant suppliers produce platinum in greater quantities than palladium and thus currently enjoy average per ounce revenue greater than Stillwater. Some significant suppliers of PGMs produce palladium and platinum as by-products of other production. New mines may open over the next several years, increasing supply. Furthermore, the volume of PGMs recovered through recycling scrap sources, mostly spent automotive and industrial catalysts, is increasing.

Restructuring

In late 2008, Stillwater elected to restructure its operations, in response to the steep decline in PGM prices. The goal of the restructuring was to preserve cash and maintain Stillwater’s viability in the face of a severe economic downturn of uncertain duration. The restructuring included greatly reducing the scale of operations at the East Boulder Mine, as well as making many other cut backs throughout the business. For further details regarding the restructuring, please see the section “Three Year History” below.

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Environmental Protection and Policies

Stillwater’s operations are subject to extensive federal, state and local government controls and regulations, including regulation of mining and exploration which could involve the discharge of materials and contaminants into the environment, disturbance of land, reclamation of disturbed lands, associated potential impacts to threatened or endangered species and other environmental concerns.

Stillwater believes that its operations and facilities comply in all material respects with current federal, state and local permits and regulations, and that it holds all necessary permits for its operations at the Stillwater and East Boulder Mines and to complete all of its planned expansion projects.

For the past several years, Stillwater has employed various measures in an effort to protect the health of its workforce and to comply with much stricter Mine Safety and Health Administration (“MSHA”) limits on diesel particulate matter (“DPM”) exposure for the underground miners. These measures have included using catalytic converters, filters, enhanced ventilation regimens, modifying certain mining practices underground, and experimenting with various bio-diesel blends. The new DPM limits were delayed for a time, but ultimately went into effect on May 20, 2008. Compliance with the revised MSHA DPM standards continues to be a challenge within the mining industry. However, as a result of its internal efforts to reduce DPM exposure, recent sampling indicates that Stillwater has achieved compliance with the new standards at both the Stillwater Mine and the East Boulder Mine.

Stillwater is party to an agreement with an environmental group which it entered into as consideration for the environmental group agreeing to withdraw litigation against the Montana DEO regarding the approval of a mine expansion plan filed by Stillwater and agreeing not to file a protest against the renewal of Stillwater’s water quality permit at the East Boulder Mine. The agreement required Stillwater to implement programs that reduce traffic flows to both the Stillwater Mine and the East Boulder Mine. Stillwater is also funding expanded monitoring programs and the development of a watershed partnership for the Boulder River basin to assist residents in improving the quality of surface and ground water. In August of 2005, the agreement was mutually amended to acknowledge the progress made in implementing the agreement and completing and finalizing many of the agreement requirements. Additionally, future commitments were reviewed and amended as appropriate in an effort to bring the agreement current with existing environmental conditions, updated technical data and changes to schedules and monitoring plans resulting from information gathered during the previous 5-year period.

Three-Year History

Effective July 17, 2007, Stillwater entered into a four-year collective labor agreement with substantially all of the hourly workers at the Stillwater Mine, the smelter and base metal refinery which provides for annual wage increases of approximately 3.5% per annum. The workers were represented by United Steelworkers International Union Local 11-0001.

On August 29, 2007, Stillwater amended provisions of an existing PGM supply agreement and signed a new agreement with General Motors Corporation, one of Stillwater’s existing automotive industry customers. The new agreement extended a portion of the sale commitment to 2012. On June 1, 2009, General Motors Corporation, filed for bankruptcy protection. The filing had been widely anticipated and at the time of the filing, Stillwater had no receivables outstanding with General Motors. Subsequently, however, General Motors filed a petition with the bankruptcy court seeking to reject its executory contract with Stillwater, effective July 7, 2009. Stillwater in turn filed an objection with the court to the General Motors petition on July 16, 2009. Following a hearing in bankruptcy court on July 22, 2009, the court approved the General Motors petition, thereby nullifying Stillwater’s supply agreement, which was scheduled to expire on December 31, 2012 with retroactive effect from July 7, 2009.

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On November 5, 2007, Stillwater entered in to a second amendment and waiver (the “Second Amendment and Waiver”) to credit agreement (the “Credit Agreement”) with the lenders under its US$180 million credit facility and Toronto Dominion (Texas) LLC, as administrative agent for the lenders. The agreement included increased the covenant limits on annual capital expenditures for 2007, 2008 and 2009, permitted certain capital expenditures in connection with the construction of Stillwater’s second smelting furnace and revised a covenant to accommodate additional palladium sales commitments under a newly signed automotive agreement. On March 12, 2008, Stillwater terminated its Credit Agreement. All borrowings under the Credit Agreement were repaid with a portion of the net proceeds from the sale of the convertible debentures described immediately below.

On March 12, 2008, Stillwater issued and sold US$181.5 million aggregate principal amount of senior convertible debentures due 2028 (the “debentures”). The debentures pay interest at 1.875% per annum, payable semi-annually on March 15 and September 15 of each year, commencing September 15, 2008. The debentures will mature on March 15, 2028, subject to earlier repurchase or conversion. Each US$1,000 principal amount of debentures is initially convertible, at the option of the holders, into approximately 42.5351 shares of Stillwater’s common shares, at any time prior to the maturity date.

On March 12, 2008, Stillwater also entered into a registration rights agreement with the principal purchaser of the debentures pursuant to which Stillwater agreed to use commercially reasonable efforts to file a shelf registration statement in respect of the notes.

On July 9, 2008, Stillwater entered into a four-year collective agreement with the unionized workers at the East Boulder Mine who were represented by United Steelworkers International Union Local 11-0001. Changes to the collective agreement were agreed to on November 28, 2008.

In November 2008, Stillwater elected to restructure its operations in response to the steep decline in PGM prices. The restructuring resulted in employee transfers and layoffs, elimination of many contractors, revisions to Stillwater’s mining processes, closure and re-location of the corporate offices in Billings, and severe restrictions on operating and capital expenditures. In total, Stillwater reduced its workforce to 1,336 by March 31, 2009, from 1,656 at September 30, 2008. During the same period, mostly by transferring between mines, the miner workforce at the East Boulder Mine was reduced to 111 from 170, while the Stillwater Mine increased its number of miners to 312 from 241. In addition, another 45 contract miners not included in these totals were released from service, mostly at the Stillwater Mine. Following cutbacks at the corporate office, the remaining employees there were transferred from Billings to various other existing offices in Columbus and at the mines. Several corporate programs, including market development, recruiting, exploration and investor relations, were eliminated or sharply curtailed. Capital spending, which had totalled about US$82.3 million in 2008, was reduced to US$39.5 million in 2009. At year end 2009, Stillwater’s workforce (including contractors) totalled 1,353 following continuing adjustments to the late 2008 restructuring, for a total workforce reduction (including contractors) from September 30, 2008 just short of 27%.

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Although the restructuring efforts were corporate-wide, the most radical restructuring took place at Stillwater’s East Boulder Mine. East Boulder’s ore grades are consistently lower than those at the Stillwater Mine, and as a result its cash costs per ounce tend to be significantly higher. In the low-price environment of late 2008, it was clear that without substantial changes to East Boulder’s operations, the mine would be consuming cash at an unacceptable rate. Following a brief shutdown while management evaluated its options, Stillwater proposed a restructuring alternative that, while drastically reducing the mine’s workforce, held out hope for the mine’s continuing viability. The restructuring plan involved cutting back on the number of mining areas at East Boulder and assigning small, essentially self-sufficient teams to each of those areas. The total mine workforce at East Boulder was to be reduced by more than 50%, from 539 down to 256 employees. Capital spending at the mine was cut from the US$19.1million spent in 2008 to just US$4.0 million budgeted for 2009, which included only enough capital spending to keep the immediate mining areas functioning. Stillwater projected that with these and other cost-cutting changes, the mine could operate at a cash breakeven level given the PGM prices prevailing at the end of 2008.

By, almost any measure, the benefits of Stillwater’s corporate restructuring exceeded expectations. Stillwater had initially projected total 2009 mine production from the two mines would be about 496,000 ounces; the mines together produced 529,900 ounces in 2009. The Stillwater Mine was budgeted to produce about 371,000 ounces and produced almost 393,800 ounces for the year. Total cash costs at Stillwater Mine were projected at US$378 per ounce and averaged US$344 per ounce, benefiting from the mine’s improved productivity. Similarly, East Boulder Mine production for 2009 was budgeted at about 125,000 ounces at a cash cost of US$461 per ounce; the mine produced 136,100 ounces in 2009 at an average cash cost of US$407 per ounce. Comparing East Boulder’s production in 2009 to the prior year, 2008 output was 149,500 ounces, so despite reducing the workforce there by 50%, 2009 production at East Boulder only declined by 9%. Because of the higher productivities at East Boulder, the mine also was able to accomplish substantially more development work than planned during 2009, for the most part without bringing in any additional resources. While management believes that these higher productivities should be sustainable in the future, mine production would almost certainly decline over time without an increased level of spending for capital development in 2010 and thereafter. Consequently, higher development spending is included in Stillwater’s 2010 business plan.

In October 2009, Stillwater undertook the exchange of US$15 million face amount of the convertible debentures in exchange for 1.84 million shares of Stillwater’s common stock. The debentures so acquired have been retired, leaving US$166.5 million face value of the debentures outstanding at December 31, 2009.

Mineral Projects

Property Descriptions and Locations

Stillwater’s mining claims are located in Stillwater, Sweet Grass, and Park counties and within the Custer and Gallatin National Forests. The Stillwater Mine and the smelter and refinery are located in Stillwater County, and the East Boulder Mine is located in Sweet Grass County. Figure 1 is a map showing the location of Stillwater’s properties and mining claims in south-central Montana.

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Figure 1.               The location of Stillwater’s properties and mining claims

The Stillwater Mine has been producing since 1986, and the East Boulder Mine has been producing since 2002.

Stillwater holds or leases 1,006 patented and unpatented lode, placer, or mill site claims encompassing over 16,000 acres covering:

●	100% of the known apex of the J-M Reef (approximately 141 of the claims)1
●	areas to the north that will allow construction of ventilation and other shafts to the surface from lower levels in the northward-dipping J-M Reef
●	some land to the south of the apex
●	the East Boulder Mine’s access adits and plant site

Table 6.1 presents a summary of Stillwater’s mining claims as of the end of June 2010.

1
The apex of the J-M Reef controlled by Stillwater extends from west of the Boulder River on the west to about West Fishtail Creek on the east. Stillwater and its predecessor companies have been unable to trace the J-M Reef east of West Fishtail Creek.

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Table 6.1
Summary of Stillwater’s Mining Claims
Claim Type	Stillwater County	Sweet Grass County	Park County
Patented Claims
Patents Issued	44	117	0
Patent Pending	9	0	0
Subtotal (Patents)	53	117	0

Unpatented Claims
Lode	152	519	34
Placer	4	0	0
Mill Site	1	126	0
Subtotal (Unpatented)	157	645	34

Total Claims	210	762	34

The validity of unpatented mining claims on public lands is often uncertain and possessory rights of claimants may be subject to challenge. Unpatented mining claims may be located on lands open to appropriation of mineral rights and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain and vulnerable to challenges by third parties or the federal government. The validity of an unpatented mining claim or mill site, in terms of its location and its maintenance, depends on strict compliance with a complex body of federal and state statutory and decisional law and, for unpatented mining claims, the existence of a discovery of valuable minerals. In addition, few public records exist to definitively control the issues of validity and ownership of unpatented mining claims or mill sites. While Stillwater pays annual maintenance fees and has obtained mineral title reports and legal opinions for some of the unpatented mining claims or mill sites in accordance with the mining laws and what Stillwater believes is standard industry practice, Stillwater cannot be certain that the mining laws will not be changed nor that Stillwater’s possessory rights to any of its unpatented claims may not be deemed defective and challenged. Any change in the mining law could include the imposition of a federal royalty provision on unpatented claims, which could have an adverse effect on Stillwater’s economic performance.

In a decision dated April 30, 2002, the Montana State Office of the Bureau of Land Management (BLM) rejected two mineral patent applications submitted prior to July 13, 1993 covering 123 acres in nine mining claims held by Stillwater in leasehold under the Mouat Agreement. Stillwater joined with the Mouat interests in appealing the BLM decision to the U.S. Department of the Interior Board of Land Appeals (IBLA). On April 25, 2005, Administrative Judges for the IBLA ruled in favor of the Mouat Interests’ and Stillwater’s appeal and remanded the cases to the BLM with instruction to issue the pending patents. As of the date of this circular, the Certificates of Patent had not yet been issued; however, Stillwater considers the matter resolved and expects the patents to be granted in due course.

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Of the 1,006 Stillwater-controlled claims, 869 are subject to royalties, including 711 subject to a 5% net smelter return royalty payable to Franco-Nevada Corporation, 143 are subject to a maximum 0.35% net smelter return royalty payable to the Mouat family, and 102 are subject to both royalties. Only some of these claims have been mined or are being mined during any one year. During 2009, Stillwater incurred royalty expenses of $10.6 million, a decrease from the $14.6 million and $15.7 million incurred in 2008 and 2007, respectively. The differences reflect metal sales prices.

Stillwater has operating permits for its mines from the U.S. Forest Service and the Montana Department of Environmental Quality. It also has a “Good Neighbor” agreement covering its operations, which has proven very useful in maintaining good relationships with individuals and organizations affected by Stillwater’s operations.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

As shown in Figure 7.1, Interstate 90 (I-90) is the main highway through the area of Stillwater’s properties. Montana Rail Link’s main line approximately follows I-90 and the Yellowstone River, including access to Columbus, the site of Stillwater’s smelter and refinery. Excellent secondary roads connect I-90 to the mine sites. The roads to the Stillwater Mine are entirely paved, while the roads to the East Boulder Mine are paved from I-90 to south of McLeod, followed by a well-maintained gravel road along the East Boulder River to the mine site.

Billings is the main population center in the region and is home to many of Stillwater’s employees. Many Stillwater employees also live in a number of smaller towns: Laurel, Columbus, Absarokee, Big Timber, Livingston, and Red Lodge, among others. As part of its “Good Neighbor” agreements, Stillwater provides bus service from most of these towns to the mines in order to limit mine-related traffic on the secondary roads.

The southern Montana region is well served by the state’s electrical grid system. The electric transmission lines to the Stillwater Mine can deliver 22 megawatts, although current peak use is 18 megawatts. The East Boulder Mine can receive 14 megawatts, to the site, and current peak use is 11 megawatts.

The Stillwater and East Boulder Mines are located on the northern part of the Beartooth Mountains and are surrounded by extremely rugged country, some of which is above timberline (Figure). Snow, low temperatures, and high winds can present periodic problems to mine access during the winter. The climatic conditions in the towns along the Yellowstone River are more moderate, although subject to similar winter weather conditions.

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Figure 7.1.	Looking south up the Stillwater River Valley toward the Stillwater Mine and the Beartooth Mountains beyond

History

Since 1883, the Stillwater Complex and adjacent areas have been known to contain copper, nickel, and chromium deposits. The Stillwater layered igneous complex was first geologically mapped and described in the 1930s by Princeton University geologists operating out of their base camp in Red Lodge. Chromite was mined during World War II and processed at a plant at the site of the current Stillwater Mine surface facilities. Sulfides containing the platinum-group metals (PGM) were discovered in the early 1930s, but significant exploration for PGMs did not start until the 1960s by two separate groups, the Anaconda Minerals Company and the Johns-Manville Corporation. In 1973, Johns-Manville geologists identified what is now known as the J-M Reef. Surface exploration, on the eastern part of the J-M Reef in the vicinity of the Stillwater Mine, was initiated by Anaconda Minerals Company in 1977 and led to the driving of the Minneapolis Adit between 1979 and 1981; portal at 5,140 feet in elevation. In 1983, the Stillwater Mining Company, a partnership of Chevron Resources Company, the Manville Corporation, and Anaconda Minerals Company, was formed to pursue exploration westward and eastward along the J-M Reef from both the surface and underground at the Minneapolis Adit.

In 1998, a drill hole located in the Stillwater River Canyon at the Stillwater Mine intersected the major thrust splay underlying the Stillwater Mine. An additional deep drill hole farther to the west allowed further delineation of the J-M Reef at depth and of the bounding thrust fault. These deep drill holes allow projection of thrust fault positions that currently define the lower limits of estimated probable reserves in areas near the deep drilling.

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Commercial underground mining at the Stillwater Mine began in 1986. In 1992, Stillwater was incorporated and on October 1, 1993, Chevron Resources Company and Manville Corporation transferred substantially all of their assets, liabilities, and operations at the Stillwater property to Stillwater with each partner retaining 50% of the stock (Anaconda had previously left the partnership). In September 1994, Stillwater redeemed Chevron Resources Company’s 50% interest, and in December 1994, Stillwater completed its initial public offering. Manville Corporation sold a portion of its stock during the public offering and its interest was reduced to 27%. In August 1995, Manville Corporation sold its remaining interest to a group of institutional investors.

The East Boulder Mine was placed in commercial production in January 2002.

Geological Setting

The J-M Reef, which Stillwater exploits, is a small part of a large, layered-igneous intrusive known as the Stillwater Complex. The Stillwater Complex is located in the northern Beartooth Mountains of south-central Montana and adjacent northwestern Wyoming. The exposed Stillwater Complex is considered to be a small part of a much larger intrusive body, the bulk of which (estimated to be about 4,400 km2 ) underlies the thick sedimentary cover to the northeast.

The Stillwater Complex intruded into the surrounding metasedimentary rocks about 2.7 billion years ago. The Stillwater Complex rocks are primarily composed of large, euhedral (clearly formed) to subhedral (somewhat rounded) cumulus-phase crystals that formed during the cooling of the Stillwater magma(s). The Stillwater Complex is subdivided into three major series: from bottom to top, these are the Basal Series, the Ultramafic Series, and the Banded Series. Each series is further subdivided into distinctive stratigraphic units (see Figure 10.1). The Basal Series is composed of norites and bronzitites that are discontinuous and appear chilled near contacts with the intruded metasediments. The Ultramafic Series is subdivided into two main subunits, an olivine-bearing peridotite or hartzburgite zone and an overlying bronzitite zone. The upper part of the Ultramafic Series is a 1,200-foot to 1,300-foot-thick bronzitite unit, with a well-defined contact with the plagioclase-bearing Norite I zone that forms the base of the overlying Banded Series that can be mapped over much of the Stillwater Complex.

The Banded Series is comprised of plagioclase-rich cumulate rocks. Stillwater subdivides the more than 14,000-foot-thick Banded Series into six megacycle units (identified by the Roman numbers I through VI). The megacycle units are further subdivided into zones according to their major lithology. The J-M Reef occurs near the base of the Banded Series and is associated with the first thin troctolite-anorthosite zone (TAZ I) occurring above the contact with the underlying bronzitite at the top of the Ultramafic Series; it occurs above the Norite I and Gabbro I zones defined by Stillwater.

Although there are alternative hypotheses for the formation of the Stillwater Complex and the J-M Reef, all hypotheses agree on the general regularity of the layering sequences and the persistent presence of the J-M Reef in the immediate vicinity of the reappearance of olivine cumulates above the basal norite megasequence of the Banded Series of the Stillwater Complex.

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The J-M Reef

The J-M Reef specifically refers to the stratiform deposition of platinum-group elements and sulfide minerals in a distinctive stratigraphic zone within the Stillwater Complex. The J-M Reef formed as a more or less flat-lying, tabular layer as a part of the crystallization of the Stillwater Complex, and its laterally persistent character reflects this origin.2 It occurs within the Banded Series of the Stillwater Complex in the unit known as Troctolite-Anorthosite Zone I (TAZ I). The reef package, which hosts the J-M Reef, is predominately an olivine-rich cumulate. The footwall is gabbro, and the hanging wall is a plagioclase-rich cumulate. The J-M Reef generally strikes west-northwest throughout its 26 miles of strike length and dips north at angles varying between overturned and vertical in the eastern part of the Stillwater Mine (east of about the 4000E mine coordinate), about 62° in the central portion of the mine (from about 4000E to about 9000W), and around 45° to 50° in the Upper West area of the Stillwater Mine; at the East Boulder Mine, the dip averages about 52°. During core logging, which usually commences on the footwall side of the J-M Reef, the reappearance of olivine cumulate or sulfides above a thick sequence of gabbro usually marks the lower boundary of the reef package.

In some places, the J-M Reef is interrupted by mafic intrusive dikes. The J-M Reef and the related stratigraphy are clearly identifiable on either side of the dikes; however, the dikes may be sufficiently wide to result in J-M Reef offsets and/or to split the J-M Reef. It should be stressed that these dikes do not have more than a minor impact on mining.

Another feature of the J-M Reef, within the Stillwater Mine, is the occurrence of thickened areas of mineralized reef, known as “ballrooms.” Ballrooms contain significant ore-grade tons and ounces within the J-M Reef. Stillwater has conducted studies of the ballrooms in an effort to more fully understand their spacing and size. To date these studies have not resulted in discernable trends, and the specific size and distribution of ballrooms cannot be predicted. The cause of ballroom formation is unknown.

Ballrooms have not yet been encountered in the East Boulder Mine, although there are zones of greater reef thickness at East Boulder there is no corresponding increase in grade. Ore-grade mineralization, delineated at the East Boulder Mine to date, is more consistently distributed than at the Stillwater Mine. As the Stillwater Mine has extended west into the Dow Sector, the character of the mineralization appears to change. Among the characteristics marking this change in mineralization character is a change in the in-situ platinum:palladium (Pt:Pd) ratio to 1:4.1, compared with an in-situ Pt:Pd ratio of 1:3.4 for the rest of the Stillwater Mine.

Because drilling, even at 50-foot spacing, does not specifically delineate ballrooms (ore-grade drill intercepts that are wider than 20 plus feet horizontal, reef thickness may indicate their presence), the distribution of ballrooms outside the developed area of the Stillwater Mine is uncertain. The existence of such wider intercepts from the surface drilling and in some of the initial underground drilling has previously been interpreted as supporting the distribution of ballrooms throughout the Stillwater Complex.

2
In simple terms, which cannot be extended very far, the J-M Reef is like a very thin frosting layer within a cake, the Stillwater Complex. The Stillwater Complex “cake” may be 100 miles or so in diameter. During the formation of the Beartooth Mountains, an edge of the Stillwater Complex “cake” was broken off and tilted into its present steeply inclined to vertical orientation. The J-M-Reef layer that was originally flat or slightly inclined is now tilted together with the rest of the Stillwater Complex.

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The Stillwater Complex is similar in many ways to the much larger Bushveld Complex of South Africa, which contains the world’s largest PGM resource.3 The Merensky Reef in the Bushveld Complex is the closest analog to the J-M Reef. However, there are some important differences between the J-M Reef and the Merensky Reef. The UG2 Reef, in the Bushveld Complex, is also a major PGM producer, but it is in a chromite-rich horizon and has other characteristics, including greater PGM variability, that do not make it a good analog for the J-M Reef.

Structural Geology

During the Laramide Orogeny in the Late Cretaceous and early Tertiary geologic periods, the presently exposed portion of the Stillwater Complex was faulted away from the rest of the original, relatively flat-lying, lopolithic igneous body and into its current position. Thrust faulting related to this orogenic event forms the lower boundary of the currently exploitable portion of the Stillwater Complex. Figure 9.1 shows a cross section through the Stillwater Mine showing the effects of the thrust faulting and the placement of the currently exploitable and steeply dipping portion of the J-M Reef.

Figure 9.1.	Cross section through the Stillwater Mine showing the effects of the thrust faulting

3
The other major source of the world’s platinum-group metal production, the Norilsk intrusive in western Siberia, geologically differs from the J-M and Merensky Reefs in both mode of occurrence and origin.

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The lower structural boundary of the exposed Stillwater Complex is a sled-runner thrust fault4 separating the upthrust portion of the Stillwater Complex lying within the Beartooth Mountains frontal blocks from deeper and more shallowly dipping portions of the undeformed Stillwater Complex forming part of the Precambrian basement underlying the Crazy Mountains Basin to the northeast. One regional thrust fault system associated with uplift of the Beartooth structural block during the Laramide Orogeny in Latest Cretaceous to Paleocene time does cut the J-M Reef and forms the regional lower limit of mining on the J-M Reef.

One splay of the Beartooth thrust system was intersected in 1998 by a drill hole located in the Stillwater River Canyon at the Stillwater Mine. Another deep drill hole located further to the west also tested the depth to the bounding thrust fault. These projected fault positions currently define the lower limits of estimated probable reserves in areas near the deep drilling.

Cross Faults

Several major more or less northerly striking cross faults with 200-foot to 1,500-foot offsets cut the J-M Reef and are known from surface and underground mapping and drilling. All of the major fault systems encountered during production mining at the Stillwater Mine since 1986 have been handled routinely, and none have presented major interruptions to continued mining of the J-M Reef. Other than offset, these faults have minimal effect on mineral remobilization and, in effect, cause limited, local adverse mining conditions.

Intrusions

The potential for post-Stillwater Complex intrusions cutting off the J-M Reef at depth has been assessed. First and foremost, it is unlikely that later intrusions could cut off significant portions of J-M Reef because the magma chemistry required to consume or assimilate significant quantities of existing Stillwater Complex rocks would have to be more refractory (i.e., having a higher melting temperature) than rocks of the complex itself. Magmas with a higher melting temperature than the ultramafic to mafic Stillwater Complex are relatively rare, and there are no indications that such magmas are present in the region around the Stillwater Complex. Regional gravity and magnetic anomalies give no indication of buried, large-scale younger intrusions.

Numerous diabase and more felsic dikes cut and offset the J-M Reef in both the Stillwater and East Boulder Mines, the West Fork and Frog Pond adits, and throughout the Stillwater Complex on surface. These dikes make use of pre-existing faults and fractures that provide pathways and allow dilational offset of Stillwater Complex rock layers and mineralized zones. Many of these dikes are known from surface mapping, and most are intersected in underground drilling and drifting and are routinely handled as part of the mining process. These dikes dilate the J-M Reef but do not destroy mineralization. They do have limited (within 30 feet) contact alteration zones that cause adverse ground-support conditions within and adjacent to the dike contacts in some areas of the mines. However, these conditions do not present significant obstacles to mining and have been and are routinely addressed as mining proceeds.

4	A sled-runner thrust fault is another name for decollement-type thrust fault that has come into recent usage. The name comes from the similarity of the fault’s shape to the runners of a sled.

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Deposit Types

The Stillwater Complex is a layered ultra-mafic to mafic igneous complex formed by the gradual cooling of an enormous subterranean intrusion. In such intrusions, the gradual cooling leads to the formation of layers of crystals with similar geochemical properties. Some of these layers are essentially mono-mineralic (anorthosites composed of high-calcium plagioclase), while others have additional minerals such as troctolites, which contain both high-calcium plagioclase and olivine. The layering is very distinct and resembles the layering of sedimentary rocks even though the rocks of the complex are igneous. These layers form over extremely large areas. The fact of this layering is critically important to understanding the deposition of the palladium- and platinum-bearing minerals in the J-M Reef. Figure 10.1 illustrates both the original, essentially horizontal layering of the Stillwater Complex.

Figure 10.1.	The original layering in the Stillwater Complex

Another aspect of the layers within layered igneous complexes is that the crystals in the layers are large, often 1 to 2 centimeters on a side. While platinum- and palladium-bearing minerals and associated copper and nickel sulfides that comprise the mineralization in the J-M Reef are not as large, they nevertheless frequently form in large clots, a fact that complicates the sampling processes.

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Mineralization

The J-M Reef is recognized by the presence of chalcopyrite, pyrrhotite, pentlandite, and, rarely, pyrite within the reef package. Other base-metal sulfides have been identified, but their presence is subordinate. The platinum group minerals can rarely be recognized with a hand lens. Stillwater (2001) reported that platinum occurs primarily (67%) as sulfide, 25% as the metal alloy, isoferroplatinum, and 8% as the telluride, moncheite. Palladium occurs primarily (80%) as a solid-solution in pentlandite, 15% as sulfides, and 5% in the telluride, moncheite. The platinum:palladium ratio averages 1:3.4 in situ at the Stillwater Mine, except for the Dow (Upper West) area of the mine, where the platinum:palladium ratio increases to 1:4.1 in-situ, and averages 1:3.6 to 3.7 in-situ at the East Boulder Mine. The currently delineated proven reserves at the East Boulder Mine have a lower PGM grade and higher copper plus nickel content than the Stillwater Mine. At the west end of the Stillwater Mine in the Dow sector, an area of higher copper plus nickel content has been identified that is similar to the East Boulder Mine mineralization.

Large-Scale Regularity of the J-M Reef

When the J-M Reef is considered as a whole reef package, or in large, geologically bounded segments, mineralization is predictably and relatively evenly distributed throughout the unit. Although precise relationships vary in fine detail, the method of drilling delineation from the footwall laterals used by Stillwater provides sufficiently precise locations to guide mining. On the scale (tens to hundreds of feet) important in mine planning, the J-M Reef can be consistently located and delineated to allow mine planning. This regularity of mineralization is unlike that of most precious- and base-metal deposits and emphasizes the fact that the J-M Reef should be compared with mineral deposits formed in sedimentary environments rather than with precious metal veins. Specifically, the J-M Reef probably was formed as a chemical precipitate during crystallization of a magma in a chamber that is tens of miles in diameter. Therefore, reserve estimation procedures for the J-M Reef for the probable mineral reserve should be, and are, more similar to those used for non-magmatic or sedimentary iron or coal deposits than those typically used for precious metal deposits.

The J-M Reef is an integral rock forming component of the Stillwater Complex. In this respect, it has geological analogy to mineral deposits, such as coal, sedimentary iron formation, bedded salt, and potash deposits and certain syngenetic copper deposits; all characterized by uniformity and predictability over large areas and generally delineated in exploration and mine development by widely spaced drilling.

In this respect, the J-M Reef is quite unlike most gold, silver, copper, lead, and zinc deposits, where the metal is introduced, often many aeons after the rock is completely solidified and has been tectonized. Such metal deposits are generally restricted in occurrence to structural openings and replacements along such features, which generally are much more random in occurrence, and consequently require more closely spaced drilling for reliable overall reasonable definition.

Platinum-palladium mineralization is predictably and statistically overall relatively evenly distributed through the J-M Reef throughout the complex unless the Reef is removed by later faulting, shearing, or dyke and sill intrusion. This overall general distribution is consistent with a complex-wide event.

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Exploration

Between 1969 and 1995, Stillwater and predecessor firms drilled 944 holes from the surface and from the Frog Pond and West Fork adits over 28 miles along the strike of the J-M Reef, establishing the currently known strike length of the well-delineated J-M Reef at 26 miles. The results from these drill holes were used to define the estimated mineralization in the sectors, which are bounded by geologic characteristics that are often major fault offsets.

In addition, exploratory drilling was conducted at the Stillwater Mine to determine the location of the thrust fault that effectively cuts the mineralization off at depth. Below this fault the J-M Reef is displaced a significant distance to the south. The projection of this fault places a lower boundary on estimated mineralization, particularly on the eastern side of the Stillwater Mine, and its location is included in the longitudinal sections of the mine.

Ongoing exploration conducted by Stillwater, at both the Stillwater and East Boulder Mines, consists of driving the primary development footwall laterals and then drilling advance probe holes from these laterals to ensure that the J-M Reef is being appropriately followed. From these footwall laterals, the drill fans used to delineate the Proven Reserves are drilled at 50-foot intervals.

Drilling

The primary sources of geological data at the Stillwater and East Boulder Mines are mine development, surface diamond drill holes and underground diamond drill holes. Exploration holes drilled from the surface provided the original data that established the deposit characteristics. These holes have been as widely spaced as 1,000 feet. Statistical studies have determined that a reasonable estimate of grades can be obtained from the widely spaced exploration drilling for the purpose of defining probable reserves. Surface drilling is no longer routinely done.

Two types of underground core drilling are routinely conducted at the Stillwater and East Boulder Mines. The first type consists of probe holes drilled ahead of advancing footwall laterals with the twin objectives of maintaining the footwall laterals within the desired distance of the J-M Reef and testing for rock quality, ground water, and any other characteristics that might affect mining. The second type of drilling consists of fans normally drilled at 50-foot intervals along the footwall laterals to delineate the mineralization in the J-M Reef. Each fan consists of 5 or 6 holes drilled at angles designed to intersect the J-M Reef at 50-foot vertical intervals. Figure 13.1 shows drill fans drilled from the 4100E Level and the 3800E Level into the J-M Reef and adjacent geologic units.

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Figure 13.1.	Drill fans used to delineate the J-M Reef

Probable ore reserves at both mines are estimated from surface and underground drill intersections of the J-M Reef. Projections of drilling information are extended up to 1,000 feet vertically and laterally from sampling points in the J-M Reef (mostly drill intersections) except where a major geologic boundary, such as the underlying thrust faults below the Stillwater Mine, limit the projection distance. The projection distances used are justified by the general, large-scale uniformity of mineralization within the J-M Reef and geostatistical work justifies an extension of projection up to 1,600 feet from known data.

Typically, 3 to 5 drill rigs are active at any one time. In 2009, the diamond drilling program at Stillwater Mine generated some 290,000 feet of diamond drill core. As of December 31, 2009, the diamond drill hole database for the Stillwater Mine contained 30,689 drill holes for a total of 6.45 million feet and 161,492 sampled intervals.

The diamond drilling program at the East Boulder Mine generated about 64,448 feet of diamond drill core in 2009. At the end of 2009, the definition diamond drill hole database contained 4,719 drill holes with a total of 1,342,047 feet and 31,584 assay intervals.

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Sampling Method and Approach

Drill core (BQ size, 1.433 inches in diameter) is brought from the rigs to core logging rooms at the surface of both the Stillwater and East Boulder Mines. These logging rooms each have storage racks and several well-lit logging stations. Only mineralized zones and adjacent hanging and footwall zones are sampled, and the logging geologist selects zones visually.

The drill core is logged by a trained geologist, who recognizes the mineralized zones. The geologist identifies the J-M Reef intercepts as well as intervals directly above and below the Reef and pulls the intercepts from the cores to sample for platinum (Pt) and palladium (Pd). Mineralized sections of the core are sampled in 0.5- to 3.0-foot segments and usually include a foot below and above the mineralized section. The core segments are sent whole to the lab for analysis.

At the Stillwater Mine the log data are entered into a computerized database using bar code sheets containing codes for all the common parameters (distance from and to, rock type, mineralization, alteration, geotechnical data, etc.). An Ore QMS (master) database was created to store and manage the diamond drill core information. Diamond drill hole header information, along with lithologic, geotechnical, structural, assay, and mineralization data, are imported into the master database from electronic files created by the DatCol® program. Assay data are imported into the Ore QMS database from Stillwater’s assay lab in Columbus. The diamond drill hole data, stored in Ore QMS, is exported to VulcanTM on demand after surveyed collars are entered. The Ore QMS system is not yet used at the East Boulder Mine.

At the East Boulder Mine, digital photographs are taken of most of the sampled core and then kept in the files and on separate disks. This practice is not followed at the Stillwater Mine. Core recovery is usually above 90%.

In addition to the commonly used parameters, the geologist has the discretion to enter any other information deemed pertinent. This method of logging avoids transcription errors, and each screen within the logging database is programmed to ensure that all required data are entered. This helps ensure that the logging database is complete and “clean” from the time data are initially entered.

Sample Preparation, Analyses, and Security

Stillwater’s assay laboratory, located at the metallurgical complex in Columbus, Montana, receives four different sample streams, which, because each stream has differing PGM concentrations, are prepared in separate lab flow streams to avoid cross-sample contamination. The four samples streams are:
1)	Geologic samples, primarily the core samples collected by the geologists logging the core and other samples collected from stope faces
2)	Mill samples collected during the concentration processes
3)	Metallurgical complex process samples
4)	Recycled catalytic converters

The geologic samples and mill samples are transported from the mines to the Stillwater lab in the cargo areas of the buses transporting employees from the mines to Columbus. Due to the number of samples involved and the producing character of the mines, sample tampering is not an issue. After drying, the samples are given lab numbers, and the sample and lab numbers are entered into the computer. The geologic samples are crushed in jaw crushers in two stages, the second of which is the first blending step in addition to size reduction.

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Routine analyses are done by X-ray methods, which are verified for accuracy by fire assays. Sample runs routinely contain standard and duplicate samples as part of the laboratory’s internal QA/QC program.

Mineral Resource and Mineral Reserve Estimates

As of December 31, 2009, Stillwater’s total proven palladium and platinum ore reserves were 4.6 million tons at an average grade of 0.56 ounce per ton, containing 2.6 million ounces of palladium and platinum, representing a decrease of 9.0% in proven contained ounces from December 31, 2008. Stillwater’s total probable palladium and platinum ore reserves at December 31, 2009, were 36.4 million tons at an average grade of 0.50 ounce per ton, containing 18.0 million ounces of palladium plus platinum, an increase of 2.3% in probable contained ounces from December 31, 2008. Combined, Stillwater’s total proven and probable palladium and platinum ore reserves were 41.0 million tons at an average grade of 0.50 ounce per ton, containing 20.6 million ounces of palladium plus platinum, a modest increase of 0.7% in total proven and probable contained ounces from December 31, 2008.

Methodology

Stillwater utilizes statistical methodologies to calculate ore reserves based on interpolation between and projection beyond sample points. Interpolation and projection are limited by certain modifying factors including geologic boundaries, economic considerations and constraints imposed by safe mining practices. Sample points consist of variably spaced drill core intervals through the J-M Reef obtained from drill sites located on the surface and in underground development workings. Results from all sample points within the ore reserve area are evaluated and applied in determining the ore reserve.

Two types of cut-off grades are recognized for the J-M Reef, a geologic cut-off boundary and an economic cut-off grade. The geologic cut-off boundary of 0.3 troy ounces of palladium plus platinum per ton is an inherent characteristic of the formation of the J-M Reef and is used for calculation of the proven and probable reserves. The economic cut-off grade is lower than the geologic cut-off and can vary between the Stillwater Mine and the East Boulder mine based on cost and efficiency factors. The determination of the economic cut-off grade is completed on a round by round basis and is driven primarily by excess mill capacity and geologic character encountered at the face.

Probable ore reserves are based on longer projections, up to a maximum radius of 1,000 feet beyond the limit of existing drill hole sample intercepts of the J-M Reef obtained from surface and underground drilling. Statistical modeling and the established continuity of the J-M Reef as determined from results of over 20 years of mining activity to date support Stillwater’s technical confidence in estimates of tonnage and grade over this projection distance. Where appropriate, projections for the probable ore reserve determination are constrained by any known or anticipated restrictive geologic features. The probable reserve estimate of tons and grade is based on the projection of factors calculated from adjacent proven reserve blocks or from diamond drilling data where available. The factors consist of a probable area, proven yield in tons per foot of footwall lateral, average grade and percent mineable. The area is calculated based on projections up to a maximum of 1,000-feet; the proven yield in tons per foot of footwall lateral and grade are calculated based on long-term proven ore reserve results in adjacent areas; and the percent mineable is calculated based on long-term experience from actual mining in adjacent areas. Contained ounces are calculated based on area divided by 300 (square feet) times proven yield in tons per foot of footwall lateral times grade (ounces per ton) times percent mineable (%).

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Stillwater reviews its methodology for calculating ore reserves on an annual basis. Conversion, an indicator of the success in upgrading probable ore reserves to proven ore reserves, is evaluated annually as part of the reserve process. The annual review examines the effect of new geologic information, changes implemented or planned in mining practices and mine economics on factors used for the estimation of probable ore reserves. The review includes an evaluation of Stillwater’s rate of conversion of probable reserves to proven reserves.

The proven and probable ore reserves are then modeled as a long-term mine plan and additional factors including process recoveries, mining methods, metal prices, mine operating productivities and costs and capital estimates are applied to determine the overall economics of the ore reserves.

Mining Operations

Stillwater Mine

Stillwater conducts underground mining operations at its wholly-owned Stillwater Mine, near Nye, Montana. The Stillwater Mine facility accesses, extracts and processes PGM ores from the eastern portion of the J-M Reef using mine openings located in the Stillwater Valley. In addition, Stillwater owns and maintains ancillary buildings that contain the concentrator, shop and warehouse, changing facilities, headframe, hoist house, paste plant, water treatment, storage facilities and office. All surface structures and tailings management facilities are located within the 2,450 acre Stillwater Mine Operating Permit area. Ore reserves developed at the Stillwater Mine are controlled by patented mining claims either leased or owned outright by Stillwater. The mine has adequate water and power from established sources.

The Stillwater Mine accesses and has developed a 5.9-mile-long underground segment of the J-M Reef, between the elevations of 2,000 and 7,300 feet above sea level. Access to the ore at the Stillwater Mine is accomplished by means of a 1,950-foot vertical shaft and by a system of horizontal adits and drifts driven parallel to the strike of the J-M Reef at vertical intervals of between 150 feet and 300 feet. Seven main adits have been driven from surface portals on the west and east slopes of the Stillwater Valley at various elevations between 5,000 and 5,900 feet above sea level. Several additional principal levels have been developed below the 5,000-foot level down to the 3,200-foot elevation, accessed from a vertical shaft and the associated shaft ramp system. Ore from this region of the mine is hauled by truck and/or rail to the shaft, where it is crushed and hoisted out of the mine. Stillwater is continuing to develop a decline system below the 3,200-foot elevation to access and develop deeper areas in the central part of the mine below those currently serviced by the existing shaft. At the end of 2009, this decline system extended down to the 2,000 foot level.

The 1,950-foot vertical shaft was constructed between 1994 and 1997 as part of Stillwater’s plan to increase output from 1,000 to 2,000 tons of ore per day and was sunk adjacent to the concentrator (starting at the 5,000-foot elevation) to increase efficiency of the operation. Ore and any waste rock to be transported to the surface from the off-shaft and deeper areas of the mine are crushed prior to being hoisted up the shaft. The production shaft and underground crushing station reduce haulage times and costs, facilitate the handling of ore and waste and improve the grinding capabilities of the concentrator. Ore from above the 5,000-foot west elevation is hauled to the surface by rail. Waste material not used for backfilling in underground excavations is transported to the surface and placed in permitted waste rock disposal sites.

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The Stillwater Mine currently uses its 29 footwall lateral drifts and 6 primary ramps and vertical excavations to provide personnel and equipment access, supply haulage and drainage, intake and exhaust ventilation systems, muck haulage, backfill plant access, powder storage and/or emergency egress. The footwall lateral and primary ramp systems will continue to provide support for production and ongoing development activities. In addition, certain mine levels are required as an integral component of the ventilation system and serve as required intake and/or exhaust levels, or as parallel splits to maintain electrical ventilation horsepower balance and to meet Mine Safety and Health Administration (MSHA) requirements. MSHA regulations require Stillwater to designate alternate (secondary) escapeways from mine workings. These levels, in addition to comprising critical functional components of the ventilation and escapeway system, serve as permanent mine service and utility infrastructure for road and rail transportation, dewatering and backfill pumping facilities. They have been designed and are intended to be used for the life of the mine.

During 2007, Stillwater began construction of a second major decline ramp from the 3500 level of the existing shaft with eventual development down to about the 1900-foot elevation. A study that Stillwater completed during 2006 determined that the most cost-effective access to these lower levels would be via electric truck haulage on a dedicated ramp bringing mined material up to a transfer station on the shaft for hoisting out of the mine. Work on these ramps progressed during 2009 and installation of the Kiruna electric trucks for accessing the deeper portions of the off shaft area – a long-term project – is now nearly complete and will open up more mining alternatives in that part of the mine. Development through a nearly barren zone to the west in the Stillwater Mine also is now being completed, providing access to another new area of the mine, the “lower west” area. Stillwater is also exploring the possibility of resuming mining on the east side of the mine during 2011.

Stillwater processes ore from the Stillwater Mine through a surface concentrator facility (mill) adjacent to the Stillwater Mine shaft. The mill has a permitted design capacity of 3,000 tons per day. During 2009, an average of 1,992 tons of ore and 137 tons of sub-grade material were processed through the mill per calendar day. In addition, on average the mill processed 111 tons per calendar day of smelter slag. Crushed ore is fed into the concentrator, mixed with water and ground to slurry in the concentrator’s mill circuits to liberate the PGM-bearing sulfide minerals from the rock matrix. Various reagents are added to the slurry, which then is agitated in a froth flotation circuit to separate the valuable sulfides from the waste rock. In this circuit, the sulfide minerals are successively floated, recycled, reground and refloated to produce a concentrate suitable for further processing. The flotation concentrate, which represents approximately 1.5% of the original ore weight, is filtered, placed in large bins and then transported by truck 46 miles to Stillwater’s metallurgical complex in Columbus, Montana. In 2009, 52% of the tailings material from the mill was returned to the mine and used as fill material to provide support for additional mining activities. The balance was placed in tailings containment areas on the surface. No additional steps are necessary to treat any tailings placed back into the mine or into the impoundments, as they are environmentally inert. Tailings are disposed of into the impoundment areas pursuant to Stillwater’s operating permits. Mill recovery of PGMs is historically about 92%. During 2008, failure of a critical drive gear on part of the fine grinding circuit caused recoveries to temporarily drop down to the 91% range.

In 1998, Stillwater received an amendment to its existing operating permit providing for the construction of a lined surface tailings impoundment that would serve the Stillwater Mine for approximately the next 30 years. This facility, located about eight miles from the mine and generally referred to as the Hertzler impoundment, was placed into operation in late 2000.

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During 2009, the Stillwater Mine produced 393,800 ounces of palladium and platinum, 12.7% higher than the 349,400 ounces produced in 2008. This improvement in production was attributable in part to the additional miners transferred to the Stillwater Mine from the East Boulder Mine at the end of 2008, along with somewhat higher ore grades in 2009 and improved productivities. The Stillwater Mine’s total cash costs (a non-GAAP measure) averaged $344 per ounce in 2009 compared to $383 per ounce in 2008. These total cash costs are net of recycling and by-product sales credits – without the benefit of these credits, Stillwater Mine’s total cash costs would have averaged $397 per ounce in 2009 and $516 per ounce in 2008. Analysis of this 22.9% improvement indicates about half was attributable to lower contractor and materials costs in 2009 and most of the remainder to the increased production from improved mining productivities.

East Boulder Mine

The East Boulder Mine is located in Sweet Grass County, Montana, approximately 32 miles southeast of the town of Big Timber and is accessed by a public road. The East Boulder Mine is fully permitted independently of the Stillwater Mine and comprises a second distinct mining operation accessing the western portion of the J-M Reef. The mine consists of underground mine development and surface support facilities, including a concentrator, shop and warehouse, changing facilities, storage facilities, office and tailings management facility. All mine facilities are wholly owned and operated by Stillwater. Surface facilities for the East Boulder Mine are situated on unpatented mill site claims maintained on federal lands located within the Gallatin National Forest and administered by the U.S. Forest Service. All surface facilities, including the tailings management complex, are located within a 977-acre operating permit area. Proven and probable ore reserves for the mine are controlled by patented mining claims owned by the Company. Development of the East Boulder Mine began in 1998, and it commenced commercial production effective January 1, 2002.

From the surface facilities at East Boulder, the J-M reef is accessed by two 18,500-foot long, 15-foot diameter horizontal tunnels driven into the mountain. These tunnels are equipped with rail haulage and intersect the ore body at an elevation 6,450 feet above sea level. Within the mine, the ore body currently is developed from seven levels of horizontal footwall lateral drifts driven parallel to the J-M Reef totaling approximately 37,500 feet in length, and from four primary ramps totaling approximately 16,815 feet of development. The ore body is accessed vertically by ramp systems tying together the footwall laterals and driven approximately every 2,500 feet along the length of the deposit. During 2009, active mining areas were consolidated into five production zones including two areas below the primary 6,450 haulage level.

The mined ore is transported horizontally out of the East Boulder Mine by rail haulage to the mine portal, where it is processed through the East Boulder concentrator facility, which has a permitted mill capacity of 2,000 tons per day. Concentrates produced in the mill are transported approximately 75 miles to Stillwater’s metallurgical complex in Columbus, Montana.

In 2009, approximately 48% of the East Boulder mine tailings material was returned to the mine and used for backfill in mined out voids to provide a foundation upon which additional mining activities can occur. The balance was placed in surface tailings containment areas. In 2008, approximately 57% of the mine tailings were returned to the mine; sandfill activity was reduced significantly in the 2009 mine plan. No additional steps are necessary to treat any tailings placed back into the mine or into the impoundments, as they are environmentally inert and tailings placed into the impoundment areas are disposed of pursuant to Stillwater’s operating permits. The current impoundment area has an estimated life of approximately 20 years at the original planned production and processing rate of 2,000 tons per day. Mill recovery of the PGMs contained in the ore was about 89% in 2009 and 90% in 2008 and 2007.

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In late 2008, as PGM prices declined, East Boulder Mine’s operating and cash margins turned sharply negative, and mining operations there were suspended while Stillwater considered its options. After review, only five active mining areas were brought back into service, each staffed by a mining team who were given responsibility to bring cost performance in line with PGM prices. In conjunction with the reorganization, the company-wide workforce was reduced by 218 employees and 32 contractors. In total, staffing at the East Boulder Mine declined from 526 employees at the end of November 2008 to 261 employees at year end 2008 (excluding contractors). Many of the remaining East Boulder miners accepted positions at the Stillwater Mine, which had been short of skilled miners in some areas.

Along with this reorganization, the mine plan at the East Boulder Mine was changed. Mine development was initially scaled back to a single crew, and the mining team in each of the five active mining areas, were given greater responsibility for supporting their own activities thereby reducing significantly, the amount of support labor required by operations. Overall, this restructuring has been effective, with the East Boulder Mine production at 136,100 ounces in 2009, down only 9.0% from the 149,500 ounces produced in 2008 despite the more than 50% reduction in the mine workforce.

The East Boulder Mine’s total cash costs (a non-GAAP measure) were $407 per ounce in 2009 compared to $456 per ounce in 2008. These total cash costs include the benefit in each period of recycling and by-product credits – if these credits are excluded, the resulting cash costs would have been $471 per ounce in 2009 and $607 per ounce in 2008. The lower costs were driven mostly by reduced labor and materials costs, coupled with a strong improvement in mining productivities.

Management’s Discussion and Analysis

Six Month Periods Ended June 30, 2010 and 2009

The following discussion is from the Management’s Discussion and Analysis prepared in connection with the six month periods ended June 30, 2010 and 2009 should be read in conjunction with Stillwater’s Financial Statements and Notes for the same period attached as Appendix E to this Circular.

Mining Operations

Stillwater’s operating objectives for 2010 include targeted mine production of 515,000 combined ounces of palladium and platinum at a total consolidated cash cost (a non-GAAP measure of extraction efficiency) of US$360 per ounce and capital expenditures of about US$50 million.

Stillwater also is diverting additional time and resources this year to continue strengthening its mining processes. Stillwater currently enjoys an excellent reputation for mining safety and proactive environmental compliance, but recent reviews suggest that there is further opportunity to improve in these critically important areas. Consequently, Stillwater will focus on implementing recommendations intended to provide additional assurance that all of our mining areas are maintained in a safe and environmentally compliant condition at all times.

Stillwater’s sales agreement with Ford Motor Company currently has committed 80% of palladium production and 70% of platinum production from mining through 2010 and contains guaranteed floor and ceiling prices for metal delivered. Metal sales under the agreement, when not affected by the guaranteed floor or ceiling prices, are priced at a slight discount to market. None of Stillwater’s mined palladium or platinum production after 2010 is currently under contract. The absence of the Ford agreement after 2010 will increase Stillwater’s financial exposure to low PGM prices.

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PGM Recycling

Along with its mining operations, Stillwater also recycles spent catalyst material through its processing facilities in Columbus, Montana, recovering palladium, platinum and rhodium from these materials.

Effective January 1, 2010, Stillwater has changed its method of inventory accounting within the recycling business from the average cost method to specific identification. Typically, the largest share of the cost associated with purchased recycling material is the cost to acquire spent catalyst material. Using the average cost method, these acquisition costs are all blended together in inventory, which in times of rapidly changing PGM prices have tended to distort the actual economic effect of such transactions. Specifically, in times of falling PGM prices the average cost method tends to overstate profitability in any period, and in times of rising PGM prices the method understates profitability. In contrast, the specific identification method computes the actual margin on each lot of material received and processed, thereby more accurately reflecting the economics of the recycling business irrespective of any trends in market prices.

Beginning in late 2008, Stillwater revisited its recycling business model, seeking a structure to the business that will complement Stillwater’s natural advantages in PGM recycling while reducing some of risk exposure that has characterized the recycling industry in the past. In this vein, Stillwater has constructed a second, larger electric furnace in the Columbus smelter that has increased throughput capacity, improved residence times and created backup furnace capacity in the event of planned or unforeseen outages. The second furnace was commissioned during the second quarter of 2009. Currently, Stillwater is constructing a dedicated catalyst processing and sampling plant that will enable handling multiple batches of recycling material simultaneously. Stillwater’s laboratory is also installing a state-of-the-art automated x-ray facility that will provide much shorter turnaround times on assays with higher reliability than more conventional fire assay methods. New laboratory software will support the automated x-ray system as well as other laboratory processes. All of these new capabilities are expected to be in place and operational before the end of 2010.

Stillwater enjoys certain natural advantages in the recycling business. The smelting and refining complex in Columbus Montana already processes mined PGM concentrates, which contain not only PGMs, but also significant quantities of nickel and copper as by-products. Consequently, Stillwater is able to recycle catalyst within its system at very low incremental cost. In addition, the nickel and copper in the mining concentrates act metallurgically as natural collectors of the PGMs, improving PGM recoveries significantly. Moreover, Stillwater also believes the physical location of its processing facilities provides a logistical advantage over smelters in Europe and South Africa. Stillwater expects that the new assay turnarounds discussed above should amplify this advantage by speeding up settlement times.

In acquiring recycled automotive catalysts, Stillwater sometimes advances funds to its suppliers ahead of actually receiving material in order to facilitate procurement efforts.

Strategic Considerations

During the second quarter of 2010, PGM market prices fell. Afternoon postings by the London Bullion Metals Association for platinum and palladium were US$1,532 and US$446 per ounce, respectively, at June 30, 2010, down from US$1,645 and US$479 per ounce, respectively, at the end of first quarter 2010. The second-quarter 2010 decrease in PGM prices was likely driven by several factors, including a stronger U.S. dollar, uncertainties regarding the timing and extent of economic recovery and industrial demand growth, and some seasonality in the PGM markets. It is anticipated that there will be a continued demand from Asia for PGMs and raw materials, continued investor interest in precious metals, and gradually recovering automotive demand. With respect to supply, there has been a diminished amount of palladium exports from the Russian government stockpiles. The supply and demand factors have combined to support PGM prices this year. As discussed in Stillwater’s 2009 Annual Report, attached as Appendix E to this Circular, longer-term market fundamentals appear favorable for PGMs.

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However, it also is important to note certain risks. PGM trading volumes are relatively thin and their markets have limited liquidity, particularly in comparison to markets for other precious metals and the major base metals. Consequently, PGM prices historically have been volatile and difficult to forecast. PGM prices may be affected – favorably or unfavorably – by numerous factors, including the level of industrial demand, particularly from the automotive sector; supply factors that include changes in mine production and inventory activity; and by shifts in investor sentiment. Stillwater attempts to manage this volatility in several ways, including by entering into long-term supply agreements, in some cases through metal hedging, by investing in the developed state of the mines, applying rigorous cost controls and trying to maintain adequate liquidity to bridge periods when PGM prices are low.

Automotive demand has generally continued to strengthen worldwide after a difficult year in 2009. Production of light vehicles in North America reportedly reached 6.0 million units in the first six months of 2010, up sharply from about 3.5 million units in the same period last year. While some of this growth undoubtedly reflected restocking of dealer inventories, particularly for reinstated GM and Chrysler dealerships, the restocking effect is now diminishing. Consequently, industry analysts suggest that North American demand growth is likely to slow somewhat during the second half of 2010. Reports from China suggest that auto production growth there has remained strong this year, following a record pace of growth that continued even during the worst of the economic downturn. Despite measures taken to slow the exuberant Chinese economy, it reportedly still grew at 11.1% in the first half of 2010. Chinese vehicle production in 2010 is forecasted to grow by another 21% over 2009 to 13.7 million units. Analysts are projecting worldwide light vehicle production for the full year 2010 at 67.3 million vehicles, compared to 57.5 million produced in 2009.

In the past, a key supplementary source of palladium supply to the market has been sales out of the Russian government’s strategic stockpiles. In many years, such sales have made the difference between surplus and deficit in the palladium market. Although not formally disclosed by the Russian government, such stockpile sales of palladium generally are tracked through international trade statistics, including exports of metal to the U.S., Switzerland and the Far East. For the past two decades such exports have typically totaled between one and two million ounces annually. However, the volumes appear to have declined substantially during 2009 and 2010, thus potentially depriving the palladium market of a key source of swing supply. While the Russian government does not comment publicly on the level of its holdings and there can be no assurance that this decline in Russian palladium exports will continue, several well-placed commentators have been postulating recently that the government inventories may be nearly depleted.

Mine production of palladium and platinum worldwide appears to be strengthening slightly in 2010 after declining modestly during 2009. North American Palladium’s Lac des Iles Mine in Canada, which was shut down for about 18 months, reopened during the 2010 second quarter, bringing about 140,000 ounces per year of palladium production back onto the market. MMC Norilsk Nickel, the large Russian mining company that produces about 50% of the world’s annual palladium output and is also the majority shareholder of Stillwater, has indicated its 2010 palladium production likely will be about equal to 2009. And the South African producers collectively seem to be projecting small increases in their output year-on-year, although recent operational issues there may make those increases difficult to achieve. Overall, it appears that PGM supplies remain relatively constrained, and consequently supply has not been very responsive to increases in price.

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The introduction of new platinum- and palladium-based exchange-traded-funds (“ETFs”) into the U.S. market in January of this year provided a new investment vehicle for accessing these metals. Shares in these ETFs are fully collateralized by platinum and palladium held in bank vaults, and so are essentially surrogates for owning the metals themselves. In their first six months of operation, the U.S. ETFs reportedly have garnered about 300,000 ounces of platinum and 785,000 ounces of palladium, thereby perhaps absorbing a portion of the PGM market surplus that resulted from the effect of the economic downturn on automobile production. Growth in worldwide platinum and palladium ETF holdings appears to have flattened out during the second quarter of 2010 following very strong growth in the first quarter, led by the U.S. ETFs. It is not yet clear what affect these ETFs will have on the volatility of PGM markets, although during the steep market downturn in the fourth quarter of 2008, platinum and palladium ETFs in Europe saw only minimal liquidation.

For several years now, Stillwater’s management has continued to focus on three broad strategic areas of emphasis. While the specific initiatives and resources allocated to these strategic areas have been adjusted from time to time to reflect changing circumstances and occasional new insights, these fundamental strategic directions provide the basic framework for management’s efforts to strengthen Stillwater’s performance.

Transformation of Mining Processes to Continue to Be a Safe, Low-Cost Operator

Stillwater has a number of operational initiatives in progress that support its objective to be a safe, low-cost operator. Experience has amply demonstrated that companies with safe operations also tend to be well managed and efficient in other important areas. Stillwater measures its safety performance using several criteria, including the frequency and severity of medical reportable incidents and lost-time accidents in comparison to Stillwater’s own historical performance and relative to other mining operations in the industry. Safety is also assessed in terms of the number and severity of citations issued by MSHA inspectors in their regular visits to the minesites. Various internal programs support Stillwater’s safety efforts, including annual refresher training and other training programs, pre-shift employee inspections of each work area, regular workgroup discussions of current safety issues and incidents, reporting of near misses that could have resulted in injuries, and more rarely so-called “safety stand-downs” to re-emphasize safety principles as necessary.

Stillwater’s overall safety performance, in terms of medical-reportable and lost-time incidents improved in the second quarter of 2010 compared to the same period last year. Recently, MSHA has made significant changes to its inspection protocols and enforcement emphasis. Thus, Stillwater saw the number of safety citations it received during MSHA inspections increase significantly in the first quarter of 2010. Stillwater takes safety performance very seriously, and therefore responded to the increased number of citations by redirecting employees and equipment toward addressing these MSHA concerns during the second quarter. As a result, Stillwater received substantially fewer MSHA citations in this year’s second quarter inspections.

The significance of being a low-cost operator also requires some elaboration. Ore grades at Stillwater’s operations are some of the best in the world, and consequently total cash costs per ounce for Stillwater’s mining operations also rank among the lowest of any primary PGM producer in the industry. (Total cash cost per ounce is a non-GAAP measure of extraction efficiency described in more detail in Reconciliation of Non-GAAP Measures to Costs of Revenues below.) However, because Stillwater’s ore contains about 3.4 times as much palladium as platinum and South African ores typically have about twice as much platinum as palladium, Stillwater’s average revenues per ounce are lower and operating margins may be much tighter than for South African producers. Consequently, Stillwater measures its performance as a low-cost operator in competitive terms, both relative to its own historical cost performance and relative to historical market prices for its products.

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The importance of low-cost operations takes on particular significance in view of the forthcoming expiration of the Ford Motor Company supply agreement at the end of 2010. While Stillwater has had various conversations during 2010 with Ford and other potential customers, it is unlikely in today’s market that Stillwater will replicate the existing floor prices in any new or replacement sales agreement. With the loss or restructuring of the palladium floor prices in its sales contracts, Stillwater’s economic fortunes will be tied more directly to PGM prices, with less pricing cushion if prices cycle downward. To date, Stillwater has not negotiated any material replacement PGM sales agreement for its mine production after 2010. Absent such an agreement, spot volumes of platinum and palladium equivalent to Stillwater’s rate of mine production are traded regularly in terminal PGM markets, and if necessary Stillwater believes it could sell all its mine production on a spot basis.

Stillwater reduced its production guidance for 2010 from 515,000 palladium and platinum ounces to 490,000 ounces, with a corresponding increase in total cash cost per ounce from US$360 to US$385. These adjustments are driven by challenges in the so-called “off-shaft” area of the Stillwater Mine. The off-shaft area tends to have the highest ore grades in the mine, but mining there tends to be quite manpower intensive. Based on experience to date in the stopes planned to be mined for the balance of 2010, mining conditions in this area are proving more difficult than originally expected, requiring more precautionary ground support and therefore resulting in lower productivity than normal. Further, given the reduction in new development spending during 2009, there is less flexibility to shift mining into other areas while these problems are worked through. Overall at the Stillwater Mine, ore tonnage produced year-to-date is essentially on plan, but with a higher percentage of ore coming out of the “upper-west” portion of the mine, which is lower grade than in the “off-shaft” area, total ounces of palladium and platinum produced to date are well short of plan.

It is important to add that tonnage production in the active “upper-west” area at the Stillwater Mine and tonnage production at the East Boulder Mine both remain essentially on plan for this year. Furthermore, it appears that by 2011 a number of the current challenges allowing limited flexibility will be resolved. The installation of the Kiruna electric trucks for accessing the deeper portions of the off shaft area – a long-term project – is now nearly complete and will open up more mining alternatives in that part of the mine. Development through a nearly barren zone to the west in the Stillwater Mine also is now being completed, providing access to another new area of the mine, the “lower west” area. Stillwater is also exploring the possibility of resuming mining on the east side of the mine during 2011.

Capital spending for 2010 also is being increased from the originally budgeted US$50 million to about US$57 million, primarily to augment development efforts at both mines. The intent is to strengthen the developed state of the mines and also to position the mines for a modest expansion of production rates going forward. Two distinct long-term strategic projects have been identified, one on the far eastern side of the Stillwater Mine and the other on the far western side of the East Boulder Mine that appear to have attractive economics at current PGM prices. Only minimal spending on these two strategic projects is planned this year, but some related up- front work is being started. Several other, shorter-term opportunities also have been identified that can be incorporated readily into existing mine plans.

Manpower on site remains adequate to meet the updated 2010 guidance, but Stillwater will need to add miners to support all of these future initiatives. While it may be a challenge to add all of the new miners needed, Stillwater has now resumed some recruiting efforts in an effort to meet the increased requirements.

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Ore production at the Stillwater Mine averaged 2,082 tons of ore per day during the first six months of 2010; this compares to an average of 2,117 ore tons per day produced during the same period of 2009. The shortfall to date in 2010 largely reflects the operational problems at the Stillwater Mine already discussed above. The rate of ore production at the East Boulder Mine averaged 1,115 tons per day during the first six months of 2010 compared to an average of 1,106 ore tons per day during the same period of 2009.

During the first six months of 2010, the Company’s mining operations produced a total of 186,100 ounces of palladium and 55,500 ounces of platinum. For the same period in 2009, the mines produced 201,700 ounces of palladium and 60,800 ounces of platinum.

Market Development

Significant sums have been spent each year for many years by a consortium of South African producers on marketing platinum. However, palladium historically has never enjoyed a comparable level of marketing support. Stillwater stepped into this void beginning in 2004, putting forward a comparatively modest marketing program that focused on providing technical support and image advertising at the industry level. This effort continued until the economic downturn of late 2008 and 2009, at which time it was cut back sharply, but in 2010 Stillwater reinstituted its efforts, with particular emphasis on China.

Stillwater representatives in China provide first-hand insight into palladium activity there and maintain contact with key palladium consumers. Stillwater also sponsors palladium image advertising in Chinese media. China first led the recent trend toward using palladium in jewelry and remains the largest market for it. About one million ounces of palladium are consumed each year worldwide in palladium jewelry. Palladium jewelry is now available in all major markets worldwide, and in January of 2010 the U.K. mandated the hallmarking of all palladium jewelry, formally recognizing it, along with gold, silver and platinum, as a precious jewelry metal.

Automotive applications for palladium in catalytic converters are well established for gasoline engines, but diesel engine catalytic technologies generally have utilized platinum. However, driven mostly by economics, research efforts in the auto industry have focused in recent years on how to substitute less expensive palladium for platinum in these applications. Stillwater has encouraged this research and closely monitored its progress. Reportedly, it is now possible in the laboratory to replace about 50% of the platinum in a diesel system with palladium on nearly a one-for-one basis, although the average proportion of palladium in vehicles now in production is probably closer to 25%.

Other industrial applications for palladium include refinery catalysts, electronics, hydrogen generation and dentistry. Electronic uses that take advantage of palladium’s unique characteristics include multi-layered ceramic capacitors, high-end television screens, and CDs. Palladium in thin films has a unique ability to pass hydrogen molecules while blocking other impurities, allowing relatively inexpensive production of high-purity hydrogen for chemical processes and fuel cells. Palladium alloys used in dental fillings wear well and have an expansion coefficient that closely matches that of the teeth themselves, although other materials tend to be substituted for palladium when its price rises.

Growth and Diversification

Stillwater regularly monitors diversification opportunities in various mineral development projects, as well as potential merger or acquisition candidates and other business ventures. It also is continually seeking appropriate opportunities to diversify its existing mining and processing operations.

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Recognizing the need to broaden its base, Stillwater has successfully expanded its recycling operations into a distinct business segment that has become a meaningful source of income, reducing Stillwater’s captive reliance financially on the performance of the mines. The recycling business has utilized surplus capacity within Stillwater’s smelting and refining facilities to generate an additional income stream, requiring very little incremental investment in facilities. As already noted, Stillwater has revised its strategy in this business following the economic downturn of 2008 and 2009, seeking to capitalize more effectively on certain natural advantages that Stillwater enjoys in this business. In the near future, Stillwater’s recycling and processing operations will be consolidated into a separate subsidiary, Stillwater Metals Company.

Stillwater also holds minority investments in two small exploration companies that target PGMs and other precious metals. In the past Stillwater has participated with these companies in specific exploration programs, but at present Stillwater is not involved in any such programs. Investments in generative exploration projects are inherently long-term and fairly speculative in nature, but they give Stillwater access to proven exploration teams and some insight into potentially attractive exploration regions.

Stillwater carefully monitors various later-stage mineral development projects, as well as potential merger and acquisition candidates in an effort to diversify Stillwater’s financial and operating risk and perhaps add scale. Such potential candidates include PGM targets and other metals with which Stillwater is well acquainted. Opportunities in any of these metals could fit in well with Stillwater’s management experience, markets and financial profile. Stillwater is proceeding deliberately in these efforts, recognizing that any such diversification measures must also add value for shareholders.

Results of Operations

Six-Month Period Ended June 30, 2010 Compared to the Six-Month Period Ended June 30, 2009.

Stillwater’s total revenues increased by 48.6% to US$268.3 million for the first six months of 2010 compared to US$180.6 million for the same period in 2009. The following analysis covers key factors contributing to the increase in revenues:

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SALES AND PRICE DATA

	Six Months Ended
	June 30,		Increase	Percentage
(in thousands, except for average prices)	2010	2009	(Decrease)	Change
Revenues	$268,332	$180,605	$87,727	49%

Ounces Sold:
Mine Production:
Palladium (oz.)	194	192	2	1%
Platinum (oz.)	58	58	—	—
Total	252	250	2	1%

PGM recycling: (3)
Palladium (oz.)	37	19	18	95%
Platinum (oz.)	29	14	15	107%
Rhodium (oz.)	7	4	3	75%
Total	73	37	36	97%

Other: (4)
Palladium (oz.)	10	12	(2)	(17%)
Platinum (oz.)	—	3	(3)	(100%)
Total	10	15	(5)	(33%)

By-products from mining: (5)
Rhodium (oz.)	2	3	(1)	(33%)
Gold (oz.)	4	4	—	—
Silver (oz.)	3	3	—	—
Copper (lb.)	478	389	89	23%
Nickel (lb.)	655	430	225	52%

Average realized price per ounce (1)
Mine Production:
Palladium ($/oz.)	$449	$364	$85	23%
Platinum ($/oz.)	$1,473	$1,037	$436	42%
Combined ($/oz.) (2)	$681	$521	$160	31%

PGM recycling: (3)
Palladium ($/oz.)	$403	$261	$142	54%
Platinum ($/oz.)	$1,475	$1,040	$435	42%
Rhodium ($/oz.)	$2,226	$2,886	$(660)	(23%)

Other: (4)
Palladium ($/oz.)	$462	$212	$250	118%
Platinum ($/oz.)	$—	$1,033	$(1,033)	(100%)

By-products from mining: (5)
Rhodium ($/oz.)	$2,540	$1,308	$1,232	94%
Gold ($/oz.)	$1,148	$923	$225	24%
Silver ($/oz.)	$17	$13	$4	31%
Copper ($/lb.)	$3.05	$1.66	$1.39	84%
Nickel ($/lb.)	$8.75	$6.32	$2.43	38%

Average market price per ounce(2)
Palladium ($/oz.)	$467	$216	$251	116%
Platinum ($/oz.)	$1,595	$1,096	$499	46%
Combined ($/oz.) (2)	$723	$421	$302	72%

(1)
Stillwater’s average realized price represents revenues, which include the effect of any applicable agreement floor and ceiling prices, hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average of the daily London Bullion Market Association afternoon postings for the actual months of the period.

(2)	Stillwater reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

(3)	Ounces sold and average realized price per ounce from PGM recycling relate to ounces produced from processing of catalyst materials.

(4)	Ounces sold and average realized price per ounce from other relate to ounces purchased in the open market for resale.

(5)	By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.

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Net revenues from sales of mine production were US$187.8 million in the first six months of 2010, compared to US$141.1 million for the same period in 2009, a 33.1% increase. Stillwater’s average combined realized price on sales of palladium and platinum from mining operations was US$681 per ounce in the first six months of 2010, compared to US$521 per ounce in the same period of 2009. The total quantity of mined palladium and platinum sold increased slightly to 251,700 ounces in the first half of 2010, compared to 250,300 ounces sold during the same time period in 2009.

Revenues from PGM recycling more than doubled between the first six months of 2010 and the same period in 2009, increasing to US$75.9 million in the first six months of 2010, from US$34.0 million for the same period in 2009. The increase in PGM recycling revenues reflects much stronger realized prices for PGM sales thus far in 2010 as compared to 2009, as well as higher volumes sold. Stillwater’s combined average realization on recycling sales (which include palladium, platinum and rhodium) was US$1,003 per ounce in the first six months of 2010, up 13.3% from US$885 per ounce in the first six months of last year. Recycled ounces sold also about doubled to 72,700 ounces in the first half of this year from 36,100 ounces in the same period of 2009.

Stillwater also purchases PGMs for re-sale from time to time. During the first half of 2010, Stillwater recognized revenue of US$4.6 million on 10,000 ounces of palladium purchased in the open market and re-sold at cost. In the first half of 2009, revenue from such sales totalled approximately US$5.5 million on 12,300 ounces of palladium and 2,800 ounces of platinum purchased in the open market and resold at cost.

Stillwater’s total costs of metals sold (before depletion, depreciation, amortization, and corporate overhead) increased to US$187.7 million for the first six months of 2010, from US$137.3 million for the same period of 2009, a 36.7% increase. The higher cost in 2010 was driven primarily by higher volumes of recycling material purchased (and the related higher market value of the contained metals).

The costs of metals sold from mine production equalled US$112.8 million for the first six months of 2010, compared to US$100.9 million for the same period of 2009, an 11.8% increase. A portion of this increase resulted from higher expense for ad valorem severance and tax obligations as a result of higher PGM prices; the remainder reflected higher average per-ounce costs in inventory as a result of lower mine production in the 2010 period and relatively level total costs.

Total consolidated cash costs per ounce produced, a non-GAAP measure of extraction efficiency, in the first six months of 2010 increased to US$378 per ounce, compared to US$366 per ounce in the same period of 2009. The slight increase was attributable in part to higher expenses for royalties and taxes, the result of higher metal prices in 2010. Lower total mine production also drove up average costs per ounce.

The costs of metals sold from PGM recycling activities more than doubled to US$70.3 million in the first six months of 2010, compared to US$30.9 million in the same period of 2009. Higher recycling volumes processed and sold coupled with the related higher value of the contained metal per ton to acquire recycled material contributed to the higher costs of metals sold from PGM recycling activities.

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The costs of metals sold from sales of 10,000 ounces of palladium acquired for re-sale was US$4.6 million in the first six months of 2010. In comparison, the cost to acquire 12,300 ounces of palladium and 2,800 ounces of platinum in the first six months of 2009 was US$5.5 million.

During the first six months of 2010, Stillwater’s mining operations produced 241,600 ounces of PGMs, including 186,100 and 55,500 ounces of palladium and platinum, respectively. This is short of the 262,500 ounces of PGMs produced in the same period of 2009, which included 201,700 and 60,800 ounces of palladium and platinum, respectively. Production at the Stillwater Mine decreased 10.4% to 175,500 ounces in the first six months of 2010, from 195,900 ounces in the same period of 2009, while production at the East Boulder Mine decreased by just 0.8% to 66,100 ounces from 66,600 ounces over the same period. Challenges at the Stillwater Mine this year have included lower realized ore grades as a result of the mix of stopes being mined, diversion of production resources to mine maintenance, and increased precautionary ground control measures in the off-shaft area at Stillwater that impeded mining of some key areas for several weeks.

Total marketing, general and administrative expenses in the first six months of 2010 were US$14.9 million, compared to US$13.6 million during the same period of 2009, a 9.6% increase. During the first six months of 2010, Stillwater incurred increased costs for business development and marketing programs. Stillwater recorded an impairment charge of US$0.1 million to mark long-term investments in Pacific North West Capital Corp. and Benton Resources Corp. to market in the first six months of 2009. Stillwater also recorded a loss on its trade receivables of US$0.3 million and a write down of US$0.5 million on advances for inventory purchases in the first six months of 2009. There were no corresponding charges during the first six months of 2010.

Total interest income for the first six months of 2010 decreased slightly to US$0.9 million from US$1.1 million in the first half of 2009. Interest earned on recycling volumes in the first six months of 2010 contributed US$0.7 million to net income in comparison to US$0.3 million in the same period of 2009. Interest expense in the first six months of 2010 was US$3.3 million, compared to US$3.5 million in the same period of 2009.

In the first six months of 2010, other comprehensive income (loss) included a total change in the fair value of available-for-sale investment securities and long-term mutual fund investments of US$0.2 million. The total change in the fair value in the comparable period of 2009 was less than US$0.1 million.

Liquidity and Capital Resources

Six Month Periods ended June 30, 2010 and 2009

For the first six months of 2010, net cash provided by operating activities was US$50.9 million. Stillwater’s net cash flow from operating activities is affected by several key factors, including net realized prices for its products, cash costs of production, and the level of PGM production from the mines. Mining productivity rates and ore grades in turn can affect both PGM production and cash costs of production. Net cash flow from operations also includes changes in non-cash working capital, including changes to inventories and advances.

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Stillwater’s financial performance is very sensitive to prices for its two principal products, palladium and platinum. For the 80% of Stillwater’s mined palladium that is subject to its remaining automotive supply agreement, whenever the market price is above the contractual palladium floor price a change in the market price of palladium flows through directly to cash flow from operations, subject only to (1) an offset for severance taxes and royalties on mine production which adjust upward and downward with market prices and (2) a small pricing discount on all contractual ounces sold. When the market price of palladium falls below the contractual floor, the floor price becomes Stillwater’s realized price on the 80% of mined palladium subject to the contract. During the first six months of 2010, the palladium market price was consistently above the contractual floor, so the floor price had essentially no effect on the prices realized for palladium sales. Sales of the remaining 20% of palladium production not subject to the contract, normally takes place at the then-prevailing market price.

At the PGM price levels prevailing at June 30, 2010, a change in the price of platinum generally would flow through almost dollar-for-dollar to cash flow from operations, subject only to (1) price ceilings on 14% of the mines’ platinum production to be sold under Stillwater’s long-term sales contract, (2) ad valorem severance taxes and royalties on mine production and (3) a small discount on the remaining ounces sold under the contract and not subject to the ceiling price. The combined effect of these price constraints, taxes and royalties would be to absorb approximately 10% of the gross realization on sales of mined platinum at recent price levels. The 30% of mined platinum production not subject to the sales agreement would normally be sold at the market price available on the date of sale.

In its recycling activities, Stillwater regularly enters into fixed forward contracts that set the selling price for a significant portion of the extracted PGMs. Consequently, for outstanding recycling lots a change in the market price of platinum and palladium on sales of recycling materials would have little or no effect on margins earned from this activity or on cash flow from operations. However, a percentage change in market prices would affect margins on future lots by about the same percentage as the change in price. It normally takes existing lots of recycling material two to three months from the date of receipt to flow through to sales.

Changes in the cash costs of production generally flow through dollar-for-dollar into cash flow from operations. A reduction due to grade in total mine production of 10%, or about 50,000 palladium and platinum ounces per year, would reduce cash flow from operations by an estimated US$35.5 million per year at the price and cost levels prevailing at June 30, 2010.

Net cash used in investing activities was US$138.0 million in the first six months of 2010, comprised of US$24.6 million of capital expenditures, and a US$113.7 million net increase in short-term investments. In the same period of 2009, investing activities consumed US$27.3 million, comprised of US$25.2 million of capital expenditures and a net US$2.2 million increase in highly liquid short-term investments.

Stillwater received US$0.4 million in proceeds during the first six months of 2010 from the exercise of outstanding stock options. In the first six months of 2009, as scheduled Stillwater repaid the remaining US$0.1 million balance on its outstanding 1989 Special Industrial Educational Impact Revenue Bonds.

At June 30, 2010, Stillwater’s available cash was US$80.0 million, compared to US$155.1 million at March 31, 2010, and it had US$196.0 million of debt outstanding, unchanged from March 31, 2010. Stillwater’s total debt includes US$166.5 million outstanding in the form of convertible debentures due in 2028 and US$29.5 million of Exempt Facility Revenue Bonds due in 2020. If highly liquid short-term investments are included with available cash, Stillwater’s balance sheet liquidity increases to US$228.1 million at June 30, 2010, up from US$220.6 million at March 31, 2010. Stillwater expects to pay approximately US$2.8 million of interest due during the remainder of 2010 related to its outstanding debt obligations. Stillwater does not currently have in place any revolving credit facility or other short-term credit commitment. While the lack of a credit agreement may create vulnerability for Stillwater, management believes that under present circumstances Stillwater’s liquidity is adequate to support its existing business operations.

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Contractual Obligations

Stillwater is obligated to make future payments under various contracts such as its debt agreements. The following table represents significant contractual cash obligations and other commercial commitments and the related interest payments as of June 30, 2010:

(in thousands (US$))	2010(1)	2011	2012	2013	2014	Thereafter	Total

Convertible debentures	$—	$—	$—	$166,500	$—	$—	$166,500

Exempt Facility Revenue Bonds	$—	$—	$—	$—	$—	$30,000	$30,000

Operating leases	$151	$303	$297	$264	$233	$—	$1,248

Asset retirement obligations	$—	$—	$—	$—	$—	$144,271	$144,271

Payments of interest (2)	$2,761	$5,522	$5,522	$3,961	$2,400	$13,200	$33,366

Other noncurrent liabilities	$—	$10,926	$—	$—	$—	$—	$10,926

Total (US$)	$2,912	$16,751	$5,819	$170,725	$2,633	$187,471	$386,311

(1)	Amounts represent cash obligations for July-December 2010.

(2)	Interest payments on the convertible debentures noted in the above table are calculated up to March 15, 2013, the date the holders of the debentures can exercise their put option.

Factors That May Affect Future Financial Results and Financial Conditions

Some statements contained in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as “desires,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions. These statements are not guarantees of Stillwater’s future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding the duration and overall effects of the worldwide financial and credit crises, the effects of restructuring Stillwater’s operations and maintaining a skilled work force, the global automotive market and the health of the automobile manufacturers, expansion plans and realignment of operations, costs, grade, production and recovery rates, permitting, labor matters, financing needs and the terms of future credit facilities, capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation and the palladium and platinum market, anticipated changes in global supply and demand for PGM materials. Additional information regarding factors that could cause results to differ materially from management’s expectations is found in Stillwater’s 2009 Annual Report on Form 10-K on file with the United States Securities and Exchange Commission and available on Stillwater’s website.

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Stillwater intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. Stillwater disclaims any obligation to update forward-looking statements.

Critical Accounting Policies

Stillwater’s critical accounting policies are discussed in detail in Stillwater’s 2009 Annual Report on Form 10-K. Effective January 1, 2010, Stillwater changed its method of inventory accounting within the recycling business from the average cost method to specific identification.

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Stillwater Mining Company
Key Factors
(Unaudited)

	Six Months
	June 30,
	2010	2009
OPERATING AND COST DATA FOR MINE PRODUCTION

Consolidated:
Ounces produced (000)
Palladium	186	202
Platinum	56	61
Total	242	263
Tons milled (000)	534	533
Mill head grade (ounce per ton)	0.48	0.53
Sub-grade tons milled (000) (1)	46	46
Sub-grade tons mill head grade (ounce per ton)	0.17	0.18
Total tons milled (000) (1)	580	579
Combined mill head grade (ounce per ton)	0.46	0.50
Total mill recovery (%)	91	91
Total operating costs per ounce (Non-GAAP) (2)	$310	$315
Total cash costs per ounce (Non-GAAP) (2)	$378	$366
Total production costs per ounce (Non-GAAP) (2)	$521	$497
Total operating costs per ton milled (Non-GAAP) (2)	$129	$143
Total cash costs per ton milled (Non-GAAP) (2)	$157	$166
Total production costs per ton milled (Non-GAAP) (2)	$217	$225

Stillwater Mine:
Ounces produced (000)
Palladium	135	150
Platinum	41	46
Total	176	196
Tons milled (000)	345	361
Mill head grade (ounce per ton)	0.54	0.59
Sub-grade tons milled (000) (1)	35	22
Sub-grade tons mill head grade (ounce per ton)	0.16	0.17
Total tons milled (000) (1)	381	383
Combined mill head grade (ounce per ton)	0.51	0.56
Total mill recovery (%)	92	92
Total operating costs per ounce (Non-GAAP) (2)	$296	$305
Total cash costs per ounce (Non-GAAP) (2)	$361	$351
Total production costs per ounce (Non-GAAP) (2)	$496	$470
Total operating costs per ton milled (Non-GAAP) (2)	$136	$156
Total cash costs per ton milled (Non-GAAP) (2)	$166	$179
Total production costs per ton milled (Non-GAAP) (2)	$229	$240

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Stillwater Mining Company
Key Factors (continued)
(Unaudited)

	Six Months
	June 30,
	2010	2009

OPERATING AND COST DATA FOR MINE PRODUCTION
(Continued)

East Boulder Mine:
Ounces produced (000)
Palladium	51	52
Platinum	15	15
Total	66	67
Tons milled (000)	189	173
Mill head grade (ounce per ton) (1)	0.38	0.41
Sub-grade tons milled (000)	10	23
Sub-grade tons mill head grade (ounce per ton) (1)	0.18	0.19
Total tons milled (000) (1)	199	196
Combined mill head grade (ounce per ton)	0.37	0.38
Total mill recovery (%)	90	89
Total operating costs per ounce (Non-GAAP) (2)	$347	$347
Total cash costs per ounce (Non-GAAP) (2)	$423	$411
Total production costs per ounce (Non-GAAP) (2)	$589	$577
Total operating costs per ton milled (Non-GAAP) (2)	$115	$118
Total cash costs per ton milled (Non-GAAP) (2)	$140	$140
Total production costs per ton milled (Non-GAAP) (2)	$196	$196

(1)
Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. See “Proven and Probable Ore Reserves — Discussion” in Stillwater’s 2009 Annual Report on Form 10-K for further information.

(2)
Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment write-down’s, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total operating costs, total cash costs or total production costs. Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP). Please see “Reconciliation of Non-GAAP Measures to Costs of Revenues” and the accompanying discussion for additional detail.

Reconciliation of Non-GAAP Measures to Costs of Revenues

Stillwater utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in Stillwater’s Statement of Operations and Comprehensive Income (Loss)) appropriately reflects the expense associated with the materials sold in any period, Stillwater has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

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While Stillwater believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of Stillwater’s mining efficiency from period to period and as insight into how Stillwater internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For Stillwater as a whole, this measure is equal to total costs of revenues, as reported in the Statement of Operations and Comprehensive Income (Loss). For the Stillwater Mine, East Boulder Mine, and other PGM activities, Stillwater segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to total costs of revenues as reported in Stillwater’s Statement of Operations and Comprehensive Income (Loss).

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or combined) adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, and timing differences resulting from changes in product inventories. This non-GAAP measure provides a comparative measure of the total costs incurred in association with production and processing activities in a period, and may be compared to prior periods or between Stillwater’s mines.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) - measured for each mine or combined — provides an indication of the cost per ton milled in that period. Because of variability of ore grade in Stillwater’s mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) - measured for each mine or combined — provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between Stillwater’s mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

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Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated by excluding the depreciation and amortization and asset retirement costs from Total Production Costs (Non-GAAP) for each mine or combined. Stillwater uses this measure as a comparative indication of the cash costs related to production and processing in any period.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) - measured for each mine or combined —  provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in Stillwater’s mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) - measured for each mine or combined — provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cash cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between Stillwater’s mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or combined by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of Stillwater’s mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) - measured for each mine or combined — provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in Stillwater’s mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) - measured for each mine or combined — provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between Stillwater’s mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

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Reconciliation of Non-GAAP Measures to Costs of Revenues

	Six Months Ended
	June 30,
(in thousands, US$)	2010	2009

Consolidated:
Reconciliation to consolidated costs of revenues:
Total operating costs (Non-GAAP)	$74,834	$82,748
Royalties, taxes and other	16,416	13,303
Total cash costs (Non-GAAP)	$91,250	$96,051
Asset retirement costs	263	297
Depletion, depreciation and amortization	35,045	34,163
Depletion, depreciation and amortization (in inventory)	(577)	(56)
Total production costs (Non-GAAP)	$125,981	$130,455
Change in product inventories	4,038	(3,654)
Cost of PGM recycling	70,251	30,910
PGM recycling - depreciation	83	89
Add: Profit from PGM recycling	6,266	2,979
Total consolidated costs of revenues (2)	$206,619	$160,779

Stillwater Mine:

Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)	$51,922	$59,637
Royalties, taxes and other	11,400	9,044
Total cash costs (Non-GAAP)	$63,322	$68,681
Asset retirement costs	244	249
Depletion, depreciation and amortization	24,002	22,781
Depletion, depreciation and amortization (in inventory)	(520)	319
Total production costs (Non-GAAP)	$87,048	$92,030
Change in product inventories	51	(5,367)
Add: Profit from PGM recycling	4,535	2,230
Total costs of revenues	$91,634	$88,893

East Boulder Mine:

Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)	$22,912	$23,111
Royalties, taxes and other	5,016	4,259
Total cash costs (Non-GAAP)	$27,928	$27,370
Asset retirement costs	19	48
Depletion, depreciation and amortization	11,043	11,382
Depletion, depreciation and amortization (in inventory)	(57)	(375)
Total production costs (Non-GAAP)	$38,933	$38,425
Change in product inventories	(635)	(3,785)
Add: Profit from PGM recycling	1,731	749
Total costs of revenues	$40,029	$35,389

PGM recycling and Other (1)
Reconciliation to costs of revenues:
Cost of open market purchases	$4,622	$5,498
PGM recycling - depreciation	83	89
Cost of PGM recycling	70,251	30,910
Total costs of revenues	$74,956	$36,497

(1)	PGM recycling and Other include PGM recycling and metal purchased on the open market for re-sale.

(2)
Revenues from the sale of mined by-products are credited against gross production costs for Non-GAAP presentation. Revenues from the sale of mined by-products are reported on Stillwater’s financial statements as mined revenue and are included in consolidated costs of revenues. Total costs of revenues in the above table have been reduced by US$16.2 million and US$10.8 million for the first six months of 2010 and 2009, respectively.

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Quantitative and Qualitative Disclosure About Market

Stillwater is exposed to market risk, including the effects of adverse changes in metal prices and interest rates as discussed below.

Commodity Price Risk

Stillwater produces and sells palladium, platinum and associated by-product metals directly to its customers and also through third parties. As a result, financial performance can be materially affected when prices for these commodities fluctuate. In order to manage commodity price risk and to reduce the impact of fluctuation in prices, Stillwater has entered into long-term agreements with suppliers and customers, from time to time has employed various derivative financial instruments and attempts to maintain adequate liquidity to sustain operations during a downturn in PGM prices. Because Stillwater hedges only with instruments that have a high correlation with the value of the hedged transactions, changes in the fair value of the derivatives are expected to be highly effective in offsetting changes in the value of the hedged transaction.

Stillwater’s remaining long-term automotive supply agreement with Ford Motor Company is scheduled to expire on December 31, 2010. The floor prices in that agreement apply to 70% of Stillwater’s mined platinum ounces and 80% of Stillwater’s mined palladium ounces. If the Ford agreement is not renegotiated or replaced on terms similar to those in the existing agreement, then once the existing agreement expires, Stillwater’s mining revenues will be more fully exposed to prevailing market prices. In the current economic environment, Stillwater believes it is unlikely that any replacement PGM supply agreement, whether or not with Ford, will include terms comparable to those in the existing agreement. Consequently, without these pricing provisions, the risk will increase that Stillwater may not be able to operate profitably during future downturns in PGM prices.

Stillwater from time to time enters into fixed forward sales and financially settled forward sales transactions that may or may not be accounted for as cash-flow hedges to mitigate the price risk in its PGM recycling and mine production activities. In the fixed forward transactions, normally metals contained in the spent catalytic materials are sold forward at the time the materials are purchased and then are delivered against the fixed forward contracts when the finished ounces are recovered. Stillwater believes it qualifies for the exception and has elected to account for these transactions as normal purchases and normal sales.

Financially settled forward sales provide another mechanism to offset fluctuations in metal prices associated with future production, particularly in circumstances where Stillwater elects to retain control of the final disposition of the metal. In financially settled forward sales, the parties agree in advance to a net financial settlement in the future based on the difference between the market price of the metal on the settlement date and a forward price set at inception. Consequently, at the settlement date, Stillwater receives the difference between the forward price and the market price if the market price is below the forward price, and Stillwater pays the difference between the forward price and the market price if the market price is above the forward price. No metal changes hands between the parties in these financially settled transactions. Stillwater generally has accounted for financial settled forward transactions as cash flow hedges, as they are not eligible for treatment as normal purchases and normal sales. However, if Stillwater determines not to document them as cash flow hedges, these transactions are marked to market in each accounting period and the realized and unrealized gains or losses are recognized in net income in each period. As of June 30, 2010 and 2009, Stillwater was not party to any financially settled forward agreements.

From time to time Stillwater also has entered into financially settled forwards related to its recycling segment which are not accounted for as cash flow hedges. The realized and unrealized gains or losses on such transactions are recognized in net income in each period.

Interest Rate Risk

At June 30, 2010, all of Stillwater’s outstanding long-term debt was subject to fixed rates of interest. Interest income on payments to Stillwater’s recycling suppliers is generally linked to short-term inter-bank rates.

Stillwater’s convertible debentures do not contain financial covenants, other than change in control protection and investor make-whole provisions. Consequently, Stillwater is not subject to conventional financial covenants at this time.

Controls and Procedures

(a) Disclosure Controls and Procedures.

Stillwater’s management, with the participation of Stillwater’s Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of Stillwater’s disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this report. Based on such evaluation, Stillwater’s Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of such period, Stillwater’s disclosure controls and procedures are effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by Stillwater in the reports that it files or submits under the Exchange Act.

Management believes, to the best of its knowledge, that (i) this report does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements complete, accurate and not misleading, and (ii) the financial statements, and other financial information included in this report, fairly present in all material respects Stillwater’s financial condition, results of operations and cash flows as of, and for, the periods represented in this report.

(b) Internal Control Over Financial Reporting.

In reviewing internal control over financial reporting as of June 30, 2010, management determined that during the second quarter of 2010 there have not been any changes in Stillwater’s internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that have materially affected, or are reasonably likely to materially affect, Stillwater’s internal control over financial reporting.

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Management’s Discussion and Analysis

For the Year Ended December 31, 2009

The following discussion is from Stillwater’s Management’s Discussion and Analysis prepared in connection with the financial year ended December 31, 2009 should be read in conjunction with Stillwater’s Financial Statements and Notes for the same period attached as Appendix E to this Circular.

Overview

Principal Factors Affecting Stillwater

Stillwater is a Delaware corporation, listed on the New York Stock Exchange and headquartered in Billings, Montana. Stillwater mines, processes, refines and markets palladium and platinum ores from two underground mines situated within the J-M Reef, an extensive trend of PGM mineralization located in Stillwater and Sweet Grass Counties in south central Montana. The mined ore is crushed and concentrated in a mill located at each of the mine sites and then trucked to Columbus, Montana, where the concentrates are further processed in a smelter and base metals refinery into a PGM-rich filter cake. The filter cake then is shipped to third parties for final refining into finished metal.

PGM ore grades in the J-M Reef are some of the best in the world, but are palladium rich and, because of the uplifted configuration of the reef, costly and complex to mine. The mines compete primarily with PGM ore reserves within South Africa’s Bushveld Complex, which generally enjoy a much higher proportion of platinum content and are less steeply dipping, and with nickel mines in the Russian Federation which produce PGMs as a major by-product and so at a very low marginal cost. Consequently, in periods of low PGM prices, Stillwater’s palladium rich production ratio and cost structure may put it at a disadvantage to these competitors.

In response to the steep deterioration in PGM prices during the second half of 2008, Stillwater reacted by restructuring its operations, targeting its business plan for 2009 toward preserving cash and maintaining Stillwater’s viability in the face of a severe economic downturn of uncertain duration. Further complicating this effort was the recognition that Stillwater’s largest sales agreement, which includes a floor price structure that tends to protect Stillwater during periods of low PGM prices, is slated to expire at the end of 2010, and that demand for automobiles, the principal industry served by PGM suppliers, had largely collapsed along with the general economy.

The restructuring of Stillwater’s operations in late 2008 resulted in employee transfers and layoffs, elimination of many contractors, revisions to Stillwater’s mining processes, closure and re-location of the corporate offices in Billings, and severe restrictions on operating and capital expenditures. In total, Stillwater reduced its workforce to 1,336 by March 31, 2009, from 1,656 at September 30, 2008. During the same period, mostly by transferring between mines, the miner workforce at the East Boulder Mine was reduced to 111 from 170, while the Stillwater Mine increased its number of miners to 312 from 241. In addition, another 45 contract miners not included in these totals were released from service, mostly at the Stillwater Mine. Following cutbacks at the corporate office, the remaining employees there were transferred from Billings to various other existing offices in Columbus and at the mines. Several corporate programs, including market development, recruiting, exploration and investor relations, were eliminated or sharply curtailed. Capital spending, which had totaled about US$82.3 million in 2008, was reduced to US$39.5 million in 2009. At year end 2009, Stillwater’s workforce (including contractors) totaled 1,353 following continuing adjustments to the late 2008 restructuring, for a total workforce reduction (including contractors) from September 30, 2008 just short of 27%.

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Although the restructuring efforts were corporate-wide, the most radical restructuring took place at Stillwater’s East Boulder Mine. East Boulder’s ore grades are consistently lower than those at the Stillwater Mine, and as a result its cash costs per ounce tend to be significantly higher. In the low-price environment of late 2008, it was clear that without substantial changes to East Boulder’s operations, the mine would be consuming cash at an unacceptable rate. Following a brief shutdown while management evaluated its options, Stillwater proposed a restructuring alternative that, while drastically reducing the mine’s workforce, held out hope for the mine’s continuing viability. The restructuring plan involved cutting back on the number of mining areas at East Boulder and assigning small, essentially self-sufficient teams to each of those areas. The teams would be responsible for most of their own support, bringing their own supplies to the workface and installing most utilities themselves. The total mine workforce at East Boulder was to be reduced by more than 50%, from 539 down to 256 employees. Capital spending at the mine was cut from the US$19.1 million spent in 2008 to just US$4.0 million budgeted for 2009, which included only enough capital spending to keep the immediate mining areas functioning. Stillwater projected that with these and other cost-cutting changes, the mine could operate at a cash breakeven level given the PGM prices prevailing at the end of 2008.

By, almost any measure, the benefits of Stillwater’s corporate restructuring exceeded expectations. Stillwater had initially projected total 2009 mine production from the two mines would be about 496,000 ounces; the mines together produced 529,900 ounces in 2009. The Stillwater Mine was budgeted to produce about 371,000 ounces and produced almost 393,800 ounces for the year. Total cash costs at Stillwater Mine were projected at US$378 per ounce and averaged US$344 per ounce, benefiting from the mine’s improved productivity. Similarly, East Boulder production for 2009 was budgeted at about 125,000 ounces at a cash cost of US$461 per ounce; the mine produced 136,100 ounces in 2009 at an average cash cost of US$407 per ounce. Comparing East Boulder’s production in 2009 to the prior year, 2008 output was 149,500 ounces, so despite reducing the workforce there by 50%, 2009 production at East Boulder only declined by 9%. Because of the higher productivities at East Boulder, the mine also was able to accomplish substantially more development work than planned during 2009, for the most part without bringing in any additional resources. While management believes that these higher productivities should be sustainable in the future, mine production would almost certainly decline over time without an increased level of spending for capital development in 2010 and thereafter. Consequently, higher development spending is included in Stillwater’s 2010 business plan.

In looking more closely at the improvement in cash cost per ounce at both mines, it appears that about half of the cost reduction was attributable to lower prices for materials and energy consumed in the operations, including steel, explosives, fuel and electricity, and to the elimination of contract miners. Some portion of this savings might reasonably be expected to reverse as the economy recovers and commodity prices rise. The remaining savings, however, was the result of improved productivity — producing more ounces per labor hour worked. Because the miners are incentivized to increase productivity, their individual compensation increases as a result of these improvements — suggesting that a portion of these productivity gains may be sustainable going forward.

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A large share of Stillwater’s mine production is sold under a sales agreement with Ford Motor Company that will expire at the end of 2010. Under this sales agreement, Stillwater has committed 80% of its mined palladium production and 70% of its mined platinum production during 2010 to Ford. This agreement includes floor prices on palladium and platinum that have provided a measure of financial protection to Stillwater during periods of low PGM prices. Unless this agreement is renewed or replaced on similarly favorable terms, after 2010, Stillwater will be fully exposed to the volatility of PGM market prices. Should the PGM markets experience a substantial and sustained pricing downturn, in the absence of these floor prices Stillwater could be forced to curtail all or a portion of its operations, Stillwater’s future financial performance could be impaired and its ongoing viability called into question.

During 2009, Stillwater’s other long-term PGM supply agreement, with General Motors Corporation, was rejected as part of the General Motors bankruptcy proceedings. Stillwater did not have any outstanding receivables from General Motors at the time of the bankruptcy filing, but rejection of the agreement did eliminate its pricing floor on palladium and therefore a portion of Stillwater’s downside price protection. Loss of the GM agreement did not have any adverse financial consequences on Stillwater during 2009, as the palladium price moved above the GM floor price following the bankruptcy action.

To protect itself against the loss of the downside price protection in these long-term supply agreements, Stillwater has taken a number of actions. Principal among these is a continuing effort to drive down the cash cost of mining operations, thereby allowing Stillwater to maintain a positive cash margin down to as low a pricing level as it can. Over the past several years, Stillwater has invested heavily in the developed state of the two mines, getting ahead on mine development so that if it became necessary to scale back capital expenditures for mine development during a period of low PGM prices, Stillwater could do so without significantly impairing future performance. Stillwater also has deliberately targeted to maintain a relatively strong corporate liquidity position, providing a financial reserve in the event of a pricing downturn. Stillwater’s recycling operations, although sensitive to price, provide an added source of financial support in addition to the mines. With all this, however, there is no certainty that Stillwater would be able to survive an extended major decline in PGM prices in the absence of the contractual pricing floors.

Stillwater recycles spent catalyst materials through its processing facilities in Columbus, Montana, recovering palladium, platinum and rhodium from these materials. The recycling segment has proven to be a profitable ancillary business that utilizes available capacity in Stillwater’s smelting and refining facilities at minimal incremental cost to Stillwater. However, the recycling business has also proven to be very sensitive to PGM prices, and volumes of recycling material available in the market have dropped very sharply when PGM prices have declined as has profitability. During the price collapse in late 2008, some entities in the recycling supply chain were caught with inventory on hand as prices declined, apparently incurring substantial losses. Stillwater had made working capital advances to some of these suppliers in this period to assist them in procuring recycling materials. At the end of 2008, Stillwater concluded that a substantial portion of these advances were no longer collectible, and consequently Stillwater took a non-cash charge in 2008 of US$26.0 million against its advances on inventory purchases for recycling, reducing its 2008 profit in the recycling segment to US$7.8 million. Reflecting lower recycling volumes and PGM prices in 2009, recycling segment earnings in 2009 totaled US$6.5 million.

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During 2009, Stillwater modified its recycling business model, increasing the percentage of material that is toll processed for a fee on behalf of others, placing tighter restrictions on cash advances to suppliers and broadening its base of direct suppliers. The volume of recycled material available to Stillwater has gradually increased during 2009 as PGM prices have strengthened. With this gradual volume growth, Stillwater has also seen inventory working capital requirements begin to increase again. At the end of 2009, recycling working capital in inventories and advances totaled US$29.0 million, up from US$22.0 million at the end of 2008 — but substantially below the US$176.9 million reported at June 30, 2008, before PGM prices collapsed. Supplier advances outstanding at December 31, 2009, (excluding those written down at the end of 2008) totaled US$3.6 million. A portion of these advances is secured by material in supplier inventory, but the remainder is not secured and remains at risk.

Stillwater’s recycling activities are substantially dependent on the availability in the smelter of the copper and nickel contained in the mine concentrates. Copper and nickel bind with the PGMs from recycling in the smelter and so aid in collecting the PGMs. Should it become necessary at some point to reduce or suspend operations at the mines, the proportion of operating costs allocated to the recycling segment could increase, making the recycling segment less competitive. Further, in order to operate the smelter and refinery without significant volumes of mine concentrates, modifications to the processing facilities would probably be required. There is no assurance that the recycling facilities can operate profitably in the absence of significant concentrates from the mines, or that capital would be available under those circumstances to complete any necessary modifications to the processing facilities.

On March 12, 2008, Stillwater issued and sold US$181.5 million aggregate principal amount of senior convertible debentures due 2028. The terms of these debentures are described in more detail in the section below entitled Convertible Debentures. On October 2, 2009, in a private transaction Stillwater redeemed US$15 million in principal value of these outstanding convertible debentures in exchange for 1.84 million common shares of Stillwater. Management viewed this transaction as slightly improving Stillwater’s long-term liquidity position on economically advantageous terms, however, accounting principles required that the fair value of any shares issued in such an exchange in excess of the 42.5351 shares per debenture conversion ratio specified in the indenture be treated as expense. Consequently, Stillwater recognized a non-cash “inducement loss” of US$8.1 million on the exchange transaction.

2009 Results and Commentary

Stillwater reported a net loss of US$8.7 million for the year 2009, compared to a loss of US$115.8 million for the year 2008. For the fourth quarter of 2009, Stillwater incurred a loss of US$5.8 million, compared to a net loss of US$128.5 million in the last quarter of 2008. The 2009 full-year results include charges of US$6.6 million for lower-of-cost-or-market inventory adjustments, a non-cash “inducement loss” of US$8.1 million on the exchange of 1.84 million of Stillwater’s common shares for US$15 million face amount of Stillwater’s convertible debentures, and US$1.1 million to write-down uncollectible advances and receivables. The 2009 results reflect the challenges of very low PGM prices early in 2009, with associated inventory adjustments and other write-downs, followed by a gradual strengthening of PGM prices and improved performance as the year progressed. As already noted, the fourth quarter of 2009 included an US$8.1 million non-cash charge for shares issued in exchange for debt. From a liquidity perspective, cash and cash equivalents increased by US$4.9 million during 2009, and short-term investments increased by US$15.5 million. During the fourth quarter of 2009, cash and cash equivalents decreased by US$14.5 million, while short-term investments increased by US$15.5 million. See “Results of Operations” below.

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During 2009, Stillwater’s mining operations produced a total of 529,900 ounces of palladium and platinum, including 407,000 ounces of palladium and 122,900 ounces of platinum, exceeding both initial guidance for the year of 496,000 ounces and the most recent guidance of 515,000 ounces. This increase in mine production primarily reflected higher than projected mining productivities at both operations.

In 2009, Stillwater processed 251,000 ounces of recycled PGMs in its smelting and refining facilities, a 36.9% decrease from the 398,100 total ounces processed in 2008. The lower volumes processed during 2009 reflect the decline in recycling volumes available generally following the drop in PGM prices during the second half of 2008. During 2009, Stillwater restructured its arrangements with its largest recycling supplier and broadened the base of suppliers it deals with directly. Stillwater has also increased the percentage of tolling material it processes and has restricted working capital advances significantly.

Capital spending was cut back severely in 2009, as Stillwater’s objective to remain at least cash neutral during the economic downturn sharply limited the scope of mine development and equipment purchases for the year. Actual 2009 capital expenditures of US$39.5 million were about on target with Stillwater’s public guidance for the year of about US$39 million. Most of the 2009 capital was allocated to mine development initiatives necessary to support current production. While spending at both mines for 2009 was budgeted short of the pace required to replace the proven reserves mined during the year, with overall productivities significantly better, primary development footage, while within the spending budget, was 25% ahead of plan at 15,900 feet. This improvement in development productivity is significant, in that even with the sharp cutback in development spending the Stillwater Mine was able to achieve adequate new development footage in 2009 to sustain its current level of production and the East Boulder Mine, once the benefit of its restructuring was in place, achieved sustainable development rates in the fourth quarter of 2009. The 2009 budget also included about US$6.45 million to complete construction — started in 2008 — and commission the second electric furnace at the smelter in Columbus.

Following on a very volatile 2008, market prices for platinum and palladium gradually recovered from their initial lows as 2009 progressed. As the chart above shows, announcements of power shortages in South Africa early in 2008, on top of already robust commodity markets, created something of a pricing bubble for PGMs during the first half of 2008. This reversed fairly abruptly in the second half of 2008 as credit markets deteriorated and economic recession loomed. Combined with severe financial pressures on and PGM inventory liquidations by the automotive industry, the primary customer for PGMs, the economic situation brought PGM prices down steeply. The year 2009 saw some pricing stability gradually return, as investor interest in commodities as a store of economic value and an inflation hedge served to spark some demand that took up slack from the ailing automotive industry. As of December 31, 2009, palladium and platinum were quoted in London at US$393 and US$1,461 per ounce, respectively; corresponding prices at December 31, 2008, were US$183 per ounce for palladium and US$898 per ounce for platinum.

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Typically, Stillwater’s mines produce about 3.3 times as much palladium as platinum, a relationship driven by the relative percentages of the two metals in the ore and by metal recoveries achieved during processing. Floor and ceiling prices in Stillwater’s sales agreements also affect Stillwater’s realizations. Stillwater’s average realization per sold ounce on combined platinum and palladium sales from mining for 2009 was US$549 per ounce, comprised of US$365 per ounce for palladium and US$1,137 per ounce for platinum; for the fourth quarter of 2009, the corresponding average realization was US$579 per ounce. This compares to an average realization of US$630 per platinum and palladium ounce sold for the full year 2008, and US$498 per ounce for the fourth quarter of 2008.

Putting these realizations into perspective, mining cost of sales for the full year 2009 — including depreciation and amortization but excluding corporate overhead and adjusting for the benefit of by-product revenues  — averaged the equivalent of US$497 per ounce, indicating a margin on mining operations of about US$52 per ounce. For the fourth quarter of 2009, with somewhat stronger market prices, mining costs of sales net of by-product proceeds averaged US$494 per ounce, for a mining margin of about US$85 per ounce. For the full year 2008, despite higher average realizations, the corresponding mining margin on average was negative by about US$12 per ounce (excluding the impairment charge at East Boulder); and for the fourth quarter of 2008 Stillwater’s mining margin was extremely negative at about US$210 per ounce. While the improvement in margins in 2009 is partially due to higher PGM prices, it also reflects significantly lower average mining expenses.

Stillwater’s reported loss for 2009 of US$8.7 million was derived primarily from two sources. The first, which has already been discussed, is the US$8.1 million non-cash inducement loss recorded during the fourth quarter in conjunction with the exchange of shares for debentures. The other factor relates mostly to the first quarter, when for a time while prices were low and Stillwater was still in the process of restructuring the mines, mining costs exceeded the realizable value of production, resulting in lower-of-cost-or-market adjustments to the amounts carried in inventory. Such adjustments during the 2009 first quarter totaled about US$5.5 million. Thereafter, as mining productivities improved and PGM prices increased, such adjustments diminished both in frequency and in size.

Late in the third quarter of 2008, management recognized the urgent need to make substantial changes to Stillwater’s operations in the face of looming heavy losses. In particular, there was a need to resolve the cost picture at the East Boulder Mine. As a result, after considerable debate, the East Boulder operating plan was radically restructured, introducing a leaner, team-based mining approach, with each team intended to be more or less self sufficient and focused on its specific mining area. A total of 47 miners were transferred from East Boulder Mine to Stillwater Mine, allowing the Stillwater Mine to fully staff its mining operations and replace 32 higher-cost mining contractors with Stillwater employees. The restructuring also required terminating over 200 employees at the East Boulder Mine. These changes were implemented in December 2008.

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Various other broad-based changes were implemented at about the same time to conserve corporate cash. Capital expenditures and any discretionary expenditures were cut back sharply at all locations, with development limited to only what was necessary to maintain current operations. Staffing at all locations was revisited in an effort to bring support costs into line with recent lower production levels. Contractors were replaced by Stillwater employees wherever feasible. The corporate office in Billings was closed, with the remaining corporate staff reassigned to offices in Columbus or at the mines. The project to install a second electric furnace at the smelter was reviewed, but was deemed far enough along and of sufficient strategic importance that it should be completed with elements of the project restructured to save costs. Purchasing arrangements with suppliers were also addressed to ensure competitive pricing terms.

Stillwater’s stated objective for 2009 was to remain at least cash neutral from an operating perspective, without taking any benefit from cash generated by reductions in working capital associated with the recycling business. Stillwater more than achieved this goal, growing balance sheet cash and investments during 2009 by US$20.4 million and in addition generating another US$7.1 million that was reinvested into recycling working capital. However, because PGM prices rose during the year, the question arises as to how much of the benefit is attributable to higher prices. Based on the year-end PGM prices noted above as compared to average prices actually realized in 2009, it appears that the benefit to Stillwater’s liquidity of the higher than planned PGM prices during 2009 was about US$31.5 million. That suggests that Stillwater would have been within about US$2 million of its objective of cash neutrality, even without the benefit of the higher prices.

As part of its cash conservation effort during 2009, Stillwater scaled back capital expenditures for mine development, reducing them temporarily to a level below that required to keep proven reserves level in the face of ongoing mine production. Consequently, Stillwater’s ore reserves declined, although modestly, during 2009. As in past years, Stillwater has engaged Behre Dolbear as third party independent geological experts to review and express an expert opinion on Stillwater’s ore reserve calculations. Stillwater performs its ore reserve economic assessment using a twelve-quarter trailing price in order to level out short-term volatility in metals prices. Stillwater regards the twelve-quarter trailing average as a reasonable surrogate for long-term future PGM prices over the period when the reserves will be mined. The combined twelve-quarter trailing weighted average price for platinum and palladium at December 31, 2009, was about US$556 per ounce. At this price, Stillwater’s geologic ore reserves at each mine can be shown to generate (undiscounted) positive cash flow over the life of the reserve. Consequently, Stillwater’s ore reserves were not constrained economically at December 31, 2009.

It is important to note that Stillwater’s ore reserve estimates are dependent upon PGM prices, and should PGM prices decline for an extended period the trailing twelve-quarter price will also decline. At a sufficiently low price level, Stillwater’s ore reserves might no longer generate positive cash flows. Following Stillwater’s methodology, should prices fall there can be no assurance that Stillwater’s reported proven and probable ore reserves will not be constrained economically in the future. Stillwater’s efforts to restructure its mining operations are intended to improve mining productivity and reduce average costs to a level that minimizes, to the extent possible, Stillwater’s future exposure to potential periods of lower PGM prices.

Stillwater also has reviewed the carrying value of its assets for impairment at December 31, 2009. Stillwater determined that there have been no material events or changes in circumstances during the fourth quarter of 2009, or subsequently, that indicate the likelihood of any impairment of long-lived assets. In view of the economic situation at the end of 2008, Stillwater with assistance from Behre Dolbear assessed the fair value of the East Boulder Mine assets as of December 31, 2008, and concluded that a valuation adjustment was needed at that time. Consequently, Stillwater’s reported earnings at December 31, 2008, included a US$67.3 million impairment charge that reduced the carrying value of the East Boulder Mine assets to US$161.4 million.

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In December of 2009, Standard and Poor’s upgraded Stillwater’s debt rating from B- to B, citing improved market conditions and adequate liquidity. Both Moody’s Investors Service and Standard and Poor’s had downgraded Stillwater’s corporate credit rating by two notches during 2008 as economic conditions deteriorated. At issue has been Stillwater’s strong dependence on its automotive agreements, lack of geographic or product diversity, metal market price volatility, and difficult cost structure. In view of the current restrictive credit markets and Stillwater’s strong liquidity position, management has elected to defer seeking to put a revolving credit facility in place until market conditions improve. However, there is no assurance that Stillwater will be successful in securing an adequate revolving credit facility when it does seek to do so.

The pending expiration of Stillwater’s supply agreement with Ford Motor Company at the end of 2010 creates exposure to any extended decline in PGM market prices. The floor price for palladium in the Ford agreement has been a significant financial support for Stillwater during periods of low PGM prices in the past. Although Stillwater may negotiate a replacement supply agreement with Ford or other industry participants, it is not likely that analogous floor price provisions would be included in such an agreement. Consequently, Stillwater has focused its strategic efforts on positioning itself for life after the Ford agreement. To this end, Stillwater has been working to improve the efficiency and productivity of its mining operations so that its competitiveness at low PGM prices is correspondingly improved. Likewise, Stillwater has supported efforts to develop new applications for PGMs and to open new markets for them, seeking to strengthen demand and so sustain higher metals prices in the longer term. Continued efforts to diversify Stillwater, both internally and externally, are intended to decrease Stillwater’s dependence on the price of just one or two operations and one or two commodities for financial viability. Management continues to focus on all of these objectives in preparing for a post-auto agreement environment and may increase the level of resources applied to these efforts during 2010.

Statistically, Stillwater’s safety performance — a key management focus — during 2009 was mixed, with excellent results at the East Boulder Mine but an increase in the reportable incident rate at the Stillwater Mine. Overall, Stillwater’s rate of medical reportable incidents in 2009 was 4.1 incidents per 200,000 hours worked, up from the rate of 3.3 in 2008. Management is working closely with Stillwater’s workforce in an effort to address this increase. Areas of specific focus from a safety perspective include instilling and encouraging a cultural emphasis on safety, enhancing pre-shift work place examinations, reviewing safety standards implementation and compliance, standardizing accident/incident investigations and near miss reporting and designating loss control representatives who are part of the mining workforce. Employee-led focus teams have been successful in addressing many safety related challenges.

Stillwater’s environmental performance continued its excellent track record during 2009. Environmental compliance is a very high priority in view of the pristine area in which Stillwater operates. Stillwater has a record of open communication and cooperative, proactive involvement with local and regional environmental groups. Stillwater’s ground-breaking 2000 Good Neighbor Agreement with these groups provides a vehicle for facilitating such communication and addressing issues cooperatively.

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In light of the recent Environmental Protection Agency’s determination to regulate carbon dioxide emissions as hazardous to health, Stillwater has assessed its exposure to likely restrictions on such emissions. Stillwater’s principal sources of CO2 emissions are limited to a comparatively few internal combustion engines in vehicles and mining equipment, and to stationary sources such as process heaters, dryers and converters that consume natural gas. Stillwater already utilizes buses to transport its workforce to and from the mines and utilizes biodiesel fuels in its operations in order to reduce its carbon footprint. Consequently, any taxes or added restrictions on emissions are unlikely to have any direct material effect on Stillwater’s operations. Stillwater’s physical exposure to climate change is minimal. Stillwater’s operations are not materially dependent upon weather patterns or seasonal availability of water. The relatively remote location of the mines presents some exposure to severe weather, particularly winter snowfall that can restrict access to the mine sites, but Stillwater already regularly addresses this issue during the winter months in Montana. Similarly, summer wildfires can temporarily restrict access to the mines, but their duration tends to be relatively short. Probably Stillwater’s most significant exposure to greenhouse gas regulation is the potential consequence of a substantial longer-term movement away from internal combustion engines on the demand for PGMs in catalytic converters. Such a major shift in automotive demand could depress PGM prices and impair Stillwater’s financial performance. Regulatory constraints on other industries also could affect the price or availability of electricity and other materials, driving up Stillwater’s operating costs.

Stillwater’s mining permits require that, in conjunction with its mining and processing activities, it must provide adequate financial surety in support of its permit obligations to complete final reclamation and remediation once mining operations cease. As of December 31, 2009, Stillwater had outstanding approximately US$32.7 million of surety bonds and letters of credit in favor of state and federal agencies to guarantee its final reclamation commitments. Regulatory authorities are currently in the midst of updating an Environmental Impact Statement (EIS), which when finalized will determine whether or not the existing surety amounts are sufficient. In the interim, however, as the economy weakened late in 2008, Stillwater Mine agreed to increase its surety bonding by an additional US$10 million as an interim measure to alleviate concerns aired by the agencies involved and to allow time for the EIS to be completed. Upon completion of the EIS, it is likely that additional surety increases will be required.

The shortages of skilled manpower and the high employee attrition rates that challenged Stillwater during the strong commodities markets of 2006 through 2008 have abated with the economic downturn in late 2008 and throughout 2009. As already noted, the restructuring at the East Boulder Mine provided an opportunity to transfer skilled miners over to the Stillwater Mine, largely alleviating the shortages there and allowing Stillwater to replace higher-cost contractors with its own employees. The lower attrition rates have brought some stability to Stillwater’s mining operations and undoubtedly contributed to the improved productivities seen during 2009. However, this shift in the labor market has been driven mostly by lower metal prices and the weak economy, and there is no assurance that the same challenges will not reappear as commodity prices recover.

Outlook

Looking forward, management projects that Stillwater’s mine production for 2010 will be about 515,000 ounces of palladium and platinum, generally in the same range as Stillwater’s guidance given for 2009. During 2010, Stillwater will continue to focus on optimizing mining costs at both operations rather than on maximizing production. However, as in 2009, there may be opportunity for some upside on production as additional mining efficiencies are achieved. Total cash costs per ounce (a non-GAAP measure of extraction efficiency) for 2010 are projected at US$360, again in the same range as was achieved during 2009. As already noted, the 2009 level of capital expenditures was less than required to sustain the current level of mining operations over the longer term. However, the improved mining efficiencies should help to provide sustainability going forward. The heavy capital investment in 2005 through 2008 to expand the developed state of the mines had positioned Stillwater well to endure the cut in capital spending in 2009 during economic downturn. Total capital expenditures are expected to increase to about US$50 million in 2010, which when coupled with the higher development productivity should be adequate to sustain long-term operations at the current production level.

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These 2010 targets assume that PGM market prices on balance will continue to strengthen over the longer term. Strong investment interest in PGMs lifted pricing somewhat during 2009 and may cause it to continue to strengthen in 2010, but in the end there can be no sustainable recovery in PGM pricing until the economy rebuilds enough momentum to free up consumer credit so the automotive markets recover. Automotive and related demand for platinum and palladium in normal years comprises around 50% of the market demand for these metals, so recovery of automotive demand is critical to the supply/demand balance for PGMs.

On the supply side of the industry, the recent economic downturn led to several higher-cost PGM mines being placed on care and maintenance, with operations suspended at least until prices recover sufficiently to justify reopening them. One of these properties, the Lac des Iles Mine in Canada owned by North American Palladium, has announced recently that it will reopen sometime in the first half of 2010. However, several other properties in South Africa remain shuttered, constrained not only by weak platinum demand but also by a comparatively strong local currency that has offset some of the recovery seen during 2009 in dollar-denominated metal prices. Reportedly, reinvestment levels at existing mines and funding for new PGM exploration have also been severely curtailed in the present environment. Palladium production at Norilsk Nickel in the past two or three years also has fallen short of previous peak output levels, presumably reflecting a lower average PGM grade in the mix of ores they are mining.

Once the automotive industry begins showing signs of recovery, the already improved PGM pricing should benefit from the increased demand. Automobile industry sources have indicated that substantial research effort over the past several years has gone into opportunities to substitute palladium in applications that currently use platinum and rhodium. This substitution is expected to benefit palladium, Stillwater’s principal product. Taken together with increasingly stringent emission control regulations worldwide and continuing growth in vehicle demand in the developing world, along with growing emphasis on recycling, management is reasonably optimistic regarding the longer-term future of these businesses. This future is not without risks, however, and should the present economic downturn worsen substantially or extend for several years, Stillwater’s viability could be severely challenged — particularly after the Ford agreement expires.

Liquidity and Capital Resources

For 2009, net cash provided by operating activities was US$59.7 million compared to US$114.2 million and US$56.4 million for 2008 and 2007, respectively. Stillwater’s net cash flow from operating activities is affected by several key factors, including net realized prices for its products, cash costs of production, and the level of PGM production from the mines.

The US$8.7 million reported loss for 2009 included US$99.5 million of non-cash charges, including US$70.4 million of depreciation and amortization, US$14.4 million of stock compensation expense, US$8.1 million stock issuance expense related to the debt to equity transaction, and US$6.6 million of lower-of-cost-or-market inventory adjustments.

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At December 31, 2009, Stillwater’s available balance of cash and cash equivalents (excluding restricted cash) was US$166.7 million and it reported US$196.0 million of debt outstanding. If highly liquid short-term investments are included with available cash, Stillwater’s balance sheet liquidity at December 31, 2009, increases to US$201.2 million. Corresponding balances at December 31, 2008, included US$161.8 million of available cash and cash equivalents, US$211.0 million of outstanding debt, and available cash plus liquid investments of US$180.8 million. Stillwater exchanged US$15 million face amount of its outstanding convertible debentures for about 1.84 million common shares during the fourth quarter of 2009. The remaining US$166.5 million of convertible debentures will reach their date of first call in March 2013, and Stillwater believes most holders are likely to convert their debentures or redeem them at par at that time.

Stillwater, at interest rate levels prevailing at December 31, 2009, will be required to fund approximately US$5.5 million in total interest payments during 2010 related to its outstanding debt obligations. No principal payments against outstanding debt are scheduled to come due in 2010. In view of the current restrictive credit environment and relatively high risk spreads, Stillwater has chosen not to put in place a revolving credit agreement at this time. While the lack of a credit agreement may create some vulnerability, Stillwater believes that its liquidity on hand is adequate to cover its needs for the foreseeable future.

During the fourth quarter of 2009, Stillwater filed a US$450 million shelf registration statement. The registration became effective on December 8, 2009, and permits Stillwater to issue any of various public debt or equity instruments for financing purposes so long as the registration statement remains effective. Stillwater has no immediate plans to issue securities under the shelf registration, but management believes that the shelf may facilitate access to additional liquidity in the future. However, there is no assurance that debt or equity capital would be available to Stillwater in the public markets should Stillwater determine to issue securities under the shelf registration.

Stillwater’s financial performance is affected by changes in PGM prices. At the PGM price levels prevailing at December 31, 2009, absent separate hedging arrangements, any change in the price of platinum generally would flow through almost dollar-for-dollar to cash flow from operations, subject only to (1) price ceilings on 14% of the mines’ platinum production to be sold under Stillwater’s sales agreement, and (2) certain costs — severance taxes and royalties on mine production — which adjust upward or downward with market prices. At the December 31, 2009, closing platinum price of US$1,466 per ounce and 2009 production levels, the annual effect of the price ceiling would be to reduce Stillwater’s revenue by about US$10.6 million.

Under Stillwater’s sales agreement for mined production, a change in the market price of palladium also would flow through directly to cash flow from operations, subject only to (1) floor prices affecting 70% of Stillwater’s sales from mine production, and (2) an offset for severance taxes and royalties that are based on the realized price. At the December 31, 2009, closing palladium price of US$393 per ounce, the contractual floor prices would have no effect on revenues.

In Stillwater’s recycling activities, upon purchasing recycled material for processing Stillwater simultaneously enters into a fixed forward contract that determines the future selling price of the contained PGMs, effectively locking in a sales margin. So for outstanding recycling lots, a change in the market price of platinum and palladium on sales of recycling materials would have little or no effect on margins earned from this activity and on cash flow from operations. However, a general change in market prices would affect margins on future purchases by about the same percentage as the change in price. It normally takes existing lots of recycling material two to three months from the date of receipt to flow through to sales.

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Changes in the cash costs of production generally flow through dollar-for-dollar into cash flow from operations. A reduction due to grade in total mine production of 10%, or just over 50,000 ounces per year, would reduce cash flow from operations by an estimated US$30 million per year at the price and cost levels prevailing at December 31, 2009.

Net cash used in investing activities was US$54.7 million, US$74.6 million and US$81.0 million in 2009, 2008 and 2007, respectively. Stillwater’s investing activities primarily represent capital expenditures and net sales and purchases of short term investments. Capital expenditures totaled US$39.5 million, US$82.3 million and US$87.9 million in 2009, 2008 and 2007, respectively. Stillwater also expended US$0.9 million and US$1.7 million to acquire equity interests in two small exploration companies during 2008 and 2007, respectively. No exploration investments were made in 2009.

All significant company-wide repair and maintenance costs in connection with planned major maintenance activities are expensed as incurred. Stillwater does not accrue in advance for major maintenance activities, but, when practicable, tries to disclose in advance in its public filings any planned major maintenance activities that may affect operations.

Net cash used in financing activities was a net US$0.1 million and US$2.4 million in 2009 and 2007, respectively, compared to net cash provided by financing activities of US$60.7 million in 2008.

Convertible Debentures

On March 12, 2008, Stillwater issued and sold US$181.5 million aggregate principal amount of senior convertible debentures due 2028 (“debentures”). The debentures pay interest at 1.875% per annum, payable semi-annually on March 15 and September 15 of each year, commencing September 15, 2008. The debentures will mature on March 15, 2028, subject to earlier repurchase or conversion. Each US$1,000 principal amount of debentures is initially convertible, at the option of the holders, into approximately 42.5351 shares of Stillwater’s common stock, at any time prior to the maturity date. The conversion rate is subject to certain adjustments, but will not be adjusted for accrued interest or any unpaid interest. The conversion rate initially represents a conversion price of US$23.51 per share. Holders of the debentures may require Stillwater to repurchase all or a portion of their debentures on March 15, 2013, March 15, 2018 and March 15, 2023, or upon the occurrence of certain events including a change in control. Stillwater may redeem the debentures for cash beginning on or after March 22, 2013.

The debentures were sold to an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the private placement exemption afforded by Section 4(2) of the Securities Act. The initial investor offered and resold the debentures to “qualified institutional buyers” under Rule 144A of the Securities Act. An affiliate of MMC Norilsk Nickel, with the approval of Stillwater’s independent directors, purchased US$80 million of the debentures, thereby maintaining its majority ownership position in Stillwater.

In October 2009, Stillwater undertook the exchange of US$15 million face amount of the convertible debentures in exchange for 1.84 million shares of Stillwater’s common stock. The debentures so acquired have been retired, leaving US$166.5 million face value of the debentures outstanding at December 31, 2009.

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Contractual Obligations

Stillwater is obligated to make future payments under various contracts such as its debt agreements. The following table represents significant contractual cash obligations and other commercial commitments and the related interest payments as of December 31, 2009:

(in thousands)	2010	2011	2012	2013	2014	Thereafter	Total
Convertible debentures	—	—	—	$166,500	—	—	$166,500
Exempt Facility Revenue Bonds	—	—	—	—	—	$30,000	$30,000
Operating leases	$303	$303	$297	$264	$233	—	$1,400
Asset retirement obligations	—	—	—	—	—	$144,271	$144,271
Payments of interest(1)	$5,522	$5,522	$5,522	$3,961	$2,400	$13,200	$36,127
Other noncurrent liabilities	—	$8,592	—	—	—	—	$8,592
Total US$	$5,825	$14,417	$5,819	$170,725	$2,633	$187,471	$386,890

(1) Interest payments on the convertible debentures noted in the above table are calculated up to March 15, 2013, the date the holders of the debentures can exercise their put option.

Interest payments noted in the table above assume no changes in interest rates. Amounts included in other noncurrent liabilities that are anticipated to be paid in 2011 include workers’ compensation costs, property taxes and severance taxes.

Factors that may affect future results and financial condition

Some statements contained in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as “desires,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions. These statements are not guarantees of Stillwater’s future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding the duration and overall effects of the current worldwide financial and credit crises, the effects of restructuring Stillwater’s operations and maintaining a skilled work force, the automotive market and the health of the automobile manufacturers, expansion plans and realignment of operations, costs, grade, production and recovery rates, permitting, labor matters, financing needs and the terms of future credit facilities, capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting, and compliance, litigation and the palladium and platinum market.

Stillwater intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. Stillwater disclaims any obligation to update forward-looking statements.

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Critical Accounting Policies

Mine Development Expenditures — Capitalization and Amortization

Mining operations are inherently capital intensive, generally requiring substantial capital investment for the initial and concurrent development and infrastructure of the mine. Many of these expenditures are necessarily incurred well in advance of actual extraction of ore. Underground mining operations such as those conducted by Stillwater require driving tunnels and sinking shafts that provide access to the underground ore body and construction and development of infrastructure, including electrical and ventilation systems, rail and other forms of transportation, shop facilities, material handling areas and hoisting systems. Ore mining and removal operations require significant underground facilities used to conduct mining operations and to transport the ore out of the mine to processing facilities located above ground.

Contemporaneously with mining, additional development is undertaken to provide access to ongoing extensions of the ore body, allowing more ore to be produced. In addition to the development costs that have been previously incurred, these ongoing development expenditures are necessary to access and support all future mining activities.

Mine development expenditures incurred to date to increase existing production, develop new ore bodies or develop mineral property substantially in advance of production are capitalized. Mine development expenditures consist of vertical shafts, multiple surface adits and underground infrastructure development including footwall laterals, ramps, rail and transportation, electrical and ventilation systems, shop facilities, material handling areas, ore handling facilities, dewatering and pumping facilities. Many such facilities are required not only for current operations, but also for all future planned operations.

Expenditures incurred to sustain existing production and access specific ore reserve blocks or stopes provide benefit to ore reserve production over limited periods of time (secondary development) and are charged to operations as incurred. These costs include ramp and stope access excavations from primary haulage levels (footwall laterals), stope material rehandling/laydown excavations, stope ore and waste pass excavations and chute installations, stope ventilation raise excavations and stope utility and pipe raise excavations.

Stillwater calculates amortization of capitalized mine development costs by the application of an amortization rate to current production. The amortization rate is based upon un-amortized capitalized mine development costs, and the related ore reserves. Capital development expenditures are added to the un-amortized capitalized mine development costs as the related assets are placed into service. In the calculation of the amortization rate, changes in ore reserves are accounted for as a prospective change in estimate. Ore reserves and the further benefit of capitalized mine development costs are based on significant management assumptions. Any changes in these assumptions, such as a change in the mine plan or a change in estimated proven and probable ore reserves could have a material effect on the expected period of benefit resulting in a potentially significant change in the amortization rate and/or the valuations of related assets. Stillwater’s proven ore reserves are generally expected to be extracted utilizing its existing mine development infrastructure. Additional capital expenditures will be required to access Stillwater’s estimated probable ore reserves. These anticipated capital expenditures are not included in the current calculation of depreciation and amortization.

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Stillwater’s method of accounting for development costs is as follows:

Unamortized costs of the shaft at the Stillwater Mine and the initial development at the East Boulder Mine are treated as life-of-mine infrastructure costs, amortized over total proven and probable reserves at each location, and

All ongoing development costs of footwall laterals, ramps and associated facilities are amortized over the ore reserves in the immediate and geologically relevant vicinity of the development.

The calculation of the amortization rate, and therefore the annual amortization charge to operations, could be materially affected to the extent that actual production in the future is different from current forecasts of production based on proven and probable ore reserves. This would generally occur to the extent that there were significant changes in any of the factors or assumptions used in determining ore reserves. These factors could include: (1) an expansion of proven and probable ore reserves through development activities, (2) differences between estimated and actual costs of mining due to differences in grade or metal recovery rates, and (3) differences between actual commodity prices and commodity price assumptions used in the estimation of ore reserves.

Asset Impairment

Stillwater reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Impairment is considered to exist if total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset. The estimation of future cash flows takes into account estimates of recoverable ounces, PGM prices (long-term sales contract prices and historical pricing trends or third party projections of future prices rather than prices at a point in time as an indicator of longer-term future prices), production levels, and capital and reclamation expenditures, all based on life-of-mine plans and projections. If the assets are impaired, a calculation of fair market value is performed, and if fair market value is lower than the carrying value of the assets, the assets are reduced to their fair market value.

Income Taxes

Income taxes are determined using the asset and liability approach. This method gives consideration to the future tax consequences of temporary differences between the financial reporting basis and the tax basis of assets and liabilities based on currently enacted tax rates. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Each quarter, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. A valuation allowance has been provided at December 31, 2009 and 2008, for the portion of Stillwater’s net deferred tax assets for which it is more likely than not that they will not be realized. Based on Stillwater’s current financial projections, and in view of the level of tax depreciation and depletion deductions available, it appears unlikely that Stillwater will owe any income taxes for the foreseeable future. However, if average realized PGM prices were to increase substantially in the future, Stillwater could owe income taxes prospectively on the resulting higher taxable income.

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Post-closure Reclamation Costs

Stillwater recognizes the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation ultimately is settled for other than the carrying amount of the liability, Stillwater will recognize a gain or loss at the time of settlement.

Accounting for reclamation obligations requires management to make estimates for each mining operation of the future costs Stillwater will incur to complete final reclamation work required to comply with existing laws and regulations. Actual costs incurred in future periods could differ from amounts estimated. Additionally, future changes to environmental laws and regulations could increase the extent of reclamation and remediation work that Stillwater is required to perform. Any such increases in future costs could materially impact the amounts charged to operations for reclamation and remediation.

Stillwater reviewed its asset retirement assumptions at December 31, 2009, and recorded a reduction of US$0.6 million and US$0.8 million for the Stillwater Mine and the East Boulder Mine, respectively, due to an increase in the estimated mine lives of both mines. [See Note 16 “Asset Retirement Obligation” to Stillwater’s 2009 audited financial statements for further information attached hereto as Appendix E.]

Derivative Instruments

Stillwater from time to time enters into derivative financial instruments, including fixed forward sales, cashless put and call option collars and financially settled forward sales to manage the effect of changes in the prices of palladium and platinum on Stillwater’s revenue. Derivatives are reported on the balance sheet at fair value and, if the derivative is not designated as a hedging instrument, changes in fair value are recognized in earnings in the period of change. If the derivative is designated as a hedge and to the extent such hedge is determined to be highly effective, changes in fair value are either (a) offset by the change in fair value of the hedged asset or liability (if applicable) or (b) reported as a component of other comprehensive income in the period of change, and subsequently recognized in the determination of net income in the period the offsetting hedged transaction occurs. Stillwater primarily uses derivatives to hedge metal prices and to manage interest rate risk. Stillwater also enters into financially settled forwards related to its recycling segment which are not accounted for as cash flow hedges. The realized and unrealized gains or losses are recognized in net income in each period. [See Note 6 “Derivative Instruments” to Stillwater’s 2009 audited financial statements attached hereto as Appendix E for further information.]

Results of Operations

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Stillwater’s total revenues, including proceeds from the sale of by-products, totaled US$394.4 million in 2009, a decrease of 53.9% compared to revenues of US$855.7 million in 2008. This substantial year-on-year decline in total revenues reflects much lower recycling sales volumes in 2009 as compared to 2008, as well as lower PGM realizations in 2009.

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Revenues from mine production totaled US$306.9 million in 2009 (including US$23.6 million from by-products), compared to US$360.4 million in 2008 (of which US$36.8 million was from by-products). Palladium and platinum ounces sold from mine production were 515,700 in 2009, compared to 514,100 ounces in 2008 — essentially flat. The combined average realization on these palladium and platinum sales (including the effects of hedging and of floor and ceiling prices in the underlying agreements) was US$549 per ounce in 2009 and US$630 per ounce in 2008.

Revenues from PGM recycling declined 82.8% during 2009, to US$81.8 million from US$475.4 million in 2008. Recycling ounces sold during 2009 totaled 102,000 ounces, a decrease of 62.9% compared to the 275,000 ounces sold in 2008. The combined average realization on recycling sales (which include palladium, platinum and rhodium) decreased substantially to US$779 per ounce in 2009 from US$1,715 per ounce in 2008, paralleling the drop in PGM prices generally. In addition to purchased recycling material, Stillwater toll processed 128,000 ounces of PGMs during 2009, up from 126,000 tolled ounces in 2008. Overall, recycling volumes processed during 2009 totaled 251,000 ounces of PGMs, down 36.9% from the 398,100 ounces processed in 2008, as weak PGM prices in 2009 reduced the volume of recycled catalytic converters available in the market.

In addition to mine and recycling sales, Stillwater recognized other revenue of US$5.8 million and US$20.0 million for metal purchased in the open market and resold in 2009 and 2008, respectively.

Cost of metals sold, which excludes depreciation expense, was US$290.8 million in 2009, compared to US$752.0 million in 2008, a 61.3% decrease. The largest share of this decrease was attributable to recycling. Volumes of purchased recycling material were sharply lower in 2009, which along with lower PGM prices reduced the total cost to purchase recycling material. Overall, recycling cost of metals sold declined to US$75.9 million in 2009 from US$448.4 million in 2008. The average acquisition cost of metal purchased in the recycling segment (including platinum, palladium and rhodium) decreased to US$674 per ounce in 2009 from US$1,534 per ounce in 2008, reflecting lower PGM prices in 2009 in response to weakened demand from the automotive sector.

During 2009, mining operations produced 529,900 ounces of PGMs, including 407,000 ounces of palladium and 122,900 ounces of platinum. This represented a 6.2% increase from 2008, when mining operations produced 498,900 ounces of PGMs, including 384,100 of palladium and 114,800 ounces of platinum. The Stillwater Mine produced 393,800 ounces of PGMs in 2009, compared with 349,400 ounces of PGMs in 2008, a 12.7% increase. The East Boulder Mine produced 136,100 ounces of PGMs in 2009, down 9.0% compared with the 149,500 ounces of PGMs produced there in 2008, but the 2009 production was accomplished with less than 50% of the 2008 workforce.

The cost of metals sold from mine production, despite higher 2009 production, decreased to US$209.1 million in 2009, compared to US$283.8 million in the prior year, a 26.3% improvement. Mining costs decreased during 2009 mainly as a result of a lower level of employment, lower prices for key consumables such as fuel, power, steel and explosives, improved efficiencies in mining processes, much reduced reliance on contractors and redirection of mining out of some higher-cost areas.

The cost of metals sold for metal purchased in the open market for resale was US$5.7 million in 2009, compared to US$19.9 million in 2008.

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Depletion, depreciation and amortization expense was US$70.4 million in 2009, compared to US$83.0 million in 2008. To a large extent, the lower expense in 2009 was the result of a US$67.3 million impairment adjustment to the carrying value of the East Boulder Mine taken at the end of 2008, resulting in lower amortization rates in 2009.

Stillwater reduced its market development efforts for palladium to some extent during 2009. Stillwater spent US$2.0 million in support of marketing programs during 2009, down from US$5.7 million in 2008.

Excluding marketing expenses discussed above, general and administrative costs were US$25.1 million in 2009, compared to US$26.7 million in 2008, a 6.0% decrease, as increased share-based compensation expense partially offset other corporate cost reductions.

In 2009, corporate adjustments included a US$1.1 million provision for uncollectable receivables and advances and US$0.1 million for marking investments to market. In 2008, such adjustments included a US$67.3 million asset impairment write-down at the East Boulder Mine, a US$29.4 million provision for uncollectable receivables and advances (mostly associated with recycling activities), a US$3.4 million charge to mark investments to market, and US$5.4 million for restructuring costs.

Interest income decreased to US$1.8 million in 2009 from US$11.1 million in 2008, reflecting lower interest rates and much lower financing income on recycling balances in 2009. Stillwater’s balance of cash and related liquid assets earning interest increased to US$201.2 million at December 31, 2009, from US$180.8 million reported at December 31, 2008. Inventories and advances associated with recycling increased to US$29.0 million at year-end 2009 from US$22.0 million at the end of 2008. Stillwater’s outstanding long-term debt balance was US$196.0 million at December 31, 2009, down from US$211.0 million at December 31, 2008. The decrease in long-term debt was mostly attributable to a transaction which converted US$15.0 million principal balance of Stillwater’s convertible debentures into approximately 1.84 million shares of common stock. Stillwater also paid off the final US$0.1 million of principal on its education impact bonds in May 2009. Interest expense declined to US$6.8 million in 2009, from US$9.7 million in 2008; Stillwater replaced its outstanding credit facilities with a 1.875% convertible debenture offering in March 2008.

Stillwater recorded a gain in other comprehensive income of US$70,000 in 2009 compared to a gain of US$5.9 million in 2008. The 2009 gain represented unrealized gains on investments. The 2008 gain included US$12.8 million of realized hedging losses reclassified to income, partially offset by US$6.3 million representing the change in fair value of derivatives held, and US$0.7 of unrealized losses on investments.

Results of Operations

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

In view of the higher prices realized for Stillwater’s by-product sales in the past several years, Stillwater modified its reporting for by-products in 2008 to include sales proceeds from by-products within its sales revenues from mining. Previously, these proceeds were netted against costs of revenues. The 2007 results discussed in the following comparison reflect the reporting change.

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Stillwater’s total revenues, including proceeds from the sale of by-products, totaled US$855.7 million in 2008, compared to US$673.0 million in 2007, a 27.1% increase. This increase was net of hedging losses on forward sales of platinum of US$12.8 million on 15,000 ounces hedged in 2008, and US$31.7 million on 98,500 ounces hedged in 2007. The increase in total revenues reflects substantially higher average realized prices, particularly in the first six months of 2008, which more than offset lower mine production sales volumes in 2008.

Revenues from mine production were US$360.4 million in 2008 (including US$36.8 million from by-products), compared to US$331.3 million in 2007 (of which US$53.8 million was from by-products), an 8.8% increase. The increase was attributable to the higher realized market prices in early 2008 which more than made up for the lower volume of mined ounces sold in 2008. Platinum and palladium ounces sold from mine production were 514,100 in 2008, compared to 544,800 ounces in 2007. The average realization on these platinum and palladium sales (including the effects of hedging and of floor and ceiling prices in the underlying agreements) was US$630 per ounce in 2008 and US$509 per ounce in 2007. Reduced by-product revenues were generally due to lower sales in 2008, particularly for rhodium and nickel.

Revenues from PGM recycling grew 45.6% during 2008, increasing to US$475.4 million in 2008, from US$326.4 million in 2007. Recycled ounces sold increased in 2008 to 275,000 ounces compared to 245,000 ounces in 2007 and Stillwater’s combined average realization on recycling sales (which include palladium, platinum and rhodium) increased to US$1,715 per ounce in 2008 from US$1,313 per ounce in 2007. Stillwater processed increased volumes of recycled materials on a tolling basis in 2008. Stillwater toll processed 126,000 ounces of PGMs during 2008, up from 112,000 tolled ounces in 2007. Total recycling volume increased to 398,100 ounces of PGMs in 2008 up 6.7% from 373,000 ounces in 2007.

Stillwater recognized other revenue of US$20.0 million and US$15.4 million for metal purchased in the open market and resold in 2008 and 2007, respectively.

Costs of metals sold, which excludes depreciation expense and no longer includes credits for by-products, was US$752.0 million in 2008, compared to US$579.8 million in 2007, a 29.7% increase. Even though the volume of purchased recycling material increased from year to year, significantly higher PGM prices drove up the acquisition cost of the material, which largely accounted for an increase in recycling costs of metals sold to US$448.4 million in 2008 from US$308.6 million in 2007. The average acquisition cost of metal in Stillwater’s recycling segment (including platinum, palladium and rhodium) increased to US$1,534 per ounce in 2008 from US$1,171 per ounce in 2007, reflecting much higher 2008 average prices for PGMs, particularly for platinum and rhodium.

During 2008, Stillwater’s mining operations produced 498,900 ounces of PGMs, including 384,100 and 114,800 ounces of palladium and platinum, respectively. This represents about a 7.2% decrease from 2007, during which Stillwater’s mining operations produced 537,500 ounces of PGMs, including 413,400 and 124,100 ounces of palladium and platinum, respectively. The Stillwater Mine produced 349,400 ounces of PGMs in 2008, compared with 359,300 ounces of PGMs in 2007, a 2.8% decrease. The East Boulder Mine produced 149,500 ounces of PGMs in 2008, compared with 178,200 ounces of PGMs in 2007, a 16.1% year-on-year decrease. The lower production in 2008 reflected the restructuring at the East Boulder Mine and somewhat lower ore grades associated with the specific mining areas in 2008 at the Stillwater Mine.

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The costs of metals sold from mine production, despite lower 2008 production, increased to US$283.8 million in 2008, compared to US$256.9 million in the prior year, a 10.5% increase. Stillwater’s mining costs increased during 2008 mostly as a result of higher commodity prices for materials consumed in mining.

The costs of metals sold on palladium purchases for resale was US$19.9 million in 2008, compared to US$14.3 million in 2007.

Depletion, depreciation and amortization expense was US$83.0 million in 2008, compared to US$82.5 million in 2007. Although amortization rates per ton mined were generally higher in 2008 than in 2007, the lower tonnage produced in 2008 more than offset the effect of the higher tonnage rates.

Stillwater participated in several early stage exploration programs during 2008 and 2007, spending US$2.5 million and US$1.1 million to meet commitments under these programs during 2008 and 2007, respectively. In addition, Stillwater expended US$0.9 million in 2008 and US$1.7 million in 2007 toward equity investments in exploration companies. During 2008, Stillwater also wrote down a portion of its equity investments in these ventures to fair value, taking charges totaling nearly US$3.4 million.

Stillwater continued its market development efforts for palladium during 2008, largely in support of the Palladium Alliance International, spending US$5.7 million on marketing, up slightly from US$5.6 million in 2007.

General and administrative costs were US$24.2 million in 2008, compared to US$21.8 million in 2007, an 11.0% increase, reflecting higher payroll and contractor costs. In addition to these costs, Stillwater separately incurred about US$5.4 million in restructuring costs during 2008, mostly associated with employee and contract terminations and re-location of the Billings corporate office.

In 2008, such adjustments included a US$67.3 million asset impairment write-down at the East Boulder Mine, a US$29.4 million provision for uncollectable receivables and advances (mostly associated with recycling activities), a US$3.4 million charge to mark investments to market, and US$5.4 million for restructuring costs.

Interest income decreased to US$11.1 million in 2008 from US$11.7 million in 2007, on the result of lower recycling balances in the last quarter of 2008. Stillwater’s balance of cash and related liquid assets earning interest increased to US$180.8 million at December 31, 2008, from US$89.0 million reported at December 31, 2007. This increase was partially attributable to decreases in working capital in Stillwater’s recycling segment that resulted from lower PGM prices and lower inventories later in the year. Inventories and advances associated with recycling decreased to US$22.0 million at year-end 2008 from US$85.4 million at the end of 2007. Stillwater outstanding long-term debt balance was US$211.0 million at December 31, 2008, up from US$128.0 million at December 31, 2007. Stillwater replaced its debt facilities during 2008, increasing the level of borrowings by about US$83 million. The added borrowings helped Stillwater accommodate significant growth in its recycling segment during the first nine months of 2008.

Interest expense declined to US$9.7 million in 2008, from US$11.3 million in 2007 as the increased debt balances partially offset the benefit of much lower interest rates. The 2008 expense included US$2.2 million of unamortized financing costs that were written off in conjunction with Stillwater’s refinancing.

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Stillwater recorded a small tax benefit of US$32,000 in 2008 related to a refundable minimum tax credit and only a de minimis income tax expense in 2007, reflecting certain state minimum taxes paid. Changes in Stillwater’s net deferred tax assets have been offset by the change in the related valuation allowance, as Stillwater does not project any opportunity to benefit from its tax loss carry-forwards.

Stillwater recorded a gain in other comprehensive income of US$5.9 million in 2008 compared to a gain of US$9.6 million in 2007. The 2008 gain included US$12.8 million of realized hedging losses reclassified to income, partially offset by US$6.3 million representing the change in fair value of derivatives held, and US$0.7 million of unrealized losses on investments. The 2007 gain included US$31.7 million of realized hedging losses reclassified to income, partially offset by US$22.4 million representing the change in fair value of derivatives held, and US$0.3 of unrealized gains on investments.

Results of Operations

Years Ended December 31, 2009, 2008 and 2007

For 2009, net cash provided by operating activities was US$59.7 million compared to US$114.2 million and US$56.4 million for 2008 and 2007, respectively. Stillwater’s net cash flow from operating activities is affected by several key factors, including net realized prices for its products, cash costs of production, and the level of PGM production from the mines.

The US$8.7 million reported loss for 2009 included US$99.5 million of non-cash charges, including US$70.4 million of depreciation and amortization, US$14.4 million of stock compensation expense, US$8.1 million stock issuance expense related to the debt to equity transaction, and US$6.6 million of lower-of-cost-or-market inventory adjustments.

At December 31, 2009, Stillwater’s available balance of cash and cash equivalents (excluding restricted cash) was US$166.7 million and it reported US$196.0 million of debt outstanding. If highly liquid short-term investments are included with available cash, Stillwater’s balance sheet liquidity at December 31, 2009, increases to US$201.2 million. Corresponding balances at December 31, 2008, included US$161.8 million of available cash and cash equivalents, US$211.0 million of outstanding debt, and available cash plus liquid investments of US$180.8 million. Stillwater exchanged US$15 million face amount of its outstanding convertible debentures for about 1.84 million common shares during the fourth quarter of 2009. The remaining US$166.5 million of convertible debentures will reach their date of first call in March 2013, and Stillwater believes most holders are likely to convert their debentures or redeem them at par at that time.

Stillwater, at interest rate levels prevailing at December 31, 2009, will be required to fund approximately $5.5 million in total interest payments during 2010 related to its outstanding debt obligations. No principal payments against outstanding debt are scheduled to come due in 2010. In view of the current restrictive credit environment and relatively high risk spreads, Stillwater has chosen not to put in place a revolving credit agreement at this time. While the lack of a credit agreement may create some vulnerability, Stillwater believes that its liquidity on hand is adequate to cover its needs for the foreseeable future.

During the fourth quarter of 2009, Stillwater filed a US$450 million shelf registration statement. The registration became effective on December 8, 2009, and permits Stillwater to issue any of various public debt or equity instruments for financing purposes so long as the registration statement remains effective. Stillwater has no immediate plans to issue securities under the shelf registration, but management believes that the shelf may facilitate access to additional liquidity in the future. However, there is no assurance that debt or equity capital would be available to Stillwater in the public markets should Stillwater determine to issue securities under the shelf registration.

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Stillwater’s financial performance is affected by changes in PGM prices. At the PGM price levels prevailing at December 31, 2009, absent separate hedging arrangements, any change in the price of platinum generally would flow through almost dollar-for-dollar to cash flow from operations, subject only to (1) price ceilings on 14% of the mines’ platinum production to be sold under Stillwater’s sales agreement, and (2) certain costs — severance taxes and royalties on mine production — which adjust upward or downward with market prices. At the December 31, 2009, closing platinum price of US$1,466 per ounce and 2009 production levels, the annual effect of the price ceiling would be to reduce Stillwater’s revenue by about US$10.6 million.

Under Stillwater’s sales agreement for mined production, a change in the market price of palladium also would flow through directly to cash flow from operations, subject only to (1) floor prices affecting 70% of Stillwater’s sales from mine production, and (2) an offset for severance taxes and royalties that are based on the realized price. At the December 31, 2009, closing palladium price of US$393 per ounce, the contractual floor prices would have no effect on revenues.

In Stillwater’s recycling activities, upon purchasing recycled material for processing Stillwater simultaneously enters into a fixed forward contract that determines the future selling price of the contained PGMs, effectively locking in a sales margin. So for outstanding recycling lots, a change in the market price of platinum and palladium on sales of recycling materials would have little or no effect on margins earned from this activity and on cash flow from operations. However, a general change in market prices would affect margins on future purchases by about the same percentage as the change in price. It normally takes existing lots of recycling material two to three months from the date of receipt to flow through to sales.

Changes in the cash costs of production generally flow through dollar-for-dollar into cash flow from operations. A reduction due to grade in total mine production of 10%, or just over 50,000 ounces per year, would reduce cash flow from operations by an estimated US$30 million per year at the price and cost levels prevailing at December 31, 2009.

Net cash used in investing activities was US$54.7 million, US$74.6 million and US$81.0 million in 2009, 2008 and 2007, respectively. Stillwater’s investing activities primarily represent capital expenditures and net sales and purchases of short term investments. Capital expenditures totaled US$39.5 million, US$82.3 million and US$87.9 million in 2009, 2008 and 2007, respectively. Stillwater also expended US$0.9 million and US$1.7 million to acquire equity interests in two small exploration companies during 2008 and 2007, respectively. No exploration investments were made in 2009.

All significant company-wide repair and maintenance costs in connection with planned major maintenance activities are expensed as incurred. Stillwater does not accrue in advance for major maintenance activities, but, when practicable, tries to disclose in advance in its public filings any planned major maintenance activities that may affect operations.

Net cash used in financing activities was a net US$0.1 million and US$2.4 million in 2009 and 2007, respectively, compared to net cash provided by financing activities of US$60.7 million in 2008.

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Consolidated Capitalization

Designation of Security	Amount Authorized	Amount outstanding as of June 30, 2010		Amount outstanding as of June 30, 2010 (after giving effect to the Arrangement)

Common Shares	200,000,000		97,766,471		101,659,684	(1)
Preferred Stock	1,000,000		—		—
1.875% Convertible Debentures	—	US$	166,500,000	US$	166,500,000

Exempt Facility Revenue Bonds	—	US$	29,493,379	US$	29,493,379

(1) Does not include the effect of the conversion of the convertible debentures which would increase the amount of outstanding shares by 7,082,094 shares if the debentures were converted.

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Prior Sales

The following table sets out the securities that have been issued by Stillwater in the 12-month period before the date of this Circular.

Date of Grant	Security Granted	Grant Price per Security (US$)	Approximate Gross Proceeds (US$)
October 16, 2009	2,100 Stock Options	8.07	16,947
November 16, 2009	300 Stock Options	9.03	2,709
December 31, 2009	400 Stock Options	9.48	3,792
January 29, 2010	700 Stock Options	10.05	7,035
February 1, 2010	800 Stock Options	11.27	9,016
February 18, 2010	604,775 Restricted Shares	0	0
March 1, 2010	3,700 Stock Options	11.53	42,661
March 15, 2010	825 Stock Options	13.31	10,981
March 22, 2010	600 Stock Options	13.31	7,986
April 12, 2010	200 Stock Options	15.33	3,066
April 13, 2010	90,653 Restricted Shares	0	0
May 1, 2010	600 Stock Options	16.90	10,140
May 4, 2010	27,384 Restricted Shares	0	0
May 14, 2010	75 Stock Options	15.59	1,169
May 16, 2010	2,000 Stock Options	15.59	31,180
May 26, 2010	200 Stock Options	12.38	2,476
June 1, 2010	4,425 Stock Options	12.28	54,339
June 4, 2010	200 Stock Options	11.49	2,298
June 25, 2010	1,200 Stock Options	13.09	15,708
July 1, 2010	4,900 Stock Options	11.33	55,517
July 7, 2010	1,200 Stock Options	11.83	14,196
July 12, 2010	200 Stock Options	12.11	2,422
July 28, 2010	200 Stock Options	13.33	2,666
August 6, 2010	400 Stock Options	13.88	5,552
August 20, 2010	400 Stock Options	13.59	5,436
September 1, 2010	1,050 Stock Options	14.35	15,068
September 3, 2010	267 Stock Options	15.28	4,080
September 8, 2010	200 Stock Options	14.69	2,938
September 16, 2010	1,200 Stock Options	15.81	18,972
October 1, 2010	550 Stock Options	16.98	9,339

(1) Stock options vest rateably over a three year period and are exercisable into one share of Stillwater common stock. All stock options in the table above expire five to ten years after the date of grant depending on the original grant date.
(2) Directors’ restricted shares vest over a six month period after dated of grant. Officers’ and employees’ restricted shares vest rateably over a three year period after dated of grant.

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Trade Pricing and Volume

The following table shows the price range and volume of trading of the Common Shares on the NYSE over the last 12 month period:

2009	High (US$)	Low (US$)	Volume
October	8.19	6.10	2,238,979
November	10.00	6.01	1,828,072
December	10.37	8.51	2,632,487
2010
January	14.30	9.48	1,925,567
February	12.12	9.39	4,126,356
March	14.52	11.18	2,789,989
April	18.48	13.19	3,395,078
May	17.50	11.23	2,327,664
June	14.72	10.70	3,989,205
July	14.33	10.52	5,323,382
August	14.49	12.47	3,338,402
September	17.42	12.47	3,966,938
October (to October 14, 2010)	18.16	15.59	3,133,486

Principal Securityholders

MMC Norilsk Nickel has held a majority interest in the Company since June of 2003. As of December 31, 2009, Norilsk Nickel controlled approximately 51.5% of Stillwater’s outstanding common shares, as well as holding US$80 million of Stillwater’s US$166.5 million outstanding in 1.875% convertible debentures due 2028.

Directors and Officers

Name, Occupation and Security Holding

Name/Residence	Current Office	Principal Occupation	Director/Officer Since	Number and percentage of Stillwater Shares/Underlying Derivative Securities Owned
Francis R. McAllister Mesquite, Nevada USA	Chairman of the Board, Chief Executive Officer	Chairman of the Board and Chief Executive Officer of Stillwater Mining Company since February 12, 2001.	Board member since January 9, 2001; Chairman of the Board and Chief Executive Officer of Stillwater Mining Company since February 12, 2001	1,496,692 shares or 1.5%

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Name/Residence	Current Office	Principal Occupation	Director/Officer Since	Number and percentage of Stillwater Shares/Underlying Derivative Securities Owned
John R. Stark Billings, Montana USA	Executive Vice President, Chief Commercial Officer	Executive Vice President, Chief Commercial Officer	Executive Vice President – Chief Commercial Officer since 2010; Secretary and Corporate Counsel since 2001	276,038 shares (1)
Gregory A. Wing Billings, Montana, USA	Vice President, Chief Financial Officer	Vice President, Chief Financial Officer	Vice President, Chief Financial Officer since 2004.	243,747 shares (1)
Terrell I. Ackerman Billings, Montana USA	Vice President, General Manager, East Boulder Mine	Vice President, General Manager, East Boulder Mine	Director of Corporate Planning from 2000 to 2002; Vice President, Planning and Process Operations from 2002 to 2008; Vice President, General Manager, East Boulder Mine since 2008	153,221 shares (1)
Kevin G. Shiell Columbus, Montana USA	Vice President, General Manager, Stillwater Mine	Vice President, General Manager, Stillwater Mine	Vice President, General Manager, Stillwater Mine since May 4, 2010	29,384 shares (1)
Craig L. Fuller McLean, Virginia USA	Director	President and Chief Executive Officer of the Aircraft Owners and Pilots Association	Direct since June 16, 2003	34,153 shares (1)
Steven S. Lucas Orinda, California USA	Director	Partner at Nielsen, Merksamer, Parrinello, Mueller & Naylor, a law firm based in California USA	Director since June 16, 2003	29,383 shares (1)
Michael Schiavone Stuart, Florida USA	Director	Metals recycling business; retired	Director since January 26, 2009	20,232 shares (1)
Mark V. Sander Doylestown, Pennsylvania USA	Director	Co-founder of and partner in Plinian Capital. Chief Operating Officer of Mandalay Resources	Director since August 5, 2009	9,280 shares (1)
Ajay Paliwal London	Director	Chartered Accountant based in the United Kingdom and a founder of Jiva Capital	Director since September 21, 2009	8,493 shares (1)

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Name/Residence	Current Office	Principal Occupation	Director/Officer Since	Number and percentage of Stillwater Shares/Underlying Derivative Securities Owned
Patrick M. James Castle Rock, Colorado USA	Lead Independent Director since July 24, 2002	Chairman and a director of Centerra Gold Inc.	Director since January 9, 2001	61,929 shares (1)
Michael S. Parrett Aurora, Ontario Canada	Director	Chartered Accountant	Director since May 7, 2009	10,380 shares (1)
Sheryl K. Pressler Atlanta, Georgia USA	Director	Investment and strategy consultant in Atlanta, Georgia USA	Director since May 9, 2002	34,188 shares (1)

(1) Represents less than 1% ownership of outstanding Stillwater shares

Cease Trade Orders, Bankruptcies Penalties or Sanctions

Patrick M. James was Chairman, President and CEO at the time Constellation Copper Corporation filed an assignment of bankruptcy under the Canadian Bankruptcy and Insolvency Act on December 23, 2008. Constellation was a copper exploration and production company that developed a heap leach copper mine in Lisbon Valley, Utah that failed to perform as expected. The company had unsuccessfully worked to reach financing, merger or sales agreements with various corporations and became unable to meet its ongoing obligations.

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Executive Compensation

2009 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid to Stillwater’s Chief Executive Officer, Chief Financial Officer, and Stillwater’s three other most highly compensated executive officers for 2009 (the “named executive officers”).

Name and Principal Position	Year	Salary (1) (2) (US$)	Bonus (3) (US$)	Stock Awards (4) (US$)	Option Awards (US$)	Non-Equity Incentive Plan Compensation (3) (US$)	All Other Compensation (5) (US$)	Total (US$)

Francis R.	2009	625,000	71,250	1,015,920		641,250	45,899	2,399,319
McAllister,
Chairman and	2008	625,000		2,686,337			46,271	3,357,608
Chief Executive
Officer	2007	600,000		3,197,006			85,811	3,882,817

Gregory R.	2009	340,000		33,320	382,500	299,880	21,769	1,077,469
Struble (6),
Executive Vice	2008	312,917			224,999		243,410	781,326
President and
Chief Operating
Officer

Gregory A. Wing,	2009	290,000	18,863	183,600		169,767	9,157	671,387
Vice President
and Chief	2008	290,000		619,308			8,023	917,331
Financial Officer
	2007	275,000		506,417			7,519	788,936

John R. Stark,	2009	320,000	20,800	229,500		187,200	26,432	783,932
Vice President,
Human	2008	320,000		723,851			26,779	1,070,630
Resources,
Secretary and	2007	300,000		568,434			36,189	904,623
Corporate
Counsel

Terrell I.	2009	245,000	15,925	153,000		143,325	25,260	582,510
Ackerman, Vice
President, GM	2008	245,000		369,972			22,243	637,215
East Boulder
Operations	007	230,000		303,163			28,858	562,021

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Name and Principal Position	Year	Salary (1) (2) (US$)	Bonus (3) (US$)	Stock Awards (4) (US$)	Option Awards (US$)	Non-Equity Incentive Plan Compensation (3) (US$)	All Other Compensation (5) (US$)	Total (US$)

(1)
Amounts include non-qualified plan deferrals of US$115,000, US$125,000 and 125,000 for Francis R. McAllister, US$28,470, US$19,200 and US$19,200 for John R. Stark, and US$14,960, US$0 and US$0 for Terrell I. Ackerman for 2007, 2008 and 2009 respectively.

(2)
Amounts include December deferrals not transferred until January of the following year of US$5,000, US$5,208 and US$5,208 for Francis R. McAllister, and US$750, US$800 and US$800 for John R. Stark for 2007, 2008 and 2009 respectively.

(3)
These reflect amounts payable pursuant to our annual incentive plan. The 10% discretionary portion is reflected in the “Bonus” column, while the amounts reflected in the “Non-Equity Incentive Plan Compensation” column are pursuant to the formula based portion.

(4)
Value is based on the grant date fair value in accordance with FASB ASC Topic 718 for RSUs issued in 2007, 2008 and 2009 for Francis R. McAllister, Gregory R. Struble, Gregory A. Wing, John R. Stark and Terrell I. Ackerman. Assumptions are detailed in the 10Q’s filed for 2007, 2008 and 2009.

(5)	Amounts included are detailed in the table below:

	Excess Life	401k Match	409A Match	Vehicle	Total

Francis R. McAllister	3,810	14,700	22,800	4,589	45,899

Gregory R. Struble	1,739	14,700	—	5,330	21,769

Gregory A. Wing	4,198	—	—	4,960	9,157

John R. Stark	3,044	14,700	4,500	4,188	26,432

Terrell I. Ackerman	2,270	14,700	—	8,290	25,260

(6)	Gregory R. Struble was appointed Stillwater’s Executive Vice-President and Chief Operating Officer on February 4, 2008.

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2009 GRANTS OF PLAN BASED AWARDS

The following table sets forth the grants of awards under Stillwater’s 2004 Equity Incentive Plan to Stillwater’s Chief Executive Officer and other named executive officers in 2009.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards:	Grant Date Fair Value of Stock and Option Awards
	Grant				Number of Shares of Stock or Units (2)
					(#)
		Threshold	Target	Maximum
Name	Date	(US$)	(US$)	(US$)
Francis R. McAllister	3/14/2009	218,750	437,500	875,000	1,015,920	1,015,920
Gregory R. Struble	3/14/2009	102,000	204,000	408,000	382,500	382,500
Gregory A. Wing	3/14/2009	58,000	116,000	232,000	183,600	183,600
John R. Stark	3/14/2009	64,000	128,000	256,000	229,500	229,500
Terrell I. Ackerman	3/14/2009	49,000	98,000	196,000	153,000	153,000

(1)	Reflects possible range of payouts under the Annual Incentive Plan.

(2)	Amounts are based on the closing price on March 14, 2009 of US$3.06.

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2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

No options were exercised by Stillwater’s Chief Executive Officer or the other named executive officers in 2009. The following table sets forth information with respect to Stillwater’s Chief Executive Officer and other named executive officers concerning the number and value of unexercised options and unvested restricted stock held as of December 31, 2009. Stillwater has not granted any stock appreciation rights.

		Option Awards			Stock Awards
						Market
					Number of	Value of
	Number of	Number of			Shares or	Shares or
	Securities	Securities			Units of	Units of
	Underlying	Underlying			Stock That	Stock That
	Unexercised	Unexercised	Option		Have Not	Have Not
	Options	Options	Exercise	Option	Vested	Vested
	(#)	(#)	Price	Expiration	(1)	(2)
Name	Exercisable	Unexercisable	(US$)	Date	(#)	(#)
(a)	(b)	(c)	(e)	(f)	(g)	(h)
Francis R. McAllister	10,000			1/9/2011
	75,000			2/12/2011
	156,250			1/2/2012
					218,524	2,071,608
					146,235	1,386,308
					332,000	3,147,360
Gregory R. Struble					16,741	158,705
					125,000	1,185,000
Gregory A. Wing	30,000			3/22/2014
					34,615	328,150
					33,713	319,599
					60,000	568,800
John R. Stark	10,000			1/11/2011
	28,333			1/2/2012
					38,854	368,336
					39,404	373,550
					75,000	711,000
Terrell I. Ackerman	8,000
	10,563			1/11/2011
				1/2/2012
					20,722	196,445
					20,140	190,927
					50,000	474,000

(1) Amounts include Restricted Stock Awards of 218,524, 146,235 and 332,000 for Francis R. McAllister; 34,615, 33,713 and 60,000 for Gregory A. Wing; 38,854, 39,404 and 75,000 for John R. Stark; and 20,722, 20,140 and 50,000 for Terrell I. Ackerman vesting on February 22, 2010, March 6, 2011 and March 14, 2012 respectively; and 16,741 and 125,000 for Gregory R. Struble vesting on February 4, 2011 and March 14,2012.

(2) Fair Value is based on the December 31, 2009 closing price of US$9.48.

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		2009 OPTION EXERCISES AND STOCK VESTED
		Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized on	Shares Acquired	Realized on
	On Exercise	Exercise	on Vesting	Vesting
Name	(#)	(US$)	(#)	(US$)
(a)	(b)	(c)	(d)	(e)
Francis R. McAllister	0	0	167,634	744,295
Gregory R. Struble	0	0	0	0
Gregory A. Wing	0	0	23,812	105,725
John R. Stark	0	0	27,736	123,148
Terrell I. Ackerman	0	0	12,001	53,284

PENSION BENEFITS

Stillwater does not sponsor or maintain a defined benefit pension plan for the benefit of the named executive officers.

2009 NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth the non-qualified deferred compensation paid to the named executive officers in 2009.

	Executive	Registrant
	Contributions	Contributions	Aggregate	Aggregate	Aggregate
	in Last FY	in Last FY	Earnings in	Withdrawals/	Balance at
	(1)	(2)	Last FY	Distributions	Last FYE
Name	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)
Francis R. McAllister	125,000	22,800	152,053	0	608,152
Gregory R. Struble	0	0	0	0	0
Gregory A. Wing	0	0	0	0	0
John R. Stark	19,200	4,500	19,606	0	122,401
Terrell I. Ackerman	0	0	7,096	0	26,423

(1)	Amounts have been previously reported in the “Salary” column of the Summary Compensation Table.

(2)	Amounts have been previously reported in the “All Other Compensation” column of the Summary Compensation Table.

In February 2006, Stillwater adopted the 409A Nonqualified Deferred Compensation Plan, providing each executive officer an opportunity to make pre-tax deferrals to the plan of up to 60% of their base salary, up to 100% of their cash bonus, and up to 100% of any restricted stock unit awards granted. Deferral elections are irrevocable and effective for a full plan year. In addition, Stillwater will credit the executive officer with “matching” contributions of up to 6% of their compensation, offset by any match the officer has received from Stillwater and contributed to the qualified 401(k) plan on the executive officer’s behalf. The executive officer’s deferrals are always 100% vested, while Stillwater’s matching contributions are 100% vested after three (3) years of service. Accounts are credited with earnings or losses equal to certain investment options available through the plan. Contributions may be, as selected by the officer, allocated to certain accounts and distributed upon:

●	Retirement

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●	In-Service account date

●	Separation from service (other than retirement, disability or death)

●	Disability or death

●	An unforeseeable emergency

●	A change-in-control of Stillwater

The executive officer must elect the distribution method, either lump sum or annual installments, for each account (Retirement and In-Service accounts) at the time the account is first established. All other distributions are made in a lump-sum payment, and changes to the time and form of a payout election may only be made by making a re-deferral election pursuant to Internal Revenue Code 409A (IRC 409A).

This plan is intended to comply with IRC 409A and as such, all executive officer and company contributions remain assets of Stillwater and subject to creditors, until such time distribution is made to the executive officer.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following tables quantify benefits to which each officer would be entitled under certain termination or change in control (“CIC”) events in each case, if the termination or CIC event occurred on December 31, 2009.

Francis R. McAllister

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Early Retirement	Normal Retirement	Disability	Death	CIC (no termination)	Termination without Cause or with Good Reason Prior to CIC or more than 24 months after CIC, or Non-Renewal	Involuntary or Good Reason Termination upon or within 24 months after CIC
Severance Payments
Base Salary	0	0	0	0	0	154,110	0	1,250,000	1,875,000
Short-Term Incentive	0	0	0	0	0	0	0	875,000	1,312,500
Pro-Rata Bonus (1)	0	0	0	0	0	0	0	0	0
Value of Unvested Equity Awards and Accelerated Options	0	0	0	0	0	0	0	0	0
Restricted Stock Units (2)	0	0	0	0	6,605,275	6,605,275	6,605,275	6,605,275	6,605,275
Performance Shares	0	0	0	0	0	0	0	0	0
Value of Perquisites and Benefits Accrued Vacation	48,077	48,077	48,077	48,077	48,077	48,077	0	48,077	48,077
Health & Welfare Benefit Continuation	0	0	0	0	0	0	0	22,344	33,516
Payout of 401(k) Balance (3)	282,366	282,366	282,366	282,366	282,366	282,366	0	282,366	282,366
Payout of 409A Balance (3)	601,381	601,381	601,381	601,381	601,381	601,381	0	601,381	601,381
Death Benefit	0	0	0	0	0	350,000	0	0	0
280G Impact Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	931,824	931,824	931,824	931,827	7,537,099	8,041,209	6,605,275	9,684,443	10,758,115

(1)	Assumes executive was terminated on December 31, 2009, as was fully entitled to 2009 bonus which is reflected in the Summary Compensation Table.
(2)	Value is based on the December 31, 2009 closing price of US$9.48.
(3)
Amounts include executive’s contributions and Stillwater match and are or have been disclosed previously in Stillwater’s current Summary Compensation Table as well as prior years Summary Compensation Tables.

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Gregory R. Struble

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Early Retirement	Normal Retirement	Disability	Death	CIC (no termination)	Termination without Cause or with Good Reason Prior to CIC or more than 24 months after CIC, or Non-Renewal	Involuntary or Good Reason Termination upon or within 24 months after CIC
Severance Payments
Base Salary	0	0	0	0	0	83,836	0	340,000	680,000
Short-Term Incentive	0	0	0	0	0	0	0	204,000	408,000
Pro-Rata Bonus (1)	0	0	0	0	0	0	0	0	0
Value of Unvested Equity Awards and Accelerated Options	0	0	0	0	0	0	0	0	0
Restricted Stock Units (2)	0	0	0	0	1,343,705	1,343,705	1,343,705	1,343,705	1,343,705
Performance Shares	0	0	0	0	0	0	0	0	0
Value of Perquisites and Benefits Accrued Vacation	26,154	26,154	26,154	26,154	26,154	26,154	0	26,154	26,154
Health & Welfare Benefit Continuation	0	0	0	0	0	0	0	16,938	33,876
Payout of 401(k) Balance (3)	47,748	47,748	47,748	47,748	47,748	27,062	0	47,748	47,748
Payout of 409A Balance (3)	0	0	0	0	0	0	0	0	0
Death Benefit	0	0	0	0	0	350,000	0	0	0
280G Impact Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	602,228
	73,902	73,902	73,902	73,902	1,417,607	1,830,756	1,343,705	1,978,545	3,141,711

(1)	Assumes executive was terminated on December 31, 2009, as was fully entitled to 2009 bonus which is reflected in the Summary Compensation Table.
(2)	Value is based on the December 31, 2009 closing price of US$9.48.
(3)
Amounts include executive’s contributions and Stillwater match and are or have been disclosed previously in Stillwater’s current Summary Compensation Table as well as prior years Summary Compensation Tables.

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Gregory A. Wing

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Early Retirement	Normal Retirement	Disability	Death	CIC (no termination)	Termination without Cause or with Good Reason Prior to CIC or more than 24 months after CIC, or Non-Renewal	Involuntary or Good Reason Termination upon or within 24 months after CIC
Severance Payments
Base Salary	0	0	0	0	0	71,507	0	290,000	435,000
Short-Term Incentive	0	0	0	0	0	0	0	116,000	174,000
Pro-Rata Bonus (1)	0	0	0	0	0	0	0	0	0
Value of Unvested Equity Awards and Accelerated Options	0	0	0	0	0	0	0	0	0
Restricted Stock Units (2)	0	0	0	0	1,216,549	1,216,549	1,216,549	1,216,549	1,216,549
Performance Shares	0	0	0	0	0	0	0	0	0
Value of Perquisites and Benefits Accrued Vacation	22,308	22,308	22,308	22,308	22,308	22,308	0	22,308	22,308
Health & Welfare Benefit Continuation	0	0	0	0	0	0	0	13,458	20,187
Payout of 401(k) Balance (3)							0
Payout of 409A Balance (3)	0	0	0	0	0	0	0	0	0
Death Benefit	0	0	0	0	0	350,000	0	0	0
280G Impact Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	22,308	22,308	22,308	22,308	1,238,857	1,660,364	1,216,549	1,658,315	1,868,044

(1)	Assumes executive was terminated on December 31, 2009, as was fully entitled to 2009 bonus which is reflected in the Summary Compensation Table.
(2)	Value is based on the December 31, 2009 closing price of US$9.48.
(3)
Amounts include executive’s contributions and Stillwater match and are or have been disclosed previously in Stillwater’s current Summary Compensation Table as well as prior years Summary Compensation Tables.

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John R. Stark

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Early Retirement	Normal Retirement	Disability	Death	CIC (no termination)	Termination without Cause or with Good Reason Prior to CIC or more than 24 months after CIC, or Non-Renewal	Involuntary or Good Reason Termination upon or within 24 months after CIC
Severance Payments
Base Salary	0	0	0	0	0	78,904	0	320,000	480,000
Short-Term Incentive	0	0	0	0	0	0	0	128,000	192,000
Pro-Rata Bonus (1)	0	0	0	0	0	0	0	0	0
Value of Unvested Equity Awards and Accelerated Options	0	0	0	0	0	0	0	0	0
Restricted Stock Units (2)	0	0	0	0	1,452,886	1,452,886	1,452,886	1,452,886	1,452,886
Performance Shares	0	0	0	0	0	0	0	0	0
Value of Perquisites and Benefits Accrued Vacation	24,615	24,615	24,615	24,615	24,615	24,615	0	24,615	24,615
Health & Welfare Benefit Continuation	0	0	0	0	0	0	0	0	20,187
Payout of 401(k) Balance (3)	292,268	292,268	292,268	292,268	292,268	292,268	292,268	292,268	292,268
Payout of 409A Balance (3)	120,801	120,801	120,801	120,801	120,801	120,801	120,801	120,801	120,801
Death Benefit	0	0	0	0	0	350,000	0	0	0
280G Impact Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	437,684	437,684	437,684	437,684	1,890,570	2,319,474	1,865,955	2,338,570	2,582,756

(1)	Assumes executive was terminated on December 31, 2009, as was fully entitled to 2009 bonus which is reflected in the Summary Compensation Table.
(2)	Value is based on the December 31, 2009 closing price of US$9.48.
(3)
Amounts include executive’s contributions and Stillwater match and are or have been disclosed previously in Stillwater’s current Summary Compensation Table as well as prior years Summary Compensation Tables.

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Terrell I. Ackerman

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Early Retirement	Normal Retirement	Disability	Death	CIC (no termination)	Termination without Cause or with Good Reason Prior to CIC or more than 24 months after CIC, or Non-Renewal	Involuntary or Good Reason Termination upon or within 24 months after CIC
Severance Payments
Base Salary	0	0	0	0	0	60,411	0	245,000	367,500
Short-Term Incentive	0	0	0	0	0	0	0	98,000	147,000
Pro-Rata Bonus (1)	0	0	0	0	0	0	0	0	0
Value of Unvested Equity Awards and Accelerated Options	0	0	0	0	0	0	0	0	0
Restricted Stock Units (2)	0	0	0	0	861,372	861,372	861,372	861,372	861,372
Performance Shares	0	0	0	0	0	0	0	0	0
Value of Perquisites and Benefits Accrued Vacation	18,846	18,846	18,846	18,846	18,846	18,846	0	18,846	18,846
Health & Welfare Benefit Continuation	0	0	0	0	0	0	0	0	25,398
Payout of 401(k) Balance (3)	304,264	304,264	304,264	304,264	304,264	304,264	0	304,264	304,264
Payout of 409A Balance (3)	26,423	26,423	26,423	26,423	26,423	26,423	26,423	26,423	26,423
Death Benefit	0	0	0	0	0	350,000	0	0	0
280G Impact Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	349,533	349,533	349,533	349,533	1,210,904	1,621,315	887,795	1,553,904	1,750,802

(1)	Assumes executive was terminated on December 31, 2009, as was fully entitled to 2009 bonus which is reflected in the Summary Compensation Table.
(2)	Value is based on the December 31, 2009 closing price of US$9.48.
(3)
Amounts include executive’s contributions and Stillwater match and are or have been disclosed previously in Stillwater’s current Summary Compensation Table as well as prior years Summary Compensation Tables.

EXECUTIVE COMPENSATION, OTHER COMPENSATION AND POTENTIAL PAYMENTS INFORMATION

Employment Agreements

Stillwater has employment agreements with Francis R. McAllister, Gregory R. Struble, Gregory A. Wing, John R. Stark, and Terrell I. Ackerman.

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Francis R. McAllister. Stillwater entered into an employment agreement with Francis R. McAllister which became effective on February 12, 2001, and was amended on July 17, 2001. The agreement had an initial term ending February 11, 2004, which term is continued for subsequent one-year periods unless terminated, provided that following a change of control, the term will continue for no less than 24 additional months. It is terminable by Stillwater or Mr. McAllister at any time upon written notice. Mr. McAllister’s agreement provides for, among other things:

●
an annual base salary of US$500,000, which was increased to US$550,000 on January 1, 2005, increased to US$580,000 on January 1, 2006, increased to US$600,000 on January 1, 2007, increased to US$625,000 on January 1, 2008, and increased to US$650,000 on January 1, 2010; and

●
a performance based cash bonus to be determined by the Board, with a target of 50% of base salary, a maximum of which is 100% of base salary which was increased on April 27, 2007, to 70% of base salary, with a maximum of 140% of base salary and with no guaranteed minimum payment.

If Mr. McAllister is terminated by Stillwater without cause (as defined below) or if he resigns voluntarily for good reason (as defined below), at any time other than within two years following a change of control (as defined below), he is entitled upon signing a release of claims against Stillwater, to the following:

●	a pro rata portion of the target bonus for the year in which his termination occurs;

●
an amount equal to two times the sum of his annual base salary and target annual bonus, each as in effect as of the date of his termination, which amount will be paid in equal installments over 24 months from the date of termination

●	continued participation in Stillwater’s employee benefit plans and policies for a period of 24 months or until he receives similar coverage from a subsequent employer; and

●	accelerated vesting of any unvested restricted stock.

If Stillwater terminates Mr. McAllister’s employment without cause or if he resigns voluntarily for good reason, within two years following a change of control, then in lieu of the payments and benefits described above, Mr. McAllister will be entitled to the following:

●	a lump sum cash payment in an amount equal to three times his annual base salary and three times the higher of (x) his target bonus or (y) his annual bonus paid for the most recent calendar year;

●	continued participation in Stillwater’s benefit plans and policies for a period of three years or less if he receives similar benefits from subsequent employment; and

●	accelerated vesting of any unvested restricted stock.

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Mr. McAllister will be entitled to receive a tax gross-up payment to fully offset the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), if his after-tax benefit (assuming he received such payment) is at least US$20,000 greater than the after-tax benefit he would have received if he did not receive the tax gross-up payment. The employment agreement also contains a customary non-disclosure covenant, a one-year covenant not to compete and not to solicit employees of Stillwater, an agreement by Stillwater to indemnify Mr. McAllister, as permitted by law, against any claim resulting from the performance of his duties as an officer or director of Stillwater, and an agreement by Stillwater to use commercially reasonable efforts to obtain and maintain customary directors’ and officers’ liability insurance covering Mr. McAllister.

Gregory R. Struble. Gregory R. Struble’s employment agreement became effective on February 4, 2008 and had an initial term ending on February 3, 2010. The agreement is to be continued from year to year unless altered or terminated. The agreement provides for:

●	an initial base salary of US$325,000, which was increased on March 14, 2008 to US$340,000, and increased to US$375,000 on January 1, 2010; and

●	a performance based cash bonus to be determined by the Board, with a target 60% of base salary, with a maximum of 120% of base salary and with no guaranteed minimum payment.

If Stillwater terminates Mr. Struble’s employment without cause (as defined below) or if he resigns voluntarily for good reason (as defined below), at any time other than within two years following a change of control (as defined below), Mr. Struble will be entitled to:

●	a pro rata portion of his target bonus for the year of his termination;

●	an amount equal to his annual base salary, as in effect as of the date of his termination, which amount will be paid in equal semi-monthly installments over 12 months from the date of termination;

●	continued participation in Stillwater’s employee benefit plans and policies for a period of 12 months, until he receives similar coverage from a subsequent employer; and

●	accelerated vesting of any unvested restricted stock.

If Stillwater terminates Mr. Struble without cause or if he resigns voluntarily for good reason within two years following a change of control, then in lieu of the payments and benefits described above, Mr. Struble will be entitled to the following:

●	a pro rata portion of his target bonus for the year of his termination;

●
a lump sum cash payment in an amount equal to two times the sum of his annual base salary and two times the higher of (x) his target bonus or (y) his annual bonus paid for the most recent calendar year;

●	continued participation in Stillwater’s employee benefit plans and policies for a period of 24 months, until he receives similar benefits from a subsequent employer; and

●	accelerated vesting of any unvested restricted stock.

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Mr. Struble will be entitled to receive a tax gross-up payment to fully offset the effect of any excise tax imposed under Section 4999 of the Code, if his after-tax benefit (assuming he received such payment) is at least US$20,000 greater than the after-tax benefit he would have received if he did not receive the tax gross-up payment. The employment agreement also contains a customary non-disclosure covenant, a one-year covenant not to compete and not to solicit employees of Stillwater, an agreement by Stillwater to indemnify Mr. Struble, as permitted by law, against any claim resulting from the performance of his duties as an officer of Stillwater, and an agreement by Stillwater to use commercially reasonable efforts to obtain and maintain customary directors’ and officers’ liability insurance covering Mr. Struble.

Gregory A. Wing. Gregory A. Wing’s employment agreement became effective on March 22, 2004 and had an initial term ending on March 21, 2005. The agreement is to be continued from year to year unless altered or terminated; provided that, following a change of control (as defined below), the term will continue for no less than 24 additional months. The agreement provides for:

●
an initial base salary of US$250,000 which was increased on January 1, 2005, to US$262,500 on January 1, 2006, to US$275,000 on January 1, 2007, increased to US$290,000 on January 1, 2008, and increased to US$302,000 on January 1, 2010; and

●
a performance based cash bonus to be determined by the Board, with a target of 30% of base salary and a cap of 60% of base salary, which was increased on April 27, 2007, to 40% of base salary, with a maximum of 80% of base salary and with no guaranteed minimum payment.

If Stillwater terminates Mr. Wing’s employment without cause (as defined below) or if he resigns voluntarily for good reason (as defined below), at any time other than within two years following a change of control, Mr. Wing will be entitled to:

●	a pro rata portion of his target bonus for the year of his termination;

●	an amount equal to his annual base salary, as in effect as of the date of his termination, which amount will be paid in equal semi-monthly installments over 12 months from the date of termination;

●	continued participation in Stillwater’s employee benefit plans and policies for a period of 12 months, until he receives similar coverage from a subsequent employer; and

●	accelerated vesting of any unvested stock options and restricted stock.

If Stillwater terminates Mr. Wing’s employment without cause, or if Mr. Wing resigns voluntarily for good reason, within two years of the change of control, Mr. Wing will be entitled to:

●	a pro rata portion of his target bonus for the year of his termination;

●
a lump sum cash payment in an amount equal to 1.5 times the sum of his annual base salary and 1.5 times the higher of (x) his target bonus or (y) his annual bonus paid for the most recent calendar year;

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●	continued participation in Stillwater’s employee benefit plans and policies for a period of 18 months, until he receives similar benefits from a subsequent employer; and

●	accelerated vesting of stock options and restricted stock, with the options remaining exercisable for a period of ten years from the grant date.

Mr. Wing will be entitled to receive a tax gross-up payment to fully offset the effect of any excise tax imposed under Section 4999 of the Code if his after-tax benefit (assuming he received such payment) is at least US$20,000 greater than the after-tax benefit he would have received if he did not receive the tax gross-up payment. The employment agreement also contains a customary non-disclosure covenant and a one-year covenant not to compete.

John R. Stark. John R. Stark’s employment agreement became effective on July 17, 2001 and had an initial term ending on December 31, 2001. An Addendum to Employment Agreement was made November 18, 2002, increasing his base salary from US$170,000 to US$220,000. The agreement is to be continued from year to year unless altered or terminated; provided that, following a change of control (as defined in the agreement), the term will continue for no less than 24 additional months. The agreement provides for:

●
an initial base salary of US$240,000, which was increased to US$260,000 on January 1, 2005, increased to US$275,000 on January 1, 2006, increased to US$300,000 on January 1, 2007, increased to US$320,000 on January 1, 2008, and increased to US$333,000 on January 1, 2010; and

●
a performance based cash bonus to be determined by the Board, with a target of 30% of base salary and a cap of 60% of base salary, which was increased on April 27, 2007, to 40% of base salary, with a maximum of 80% of base salary and with no guaranteed minimum payment.

If Stillwater terminates Mr. Stark’s employment without cause (as defined below) or if he resigns voluntarily for good reason (as defined below), at any time other than within two years following a change of control, Mr. Stark will be entitled to an amount equal to the sum of his annual base salary and target annual bonus, each as in effect as of the date of his termination, which amount will be paid in equal installments over 12 months from the date of termination. In addition, any unvested restricted stock would immediately vest.

If Stillwater terminates Mr. Stark’s employment without cause, or if Mr. Stark resigns voluntarily for good reason, within two years of a change of control, Mr. Stark will be entitled to:

●
a lump sum payment equal to 1.5 times the sum of (x) his annual base salary at the rate in effect immediately prior to the change of control or on the date of termination, whichever is higher and (y) his target bonus in effect immediately prior to the change of control or on the termination date, whichever is higher;

●	continued participation in Stillwater’s employee benefit plans and policies for a period of 18 months or until he receives similar coverage for subsequent employment; and

●	accelerated vesting of any unvested restricted stock.

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Mr. Stark will be entitled to receive a tax gross-up payment to fully offset the effect of any excise tax imposed under Section 4999 of the Code if his after-tax benefit (assuming he received such payment) is at least US$20,000 greater than the after-tax benefit he would have received if he did not receive the tax gross-up payment. The employment agreement also contains a customary non-disclosure covenant and a one-year covenant not to compete.

Terrell I. Ackerman. Terrell I. Ackerman’s agreement became effective on May 8, 2002 and had an initial term ending on December 31, 2002. The term is to be continued from year to year unless altered or terminated; provided that, following a change of control, the terms will continue for no less than 24 additional months. The agreement entitles Mr. Ackerman to receive:

●
an initial base salary of US$190,000 which was increased to US$210,000 on January 1, 2005, to US$220,000 on January 1, 2006, to US$230,000 on January 1, 2007, to US$245,000 on January 1, 2008, and increased to US$255,000 on January 1, 2010; and

●
a performance based cash bonus to be determined by the Board, with a target of 30% of base salary and a cap of 60% of base salary, which was increased on April 27, 2007, to 40% of base salary, with a maximum of 80% of base salary and with no guaranteed minimum payment.

If Stillwater terminates Mr. Ackerman’s employment without cause or if Mr. Ackerman resigns voluntarily for good reason, at any time other than within two years following a change of control, Mr. Ackerman is entitled to an amount equal to the sum of his annual base salary and target annual bonus, each as in effect as of the date of his termination. This amount will be paid in equal installments over 12 months from the date of termination. In addition, any unvested restricted stock would immediately vest.

If Stillwater terminates Mr. Ackerman’s employment without cause, or if Mr. Ackerman resigns for good reason, within two years of a change of control, he will be entitled to:

●
a lump sum payment equal to 1.5 times the sum of (x) his annual base salary at a rate in effect immediately prior to the change of control or on the date of termination, whichever is higher, plus (y) his target bonus in effect immediately prior to the change of control or on the termination date, whichever is higher;

●	continued participation in Stillwater’s employee benefit plans and policies for a period of 18 months or until he receives similar coverage from a subsequent employer; and

●	accelerated vesting of any unvested restricted stock.

Mr. Ackerman will be entitled to receive a tax gross-up payment to fully offset the effect of any excise tax imposed under Section 4999 of the Code if his after-tax benefit (assuming he received such payment) is at least US$20,000 greater than the after-tax benefit he would have received if he did not receive the tax gross-up payment. The agreement also contains a customary non-disclosure covenant and a one-year covenant not to compete.

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Definitions of Terms affecting Potential Payment Upon Termination or Change in Control. The following are definitions contained in the officers’ employment contracts:

Key Definitions

Good Reason	Substantial and material reduction in the nature or status of position, duties or responsibilities (including failure to report directly to Chairman/CEO);

Decrease in base salary or target bonus percentage (other than across the board percentage reduction);

Material breach by Stillwater regarding any payment or obligation due officer which remains uncured after ten (10) business days notice;

Material reduction in aggregate benefits under Stillwater’s benefit plans (other than across the board reduction);

Failure to secure successor’s express assumption of agreement;

Discontinuance of Stillwater’s business; and

Relocation out of Montana.

Change in Control	Any person acquires 30% or more of issued and outstanding voting equity;

Director composition change of 50% or more (unapproved by 2/3’s of “incumbent directors”);

Merger, consolidation, sale of all or substantially all assets or other transaction approved by stockholders unless (i) 55% or more continuing ownership, or (ii) a recapitalization in which no person owns 30% or more of combined voting power; or

Upon stockholder approved plan of dissolution or sale of all or substantially all company’s assets, unless 60% of combined voting power held by company’s stockholders in similar proportion as before sale; but in any case; and

No change in control if stockholders retain proportionate ownership of post transaction business entity which owns assets.

Cause	Misfeasance or nonfeasance of duty by officer that intends to, or does, injure reputation of Stillwater or its business or relationships;

Conviction of, or plea of nolo contendre to, any felony or crime involving moral turpitude;

Prior to a change in control, willful and continued failure to substantially perform duties (except by reason of physical or mental incapacity) after notice and 15 days to cure;

Prior to a change in control, dishonesty by officer in performance of duties; and

Prior to a change in control, willful and material breach of restrictive covenants.

Disability
Physical or mental incapacity renders officer unable to perform duties for period of 180 consecutive days, and a determination regarding disability is made by health professional mutually acceptable to both parties.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Stillwater’s directors and executive officers and persons who own 10% or more of a registered class of Stillwater’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Stillwater. Based solely on its review of copies of the Section 16(a) reports and written representations Stillwater has received, Stillwater believes that since January 1, 2009, all of its directors, executive officers and 10% stockholders have timely filed all required reports.

Audit Committees and Corporate Governance

Audit Committee Charter

Please see the attached Exhibit A to Appendix B for the full text of the Audit Committee Charter.

Relevant Education and Experience

SEC rules and NYSE listing standards require the Board to determine whether a member of its audit committee is an “audit committee financial expert” and disclose its determination. According to these requirements, an audit committee member can be designated an audit committee financial expert only when the audit committee member satisfies five specified qualification requirements, such as experience (or “experience actively supervising” others engaged in) preparing, auditing, analyzing, or evaluating financial statements presenting a level of accounting complexity comparable to what is encountered in connection with Stillwater’s financial statements. SEC rules further require such qualifications to have been acquired through specified means of experience or education. The Board has determined that Michael S. Parrett, an Audit Committee member, qualifies as an audit committee financial expert. The Board believes that the current members of the Audit Committee are qualified to carry out the duties and responsibilities of the Audit Committee.

Sheryl K. Pressler has been a director of Stillwater since May 9, 2002. Ms. Pressler has been an investment and strategy consultant in Atlanta, Georgia since 2001. From 2000 to 2001, she was Chief Executive Officer for Lend Lease Real Estate Investments — United States, a subsidiary of Lend Lease Corporation, an Australian real estate services company. From 1994 to 2000, she was the Chief Investment Officer for the California Public Employees’ Retirement System, the nation’s largest public pension fund. From 1981 to 1994, she was responsible for the management of the Retirement Funds for the McDonnell Douglas Corporation. Ms. Pressler has served on the Board of Directors of ING Funds Unified since 2006 and on the Board of Directors of Centerra Gold since 2008. Ms. Pressler was a director of Nuevo Energy Company from 2002 until 2004. Ms. Pressler received her B.A. in philosophy from Webster University and her M.B.A. from Washington University.

Steven S. Lucas is a partner at Nielsen, Merksamer, Parrinello, Mueller & Naylor, a law firm based in California. He joined Nielsen, Merksamer, Parrinello, Mueller & Naylor in 1995 and has been a partner since 1999. Mr. Lucas was an attorney at Sullivan & Cromwell from 1991 to 1995. He received his law degree, magna cum laude, from Harvard Law School in 1990, and a B.A. in economics/business, magna cum laude, from UCLA in 1987.

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Michael S. Parrett was elected to the Board on May 7, 2009. Mr. Parrett has been an independent consultant since 2002. During 2002, 2003 and the first quarter of 2004 Mr. Parrett served as a financial consultant to Stillwater. From 1990-2001 he was Chief Financial Officer, President of Rio Algom and Chief Executive of Billiton Base Metals. From 1983-1989 Mr. Parrett performed various financial functions, including Controller, Chief Financial Officer, Treasurer, Controller Marketing and Director Internal Audit at Falconbridge Limited. He has been on the Board of Directors of Gabriel Resources Ltd since 2003 and been Chairman since December 2005 and on the Board of Directors of Pengrowth Corporation since 2004. Mr. Parrett is a Chartered Accountant and received his Bachelor of Arts from York University.

Audit Committee Oversight

Pre-Approval Policies and Procedures

The audit committee has adopted a policy regarding the engagement of audit and non-audit services. Please see Exhibit A to Appendix B for the full text of the policy.

Audit Fees, Audit Related Fees and Tax Fees

The following table presents fees for professional attestation services rendered by KPMG LLP for the audit of Stillwater’s annual consolidated financial statements and reviews of the quarterly consolidated financial statements for the years ended December 31, 2008, and December 31, 2009, and all other fees billed for other professional services rendered by KPMG LLP.

	2008		2009

Audit Fees (1)	US$	833,923	US$	680,000

Audit-Related Fees	US$	47,880	US$	26,900

Tax Fees	US$	0	US$	0

All Other Fees	US$	0	US$	0

(1)
Report on the consolidated financial statements of Stillwater as of and for the year ended December 31, 2009, including timely reviews of 2009 interim financial information - 3 quarters (US$567,350). Reporting under International Financial Reporting Standards as of and for the year ended December 31, 2009, including quarterly review at June 30, 2009 (US$112,650).

Audit related fees in 2009 principally consisted of fees related to research and review in connection with the partial convertible debt extinguishment, and consultations related to S-8 consent.

The Audit Committee of the Board considered all of the fees mentioned above and determined that such fees are compatible with maintaining KPMG LLP’s independence.

Stillwater provides financial information to Norilsk Nickel to facilitate preparation of Norilsk Nickel’s consolidated financial statements presented in accordance with international financial reporting standards. KPMG LLP has been engaged to report upon certain information provided by Stillwater to Norilsk Nickel. The Audit Committee has approved such services performed by KPMG LLP. Fees for such services are classified as audit fees.

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Corporate Governance

Board of Directors

Director	# of Meetings Attended in 2009 (out of 15)	# of Meeting Attended as of September 23, 2010 (out of 14)
Francis R. McAllister	15	14
Craig L. Fuller	11	10
Patrick M. James	13	14
Steven S. Lucas	15	14
Sheryl K. Pressler	15	14
Michael Schiavone	14	14
Michael S. Parrett (1)	11	14
Mark V. Sander (2)	4	14
Ajay Paliwal (3)	2	14
Joseph P. Mazurek (4)	4	N/A
Donald W. Riegle Jr. (5)	8	N/A
Michael E. McGuire Jr. (6)	8	N/A

(1)	Michael S. Parrett was elected to the Board of Directors on May 7, 2009

(2)	Mark V. Sander was elected to the Board of Directors on August 5, 2009

(3)	Ajay Paliwal was elected to the Board of Directors on September 21, 2009

(4)	Joseph P. Mazurek resigned from the Board of Directors on May 6, 2009

(5)	Donald W. Riegle Jr. resigned from the Board of Directors on August 3, 2009

(6)	Michael E. McGuire Jr. resigned from the Board of Directors on August 3, 2009

Board Mandate

Mission Statement

The Board’s goal is to build long-term value for Stillwater’s stockholders and to assure the success of Stillwater for its customers, employees and the other individuals and organizations who depend on Stillwater.

To achieve these goals, the board will monitor both the performance of Stillwater (in relation to its goals, strategy and competitors) and the performance of the Chief Executive Officer, and offer him or her constructive advice and feedback.

Position Descriptions

The Stillwater Board has not developed a written position description for the Chairman of the Board or for the chair of each board committee of the Stillwater Board. The role and responsibilities of the Chairman of the Board and chair of each committee of the Board are delineated in accordance with customary practices and the rules and regulations of the New York Stock Exchange Amex. Each committee of the Board is also governed by a committee charter, which is subject to applicable provisions of the Delaware General Corporation Law and NYSE Amex Company Guide.

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The Stillwater board of directors has not developed a formal written position description for its Chief Executive Officer. Stillwater maintains a formal written hierarchy of authority which delineates commitment and expenditure levels and is reviewed and approved by the board on a periodic basis. Stillwater also maintains documentation of its internal control over critical internal processes that describe the role and responsibilities of all applicable Stillwater employees including its Chief Executive Officer.

Orientation and Continuing Education

Stillwater shall provide new directors with a director orientation program to familiarize such directors with, among other things, Stillwater’s business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business conduct and ethics, corporate governance guidelines, principal officers, internal auditors and independent auditors. Each director is expected to participate in continuing educational programs in order to maintain the necessary level of expertise to perform his or her responsibilities as a director.

Ethical Business Conduct

Stillwater has a Business Ethics and Code of Conduct policy applicable to its officers, directors, employees and agents, which is available on Stillwater’s corporate website at www.stillwatermining.com, under the heading “Corporate Governance/Policies/Business Ethics.” The purpose of this policy is to provide legal, ethical and moral standards for the conduct of the Company’s officers, directors, employees and agents. The Board has also adopted a written Code of Ethics for its Chief Executive and Senior Financial Officers which is available on Stillwater’s corporate website at www.stillwatermining.com, under the heading “Corporate Governance/Policies/Code of Ethics for Senior Financial Officers.” This document sets forth specific policies to guide the Chief Executive Officer, Chief Financial Officer and Corporate Controller in the performance of their duties. Copies of these documents are also available in print to stockholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102.

A copy of the Business Ethics and Code of Conduct policy applicable to its officers, directors, employees and agents is disseminated annually to all officers, directors, and pertinent employees and agents for their review and endorsement evidenced by individual signature. In the same manner, a copy of the Code of Ethics for the Chief Executive and Senior Financial Officers is distributed annually to Stillwater’s Chief Executive Officer, Chief Financial Officer and Corporate Controller for their review and endorsement evidenced by individual signature.

Nomination of Directors

Candidate Selection Process

The minimum qualifications for serving as a director of Stillwater are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of Stillwater and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Corporate Governance and Nominating Committee examine a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and Stillwater. Stillwater does not maintain a policy with respect to diversity on the Board; however, the Corporate Governance and Nominating Committee does seek to have the Board represent a diversity of backgrounds and experiences.

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The Corporate Governance and Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board – for example, retirement as a Chief Executive Officer or Chief Financial Officer of a public company or exiting government or military service. The Corporate Governance and Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described below, the Corporate Governance and Nominating Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Corporate Governance and Nominating Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Corporate Governance and Nominating Committee determine that the candidate warrants further consideration, the Chairman or another member of the committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Corporate Governance and Nominating Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conducts one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Corporate Governance and Nominating Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Under Stillwater’s Corporate Governance Principles, the Corporate Governance and Nominating Committee will present a list of candidates to the Board for nomination. The Chief Executive Officer will be included in the process on a non-voting basis. Taking into account the Stockholders Agreement, the Corporate Governance and Nominating Committee will make a recommendation to the Board and the Board will determine which of the recommended candidates to approve for nomination.

Nomination Process

Nominations of persons for election as directors of Stillwater may be made at a meeting of stockholders, subject to the provisions of the Stockholders Agreement with Norilsk Nickel (a) by or at the direction of the Board, (b) by the Corporate Governance and Nominating Committee or persons appointed by the Board or (c) by any stockholder of Stillwater entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in Section 3.3 of Stillwater’s By-Laws. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to Stillwater’s Corporate Secretary. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive office of Stillwater not less than fifty days nor more than seventy-five days prior to the meeting; provided, however, that in the event that less than sixty days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder’s notice to Stillwater’s Corporate Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of Stillwater which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Exchange Act, as now or hereafter amended; and (b) as to the stockholder giving the notice, (i) the name and record address of such stockholder, and (ii) the class and number of shares of capital stock of Stillwater which are beneficially owned by such stockholder. Stillwater may require any proposed nominee to furnish such other information as may reasonably be required by Stillwater to determine the eligibility of such proposed nominee to serve as a director of Stillwater. No person shall be eligible for election by the stockholders as a director of Stillwater unless nominated in accordance with the procedures set forth herein. The Chairman of the meeting of the stockholders shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

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Corporate Governance and Nominating Committee

Stillwater has a Corporate Governance and Nominating Committee as required pursuant to Section 303A.04 of the NYSE’s listing standards. The Corporate Governance and Nominating Committee held six (6) meetings during 2009 and four (4) meetings year-to-date in 2010. The Corporate Governance and Nominating Committee are composed of Joseph P. Mazurek (Chairman), Craig L. Fuller Patrick M. James. Upon Mr. Mazurek’s retirement in May of 2009, Mr. Fuller was appointed Chairman and Mr. Michael Schiavone was appointed to the Committee. The Board has determined that all of the members of the Corporate Governance and Nominating Committee were independent directors under the NYSE listing standards and applicable SEC rules. As a controlled company, Stillwater is not required to comply (but currently does comply) with the requirement of the NYSE to have a Corporate Governance and Nominating Committee comprised entirely of independent directors.

The principal responsibilities of the Corporate Governance and Nominating Committee are (i) identifying and recommending to the Board individuals qualified to serve as directors of Stillwater and on committees of the Board, (ii) advising the Board as to the appropriate size, function and procedures of the committees of the Board, (iii) developing and recommending to the Board corporate governance principles, and (iv) overseeing evaluation of the Board and Stillwater’s executive officers.

The Corporate Governance and Nominating Committee is governed by a written charter. The Board also follows written corporate governance guidelines for Stillwater and a written policy for stockholder nomination of directors. These documents set forth the criteria and methodology the Board will use when considering individuals as nominees to the Board. Current copies of these documents are available on Stillwater’s corporate website at www.stillwatermining.com under the headings “Corporate Governance/Charters/Corporate Governance/Nominating”, “Corporate Governance/Governance Principles” and “Corporate Governance/Policies/Stockholder Nomination of Directors”, respectively. Copies of these documents are also available in print to stockholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102.

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Other Board Committees

The Board also has the following committees:

Health, Safety and Environmental Committee. Stillwater has a Health, Safety and Environmental Committee. The principal responsibilities of this committee are (i) to review Stillwater’s environmental and occupational health and safety policies and programs, (ii) to oversee Stillwater’s environmental and occupational health and safety performance, and (iii) to monitor current and future regulatory issues. During 2009, the Health, Safety and Environmental Committee consisted of Michael E. McGuire, Jr. (Chairman), The Honorable Donald W. Riegle, Jr., and Sheryl K. Pressler. Michael Schiavone was appointed to the Committee as Chairman and Mark V. Sander as a member on August 5, 2009. In September, 2009, Ajay Paliwal was appointed Chairman of the Committee. The Honorable Donald W. Riegle and Michael E. McGuire left the Committee due to their retirement from the Board on August 3, 2009. This committee held three (3) meetings in 2009 and two (2) meetings year-to-date in 2010.

Committee on Ore Reserves. On February 22, 2007, the Board made this a regular Committee. The principal responsibilities of this committee are (i) to advise the Board on the appropriateness, accuracy and completeness of Stillwater’s ore reserves, and (ii) to ensure that management appropriately presents Stillwater’s ore reserves to regulatory agencies. During 2009, the Committee on Ore Reserves was composed of The Honorable Donald W. Riegle, Jr. (Chairman), Patrick M. James, and Michael Schiavone. Michael S. Parrett was appointed to the committee, replacing Michael Schiavone, in May, 2009. Mr. Mark V. Sander was appointed as Chairman of the Committee on August 5, 2009, replacing The Honorable Donald W. Riegle, Jr. Ajay Paliwal was appointed to the committee in September, 2009 replacing Patrick M. James. This committee held three (3) meetings in 2009 and two (2) meetings year-to-date in 2010.

Legal Proceedings

Legal Proceedings

Stillwater is involved in various claims and legal actions arising in the ordinary course of business, primarily employee lawsuits. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on Stillwater’s financial position, results of operations or liquidity.

Interest of Management and Others in Material Transactions

No member of Stillwater management or others, or any associate or affiliate of any member of Stillwater management or others, has had any material interest in any transaction, or proposed transaction, which has materially affected or would materially affect Stillwater or any of its subsidiaries since the commencement of the most recently completed financial year of Stillwater.

Auditors, Transfer Agents and Registrars

Auditor

Stillwater’s auditor is KPMG LLP at Suite 1002 175 North 27th Street, Billing, MT 59101.

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Transfer Agents, Registrars, Trustees or Other Agents

Stillwater has appointed Computershare Inc. as its registrar and transfer agent. The securities register and register of transfers is maintained at Computershare Inc.’s office located at 350 Indiana St., Suite 750, Golden, Colorado 80401.

Material Contracts

The following contracts are material to Stillwater and were entered into before the date of this circular and are still in effect as of the date thereof:

1.	Fifth Amendment to Palladium and Platinum Sales Agreement with Ford Motor Company, dated May 4, 2004. See “Mine Production” section for further information.

2.	First Amendment to Stockholders Agreement with MMC Norilsk Nickel and Norimet Limited, dated March 10, 2008. See “Convertible Debentures” section for further information.

3.	Convertible Senior Note due in 2028, dated March 12, 2008. See “Convertible Debentures” section for further information.

4.
Amended and Restated Secondary Materials Processing Agreement with Power Mount Incorporated, dated June 7, 2005. Stillwater and Power Mount Incorporated have been granted confidential treatment by the Securities and Exchange Commission in the United States and therefore, certain conditions and terms of the mutual agreement have been omitted in Stillwater’s public filing of the agreement. See “Principal Factors Affecting Stillwater” section related to the recycling operations for further information.

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Exhibit A to Appendix B

Stillwater Audit Committee Charter

As amended and restated on July 27, 2010

Overview and Purpose

The primary purpose of the Audit Committee is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of Stillwater and its subsidiaries, including without limitation (1) assisting the Board’s oversight of (a) the integrity of Stillwater’s financial statements, (b) Stillwater’s compliance with legal and regulatory requirements, (c) Stillwater’s independent auditors’ qualifications and independence, and (d) the performance of Stillwater’s internal audit function and independent auditors, and (2) preparing the report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission (the “SEC”) for inclusion in Stillwater’s annual proxy statement.

Composition

The Committee shall be composed of at least three members of the Board who shall be selected by the Board, each to serve a one year renewable term expiring on the annual meeting or upon appoint of their successors. Each Committee member shall be qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange (the “NYSE”), and any additional requirements that the Board deems appropriate. The chairperson of the Committee shall be appointed by the Board. The background of Committee members is to be compatible with the duties of the Committee. Each member of the Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee should have accounting or related financial management expertise, as such qualification is interpreted by the Board in its business judgment.

In accordance with disclosure requirements in the NYSE Corporate Governance Rules, in the event that a Committee member serves on the audit committee of more than three public companies, the Board must determine whether such simultaneous service impairs the ability to serve effectively on the Committee. Any such determination must be disclosed in Stillwater’s annual proxy statement.

Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

Meetings and Procedures

The Committee shall meet at least quarterly and at such other times as it deems necessary to fulfill its duties and responsibilities.
Meetings may be called by the Committee chairperson or by a majority of the Committee members.
A quorum for the transaction of business at any meeting of the Committee shall consist of a majority of the members, and the act of a majority of the Committee members present at any meeting at which a quorum is present shall be the act of the Committee.

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Meetings shall be chaired by the Committee chairperson or, in the chairperson’s absence, by a member chosen by the Committee from among themselves.
Notices of meetings, agendas and related materials shall be provided to the Committee members no later than the day prior to the meeting. However, it should be a good practice to deliver the agenda and materials for consideration to the Committee members at least five working days prior to the meeting except in unusual circumstances.
Meetings may be conducted with members physically present, or present by telephone or other communication facilities that permit all persons participating in the meeting to hear or communicate with each other, and such participation shall constitute presence in person at such meeting.

The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee should meet separately on a periodic basis with (i) management, (ii) Stillwater’s internal auditing department or other person responsible for the internal audit function and (iii) Stillwater’s independent auditors, in each case to discuss any matters that the Committee or any of the above persons or firms believe warrant Committee attention.

A resolution consented to in writing (whether by document, e-mail, or other similar means) and signed by all Committee members who would be entitled to vote on that resolution at a meeting of the Committee shall be of the same effect as one passed at a Committee meeting.

The Committee shall maintain minutes of its meetings and records relating to those meetings.

Duties and Responsibilities

In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best address, react or respond to changing circumstances or conditions. The following duties and responsibilities are within the authority of the Committee and the Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC, the NYSE, or any other applicable regulatory authority:

Selection, Evaluation and Oversight of the Auditors

1.
Be directly responsible for the appointment (subject to shareholder ratification), compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Stillwater, and each such registered public accounting firm must report directly to the Committee (the registered public accounting firm engaged for the purpose of preparing or issuing an audit report for inclusion in Stillwater’s Annual Report on Form 10-K is referred to herein as the “independent auditors”);

2.	Verify at least annually that the independent auditors have registered with, are in compliance with the rules of, and are in good standing with the Public Company Accounting Oversight Board;

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3.
Review and, in its sole discretion, approve in advance Stillwater’s independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Securities Exchange Act of 1934 (the “Act”) and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between Stillwater and such independent auditors (which approval should be made after receiving input from Stillwater’s management, if desired). Approval of audit and permitted non-audit services will be made by the Committee or as otherwise provided for in the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy;

4.
Review the performance of Stillwater’s independent auditors, including the lead partner of the independent auditors, and, in its sole discretion, make decisions regarding the replacement or termination of the independent auditors when circumstances warrant;

5.	Obtain at least annually from Stillwater’s independent auditors and review a report describing:
(a)	the independent auditors’ internal quality-control procedures;
(b)
any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and

(c)
all relationships between the independent auditors and Stillwater (including a description of each category of services provided by the independent auditors to Stillwater and a list of the fees billed for each such category);

The Committee should present its conclusions with respect to the above matters, as well as its review of the lead partner of the independent auditors, and its views on whether there should be a regular rotation of the independent auditors, to the Board.

1.	Evaluate the independence of Stillwater’s independent auditors in accordance with the provisions of Regulation S-X and the NYSE Listing Standards by, among other things:
(a)	monitoring compliance by Stillwater’s independent auditors with the audit partner rotation requirements contained in the Act and the rules and regulations promulgated by the SEC thereunder;
(b)	monitoring compliance by Stillwater of the employee conflict of interest requirements contained in the Act and the rules and regulations promulgated by the SEC thereunder; and
(c)	engaging in a dialogue with the independent auditors to confirm that audit partner compensation is consistent with applicable SEC rules;

2.	Set policies about Stillwater’s hiring of current or former employees of the independent auditor;

Oversight of Annual Audit and Quarterly Reviews

1.	Review and discuss with the independent auditors their annual audit plan, including the timing and scope of audit activities, and monitor such plan’s progress and results during the year;

2.
Review with management, Stillwater’s independent auditors and Stillwater’s internal auditing department or other person responsible for the internal audit function, the following information which is required to be reported by the independent auditor:

(a)	all critical accounting policies and practices to be used;

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(b)
all alternative treatments of financial information that have been discussed by the independent auditors and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors;

(c)	all other material written communications between the independent auditors and management, such as any management letter and any schedule of unadjusted differences; and
(d)	any material financial arrangements of the Company which do not appear on the financial statements of the Company;

3.
Meet to review with management, Stillwater’s independent auditors and, if appropriate, Stillwater’s internal auditing department or other person responsible for the internal audit function, Stillwater’s annual audited financial statements and quarterly financial statements, including Stillwater’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any major issues related thereto;

4.
Review on a regular basis with Stillwater’s independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management’s response with respect thereto, any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management. In connection therewith, the Committee should review with the independent auditors the following:

(a)	any accounting adjustments that were noted or proposed by the independent auditors but were rejected by management (as immaterial or otherwise);
(b)	any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and
(c)	any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company;

5.	Resolve all disagreements between Stillwater’s independent auditors and management regarding financial reporting;

6.	Review with management, Stillwater’s independent auditors and, if appropriate, Stillwater’s internal auditing department or other person responsible for the internal audit function, the following:
(a)	major issues regarding accounting principles and financial statements presentations, including any significant changes in Stillwater’s selection or application of accounting principles;
(b)
any analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on Stillwater’s financial statements; and

(c)	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

7.
Review the type and presentation of information to be included in Stillwater’s earnings press releases (especially the use of “pro forma” or “adjusted” information not prepared in compliance with generally accepted accounting principles), as well as financial information and earnings guidance provided by the Company to analysts and rating agencies (which review may be done generally (i.e., discussion of the types of information to be disclosed and type of presentations to be made), and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance);

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Oversight of the Financial Reporting Process and Internal Controls

1.
Review and recommend to the Board of Directors for approval and inclusion in the annual report on Form 10-K the annual audited financial statements and the quarterly financial information on Form 10-Q;

2.
Authorize whenever the Committee deems necessary or appropriate the engagement of qualified independent contractors to perform internal audit services on behalf of the Company, including the scope, duration and cost of such engagements;

3.
Annually review and evaluate the internal audit function, including its staffing and performance, and make a determination of whether the internal auditor is independent of those functions being audited, and to review and evaluate the appropriateness of the internal audit plans for the year, including their scope, planning, and staffing;

4.	Consider and review with management:
(a)
the adequacy and effectiveness of Stillwater’s accounting and internal control policies and procedures on a regular basis, including the responsibilities, budget, compensation and staffing of Stillwater’s internal audit function, through inquiry and discussions with Stillwater’s independent auditors, management and Stillwater’s internal auditing department or other person responsible for the internal audit function; and

(b)
the yearly report prepared by management assessing the effectiveness of Stillwater’s internal control over financial reporting and stating management’s responsibility for establishing and maintaining adequate internal control over financial reporting prior to its inclusion in Stillwater’s Annual Report on Form 10-K.

5.	Review with the chief executive officer, chief financial officer and independent auditors, periodically, the following:
(a)
all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Stillwater’s ability to record, process, summarize and report financial information; and

(b)	any fraud, whether or not material, that involves management or other employees who have a significant role in Stillwater’s internal control over financial reporting;

6.
Discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company, including the internal auditing department, assess and manage Stillwater’s exposure to risk, as well as Stillwater’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

7.
Review with management and the internal auditor the progress and results of all internal audit projects, and, when deemed necessary or appropriate by the Committee, assign additional internal audit projects to Stillwater’s internal auditing department or other person responsible for the internal audit function;

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8.	Review with management Stillwater’s administrative, operational and accounting internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies;

9.
Receive periodic reports from Stillwater’s independent auditors, management and Stillwater’s internal auditing department or other person responsible for the internal audit function to assess the impact on the Company of significant accounting or financial reporting developments that may have a bearing on the Company;

10.	Review and discuss with the independent auditors the results of the year-end audit of the Company, including any comments or recommendations of Stillwater’s independent auditors;

Miscellaneous

1.
Establish and implement policies and procedures for the Committee’s review and approval or disapproval of proposed transactions or courses of dealings with respect to which executive officers, directors and other persons with significant relationships to the Company, or members of their immediate families, have an interest (including all transactions required to be disclosed by Item 404(a) of Regulation S-K);

2.
Meet periodically with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including (i) any matters that may have a material impact on the financial statements of the Company and (ii) any matters involving potential or ongoing material violations of law or breaches of fiduciary duty by the Company or any of its directors, officers, employees or agents or breaches of fiduciary duty to the Company;

3.	Prepare the audit committee report required by Item 407(d)(3)(i) of Regulation S-K to be included in Stillwater’s annual proxy statement;

4.
Review Stillwater’s policies relating to the ethical handling of conflicts of interest and review past or proposed transactions between the Company and members of management as well as policies and procedures with respect to officers’ expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by Stillwater’s independent auditors;

5.
Establish Whistleblower procedures for (i) the receipt, retention, review and treatment of information relating to fraud and complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

6.	Ensure that the full Board of Directors annually reviews the proven and probable reserve calculations.

7.
Establish and maintain free and open means of communication between and among the Committee, Stillwater’s independent auditors, Stillwater’s internal auditing department and management, including providing such parties with appropriate opportunities to meet separately and privately with the Committee on a periodic basis;

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8.
Secure independent expert advice to the extent the Committee determines it to be appropriate, including retaining, with or without Board approval, independent counsel, accountants, consultants or others, to assist the Committee in fulfilling its duties and responsibilities, the cost of such independent expert advisors to be borne by the Company;

9.
Report regularly to the Board on its activities, as appropriate. In connection therewith, the Committee should review with the Board any issues that arise with respect to the quality or integrity of Stillwater’s financial statements, Stillwater’s compliance with legal or regulatory requirements, the performance and independence of Stillwater’s independent auditors, or the performance of the internal audit function;

10.
Ensure that the independent auditors, internal auditors, and management have coordinated their audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources; and

11.	Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

Evaluation of the Committee

The Committee shall, on an annual basis, evaluate its performance. The evaluation shall address all matters that the Committee considers relevant to its performance, including a review and assessment of the adequacy of this Charter, and shall be conducted in such manner as the Committee deems appropriate.
The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter.

Investigations and Studies; Outside Advisers

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at Stillwater’s expense, such independent counsel or other consultants or advisers as it deems necessary.
The Committee shall have the sole authority to retain and terminate any counsel or other advisors, including sole authority to approve fees and other retention terms.

* * *

While the Committee has the duties and responsibilities set forth in this Charter, the Committee is not responsible for preparing or certifying the financial statements, for planning or conducting the audit or for determining whether Stillwater’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.
In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the Committee, in either instance absent actual knowledge to the contrary.

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Nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of the members of the Committee, except to the extent otherwise provided under applicable federal or state law.

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Exhibit B to Appendix B

Audit & Non-audit Policy

I. Purpose

Proposed services either may be: pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”); or require the specific pre-approval of the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches results in an effective and efficient procedure to pre-approve services performed by the independent auditor. Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed specific individual project to provide an otherwise generally approved service whose expected fees exceed US$25,000 requires an overriding specific pre-approval by the Audit Committee.

For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with Stillwater’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance Stillwater’s ability to manage or control risk or improve audit quality. All such factors are considered by the Audit Committee in its business judgment as a whole, and no one factor is determinative.

The following tables describe the Audit, Audit-related, and Tax services that have the general pre-approval of the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee adds or subtracts to the list of general pre-approved services from time to time, based on subsequent determinations.

The purpose of this policy is to set forth the procedures by which the Audit Committee intends to fulfill its responsibilities. It does not delegate the Audit Committee’s responsibilities to pre-approve services performed by the independent auditor to management.

The Audit Committee may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Non-Audit Services Committee is a subcommittee of the Audit Committee and any member of such committee is authorized to provide general and specific approval of non-audit services. The Audit Committee hereby designates the audit Committee Chairperson to be the primary member of the Non-Audit Services Committee.

The annual Audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Audit services include the annual financial statement audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditor to be able to form an opinion on Stillwater’s consolidated financial statements.

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These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly review. Audit services also include the attestation engagement for the independent auditor’s report on management’s report on internal controls for financial reporting. The Audit Committee will monitors the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant general pre-approval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include statutory audits or financial audits for subsidiaries of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

The Audit Committee has pre-approved the Audit services listed above. All other Audit services not listed above must be specifically pre-approved by the Audit Committee. The Audit Committee reviews, pre-approved Audit services for necessary revisions each year.

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of Stillwater’s financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general pre-approval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

The Audit Committee has pre-approved the Audit-related services listed above. All other Audit-related services not listed in above or individual projects for services listed above which are anticipated to exceed US$25,000 must be specifically pre-approved by the Audit Committee. The Audit Committee reviews pre-approval Audit related services each year.

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. Hence, the Audit Committee believes it may grant general pre-approval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not pre-approve the retention of the independent auditor in connection with a transaction of which the sole business may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

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The Audit Committee has pre-approved the Tax services as listed above. All other Tax services not listed in above or individual projects for services listed in above which are anticipated to exceed US$25,000 must be specifically pre-approved by the Audit Committee. The Audit Committee will review pre-approved tax services.

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant general pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence. All Other services must be specifically pre-approved by the Audit Committee.

Appendix A – Audit Services

Audit Service
Financial Audits of the Company and its subsidiaries
Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g. comfort letters, consents), and assistance in responding to SEC comment letters

Attestation of management reports on internal controls
Consultations by Stillwater’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may “audit related” services rather than “audit” services)

Appendix B – Audit Related Services

Service
Due diligence services pertaining to potential business acquisitions/dispositions
Financial statement audits of employee benefit plans and SEC filings thereon
Consultations by Stillwater’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may by “audit” services rather than “audit-related” services)

Attest services not required by statute or regulation
Statutory or subsidiary audits incremental to the audit of the consolidated financial statements

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Closing balance sheet audits pertaining to dispositions
General assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act

Appendix C – Tax Services

Service
U.S. federal, state and local tax planning and advice
U.S. federal, state and local tax compliance
International tax planning and advice
International tax compliance
Review of federal, state, local and international income, franchise, and other tax returns
Domestic and foreign tax planning, compliance, and advice
Assistance with tax audits and appeals before the IRS and similar state, local and foreign agencies
Tax advice and assistance regarding statutory, regulatory or administrative developments
Expatriate tax assistance and compliance
Mergers and acquisition tax due diligence assistance
Tax advice and assistance regarding structuring of mergers and acquisition

Exhibit 1

Prohibited Non-Audit Services

●	Bookkeeping or other services related to the accounting records or financial statements of the audit client
●	Financial information systems design and implementation
●	Appraisal or valuation services, fairness opinions or contribution-in-kind reports Actuarial services
●	Internal audit outsourcing services
●	Management functions
●	Human resources
●	Broker-dealer, investment adviser or investment banking services

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●	Legal services
●	Expert services unrelated to the audit

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APPENDIX “C” – Information Concerning Marathon Gold

Incorporation

Marathon Gold was incorporated under the CBCA on December 3, 2009 as “7289812 Canada Inc.” and, by filing of articles of amendment on March 12, 2010, changed its name to “Marathon Gold Corporation.” Marathon Gold is not currently a reporting issuer and the Marathon Gold Shares are not listed on any stock exchange.

If the Arrangement is completed, Marathon Gold expects that it will become a reporting issuer in Ontario. The TSX has conditionally approved the listing of the Marathon Gold Shares that will be issued pursuant to the Arrangement. However, any listing of the Marathon Gold Shares will be subject to meeting TSX original listing requirements and there is no assurance such a listing will be obtained. See “Information Concerning Marathon Gold – Risk Factors” below for a discussion of, among other things, the risks associated with the fact that the Marathon Gold Shares are not currently publicly traded. Marathon Gold has not carried on any activities to date other than activities incidental to its formation or in connection with the Arrangement.

Marathon Gold’s registered and head office will be located at 330 Bay Street, Suite 1505, Toronto, Ontario M5H 2S8.

Business of Marathon Gold

Pursuant to the Arrangement Agreement, Marathon Gold will undergo the following pre-Arrangement reorganization prior to the Effective Date of the Arrangement:

Marathon will transfer to Marathon Gold (i) the Marathon Gold Assets, including all of Marathon’s right, title and interest in and to the Marathon Gold Properties, and (ii) up to Cdn.$6 million in cash to fund the administration and mineral exploration and development activities of Marathon Gold.

Following completion of the Arrangement, Marathon Gold’s primary business focus will be the acquisition, exploration and development of precious metal prospects, including the further development of the Valentine Lake Project in the Province of Newfoundland and Labrador in eastern Canada.

Valentine Lake Project

If the Arrangement is completed, Marathon Gold will acquire all of Marathon’s right, title and interest in and to the Valentine Lake Project prior to the Effective Date.

The information below relating to the Valentine Lake Project is based upon a NI 43-101 report (the “Technical Report”) entitled “Technical Report on the Valentine Lake Gold Project, Central Newfoundland, Canada” dated October 15, 2010, issued by Micon International Limited. (“Micon”), a copy of which can be found online at www.sedar.com.

The Valentine Lake Project is subject to an Option and Joint Venture Agreement (the “OJVA”) between Mountain Lake Resources Inc. (“Mountain Lake” or “MLR”) and Marathon, dated December 23, 2009. Mountain Lake is a public British Columbia company whose common shares are listed on the TSX Venture Exchange under the symbol MOA. Mountain Lake is at arm’s length to Marathon and Marathon Gold. Pursuant to the OJVA, Marathon has been granted an option to earn a 50% interest in the Valentine Lake Gold Project, in central Newfoundland. Richmont Mines Inc. (“Richmont” or “RM”)) owns 70% of the property and Mountain Lake owns 30%. Under a separate agreement, Mountain Lake has an option to purchase back all of Richmont’s interest for $3,000,000 over the three years following the date of the OJVA. Marathon can earn its 50% interest through funding Mountain Lake’s purchase of Richmont’s interest in the Valentine Lake Project and committing to a total of $3,000,000 in exploration and development expenditures over the three years following the date of the OJVA during which time Marathon will be the Operator of the project. Marathon agreed to spend at least $500,000 in exploration and development by May 1, 2010 and to escrow $100,000 upon signing the OJVA to fund a payment by Mountain Lake to Richmont. Marathon must spend an additional $500,000 on exploration and development by December 31, 2010 and escrow an additional $250,000 by January 4, 2011 for payment by Mountain Lake to Richmont.

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Property Description and Location

The Valentine Lake Project comprises six mineral licences which cover a total area of 19,925 ha (Table 1). It is located in the western domain of central Newfoundland, approximately 57 km south of the town of Buchans (Figure 1). The centre of the property is located at 48º 19’50”N and 57º 20’28”S.

Figure 1
Location of the Valentine Lake Project

Map supplied by Marathon

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Mineral licences are acquired by map staking in Newfoundland and Labrador and no physical markings are made to delineate claim boundaries. Hence the licences shown on Figure 2 are not surveyed.

Figure 2
Valentine Lake Project Map Showing Claim Locations

Table 1
Land Tenure Details for the Valentine Lake Project

Mineral Licence Number	Claim Owner	# of Claims	Renewal Date	Report Due Date	Expenditures Required
010899M	RM(70%), MLR(30%)	246	4/27/2014	6/27/2011	$203,019.23
010943M	RM(70%), MLR(30%)	256	4/27/2014	6/27/2011	$221,550.40
013809M	RM(70%), MLR(30%)	18	9/6/2012	11/5/2010	$5,248.75
013810M	RM(70%), MLR(30%)	19	9/6/2012	11/5/2010	$5,479.29
017230M	Marathon	256	2/9/2015	4/11/2011	$51,200.00
017231M	Marathon	2	2/9/2015	4/11/2011	$400.00

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Accessibility, Climate, Local Resources, Infrastructure and Physiography

Access to the Valentine Lake Project is by means of a 75-km long network of gravel roads southwest from Millertown which is located approximately 25 km east of Buchans at the north end of Red Indian Lake. The Buchans Highway connects Buchans to the Trans-Canada Highway at Badger. A road, constructed in 2008 by Mountain Lake and then completed by Marathon in January 2010, allows access by truck to Leprechaun Pond and Valentine Lake East via the road network on the south side of Red Indian Lake. Richmont Mines milling facility (Nugget Pond Mill) is situated on the Baie Verte Peninsula about 330 km to the north.

The Valentine Lake Project lies within the Western Mountains and Central Uplands climate zone of Newfoundland and Labrador, generally characterized by cloudy conditions, strong winds and heavy snowfall in winter. Daily temperatures recorded at Buchans average 3.5ºC and vary from lows of minus 9.1ºC in February and highs of 16.2ºC in July.

Average annual precipitation is 1,204.2 mm/y, of which 331 cm/y is snow and 873.3 mm/y rain. The drier months are February through July, with average precipitation below 100 mm per month. Snow falls in all months except July and August and is heaviest in December through March.

With regards to local resources, the Buchans area is an historic mining centre in which five copper-zinc mines, Old Buchans, Lucky Strike, Oriental, Rothermere and MacLean’s, were operated at different times between 1927 and 1984 by ASARCO Inc. The population of the town is approximately 750 (2006 census), compared with 2,500-3,000 in the most active years of mining prior to the late-1970s. Buchans remains a popular tourist destination for fishing, hunting, hiking and other outdoor activities.

Millertown was established in the early twentieth century to support lumber and sawmill operations of Lewis Miller. The town became one of four logging centres for the Anglo-Newfoundland Development Company (“AND”). The population of Millertown was 100 in 2006.

The Duck Pond copper-zinc mining and processing facilities owned by Teck Resources Limited and located 30 km southwest of Millertown, started operation in 2007. Atlantic Barite Ltd. started recovery of barite from mine tailings at Buchans in 2006.

The southwest side of the Valentine Lake Project is bounded by the Victoria Lake hydroelectric reservoir which serves the Granite Lake power generating station of Newfoundland Hydro 40 km to the southeast. Abitibi Price Inc. operates a power generating station 30 km to the north at Star Lake.

The property lies at elevations between approximately 320 m and 480 m above sea level. The project area is dominated by a hummocky terrain. A northeast-trending ridge, with elevation contrasts of 100 m and generally moderate slopes, lies to the east of Valentine Lake. Northwest of the ridge, the ground is mainly bog-covered while the river valley of the Victoria River defines the southern edge. The southwest side is bounded by the Victoria Lake hydroelectric reservoir.

The Leprechaun Gold deposit occurs along the south edge and dips beneath Leprechaun Pond. In July 2010 water depth was measured at each of the 23 collar locations for holes to be drilled from the barge. The average depth of water was 1.33 m and the maximum depth measured was 3.88m. The bottom of the pond is covered by several meters of silt.

Barrens, stunted trees with generally good outcrop exposure, characterize the ridge top. Much of the remaining area was logged about 30 years ago and now consists of densely overgrown young evergreens with generally poor outcrop exposure.

Exploration History

The following description of the history of the Valentine Lake Project is based in part on the earlier technical reports entitled “Valentine Lake Gold Project, A Joint Venture with Mountain Lake Resources, Near Buchans, Newfoundland, NTS 12A/6 and 12A/7”, prepared on behalf of Richmont by Larry Pilgrim, P.Geo., dated January 12, 2005 (“Pilgrim, 2005”) and “2005-2008 Exploration Programs, Valentine Lake Gold Project, A Joint Venture with Richmont Mines Ltd., Central Newfoundland, NTS 12A/6 and 12A/7”, prepared on behalf of Mountain Lake by Gary Woods, P.Geo., dated March 23, 2009 (“Woods, 2009”), both of which can be found online at www.sedar.com.

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Initial exploration in the Valentine Lake area was conducted by ASARCO Inc. in the early 1960s and consisted of reconnaissance-scale geological mapping, and of soil and stream sediment sampling analyzed for copper and zinc. This work resulted in the discovery of a 4-ft wide quartz vein, rich in pyrite and chalcopyrite. A one kilometre-square, detailed grid of VLF-EM, B-horizon soil sampling and geological mapping was completed on the vein showing. Four short diamond drill holes indicated that the vein pinched out within 30 m of surface. In 1966, the Valentine Lake area was covered by an airborne EM-Magnetic survey flown by Canadian Aero Mineral Surveys Ltd.

The second phase of exploration on the property was carried out by Hudson’s Bay Oil and Gas Ltd., in the late 1970s and early 1980s. An Aerodat airborne EM-Magnetics survey was flown in 1980, and minor ground follow-up was conducted for base metals.

The first exploration for gold was conducted in 1983 by Abitibi-Price Inc., and consisted of reconnaissance B-horizon soil sampling over the southwest part of the Valentine Lake intrusion. Soils were collected at 25-m intervals on lines spaced at 400 m, and were designed to test the southeast contact area of the intrusion. Analysis for gold revealed a high number of anomalous samples, which were randomly distributed throughout the survey area.

The Valentine Lake Project was acquired by BP Canada Inc. in late 1985. Follow-up exploration of the Abitibi-Price gold-in-soil anomalies resulted in the discovery of quartz-tourmaline veining cutting trondhjemite (a variety of tonalite) of the Valentine Lake intrusive complex. The veins contained visible gold and assayed up to several ounces per ton gold in grab samples. Subsequent programs were carried out from 1986 to 1991, identifying gold mineralization along a 25-km strike length of a major structure. Geological mapping and prospecting was carried out over this structure, and a 13-km strike length of it was covered with a 100-m spaced line grid. The grid was surveyed with detailed geological mapping, B-horizon soil sampling, VLF-EM and magnetics. Extensive surface stripping was completed to test geochemical anomalies, and resulted in the delineation of two areas of gold mineralization, the Leprechaun Pond and Valentine East areas.

In the Leprechaun Pond area, drilling by BP Canada Inc. returned 4.6 g/t Au over a true thickness of 23.1 m and 9.1 g/t Au over 9.6 m. Forty-seven diamond drill holes for a total of 5,974 m were drilled in the Leprechaun Pond area of the property, indicating the presence of potentially economically significant gold values over a 3-km strike length. Several short lines of IP were run over the Leprechaun Pond mineralization.

In the Valentine East area trenching uncovered a number of anomalous gold zones with grab samples assaying as high as 25.4 g/t Au.

During this period of exploration, two small blocks, covering the Valentine East area and the Victoria Dam area, were flown with a helicopter-borne AEM system by Aerodat Limited.

Noranda Inc. (“Noranda”) acquired the Valentine property in 1992. No work was done by Noranda on the area of the Valentine Lake intrusive complex, however, B-horizon soil and till sampling was carried out to the east, at Quinn Lake. This work identified a large area of gold and base metal anomalies in both B-horizon soils and in basal tills. Noranda did not follow-up on these anomalies.

Mountain Lake entered into a joint-venture agreement with Noranda and began work on the property in 1998. Mountain Lake drilled 29 holes for a total of 3,645 m in the Leprechaun Pond and Valentine East areas in 1998 and 1999. Drilling at Leprechaun Pond defined a gold zone over 700 m of strike length and locally tested to a depth of 200 m. Initial drilling at Valentine East identified a 40 to 50 m wide zone of mineralized trondhjemite, including several narrow, higher grade intervals which returned 10.7 g/t Au over 1.8 m, 30.87 g/t Au over 1 m and 5.55 g/t Au over 5 m (Barbour, 1998 and 1999). Minor work was done to confirm the reported soil anomalies on Reid Lot 229 near Quinn Lake, with little success.

In 2002, Mountain Lake fulfilled the initial terms of its option agreement with Noranda by completing a nine-hole diamond-drilling program totalling 1,041 m. This work was carried out in new areas and along strike from existing drilling within the 25-km gold belt. Seven of the nine holes drilled obtained anomalous gold values. The drilling focused on three areas of interest: a new area referred to as Valentine West, the near surface potential at Leprechaun Pond and the strike extensions of the Valentine East area.

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Mountain Lake earned its initial 50% interest in the property. The company retained an option to earn an undivided 100% interest in the project by spending an additional $2.5 million over the next five years in exploration costs, and, at Noranda’s discretion, either to issue 1,000,000 shares of the company or to pay $1,000,000. Noranda retained a 2% net smelter return on base metals and a 3% net smelter return royalty on precious metals, less payment of any royalties to third parties. A net profits interest held by the Reid Newfoundland Company Limited and Mines and Forest was associated with mineral rights formerly held under the Reid Lot 227 and 229 near Quinn Lake.

In November 2003, Richmont reached an option agreement with Mountain Lake allowing Richmont to acquire a 70% interest in the Valentine Lake Project by carrying out $2.5 million in exploration work by October 31, 2007 along with a total of $25,000 in cash payments by March 31, 2004. Richmont operated the project until October 2007.

In March, 2008, Richmont and Mountain Lake fulfilled the requirements to exercise the option agreement with Xstrata Canada (as successor to Noranda) and, as a result, Richmont acquired a 70% interest in the Valentine Lake Project while Mountain Lake retained a 30% interest.

Project development work carried out in 2008 was focused on improving the access to the Leprechaun deposit by establishing a road to within 500 m of the deposit and upgrading existing roads. The Valentine East deposit was also made accessible by road as a result of these improvements. Road access eliminated the need for helicopter support and allowed access for heavy equipment.

In February, 2009, an agreement was reached between Mountain Lake and Richmont whereby Mountain Lake could acquire a 100% interest in the Valentine Lake Project by paying Richmont 2,500,000 shares in addition to payments totalling $3,000,000 in cash and/or 50% cash and shares over a four-year period, and conducting $1,000,000 in exploration work over a five year period.

Mountain Lake carried out a drilling program in 2009.

Table provides the historical drilling composites to 2002.

Table 2
Historical Drilling Composites to 2002, Valentine Lake Project, Leprechaun Pond Area

Hole Number	Depth From (m)	Depth To (m)	Gold Grade Uncut (g/t Au)	Gold Grade Cut to 58 g/t (g/t Au)	Core length (m)	Estimated true thickness (m)
VL-5	51.82	53.34	0.63	0.63
VL-36	154.53	155.93	0.02	0.02
VL-31	155.99	172.71	6.10	6.10	16.70	12.17
inc	163.09	172.71	9.12	9.12	9.62	7.06
VL-32	148.80	152.80	7.39	7.39	4.00	3.00
VL-33	223.33	225.33	4.34	4.34	2.00	1.46
VL-98-6	162.65	164.80	9.20	9.20	3.50	3.00
VL-10	123.44	128.02	6.33	6.33	4.58	4.60
VL-24	188.08	191.08	24.07	24.07	3.00	3.00
VL-30	215.11	219.62	3.12	3.12	4.50	3.38
VL99-4	371.26	378.03	3.75	3.75	6.80	4.48
VL-18	35.10	38.10	0.76	0.76	3.00	2.27
VL-25	175.14	178.14	1.50	1.50	3.00	2.27
VL02-79	14.00	16.75	7.05	7.05	2.75	2.03

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Hole Number	Depth From (m)	Depth To (m)	Gold Grade Uncut (g/t Au)	Gold Grade Cut to 58 g/t (g/t Au)	Core length (m)	Estimated true thickness (m)
VL-45	161.87	163.87	5.03	5.03	2.00	1.46
VL02-80			0.01	0.01
VL98-7			0.05	0.05
VL99-7	128.34	130.34	5.43	5.43	3.74	3.20
VL-47	157.84	161.84	4.26	4.26	4.00	2.92
VL-39			0.03	0.03
VL99-8			0.01	0.01
Pilgrim, 2005.

During 2004, Richmont initiated a diamond drilling program on the Valentine Lake Project in the Leprechaun Pond area. The objective was to determine the extent and grade of the zone of gold-bearing quartz-tourmaline vein stockwork hosted by trondhjemitic rocks in the Valentine Lake intrusive suite. A total of 6,965 m of NQ drilling was completed in three phases for a total of 24 drill holes. The majority of the holes were completed beneath the Leprechaun Pond area where the Main Zone is interpreted to outcrop on surface. Six holes were drilled to the northeast of Leprechaun Pond to target a possible northeast extension. Previous exploration hole collars and the original exploration grid were used for control. All holes were drilled oriented to the south and stopped in the underlying Rogerson Lake conglomerate. Table 3 highlights the interpreted composite intersections of the zones identified from the 2004 drill program.

Table 3
2004 Drilling Composites, Valentine Lake Project, Leprechaun Pond Area

Hole Number	Depth from (m)	Depth to (m)	Gold Grade Uncut (g/t Au)	Gold Grade Cut to 58 g/t (g/t Au)	Core Length (m)	Estimated True Thickness (m)
VL04-86	46.92	65.40	8.40	8.36	18.48	8.35
inc	60.30	65.40	11.06	11.06	5.10	2.30
VL-04-87	84.06	133.25	6.50	6.15	49.19	12.33
inc	95.86	102.76	13.68	12.42	6.90	1.73
inc	118.66	133.25	8.99	8.99	14.60	3.66
VL04-88	121.55	128.55	31.66	26.09	7.00	5.76
VL04-89	216.50	218.50	4.23	4.23	2.00	0.98
VL04-90	126.00	128.50	0.76	0.76	2.50	1.90
VL04-91	184.06	189.46	7.21	6.83	5.40	4.20
VL04-92	198.74	206.95	0.01	0.01	8.21	6.00
VL04-93	239.33	245.71	28.58	10.48	6.40	5.60
VL04-94	259.27	264.85	5.40	5.40	5.58	4.10
VL04-95	258.51	259.51	2.47	2.47	1.00	0.60
VL04-96	188.56	193.89	1.68	1.68	5.33	4.00
VL04-97	193.35	198.35	1.87	1.87	5.00	4.20
VL04-98	180.47	184.84	23.94	9.86	4.37	3.40
VL04-99	NSI
VL04-100	NSI
VL04-101	186.03	194.50	3.28	3.28	8.47	8.00
VL04-102	227.86	235.86	1.12	1.12	8.00	5.40
VL04-103	281.94	286.94	1.86	1.86	5.00	4.60

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Hole Number	Depth from (m)	Depth to (m)	Gold Grade Uncut (g/t Au)	Gold Grade Cut to 58 g/t (g/t Au)	Core Length (m)	Estimated True Thickness (m)
VL04-104	238.30	240.10	4.13	4.13	1.80	1.50
VL04-105	295.57	298.57	3.33	3.33	3.00	2.70
VL04-106	313.50	320.00	1.89	1.89	6.50	5.00
VL04-107	348.10	352.90	1.96	1.96	4.80	3.25
VL04-108	246.69	251.69	3.12	3.12	5.00	3.80
VL04-109	413.20	418.25	6.73	6.73	5.05	3.25
VL04-92	165.10	167.10	2.81	2.81	2.00	1.60
VL04-93	222.75	232.48	7.13	7.13	9.70	7.10
VL04-94	246.29	249.08	8.04	8.04	2.79	2.60
VL04-95	233.72	239.24	3.96	3.96	5.52	3.40
VL04-96	175.35	180.86	0.91	0.91	5.50	4.00
VL04-97	177.20	177.60	3.64	3.64	0.40	0.30
VL04-98	154.75	156.45	3.45	3.45	1.70	1.50
VL04-101	177.25	181.38	2.06	2.06	4.13	3.80
VL04-102	207.97	212.97	2.49	2.49	5.00	3.40
VL04-104	216.35	219.35	2.17	2.17	3.00	2.90
VL04-105	249.60	254.00	3.67	3.67	4.40	3.90
VL04-106	265.00	267.00	3.43	3.43	2.00	1.60
VL04-107	304.90	307.40	0.17	0.17	2.50	2.00
VL04-108	231.00	234.30	0.81	0.81	3.30	2.40
VL04-109	368.90	373.40	4.87	4.87	4.50	3.00
VL04-90	93.30	97.20	6.62	6.62	4.00	3.80
VL04-92	141.00	142.20	6.49	6.49	1.20	1.00
VL04-93	209.40	214.40	6.04	6.04	5.00	4.00
VL04-94	219.20	219.55	25.60	25.60	0.35	0.28
VL04-95	204.40	209.00	0.16	0.16	4.60	3.00
VL04-96	148.94	161.35	0.81	0.81	12.40	9.25
VL04-97	144.60	149.20	6.33	6.33	4.60	4.00
VL04-98	137.20	141.50	3.05	3.05	4.30	3.30
VL04-101	166.70	170.70	1.39	1.39	4.00	3.50
VL04-102	200.31	203.40	1.84	1.84	3.10	2.20
VL04-103	258.33	259.33	4.71	4.71	1.00	0.70
VL04-105	221.85	240.00	5.59	5.59	2.15	1.70
VL04-106	223.00	226.65	15.61	14.73	3.65	3.00
VL04-108	170.40	173.40	0.01	0.01	3.00	2.00
VL04-109	262.35	267.80	3.89	3.89	5.45	3.60
VL04-88	143.20	147.06	3.73	3.73	3.86	3.00
VL04-92	93.21	97.36	4.52	4.52	4.15	3.45
VL04-93	169.30	170.00	2.39	2.39	0.70	0.50
VL04-94	84.94	87.60	4.84	4.63	2.66	1.70
VL04-94	107.74	117.72	1.81	1.81	9.97	8.50
VL04-94	187.00	189.64	1.64	1.64	2.64	2.00
VL04-97	112.20	114.40	1.95	1.95	2.20	1.60
VL04-98	217.59	221.00	1.69	1.69	3.41	3.00
VL04-102	108.90	112.90	7.27	7.27	4.00	3.90
VL04-102	139.00	141.00	2.87	2.87	2.00	1.50
VL04-105	268.90	271.45	5.44	5.44	2.55	2.30

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Hole Number	Depth from (m)	Depth to (m)	Gold Grade Uncut (g/t Au)	Gold Grade Cut to 58 g/t (g/t Au)	Core Length (m)	Estimated True Thickness (m)
VL04-107	235.90	238.90	3.05	3.05	3.00	2.10
VL04-107	78.91	82.21	0.96	0.96	3.30	2.60
VL04-108	269.50	275.50	2.74	2.74	6.00	4.40
VL04-109	212.66	214.96	12.06	7.60	2.30	1.15
NSI – no significant intersections.
Pilgrim, 2005.

The Phase 1 drilling program consisted of 1,265 m in six holes (VL04-86 to VL04-91). This program was designed to determine the infill continuity of the Main Zone, which had been identified by previous drilling beneath Leprechaun Pond. The Phase 2 program saw the completion of 11 holes totalling 3,048 m. Holes VL04-101 and VL04-102 tested the continuity of the Main Zone, four of the holes were designed to test for a possible depth and lateral extension of the Main Zone (VL04-92 to VL04-95), while five holes (VL04-96 to VL04-100) targeted a potential depth extension of mineralized zones along strike to the northeast. The Phase 3 program resulted in completion of seven holes totalling 2,653 m. The program targeted deep extensions of the Main Zone below Leprechaun Pond (VL04-103 to VL04-107 and VL04-109) while one hole (VL04-108) was designed to test a possible deep extension of the northeast mineralized area.

Richmont initiated the phase 4 drill program in 2005. A total of 1,745.5 m were drilled in eight holes. Six holes were drilled in the Leprechaun Pond zone, and one hole each was drilled at Sprite prospect and Valentine East. The six holes drilled at Leprechaun Pond totalling 1,121.6 metres, were all targeted to drill down the dip of the main shear zone in order to intersect the stacked tension veins. One of the holes was aborted at 48.15 m since it was collared outside of the mineralized shear and remained in Rogerson Lake conglomerate for its entirety.

Table 4 outlines the composite intersections determined from assays of drill core from the 2005 program. A cut grade of 58 g/t Au was used. This value was determined with the aid of a cumulative frequency graph and by using the 98th percentile of all assays in the zones.

Table 4
2005 Phase 4 Drilling Composites, Valentine Lake Project

Hole Number	From (m)	To (m)	Length (m)	Gold Grade Uncut (g/t Aug)	Gold Grade Cut at 58 g/t Au (g/t Au)
VL05-110	6	8.5	2.5	0.03	0.03
	14	188	174	3.87	3.87
VL05-112	5	33.2	28.2	2.56	2.44
	47.6	53.5	5.9	0.8	0.8
	91.42	115.6	24.18	4.6	4.6
	127.98	128.88	0.9	0.16	0.16
	136.55	137.95	1.4	2.69	2.69
	139.6	142	2.9	0.75	0.75
VL05-113	49.2	51.45	2.25	1.6	1.6
	57.3	74.45	17.15	0.31	0.31
	90.83	114.5	23.67	5.73	3.83
	127.1	131.5	4.4	0.39	0.39
	140.7	143.7	3	4.42	4.42
	147.9	151.97	4.07	5.59	5.59
	159.77	162	2.23	0.28	0.28

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Hole Number	From (m)	To (m)	Length (m)	Gold Grade Uncut (g/t Aug)	Gold Grade Cut at 58 g/t Au (g/t Au)
VL05-114	35.4	37.8	2.4	2.91	2.91
	47	51.9	4.9	0.56	0.56
	59	67.7	8.7	5.52	5.52
	73.85	78	4.15	0.83	0.83
	89.8	95.3	5.5	3.49	3.49
	99.85	158	58.15	6.54	6.39
	163.56	168.55	4.99	2.05	2.05
	172.5	174.5	2	0.2	0.2
	188.74	193.4	4.66	0.16	0.16
	198.3	205.9	7.6	6.07	6.07
VL05-115	37	55.2	18.23	0.52	0.52
	65.6	67.1	1.5	1.02	1.02
	87	89.8	2.8	6.23	6.23
	97.6	99.1	1.5	1.12	1.12
	104.2	106.2	2	0.11	0.11
	118.1	121	2.9	0.12	0.12
	128.6	137	8.4	0.14	0.14
	142.3	144.7	2.38	9.96	9.32
	158.4	160.9	2.58	0.46	0.46
	163.8	192	28.2	1.24	1.26
	196.4	199.1	1.89	0.25	0.25
	230.4	232.9	2.45	0.01	0.01
	241	249.1	8.1	0.32	0.32
	252.7	257.5	4.77	0.31	0.31
VL05-116	149.3	153.7	4.4	0.15	0.15
	180.42	184.33	3.91	1.52	1.52
	202.5	206.5	4	0.09	0.09
	231.55	234.86	3.31	3.95	3.95
Woods, 2009.

In 2006, Richmont retained InnovExplo of Val d’Or, Quebec, to undertake a thorough compilation and merging of all pre-existing data. The compilation outlined 17 potential and favourable areas for gold mineralization that were based on a structural model and on specific criteria, such as anomalous soil results.

InnovExplo concluded that potential and favourable areas for gold mineralization included:

●	Regional flexure zones theoretically acting as a dilatancy zone.
●	Litho-tectonic contacts potentially corresponding to first-order structures.
●	East-northeast-west-southwest lineaments cutting the Valentine Lake trondhjemite at Leprechaun Pond.
●	West-northwest-east-southeast lithological discontinuities located northeast of Leprechaun Pond.
●	Elongated narrow magnetic highs (probable mafic dyke) combined with anomalous gold values obtained from soil geochemical survey located northwest of Leprechaun Pond.
●	N050°-060° oriented lineaments corresponding to a shear zone in the northeastern corner of the property (Guano Pit and Victoria River areas).

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InnovExplo also determined that the Valentine Lake gold occurrences were structurally-controlled and that any changes in rheological characteristics (competent rock, anisotropic zones such as mafic dykes in the trondhjemite), changes in orientation and dip, flexure zones, and structural splays were potentially favourable areas for gold mineralization. InnovExplo believed that the Leprechaun Pond deposit demonstrated similar characteristics to Archean orogenic lodegold deposits hosted in tonalite, granodiorite and trondhjemite with similar structural characteristics.

The 2007 drilling campaign consisted of eight holes for a total of 2,280 m. Most of the program was aimed at determining the potential for new gold deposits outside of the known deposits. Three drill holes tested for Valentine Lake type mineralization within the Valentine Lake intrusive complex and five holes tested the targets outside of the Valentine Lake intrusive complex. All targets were initially validated in the field and only the unexplained targets were drilled.

The drilling campaign was supported by helicopter and the core was logged at the Lloyd River Lodge near Red Indian Lake. All casings were left in the holes. All drill core is stored in the Newfoundland and Labrador Department of Natural Resources core library in Buchans.

The locations of the drill holes were determined by a global positioning system (GPS). Downhole surveying for dip and azimuth was completed every 30 m using a digital-timed Flexit downhole survey tool.

Table 5 shows the overall results. Two holes returned anomalous gold values. Hole VL07-123 intercepted 1.2 g/t Au over 7.4 m including 8.3 g/t Au over 0.9 m. The mineralization was associated with a shear zone characterized by a moderate sericitization and silicification with pyrite dissemination (1% to 6%) and quartz veining (epithermal style). Drill hole VL07-124 intercepted abundant quartz and tourmaline veins with pyrite associated with a good alteration, but did not show any anomalous gold values. Hole VL07-119 intercepted many quartz carbonate veins mineralized with pyrite, pyrrhotite and arsenopyrite but no significant gold values were associated with these zones.

Table 5
2007 Drilling Results, Valentine Lake Project

Hole Number	From (m)	To (m)	Length (m)	Gold Grade (g/t Au)
VL-07-118	5.8	7.5	1.7	1.1
VL-07-119				NSI
VL-07-120				NSI
VL-07-121				NSI
VL-07-122				NSI
VL-07-123	394.1	401.5	7.4	1.2
VL-07-123	400.6	401.5	0.9	8.3
VL-07-124	177.0	178.1	1.1	2.4
VL-07-125				NSI
NSI – no significant intersections.
Woods, 2009.

From July 5 through August 21, 2010, Insight Geophysics Inc. was contracted by Marathon to perform an Insight Section IP/Resistivity survey on the Valentine Lake project. The program’s main objective was to define a broad zone of anomalous conductive horizons that may host gold mineralization and thus generate new drilling targets both near surface and at depth.

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The majority of the drill holes targeted at the Leprechaun deposit intersected multiple gold zones. However, the main zone of gold mineralization is close and partly straddles the contact with the footwall conglomerate. This is consistent with results from previous drilling campaigns by Richmont and Mountain Lake. The high grade zones are characterized by the presence of pyrite and pervasive silicification; these intervals occur at intersections of sub-horizontal and steeply dipping vein sets. A summary of all the major intersections is presented in Table 6 below. The strike length of the Leprechaun deposit drilled at spacing between 12.5 m and 50 m has been increased to 700 m. However, at this stage, a broad zone of mineralization amenable to open-pit exploitation remains undefined.

The Marathon drilling programs focused on the top 100 m of the Leprechaun deposit which only had 6 drill holes but also tested deeper mineralization to a depth of 200 m. The results are to be used to investigate the potential for a bulk tonnage open pit operation. The layout of the drill holes is shown in Figure 3 and consists of both infill and step-out holes. A few more holes are planned to test the Valentine East target area.

Figure 3
Leprechaun Pond Plan Showing Drill Hole Layout

Map supplied by Marathon

The drilling is being conducted by Springdale Diamond Drilling of Springdale, Newfoundland using NQ size core. The drill hole collar, azimuth and inclination are determined by the project geologist. The drilling protocols observed at site are standard for the industry. Drill hole collar positions are established on grid cut lines aligned in a northwest -southeast direction. All 2010 drill hole collar positions have been located by Trimble System using hand held GeoMX with base station correction for an accuracy of 10 cm. Historic drill hole collars in the vicinity of Leprechaun Pond have been similarly located wherever a collar could be found. Downhole surveys are conducted using the Reflex Maxibor instrument which is not susceptible to magnetic influence. The drilling is supervised by the site geologist who makes sure that good core recoveries are obtained, depth markers are put in the right places and down-hole surveys are done correctly.

A summary of the drill holes completed and the major intersections as at August 31, 2010 is presented in Table 6.

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Table 6
Summary of the Marathon 2010 Diamond Drilling

Hole Number	From (m)	To (m)	Intersection Width (m)	Gold Grade (ppm)
VL10-137	27.00	29.00	2.00	0.780
VL10-137	44.00	44.50	0.50	4.440
VL10-138	11.30	12.00	0.70	0.674
VL10-138	95.00	95.50	0.50	1.500
VL10-138	107.80	109.80	2.00	1.308
VL10-141	17.00	18.00	1.00	1.060
VL10-141	30.00	31.00	1.00	3.217
VL10-141	35.00	37.90	2.90	0.912
VL10-143	31.85	34.15	2.30	0.726
VL10-144	20.00	23.00	3.00	0.569
VL10-144	160.00	162.00	2.00	0.681
VL10-145	58.16	58.46	0.30	18.492
VL10-147	9.00	11.00	2.00	0.985
VL10-147	16.00	18.00	2.00	2.362
VL10-147	40.60	48.50	7.90	1.329
VL10-147	87.00	88.00	1.00	2.234
VL10-147	166.30	167.00	0.70	3.035
VL10-149	53.50	55.00	1.50	1.391
VL10-150	30.40	31.00	0.60	3.204
VL10-150	90.00	91.00	1.00	1.342
VL10-152	33.50	34.00	0.50	1.821
VL10-152	50.00	50.50	0.50	1.347
VL10-152	67.00	68.00	1.00	1.737
VL10-152	150.43	150.73	0.30	1.058
VL10-154	91.00	92.50	1.50	1.141
VL10-154	96.50	96.90	0.40	4.021
VL10-155	14.65	16.00	1.35	1.823
VL10-155	46.00	48.00	2.00	0.684
VL10-155	78.00	79.00	1.00	1.409
VL10-155	161.50	162.50	1.00	3.550
VL10-155	168.00	168.30	0.30	2.496
VL10-157	57.00	60.00	3.00	2.092

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Hole Number	From (m)	To (m)	Intersection Width (m)	Gold Grade (ppm)
VL10-157	63.00	63.50	0.50	2.952
VL10-157	84.30	88.00	3.70	3.123
VL10-158	20.00	21.00	1.00	1.362
VL10-158	104.00	104.50	0.50	4.683
VL10-160	77.00	77.60	0.60	4.958
VL10-161	56.70	57.20	0.50	1.205
VL10-162	4.45	6.00	1.55	0.674
VL10-163	81.00	81.40	0.40	3.052
VL10-163	124.00	124.80	0.80	1.222
VL10-163	181.50	182.10	0.60	1.775
VL10-164	99.00	99.50	0.50	1.048
VL10-164	102.00	103.50	1.50	0.961
VL10-164	106.50	108.00	1.50	1.005
VL10-164	111.00	113.00	2.00	0.824
VL10-166	37.90	38.30	0.40	1.114
VL10-166	41.00	42.00	1.00	1.719
VL10-166	89.00	91.00	2.00	0.627
VL10-166	100.00	101.00	1.00	0.849
VL10-167	108.50	109.00	0.50	5.594
VL10-175	29.00	31.00	2.00	5.210
VL10-175	39	40	1.00	4.894
VL10-178	39.00	48.50	9.50	2.301
VL10-178	56.00	58.00	2.00	0.696
VL10-180	83	84	1.00	1.577
VL10-180	121	122	1.00	2.328
VL10-182	19.00	22.00	3.00	0.623
VL10-183	3.60	9.00	5.40	0.843
VL10-183	8	9	1.00	1.617
VL10-183	128.00	133.00	5.00	2.760
VL10-184	3	4	1.00	1.737
VL10-186	2.00	5.00	3.00	9.606
VL10-189	9.00	13.00	4.00	0.646
VL10-189	136	137	1.00	8.474
VL10-193	4.30	7.00	2.70	12.436

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Hole Number	From (m)	To (m)	Intersection Width (m)	Gold Grade (ppm)
VL-10-195	22	23	1	2.793
VL-10-195	40.20	48.00	7.80	0.883
VL-10-196	51.00	56.00	5.00	0.702
VL-10-196	61	62	1	1.282
VL-10-197	51.00	55.00	4.00	3.781
VL-10-200	30	32	2	1.028
VL-10-200	60.00	66.00	6.00	0.964
VL-10-200	149	150	1	1.344
VL-10-200	157.50	161.00	3.50	3.288
VL10-202	122.00	127.00	5.00	0.508
VL-10-205	61	65	4	1.09
VL-10-205	162	166	4	23.98
VL-10-206	30	37	7	1.48
VL-10-206	111	114	3	4.92

The best drill interval is from drill hole VL-10-205 which contains 23.98 g/t Au (uncut) over a true width of 4 m.

The results from the 2010 drilling program demonstrate favourable potential to increase the mineral resource at Leprechaun along strike and down dip. Where infill drilling has been conducted, closely-spaced drilling has resulted in a better structural understanding of the mineralization and shallowly dipping mineralization is now recognized to extend beyond the boundaries of the main steeply dipping mineralized structure and into the hanging wall.

Metallurgy

A preliminary phase of metallurgical testing was completed in 2010 by G&T Metallurgical Services (“G&T”) of Kamloops, BC, under the guidance of Richard Gowans P.Eng., President and Principal Metallurgist at Micon. This initial phase of work comprised preliminary mineralogical and chemical characterization and preliminary gravity separation and cyanide leach testing.

Approximately 50 kg of split drill core was selected by Marathon for the metallurgical testwork program. The samples chosen for the metallurgical composite were selected to represent typical mineralization at about average grade for the deposit. The average grade of the composite samples was 3.6 g/t Au and the silver content was 0.65 g/t.

Geological Setting and Mineralization

The Valentine Lake Project is located within the Exploits subzone of the Dunnage tectono-stratigraphic zone of central Newfoundland and is situated in the southwestern end of the Cambro-Ordovician Victoria Lake group. The Victoria Lake group is a structurally complex assemblage of island arc and back arc volcanic, volcaniclastic, and epiclastic rocks that have been metamorphosed and subjected to inhomogeneous regional deformation.

The Exploits subzone is composed of lower Ordovician volcanics and epiclastic rocks intruded by small granodioritic to gabbroic plutons. Contacts between the various lithologic subdivisions within the property are all roughly parallel to the regional northeast-trending fabric and many contacts are interpreted as faulted, based on geophysics and geochronological work.

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The Valentine Lake intrusive complex is dated at 562 Ma (late PreCambrian in age), and predates the surrounding volcanic and sedimentary rocks. It constitutes an elongate northeast-trending body of igneous rocks ranging from pyroxenitic through to trondhjemitic compositions.

Gold mineralization occurs along the boundary between the Valentine Lake intrusive complex and the Rogerson Lake conglomerate of Silurian age, which lies on the eastern flank of the Valentine Lake intrusive complex. The conglomerate unit is interpreted to have filled a fault-bounded paleotopographical depression. It forms a thin but laterally extensive unit that lies unconformably (overturned) on the southeast margin of the Valentine Lake intrusive complex.

The area is transected by several large-scale faults. Deformation in the intrusion is brittle in nature whereas heterogeneous ductile deformation is characteristic of the conglomerate.

Gold occurrences in the Victoria Lake-Millertown area, and in the Bay d’Espoir, Great Bend-Pauls Pond and Glenwood-Notre Dame Bay areas, were strongly affected by the Silurian Salinic Orogeny which resulted in intense deformation, metamorphism and plutonism. The gold occurrences are interpreted to be late syn- to post-Salinic in age.

The Valentine Lake Project lies approximately 15 km south of the north-northeast-trending Red Indian Line which is a major regional structure separating the rocks of the Victoria Lake Group from the younger Buchans volcanic sequence.

Five major lithological units underlie the Valentine Lake Project. From northwest to southeast, these are:

1.	Mixed, fine-grained sediments and subordinate mafic volcanics.

2.	The Valentine Lake intrusive complex.

3.	The Rogerson Lake conglomerate.

4.	Mixed fine-grained sedimentary, gabbroic and mafic volcanic terrane.

5.	The Rodeross Lake intrusion.

The property is bounded by major structures which has developed a competency difference between lithologies. This is similar to other gold mining districts where differences in competency act as a channel for phases of mineralization.

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Figure 4
Property Geology

Map supplied by Marathon.

Gold occurrences at the Valentine Lake Project are classified as structurally controlled mesothermal auriferous quartz vein type deposits where gold occurs within extensional or shear fracture veins, often associated with pyrite or arsenopyrite. The quartz veins and veinlets are typically pyrite-tourmaline rich. The veins also contain very minor scheelite, tungstite, pyrrhotite, arsenopyrite, galena, chalcopyrite, sphalerite bornite and a telluride phase.

The Valentine Lake Project covers gold mineralization that has been identified near the contact between the trondhjemite phase of the Valentine Lake intrusive complex and the Rogerson Lake conglomerate which, although younger, structurally underlies the intrusive. The mineralization is bounded by major structures which have resulted in comptetency difference between lithologies. Alteration and quartz-tourmaline veining occurs adjacent to the contact between the intrusive and the conglomerate. This is similar to other gold districts where differences in comptency act as a channel for phases of mineralization. The pervasive quartz-tourmaline association with gold mineralization seen throughout the Valentine Lake Project is similar to other granite-hosted gold deposits.

The Leprechaun gold resource is primarily associated with quartz-tourmaline veins hosted in sheared granite. Other lithologies (metasediments and volcanics) known to host gold mineralization have not undergone detailed exploration to date. The high grade lenses and the overall mineralized enveloped at Leprechaun occur within a 2-km long deformation zone that strikes northeast towards the Sprite prospect, or Leprechaun northeast extension.

Marathon’s 2010 drilling program has confirmed that the Leprechaun deposit is open at depth to the southwest, and to the northeast where historical drilling encountered mineralization over a continuous distance of about 2 km. The intensity of the mineralizing system just outside the area of a resource estimate prepared by Richmont in 2005 in the southwest part of the deposit appears to increase with depth.

Closely-spaced drilling and continuous core sampling has resulted in the recognition of shallowly dipping mineralization found to extend beyond the boundaries of the main steeply dipping mineralized structure into the hanging wall (see Figure 5). Gold mineralization has now been encountered in granitic rocks up to 300 m west of the sedimentary contact.

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The results from Marathon’s drilling program demonstrate favourable potential to increase the resource at Leprechaun along strike, up dip and down dip and, also, the potential to define another mineral resource at the Valentine East target. At Leprechaun, multiple stacked zones of gold mineralization have been intersected near surface and up dip from the location of the 2005 mineral resource estimate. Sectional interpretation of the drilling results show that some mafic dykes are mineralized (Figure 6) whilst others are not (Figure 5); hence, both pre- and post- mineralization dykes occur in the deposit area.

Figure 5
Section 9975 of the Leprechaun Gold Deposit

(Note un-mineralized mafic dyke (green) and flat dipping mineralized horizons)

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Figure 6
Section 10225 of the Leprechaun Gold deposit

(Note mineralization encountered in mafic dyke)

The Leprechaun deposit has now been drilled at a spacing of between 12.5 m and 50 m over a strike length of 700 m, and down to a maximum vertical depth of about 200 m. The completed geophysical survey indicates the potential for new targets at depth.

Results of the 1,054 samples re-analysed by metallic screening (1- to 3-kg samples) show that there is no appreciable gain in total gold for screened assay set relative to the initial 30-g fire assay set. This gives confidence in the analytical method being employed by the Eastern Analytical Laboratory and also on the reliability of the assay data to be used in an updated mineral resource estimate.

The preliminary metallurgical testwork results suggest that gold recoveries over 90% can be achieved with a standard metallurgical process flowsheet comprising gravity and cyanide leaching.

Additional testing of the remaining composite at G&T is currently ongoing. This work includes some preliminary flotation tests and some additional cyanide leach tests.

Mineral Resources

No mineral resource estimate was done for the purposes of the Technical Report. However, the Valentine Lake Project is the subject of a previous NI 43-101 compliant resource estimate that was prepared and disclosed in the Pilgrim, 2005 report which was based on minimum cut-off grade of 5 g/t Au and a minimum mining width of 3 m at a gold price of US$425/oz. Between January and September 25, 2010, Marathon drilled 95 holes totalling 10,909 m in the known resource area and plans to conduct a mineral resource estimate to include the newly-drilled limits of the deposit.

The estimate in Pilgrim, 2005 was carried out using the polygonal resource estimation procedure and was based on the Richmont surface drilling data for the Leprechaun Pond area, as of December 15, 2004. The estimate, for the Leprechaun Pond area, was classified as an inferred mineral resource, as summarized in Table 7.

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Table 7
Summary of the Historical Polygonal Mineral Resource Estimate, Leprechaun Pond Area,
as at December, 2004

Zone	Tonnes	Gold Grade Uncut (g/t Au)	Gold Grade Cut at 58 g/t Au (g/t Au)	Ounces
Main Zone	968,988	10.92	8.26	257,220
Zone 2	103,254	7.16	7.16	23,776
Zone 3	153,701	8.73	8.51	42,039
Other Zones	88,830	12.76	12.76	36,442
Total	1,314,773	10.50	8.50	359,477
Pilgrim, 2005.

Table 8
Inferred Mineral Resource Estimate for the Leprechaun Pond Area, as at December 15, 2004

Polygon	Tonnes (metric)	Gold Grade Uncut (g/t Au)	Gold Grade Cut at 58 g/t Au (g/t Au)	Ounces
Main Zone
VL-04-93	54,581	28.58	10.48	18,391
VL-31	94,169	6.10	6.10	18,469
VL04-86	170,111	8.40	8.36	33,253
VL04-87	95,020	6.50	6.15	18,788
VL98-6	28,152	9.20	9.20	8,327
VL04-91	52,407	7.21	6.83	11,508
VL-10	48,897	6.33	6.33	9,951
VL04-94	83,944	5.40	5.40	14,574
VL-24	35,305	24.07	24.07	27,322
VL-32	81,393	7.39	7.39	19,339
VL99-7	41,230	5.43	5.43	7,198
VL04-98	66,407	23.94	9.86	21,052
VL04-109	78,926	6.73	6.73	16,799
VL04-88	38,446	31.66	26.09	32,249
Total Main Zone	968,988	10.92	8.26	257,220
Zone 2
VL04-93	77,961	7.13	7.13	17,872
VL98-6	25,293	7.26	7.26	5,904
Total Zone 2	103,254	7.16	7.16	23,776
Zone 3
VL04-90	28,242	6.62	6.62	6,011
VL04-93	27,921	6.04	6.04	5,422
VL04-106	39,823	15.61	14.73	18,860
VL04-97	57,715	6.33	6.33	11,746
Total Zone 3	153,701	8.73	8.51	42,039

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Polygon	Tonnes (metric)	Gold Grade Uncut (g/t Au)	Gold Grade Cut at 58 g/t Au (g/t Au)	Ounces
Other Zones
VL99-4	88,830	12.76	12.76	36,442
Total Other Zones	88,830	12.76	12.76	36,442
Total All Zones	1,314,773	10.50	8.50	359,477
Pilgrim, 2005.

Micon considers the resource estimate to be in accordance with the categories set out in sections 1.2 and 1.3 of NI 43-101.

Recommendations

Following the successful completion of Marathon’s 2010 drilling phase, Micon makes the following recommendations in the Technical Report:

Geological modelling of the Leprechaun deposit is recommended before embarking on another drilling phase with a view to:

●	Defining the geometry of the vein systems and the broader zone of the mineralization envelope

●	Determining where additional drill hole information is critically needed to complete the model.

The resultant model is expected to indicate whether the deposit may be amenable to open pit mining.

Subject to the successful completion of a geological model and, confirmation that there is no requirement for infill drill holes, the preparation of an updated mineral resource estimate is recommended. In consideration of gold prices between 2008 and 2010, a lower cut-off grade than previously used by Richmont should be used. Micon further recommends that the lower cut-off grade be determined statistically to take into account the entire mineralization envelope.

The metallurgical work completed to date is of a preliminary nature. It is recommended that future work include testing on other composite samples to confirm the G&T preliminary results and to determine the metallurgical variability of samples representing all portions of the deposit.

The planned budget for ongoing work amounts to Cdn$1,607,700 and is broken down as shown in Table 9.

Table 9
Budget for Proposed Two Year Program

Item	Cost (Cdn.$)
Road maintenance	90,000
Camp construction, maintenance and labour	400,000
Leprechaun area drilling (7,200 m @ $100/m)	720,000
Valentine East drilling (1,500 m @ $100/m)	150,000
Drill core and trench assays (7,600 @ $22/assay)	167,200
Soil anomaly trenching	80,500
Total	1,607,700

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Micon believes that the proposed budget is reasonable and recommends that Marathon proceeds with the proposed work program.

Other Properties

Marathon Gold will also acquire the following property interests of Marathon the day before the effective date:

●
the Baie Verte property in western Newfoundland, an early-stage exploration property being explored for its potential to host an economic gold/base metal deposit. Marathon completed a 6-hole drilling program there in the first quarter of 2009. There were no significant results obtained from this work. Additional stripping and mapping completed in 2009 revealed structures and pyrite mineralization that is very similar to the Pine Cove deposit located 15 km to the north.

●	the Finger Pond Property is an early-stage gold exploration property located 30 km to the southwest of the Valentine Lake Property.

●	the Gold Reef property in Stewart, British Columbia, an exploration property located near Stewart, British Columbia with existing underground workings and drill holes.

Marathon Gold intends to evaluate and if warranted acquire additional resource properties with the potential to host economic precious metal deposits.

Selected Pro Forma Consolidated Summary Financial Information

The following tables set out selected pro forma financial information for Marathon Gold as at June 30, 2010, assuming completion of the Arrangement, all of which is qualified by the more complete information contained in the unaudited pro forma financial statements of Marathon Gold as at and for the six month periods ended June 30, 2010 and for the financial year ended December 31, 2009 and the audited financial statements of Marathon Gold as at and for the financial year ended December 31, 2009, together with the notes thereto, attached as Appendix “F” to this Circular.

Marathon Gold Corporation Selected Pro-Forma Financial Statement Information: Balance Sheet as at June 30, 2010 (Unaudited)

June 30, 2010 $
Assets
Current Assets
Cash and cash equivalents	6,000,100
6,000,100
Property and Equipment
Mineral properties and deferred exploration costs	1,680,762
Property, plant and equipment	68,880
7,749,742
Liabilities
Current liabilities
Accounts payable and accrued liabilities	—
Future income taxes	—
—
Shareholders’ Equity
Share Capital	7,749,742
Total shareholders’ equity	7,749,742
Total Liabilities and Shareholders’ Equity	7,749,742

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Marathon Gold Corporation
Selected Pro-Forma Financial Statement Information:
Statement of Operations for
the Six Months Ended June 30, 2010 and
for the Period from December 3, 2009 (Date of Incorporation)  to December 31, 2009
(Unaudited)

	June 30, 2010	December 31, 2009
	$	$
Exploration expenses	6,216	1,915
Operating expenses:
General and administrative expenses	729,996	126,644
Depreciation	25,790	4,298
Stock based compensation	407,156	—
	1,162,942	130,942

Total expenses	1,169,158	132,857

Operating loss	(1,169,158)	(132,857)

Interest income	13,938	4,900
Foreign exchange loss	(829)	(517)

Loss before income taxes	(1,156,049)	(128,474)

Future income tax recovery	—	—
Loss and comprehensive loss for the period	(1,156,049)	(128,474)

Description of Share Capital and Consolidated Capitalization

The authorized capital of Marathon Gold consists of an unlimited number of common shares without par value, of which 1,000 common shares are issued and outstanding.

The holders of Marathon Gold Shares are entitled to receive notice of and to attend, and to cast one vote for each Marathon Gold Share held by them at, all meetings of shareholders of Marathon Gold, other than meetings at which only the holders of another class or series of shares (if any) are entitled to vote separately as a class or series. The holders of Marathon Gold Shares are entitled to receive on a pro rata basis such dividends as the board of directors of Marathon Gold may from time to time declare. In the event of the voluntary or involuntary liquidation, dissolution or winding up of Marathon Gold, the holders of the Marathon Gold Shares will be entitled to receive on a pro rata basis all of the assets of Marathon Gold remaining after payment of all of Marathon Gold’s liabilities.

Market for Securities

The Marathon Gold Shares do not currently trade on any stock exchange. The TSX has conditionally approved the listing of the Marathon Gold Shares that will be issued pursuant to the Arrangement. Any listing will be subject to meeting TSX original listing requirements and there is no assurance such a listing will be obtained. As the Marathon Gold Shares are not listed on a stock exchange, unless and until such a listing is obtained, holders of Marathon Gold Shares may not have a market for their shares. See “Information Concerning Marathon Gold – Risk Factors” below for a discussion of, among other things, the risks associated with the fact that the Marathon Gold Shares are not currently publicly traded.

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Dividend Policy

Marathon Gold has not declared or paid any dividends on the Marathon Gold Shares. Marathon Gold anticipates that it will retain future earnings, if any, to finance the growth and development of its business and does not intend to pay cash dividends on the Marathon Gold Shares in the foreseeable future. Payment of any future dividends will be at the discretion of the board of directors of Marathon Gold after taking into account all relevant factors, including its earnings, financial condition, capital requirements and potential sources of financing.

Principal Holders of Marathon Gold Shares Post Arrangement

Upon completion of the Arrangement, Marathon Shareholders (including Stillwater) will hold 100% of the outstanding Marathon Gold Shares. It is expected that, upon completion of the Arrangement, the shareholdings in Marathon Gold will be substantially similar to those in Marathon. (The percentage of the Marathon Gold Shares held by the former holders of the Marathon Shares will differ from the percentage of Marathon Shares previously held only to the extent that such percentage is affected by the rounding down of fractional interests in Marathon Gold Shares.)

On that basis, to the knowledge of the directors and officers of Marathon and Marathon Gold, except as indicated below, no person will beneficially own, directly or indirectly, or exercise control or direction over, more than 10% of the then outstanding Marathon Gold Shares.

Upon completion of the Arrangement, the Vincent/Curry Shareholders are expected to beneficially own or control, directly or indirectly, a total of 1,983,440 Marathon Gold Shares, representing approximately 11.46% of the Marathon Gold Shares on a non-diluted basis. See “Marathon Shares Outstanding and Principal Holders of Marathon Shares” for further details.

Options and Warrants to Purchase Marathon Gold Shares

Stillwater has the option, exercisable concurrent with an initial equity offering which Marathon Gold may undertake following the Effective Date, to purchase from Marathon Gold at the offering price per Marathon Gold Share under such equity offering that number of Marathon Gold Shares as is equal to 15% of the total Marathon Gold Shares outstanding following the completion of the offering.

The directors, officers and certain key employees and consultants of Marathon Gold will be granted options to purchase Marathon Gold Shares pursuant to the terms of a stock option plan of Marathon Gold (the “Marathon Gold Option Plan”), with effect after the completion of the Arrangement. See “Information Concerning Marathon Gold – Executive Compensation”. The grant of options to purchase Marathon Gold Shares will be conditional on the completion of the Arrangement and subject to the approval of the TSX.

Pursuant to the Arrangement Agreement, the Marathon Warrants, if outstanding immediately prior to the Effective Time, will remain outstanding in accordance with their terms and will entitle the holder thereof to receive, upon exercise in accordance with the terms thereof, in lieu of the number of Marathon Shares otherwise issuable upon exercise thereof, the Cash Consideration and the number of Stillwater Shares and Marathon Gold Shares which the holder would have been entitled to receive as a result of the Arrangement and the other transactions contemplated thereby if, immediately prior to the Effective Time, such holder had been the registered holder of the number of Marathon Shares to which such holder was entitled upon such exercise.

Marathon Gold Option Plan

Marathon Gold will establish a stock option plan for directors, officers, employees and consultants of Marathon Gold and its subsidiaries (collectively, “Marathon Gold Eligible Persons”), to be known as the “Marathon Gold Option Plan”. The purpose of the Marathon Gold Option Plan is to give to Marathon Gold Eligible Persons the opportunity to participate in the success of Marathon Gold by granting to such individuals options, exercisable over periods of up to ten years as determined by the board of directors of Marathon Gold, to buy shares of Marathon Gold at a price not less than the Market Price (as defined in the policies of the TSX) prevailing on the date the option is granted less applicable discount, if any, permitted by the policies of the TSX or other applicable exchange and approved by the Marathon Gold board.

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The number of shares which may be issued pursuant to the Marathon Gold Option Plan will be a maximum of 10% of the issued and outstanding shares at the time of the grant. In addition, the number of shares which may be reserved for issuance to any one individual may not exceed 5% of the issued shares on a yearly basis. Under TSX policy, all such rolling stock option plans which set the number of shares issuable under the plan at a maximum of 10% of the issued and outstanding shares must be approved and ratified by shareholders every three years.

Prior Sales of Marathon Gold Shares

Marathon subscribed for 1,000 Marathon Gold Shares for an aggregate subscription price of $100 upon incorporation of Marathon Gold; no other Marathon Gold Shares are currently outstanding.

Directors and Officers

If the Arrangement is completed, the directors and officers of Marathon Gold will consist of the following persons, all of whom are existing directors, officers or employees of Marathon. Certain information respecting the Marathon Gold directors and officers is set forth below, including the province and country in which each is ordinarily resident, the period or periods during which each has served as a director or officer, their present principal occupations and recent business experience.

Name and Municipality of Residence	Offices of Marathon Held	Director/ Officer of Marathon Since	Principal Occupation
James D. Frank (3) Hayden Lake, Idaho USA	Chairman of the Board	September 12, 2003	Owner/consultant with JDF Consulting LLC, a consulting company to mining companies since January 2002.
Phillip C. Walford Mississauga, Ontario Canada	Director, President and Chief Executive Officer	May 31, 2007(4)	President and Chief Executive Officer of Marathon since 2005.
George D. Faught(1)(2)(3) Toronto, Ontario Canada	Director	November 16, 2006	President and Chief Executive Officer of Aberdeen International Inc. since 2005.
Robert Page Chilcott(1)(2) Christina Lake, BC Canada	Director	September 12, 2003	Self-employed businessman. President and Director of Cadre Resources Ltd., a Canadian public company, from January 1995 to September 2006.
Joseph G. Spiteri(1)(2) Acton, Ontario Canada	Director	April 21, 2010	Principal and owner of an independent mining consultancy.
James D. Kirke Toronto, Ontario, Canada	Vice President, Finance, Secretary, Treasurer and Chief Financial Officer	January 1, 2006	Chief Financial Officer of Marathon since January 1, 2006. From 2004 to 2006, Controller and subsequently Chief Financial Officer of BacTech Mining Corporation, a Canadian public company.
Sheryl M. Dunsworth Pasadena, Newfoundland, Canada	Vice President, Explorations
Project Manager with Meyer Dunsworth Geological Consulting (a division of Meyer Dunsworth Enterprises Limited) since 1995. Ms. Dunsworth has worked as a consultant to Marathon since August 2005, acting as Project Manager since 2006 on properties located in Ontario and Newfoundland.

Notes:
1.	Proposed member of the audit committee.
2.	Proposed member of the compensation committee.
3.	Proposed member of the finance committee.
4.
Mr. Walford was appointed as a director on October 13, 2003 and resigned on November 16, 2006 to permit the appointment of Mr. Faught with the intention of standing for re-election at the next annual meeting of the Marathon Shareholders. Mr. Walford was re-elected as a director of Marathon at the annual and special meeting held on May 31, 2007.

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Phillip C. Walford – Mr. Walford received his B. Sc. from Lakehead University. Mr. Walford is a professional geologist with over 30 years experience in precious metal, base metal and PGM mining and exploration. Mr. Walford has held senior management roles at a number of companies, working throughout the Americas with Anaconda Gold, Geomaque Exploration, LAC Minerals Ltd., Pamour Porcupine Mines Ltd and Hudson Bay Exploration and Development Ltd.

James D. Kirke – Mr. Kirke received his Bachelor of Commerce from McMaster University, and is a member of the Institute of Chartered Accountants of Ontario. He has 25 years of progressive international experience encompassing public accounting, information technology, mergers and acquisitions, consulting, and public reporting roles in the natural resource and entertainment industries. In addition to 12 years with Coopers & Lybrand and his roles at Marathon PGM Corporation, Mr. Kirke has served as chief financial officer for a number of Canadian public mining companies, including Soltoro Ltd., Golden Odyssey Mining Inc., and Bactech Mining Corporation.

Sheryl M. Dunsworth - Ms. Dunsworth obtained a M.Sc. degree in Earth Sciences from Memorial University in St. John’s, Newfoundland and a B.Sc.- Honours degree in Geology from St. Mary’s University in Halifax, Nova Scotia. She is a professional geologist with over 30 years experience working for both government and the private sector. Her work has involved detailed geological mapping and structural analysis, precious and base metal exploration, dimension stone analysis, and project management with fieldwork taking her throughout Canada as well as parts of Europe and South America. She was a member of the Mineral Rights Adjudication Board of Newfoundland and Labrador 2000-2003 as well as Geoscience Councilor for the Association of Professional Engineers and Geoscientists of Newfoundland and Labrador 2002-2003. She has also served in different capacities within the university and post secondary system. Ms. Dunsworth has been an author, co-author and editor of numerous publications relating to the geological and mineral sectors.

James D. Frank - Mr. Frank received his B.S. degree in Economics from the University of Idaho. Mr. Frank is a mining executive with over thirty years in the mining industry having held various positions; CFO, V.P. Business Development, Consultant, Internal Auditor, Accountant and Manager of Information Systems. Mr. Frank is currently the owner of JDF Consulting LLC, consulting with mining companies. Prior to this, Mr. Frank was Vice President of Business Development for two years and Vice President of Finance and CFO for four years for Constellation Copper Corporation. Mr. Frank was Vice President of Finance and CFO for Consolidated Nevada Goldfields Corp. (CNGC) for seven years. Prior to CNGC, Mr. Frank spent eight years with Sunshine Mining Company and eight years with Hecla Mining Company, holding various positions including Internal Auditor, Senior Accountant and Manager of Data Processing.

For biographies of Messrs. Chilcott, Faught and Spiteri, please see “Composition of Audit Committee - Relevant Education and Experience of Audit Committee Members”.

Cease Trade Orders or Bankruptcies

(a)
no director or executive officer of Marathon Gold is, as of the date of this Circular, or has been, within 10 years before the date of this Circular, a director, CEO or CFO of any company (including Marathon Gold) that:

(i)	was subject to an order that was issued while the director or executive officer was acting in the capacity as director, CEO or CFO; or

(ii)
was subject to an order that was issued after the director or executive officer ceased to be a director, CEO or CFO and which resulted from an event that occurred while that person was acting in the capacity as director, CEO or CFO.

For the purpose of paragraph (a) above, “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, and in each case that was in effect for a period of more than 30 consecutive days.

(b)	no director or executive officer of Marathon Gold, or a shareholder holding a sufficient number of securities of Marathon Gold to affect materially control of Marathon Gold:

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(i)
is, as at the date of this Circular or has been within the 10 years before the date of this Circular, a director or executive officer of any company (including Marathon Gold) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(ii)
has, within the 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or became subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director or executive officer.

The foregoing information, not being within the knowledge of Marathon Gold, has been furnished by the respective directors and executive officers of Marathon Gold.

Penalties or Sanctions

No director of Marathon Gold has been subject to:

(a)
any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)
any other penalties or sanctions imposed by a court or regulatory body that would be likely to be considered important to a reasonable investor in making an investment decision regarding Marathon Gold.

Executive Compensation

Set out below are particulars of compensation arrangements with the following persons (each a “Marathon Gold Named Executive Officer” or “NEO”) to be effective following the completion of the Arrangement:

(a)	Marathon Gold’s CEO;

(b)	Marathon Gold’s CFO;

(c)
each of Marathon Gold’s three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year and whose total compensation was, individually, more than $150,000 per year; and

(d)
each individual who would be a NEO under paragraph (c) above but for the fact that the individual was neither an executive officer of Marathon Gold, nor acting in a similar capacity, at the end of the most recently completed financial year.

Marathon Gold has four Named Executive Officers, being James D. Frank, Chairman; Phillip C. Walford, President and Chief Executive Officer; James Kirke, Chief Financial Officer; and Sherry Dunsworth, Vice President Exploration.

Named Executive Officer Employment/Consulting Agreements

Marathon Gold intends to enter into an employment agreement with each of Messrs. Walford and Kirke and Ms. Dunsworth (collectively, the “Marathon Gold Employment Agreements”) and a consulting services agreement with Mr. Frank (the “Consulting Services Agreement”) with substantially the same terms as the agreements those individuals currently have with Marathon in the case of Messrs. Walford, Kirke and Frank. Ms. Dunsworth does not currently have an employment agreement with Marathon, but is expected to enter into one with Marathon Gold that will have substantially the same terms as the agreement Marathon currently has with Mr. Good.

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The Consulting Services Agreement is expected to provide Mr. Frank with annual compensation of U.S.$120,000. It is also expected to provide that in the event of: (i) a change in control, such as a change in the holdings of voting rights where a person or group acquired more than 50 percent of the votes to elect directors, or more than 50 percent of the directors were persons not approved by Mr. Frank, and his service agreement is terminated within one year after such change in control; (ii) a change in position or city in which he performs his work that he does not agree to accept and the agreement is therefore terminated; or (iii) termination by Marathon Gold other than for cause, he will be entitled to receive the annual cash compensation for two years following such termination.

The Marathon Gold Employment Agreements are expected to provide for the following annual base salaries:

●	Mr. Walford: Cdn.$237,000

●	Mr. Kirke: Cdn.$168,000

●	Ms. Dunsworth: Cdn.$180,000

The Marathon Gold Employment Agreements are also expected to provide that in the event of: (i) a change in control, such as a change in the holdings of voting rights where a person or group acquired more than 50 percent of the votes to elect directors, or more than 50 percent of the directors were persons not approved by the NEO, and his employment agreement is terminated within one year after such change in control; (ii) a change in position or city in which he performs his work that he does not agree to accept and the agreement is therefore terminated; or (iii) termination by Marathon Gold other than for cause, the NEO will be entitled to receive his salary and continuation of benefits for two years following such termination.

Option-Based Awards

It is proposed that upon listing on the TSX, the Marathon Gold Named Executive Officers will be granted the following options to purchase shares of Marathon Gold under the Marathon Gold Option Plan. The exercise price of the stock options will be determined in accordance with the policies of the TSX:

Name of Executive Officer	Number Options
James D. Frank, Chairman	325,000
Phillip C. Walford, President and Chief Executive Officer	375,000
James Kirke, Vice President, Finance, Secretary, Treasurer and Chief Financial Officer	250,000
Sherry Dunsworth, Vice President of Exploration	250,000

Director Compensation

It is proposed that directors who are not executive officers of Marathon Gold, other than James D. Frank in his capacity as Chairman of Marathon Gold (the “Independent Directors”), will receive the following fees and retainers in respect of their services as directors:

a)	An annual retainer of $10,000;

b)	An annual retainer of $2,000 for each Independent Director chairing a committee of the board;

c)	A fee of $1,000 per board meeting attended; and

d)	A fee of $750 per committee meeting attended,

in addition to compensation in connection with services they may provide to Marathon Gold other than in the course of discharging their duties as directors. Any such compensation will be based on rates that would be charged by such directors for similar services to arm’s length parties. It is also proposed that upon listing on the TSX, the Independent Directors will be granted the following options to purchase shares of Marathon Gold under the Marathon Gold Option Plan. The exercise price of the stock options will be determined in accordance with the policies of the TSX:

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Name of Director	Number Options
Robert Page Chilcott	140,000
George D. Faught	140,000
Joseph G. Spiteri	140,000

Composition of the Compensation Committee

Marathon Gold’s executive compensation program and stock options will be administered by the compensation committee, made up of independent members of the board of directors. The members of the compensation committee will be Messrs. Faught, Spiteri and Chilcott (chair).

Report on Executive Compensation

The compensation committee will review Marathon Gold’s executive compensation and stock option policies and the compensation paid to the executive officers of Marathon Gold. The committee will report to the board of directors in its entirety for final approval. The compensation committee will also review the design and competitiveness of Marathon Gold’s compensation, stock option and benefit programs generally.

The compensation of executive officers will be composed primarily of two elements: a base salary and the allocation of incentive stock options. The compensation committee will establish the levels of remuneration taking into consideration, among other factors, level of expertise, length of service to Marathon and Marathon Gold, responsibilities, individuals’ performance and salaries paid for similar executive positions of other companies of comparable size and at the same stage of development.

Audit Committee Information

Audit Committee Charter

The full text of the Marathon Gold audit committee charter is attached as Exhibit I to this Appendix “C”.

Composition of the Audit Committee

The members of Marathon Gold’s audit committee will be George Faught (chair), Joseph Spiteri and Robert Page Chilcott. All members of the committee are considered independent and financially literate for the purposes of National Instrument 52-110 Audit Committees (“NI 52-110”).

Relevant Education and Experience of Audit Committee Members

George Faught – Mr. Faught is a Chartered Accountant with broad financial management, corporate development, financing and operating experience. Mr. Faught is the Chief Executive Officer of Aberdeen International Inc., a position he has held since 2005. From 1999 to 2005, Mr. Faught was the chief financial officer of North American Palladium Ltd., a mid-tier platinum group metals producer.

Joseph Spiteri – Mr. Spiteri has been principal and owner of an independent mining consultancy for 15 years. His commissions have included the evaluation of world-class deposits and operations in Canada and abroad. Mr. Spiteri has over 33 years of experience in advanced-stage exploration, feasibility, construction, operations and acquisitions. Prior to becoming a consultant, he held management or executive positions with Dome Mines Group, Placer Dome Incorporated, Northgate Explorations Limited, Lac Minerals Limited and Campbell Resources Incorporated. Mr. Spiteri obtained his Bachelor of Science Degree from the University of Toronto in 1976. Between 1982 and 1984, Mr. Spiteri completed graduate level business courses, on a part-time and correspondence basis from Laurentian University and Dalhousie University. He is a member of The Canadian Institute of Mining and The Association of Professional Geoscientists of Ontario.

Robert Page Chilcott – Mr. Chilcott served as the President and a director of Cadre Resources Corporation, a Canadian public company, from 1995 to 2006 and as a director of Marathon since September 2003. Mr. Chilcott’s background includes serving as a Governor of the Vancouver Stock Exchange from 1975 to 1990 and as a Director of the Investment Dealers Association of Canada from 1981-1982 and 1986-1988.

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Corporate Governance

Marathon Gold’s corporate governance may be summarized as follows:

a.	Independent Directors — Robert Page Chilcott, George Faught, and Joseph Spiteri will be “independent” members of the board within the meaning of NI 52-110.

b.
Non-Independent Directors — The non-independent directors will be James Frank (Chairman) and Phillip Walford (President and Chief Executive Officer). Mr. Frank will not be considered “independent” by virtue of the compensation which he will receive pursuant to the Consulting Services Agreement. As President and Chief Executive Officer, Mr. Walford also will not be considered “independent”.

c.	Involvement in Other Reporting Issuers — The following directors hold directorships in other reporting issuers.

Name	Issuer
Phillip Walford	Soltoro Ltd.
Claim Post Resources Inc.
George Faught	Aberdeen International Inc.
Crocodile Gold Corporation
Nyah Resources Corporation
Dacha Capital Inc.
Joseph Spiteri	Gammon Gold Inc.

d.
Meetings of Independent Directors — The independent directors are not expected to hold regularly scheduled meetings absent non-independent directors and members of management. However, during the course of a directors’ meeting, if a matter may be dealt with more effectively without the presence of members of management, the independent directors will be entitled to ask members of management to leave the meeting, and the independent directors will then meet in camera.

e.
Board Mandate — Although the board is not expected to adopt a formal mandate, it will responsible for supervising management in carrying on the business and affairs of Marathon Gold. Directors will be required to act and exercise their powers with reasonable prudence in the best interests of Marathon Gold. The board will be responsible for overseeing management’s performance in the following particular areas, among others:

●	strategic planning;

●	identification and management of the principal risks associates with the Marathon Gold’s business;

●	succession planning for management;

●	policies regarding communications with shareholders and others; and

●	the integrity of the internal controls and management information systems of Marathon Gold.

f.
Orientation and Continuing Education of Board Members — New board members will receive an orientation package which will include reports on operations and results and public disclosure filings by Marathon Gold. Board meetings may be held at Marathon Gold’s offices and may be combined with tours and presentations by management in order to give the directors additional insight into Marathon Gold’s business. In addition, members of management will make themselves available throughout the year for discussion with all board members.

g.
Measures to Encourage Ethical Business Conduct — The CBCA imposes fiduciary duties requiring board members to act in the best interests of Marathon Gold. It also requires any director or executive officer that has a material interest in a transaction or agreement that is being considered by Marathon Gold to declare a conflict of interest and be excluded from voting and from the decision making process with respect to that issue.

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h.
Nomination of Board Members — The board will consider its size each year when determining the number of directors to recommend for election at the annual meeting of shareholders, taking into account the number required to carry out the board’s duties effectively and to maintain a diversity of view and experience. The board is not currently expected to have a nominating committee; given Marathon Gold’s size, these functions will be performed by the board as a whole.

i.
Determination of Compensation of Directors and Officers — Marathon Gold’s executive compensation program and stock options will be administered by the compensation committee, made up of independent members of the board of directors. The members of the compensation committee will be Messrs. Faught, Spiteri and Chilcott, who will chair the committee.

j.	Other Board Committees — The Marathon Gold board is not expected to have any standing committees other than the audit committee, the compensation committee and the finance committee.

Shareholder Rights Plan

The board of directors of Marathon Gold has determined that Marathon Gold will enter into a shareholder rights plan agreement (the “Rights Plan”) that will be substantially the same as the shareholder rights plan agreement Marathon entered into with CIBC Mellon Trust Company as rights agent dated April 21, 2005, the terms of which are summarized below. It is intended that the Rights Plan will be adopted concurrently with the listing of the Marathon Gold Shares on the TSX. The Rights Plan must be ratified at the first annual meeting of Marathon Gold Shareholders in order to remain effective.

In deciding that Marathon Gold should adopt the Rights Plan, the Marathon Gold board considered the current legislative framework in Canada governing take-over bids. Under provincial securities legislation, a take-over bid generally means an offer to acquire voting or equity shares of a corporation that, together with shares already owned by the bidder and certain parties related thereto, amount to 20% or more of the outstanding shares.

The existing legislative framework for take-over bids in Canada presents the following concerns for shareholders:

(a) Time

Current legislation permits a take-over bid to expire 35 days after it is initiated. The board is of the view that this is generally not sufficient time to allow competing transactions to emerge or for other alternatives to be developed or to permit shareholders to consider the take-over bid and make a reasoned and unhurried decision.

(b) Pressure to Tender

A shareholder may feel compelled to tender to a take-over bid which the shareholder considers to be inadequate, out of concern that in failing to do so, the shareholder may be left with illiquid or minority discounted shares. This is particularly so in the case of a partial take-over bid (a bid for less than all shares), where the bidder wishes to obtain a control position but does not wish to acquire all of the shares. The Rights Plan provides a mechanism which is intended to ensure that a shareholder can separate the decision to tender from the approval or disapproval of the particular takeover bid on its merits.

(c) Unequal Treatment

The board is also concerned that a person seeking control of Marathon Gold might attempt, among other things, a gradual accumulation of Marathon Gold Shares in the open market; the accumulation of a large block of Marathon Gold Shares in a highly compressed period of time from institutional shareholders and professional speculators or arbitrageurs; a partial offer that unfairly pressures shareholders; or an offer for any or all of the Marathon Gold Shares at what the board considers to be less than full and fair value. The Rights Plan effectively prohibits the acquisition of more than 20% of the Marathon Gold Shares in such a manner. The Rights Plan is designed to encourage any bidder to provide shareholders with equal treatment in a take-over bid and full value for their investment.

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Purpose of the Rights Plan

The purpose of the Rights Plan is to give adequate time for shareholders of Marathon Gold to properly assess the merits of a bid without undue pressure and to allow competing bids to emerge. The Rights Plan is designed to give the board time to consider alternatives to allow shareholders to receive full and fair value for their Marathon Gold Shares. The adoption of the Rights Plan does not affect the duty of the board to act honestly and in good faith with a view to the best interests of Marathon Gold and its shareholders.

The issuance of the Rights (as defined below) will not in any way alter the financial condition of Marathon Gold. The issuance is not of itself dilutive, will not affect reported earnings per share and will not change the way in which shareholders would otherwise trade Marathon Gold Shares. By permitting holders of Rights other than an Acquiring Person (as defined below) to acquire Marathon Gold Shares at a discount to market value, the Rights may cause substantial dilution to a person or group that acquires 20% or more of the Marathon Gold Shares other than by way of a Permitted Bid (as defined below) or other than in circumstances where the Rights are redeemed or the board waives the application of the Rights Plan.

The Rights Plan should provide adequate time for shareholders to assess a bid and to permit competing bids to emerge. It also gives the board sufficient time to explore other options. A potential bidder can avoid the dilutive features of the Rights Plan by making a bid that conforms to the requirements of a Permitted Bid.

To qualify as a Permitted Bid, a take-over bid must be made to all holders of Marathon Gold Shares and must be open for 60 days after the bid is made. If at least 50% of the Marathon Gold Shares held by persons independent of the bidder are deposited or tendered pursuant to the bid and not withdrawn, the bidder may take up and pay for such shares. The bid must then remain open for a further period of 10 clear business days on the same terms.

The requirements of a Permitted Bid enable each shareholder to make two separate decisions. First, a shareholder will decide whether the bid or any competing bid is adequate on its own merits. In making this decision the shareholder need not be influenced by the likelihood that the bid will succeed. If there is sufficient support such that at least 50% of the independently held Marathon Gold Shares have been tendered, a shareholder who has not already tendered to that bid will have a further 10 business days to decide whether to tender to the bid.

A large number of publicly-held corporations in Canada and the United States have adopted similar shareholder rights plans.

Issue of Rights

The board of directors intends to adopt the Rights Plan concurrent with the listing of the Marathon Gold Shares on the TSX. Immediately upon adoption of the Rights Plan, one right (a “Right”) will be issued and attached to each outstanding Marathon Gold Share. One Right will also be automatically issued and attached to each Marathon Gold Shares (and any other share in the capital stock or voting interests of Marathon Gold entitled to vote generally in the election of directors) (collectively, “Voting Shares”) issued thereafter, subject to the limitations set forth in the Rights Plan.

Acquiring Person

An Acquiring Person is a person that beneficially owns 20% or more of the outstanding Voting Shares. An Acquiring Person does not, however, include Marathon Gold or any subsidiary thereof, or any person that becomes the beneficial owner of 20% or more of the Voting Shares as a result of certain exempt transactions. These exempt transactions include where any person becomes the beneficial owner of 20% or more of the Voting Shares as a result of, among other things: (i) specified acquisitions of Marathon Gold securities, (ii) acquisitions pursuant to a Permitted Bid or Competing Permitted Bid (as described below), (iii) specified distributions of Marathon Gold securities, (iv) certain other specified exempt acquisitions, and (v) transactions to which the application of the Rights Plan has been waived by the board.

Rights Exercise Privilege

The Rights will separate from the Voting Shares to which they are attached and will become exercisable at the close of business (the “Separation Time”) on the tenth business day after the earliest of: (a) the first date of public announcement that a person and/or others associated, affiliated or otherwise connected to such person, or acting in concert with such person, have become an Acquiring Person; (b) the date of commencement of, or first public announcement of the intent of any person to commence a take-over bid, other than a Permitted Bid or a Competing Permitted Bid, and (c) the date upon which a Permitted Bid or a Competing Permitted Bid ceases to be such, or such later date as the board may determine in good faith. Subject to adjustment as provided in the Rights Plan, each Right will entitle the holder to purchase one Marathon Gold Share for an exercise price (the “Exercise Price”) equal to five times the prevailing market price of a Marathon Gold Share as at the Separation Time.

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A transaction in which a person becomes an Acquiring Person is referred to as a “Flip-in Event”. Any Rights held by an Acquiring Person on or after the earlier of the Separation Time or the first date of public announcement by Marathon Gold or an Acquiring Person that an Acquiring Person has become such, will become void upon the occurrence of a Flip-in Event.

After the close of business on the tenth business day after the first public announcement of the occurrence of a Flip-in Event, the Rights (other than those held by the Acquiring Person) will entitle the holder to purchase, for the Exercise Price, that number of Voting Shares having an aggregate market price (based on the prevailing market price at the time of the consummation or occurrence of the Flip-in Event) equal to twice the Exercise Price.

Impact Once Rights Plan is Triggered

Upon a Flip-in Event occurring and the Rights separating from the attached Voting Shares, reported earnings per Voting Share on a fully diluted or nondiluted basis may be affected. Holders of Rights who do not exercise their Rights upon the occurrence of a Flip-in Event may suffer substantial dilution.

By permitting holders of Rights other than an Acquiring Person to acquire Voting Shares at a discount to market value, the Rights may cause substantial dilution to a person or group that acquires 20% or more of the voting securities of Marathon Gold other than by way of a Permitted Bid or other than in circumstances where the Rights are redeemed or the Board waives the application of the Rights Plan.

Certificates and Transferability

Prior to the Separation Time, certificates for Voting Shares will also evidence one Right for each Voting Share represented by the certificate. Certificates will bear a legend to this effect.

Prior to the Separation Time, Rights will not be transferable separately from the attached Voting Shares. From and after the Separation Time, the Rights will be evidenced by Rights certificates which will be transferable and traded separately from the Voting Shares.

Permitted Bids and Competing Permitted Bids

The Rights Plan is not triggered if an offer would allow sufficient time for the shareholders to consider and react to the offer and would allow shareholders to decide to tender or not tender without the concern that they will be left with illiquid Voting Shares should they not tender.

A Permitted Bid is a take-over bid where the bid is made by way of a take-over bid circular and: (i) is made to all holders of Voting Shares, other than the offeror; (ii) the bid is irrevocably open for acceptance for at least 60 days and provides that both deposit and withdrawal rights extend throughout the bid period; and (iii) the bid provides that if the number of Voting Shares of the relevant class validly tendered to the bid and not withdrawn at the expiry time of the bid, together with the number of such Voting Shares already beneficially owned by the bidder, would exceed 50% of the number of such Voting Shares then outstanding, that fact will be publicly announced and the bid will be extended for at least 10 Business Days following such announcement.

A ‘‘Competing Permitted Bid’’ is a take-over bid made after a Permitted Bid has been made and prior to the expiry of the Permitted Bid and that satisfied all the criteria of a Permitted Bid except that since it is made after a Permitted Bid has been made, the minimum deposit period and the time period for the take-up of and payment for shares tendered under a Competing Permitted Bid is not 60 days, but is instead the later of (i) the last day on which a take-over bid must be open for acceptance after the date of such bid under applicable securities legislation, and (ii) the earliest date for take-up and payment of shares under any other Permitted Bid then in existence.

Neither a Permitted Bid nor a Competing Permitted Bid is required to be approved by the board and such bids may be made directly to shareholders. Acquisitions of Voting Shares made pursuant to a Permitted Bid or a Competing Permitted Bid do not give rise to a Flip-in Event.

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Waiver and Redemption

With the prior consent of the holders of Voting Shares, the board of directors may, at any time prior to the occurrence of a Flip-in Event that would occur by reason of an acquisition of Voting Shares other than pursuant to a take-over bid made by means of a take-over bid circular to all holders of record of Voting Shares (or otherwise as outlined in the paragraph below), waive the application of the Rights Plan to such Flip-in Event. In such event, the board shall extend the Separation Time to a date at least 10 business days subsequent to the meeting of shareholders called to approve such waiver.

The Board may also, prior to the occurrence of a Flip-In Event, waive the application of the Rights Plan to a particular Flip-In Event which would occur as a result of a take-over bid made under a circular prepared in accordance with applicable securities laws to all holders of Voting Shares. In such event, the Board shall be deemed to also have waived the application of the Rights Plan to any other Flip-In Event occurring as a result of any other takeover bid made under a circular prepared in accordance with applicable securities laws to all holders of Voting Shares prior to the expiry of any take-over bid for which the Rights Plan has been waived or deemed to have been waived.

Until the occurrence of a Flip-in Event, the board of directors, may, at any time prior to the Separation Time, with the approval of holders of the Voting Shares (or with the approval of holders of Rights if the Separation Time has occurred), elect to redeem all but not less than all of the then outstanding Rights at $0.00l per Right. In the event that a person acquires Voting Shares pursuant to a Permitted Bid, a Competing Permitted Bid or pursuant to a transaction for which the board of directors has waived the application of the Rights Plan, then the board shall, immediately upon the consummation of such acquisition, without further formality, be deemed to have elected to redeem the Rights at the redemption price.

Confirmation

The Rights Plan will take effect immediately upon approval by the Marathon Gold board and must be ratified by a simple majority vote at the first annual meeting of Marathon Gold Shareholders in order to remain effective.

The Rights Plan must be then reconfirmed by a majority of shareholders at every third annual meeting following the meeting at which the Rights Plan is initially ratified.

Risk Factors

In addition to the other information contained in this Circular, there are a number of risks inherent to the Marathon Gold Shares. The following factors should be considered carefully when considering the risks related to holding Marathon Gold Shares.

Investment in Marathon Gold Shares is inherently risky and there is no assurance of listing on a stock exchange.

Marathon Gold Shares are not currently listed on any stock exchange and there is no assurance that the Marathon Gold Shares will be listed. Until the Marathon Gold Shares are listed on a stock exchange, shareholders of Marathon Gold may not be able to sell their Marathon Gold Shares. Even if a listing is obtained, the holding of Marathon Gold Shares will involve a high degree of risk.

Marathon Gold has no history of operations, earnings or dividends.

Marathon Gold has not yet commenced operations and therefore has no history of earnings or of a return on investment, and there is no assurance that any of the Marathon Gold Properties will generate earnings, operate profitably or provide a return on investment in the future. Marathon Gold has no plans to pay dividends. The future dividend policy of Marathon Gold will be determined by its board of directors.

Marathon Gold’s proposed exploration programs may not result in a commercial mining operation.

Mineral exploration involves significant risk because few properties that are explored contain bodies of ore that would be commercially economic to develop into producing mines. Marathon Gold cannot provide any assurance that the proposed exploration programs recommended for the Marathon Gold Properties will result in any commercial mining operation. If the proposed exploration programs do not result in the discovery of commercial ore, Marathon Gold may be required to acquire additional properties and may need to write-off part or all of its investments in the Marathon Gold Properties.

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Marathon Gold may not have sufficient funds to complete further exploration programs.

Marathon Gold will have limited financial resources. Following completion of the Arrangement, Marathon Gold is expected to have working capital of approximately $6,000,000. Marathon Gold does not generate operating revenue and must finance its exploration activity by other means, including financing through joint ventures, debt financing and equity financing. Marathon Gold cannot provide any assurance that funding will be available for exploration of Marathon Gold Properties or to fulfill anticipated obligations under the existing property agreements with respect to these properties. If Marathon Gold fails to obtain necessary financing, it may have to delay or cancel exploration of the Marathon Gold Properties.

Marathon Gold does not have any mineral reserves.

Marathon Gold has not established the presence of any mineral reserves (within the meaning of NI 43-101) at any of the Marathon Gold Properties. Marathon Gold cannot provide any assurance that future feasibility studies will establish mineral reserves at the Marathon Gold Properties. The failure to establish mineral reserves could restrict Marathon Gold’s ability to successfully implement its strategies for long-term growth.

Factors beyond Marathon Gold’s control may determine whether any mineral deposits it discovers are sufficiently economic to be developed into a mine.

The determination of whether Marathon Gold’s mineral deposits are economic is affected by numerous factors beyond Marathon Gold’s control. These factors include:

●	the metallurgy of the mineralization forming the mineral deposit;

●	market fluctuations for precious metals;

●	the proximity and capacity of natural resource markets and processing equipment; and

●	government regulations governing prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.

Marathon Gold has no revenue from operations and no ongoing mining operations of any kind.

Marathon Gold is a mineral exploration company and has no revenue from operations and no ongoing mining operations of any kind. The Marathon Gold Properties are in the exploration stage, and there are no defined or delineated mineral reserves on any of these properties. If Marathon Gold’s exploration programs successfully locate an economic ore body, Marathon Gold will be subject to additional risks associated with mining:

●	Marathon Gold will require additional funds to place an ore body into commercial production. Substantial expenditures will be required to:

●	establish ore reserves through drilling;

●	develop metallurgical processes to extract the metals from the ore; and

●	construct the mining and processing facilities at any site chosen for mining.

The sources of external financing that Marathon Gold may use for these purposes include public or private offerings of debt, convertible notes and equity. In addition, Marathon Gold may enter into one or more strategic alliances and may utilize one or a combination of all these alternatives. Marathon Gold cannot provide any assurance that the financing alternative chosen will be available on acceptable terms, or at all. If additional financing is not available, Marathon Gold may have to postpone the development of, or sell, certain of its properties.

●	The Marathon Gold Properties are not located in developed areas and as a result may not be served by appropriate:

●	road access;

●	water and power supply; and

●	labour and other support infrastructure.

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These items are often needed for development of a commercial mine. If Marathon Gold cannot procure or develop roads, water, power and other infrastructure at a reasonable cost, it may not be economic to develop properties, where exploration has otherwise been successful, into a commercial mining operation.

●
In making determinations about whether to proceed to the next stage of development, Marathon Gold must rely upon estimated calculations as to the mineral reserves and grades of mineralization on the Marathon Gold Properties. Until ore is actually mined and processed, mineral reserves and grades of mineralization must be considered as estimates only. These estimates are imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling which may prove to be unreliable. Marathon Gold cannot provide any assurance that:

●	these estimates will be accurate;

●	resources or other mineralization figures will be accurate; or

●	this mineralization can be mined or processed profitably.

Any material changes in mineral reserve estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital.

●	Mining operations encounter unpredictable risks and hazards that add expense or cause delay. These risks include:

●	unusual or unexpected geological formations;

●	metallurgical and other processing problems;

●	metal losses;

●	environmental hazards;

●	power outages;

●	labour disruptions;

●	industrial accidents;

●	periodic interruptions due to inclement or hazardous weather conditions;

●	flooding, explosions, fire, rockbursts, cave-ins and landslides; and

●	inability to obtain suitable or adequate machinery, equipment or labour.

●	Marathon Gold may become subject to liabilities in connection with:

●	pollution;

●	cave-ins; or

●	hazards against which Marathon Gold cannot, or may elect not to, insure.

The payment of these liabilities could require the use of financial resources that would otherwise be spent on mining operations.

●	Mining operations and exploration activities are subject to national and local laws and regulations governing:

●	prospecting, development, mining and production;

●	exports and taxes;

●	labour standards, occupational health and mine safety; and

●	waste disposal, toxic substances, land use and environmental protection.

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In order to comply with such laws and regulations, Marathon Gold may be required to make capital and operating expenditures or to close an operation until a particular problem is remedied. In addition, if Marathon Gold’s activities violate any such laws and regulations, Marathon Gold may be required to compensate those suffering loss or damage, and may be fined if convicted of an offence under such legislation.

●
Marathon Gold’s profitability and long-term viability will depend, in large part, on the market price of gold and other metals. The market prices for these metals are volatile and are affected by numerous factors beyond Marathon Gold’s control, including:

●	global or regional consumption patterns;

●	supply of, and demand for, gold and other metals;

●	speculative activities; and

●	political and economic conditions, including inflation/deflation, interest rates and currency values.

●	Marathon Gold cannot predict the effect of these factors on metal prices.

●
In order to bring the Marathon Gold Properties into production, Marathon Gold will experience significant growth in operations. Marathon Gold expects this growth to create new positions and responsibilities for management personnel and increase demands on operating and financial systems. There can be no assurance that Marathon Gold will successfully meet these demands and effectively attract and retain additional qualified personnel to manage its anticipated growth. The failure to attract such qualified personnel to manage growth effectively could have a material adverse effect on Marathon Gold’s business, financial condition and results of operations.

Future sales or issuances of equity securities could decrease the market price of Marathon Gold Shares, dilute investors’ voting power and reduce Marathon Gold’s earnings per share.

Marathon Gold may sell additional equity securities in offerings (including through the sale of securities convertible into common shares) and may issue additional equity securities to finance its operations, development, exploration, acquisitions or other projects. Marathon Gold cannot predict the size of future sales and issuances of equity securities or the effect, if any, that future sales and issuances of equity securities will have on the market price of the Marathon Gold Shares. Sales or issuances of a substantial number of equity securities, or the perception that such sales could occur, may adversely affect prevailing market prices for the Marathon Gold Shares. With any additional sales or issuances of equity securities, investors will suffer dilution of their voting power and Marathon Gold may experience dilution in its earnings per share.

The Marathon Gold Properties may be subject to uncertain title.

Marathon Gold cannot provide any assurances that title to the Marathon Gold Properties will not be challenged. Such properties are owned, leased or held under option as unpatented and patented mining claims, mineral claims or concessions. The ownership and validity, or title, of unpatented mining claims and concessions are often uncertain and may be contested. Marathon Gold may not be able to obtain all necessary surface rights to develop a property. The failure to acquire any or all of such rights may prevent exploration and development, even if such exploration or development would be warranted by exploration results achieved. A successful claim contesting Marathon Gold’s title to a property will cause Marathon Gold to lose its rights to explore and, if warranted, develop that property. This could result in Marathon Gold not being compensated for prior expenditures relating to the property. In Canada, claims have been made and new claims are being made by aboriginal peoples that call into question the rights granted by the government.

Marathon Gold is not the registered holder of any of the mineral property interests which comprise the Valentine Lake Project. Marathon Gold’s interests therein are subject to the terms of an option and joint venture agreement between Marathon and Mountain Lake Resources Inc. (the “Optionor”) dated December 21, 2009, as amended (the “OJVA”). Although the OJVA provides Marathon Gold with the exclusive right to earn a 50% interest in the Valentine Lake Project (as may be adjusted pursuant to the terms of the OJVA), there is no assurance that this will occur. Further, in the event of a dispute between the parties to the OJVA, Marathon Gold’s only recourse against the Optionor will be to seek judicial enforcement of the terms of the OJVA. If Marathon Gold is required to commence legal proceedings to enforce the OJVA, there is no assurance that Marathon Gold will succeed in such proceedings as to become registered holder of a 50% undivided interest in the Valentine Lake Project (as may be adjusted pursuant to the terms of the OJVA).

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Marathon Gold will be subject to significant governmental regulations.

Marathon Gold’s proposed exploration activities are subject to extensive federal, provincial and local laws and regulations governing various matters, including:

●	environmental protection;

●	management and use of toxic substances and explosives;

●	management of natural resources;

●	exploration of mineral properties;

●	exports;

●	price controls;

●	taxation;

●	labour standards and occupational health and safety, including mine safety; and

●	historic and cultural preservation.

Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties or enforcement actions, including orders issued by regulatory or judicial authorities enjoining or curtailing operations or requiring corrective measures, installation of additional equipment or remedial actions, any of which could result in significant expenditures. Marathon Gold may also be required to compensate private parties suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements. It is also possible that future laws and regulations, or more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of Marathon Gold’s proposed activities and delays in the exploration of properties.

Land reclamation requirements for the Marathon Gold Properties may be burdensome.

Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance. Reclamation may include requirements to:

●	control dispersion of potentially toxic substances; and

●	reasonably re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations potentially imposed on Marathon Gold in connection with the Marathon Gold Properties, Marathon Gold may be required to allocate financial resources to land reclamation that might otherwise be spent on further exploration or development programs.

High metal prices in recent years have encouraged increased mining exploration, development and construction activity, which has increased demand for, and cost of, exploration, development and construction services and equipment.

The relative strength of metal prices over the past five years has encouraged increases in mining exploration, development and construction activities around the world, which has resulted in increased demand for, and the cost of, exploration, development and construction services and equipment. While recent global market conditions have had a moderating effect on the costs of such services and equipment, increases in such costs may continue with sustained or increasing metal price levels or an improvement in global market conditions. Increased demand for services and equipment could result in delays if services or equipment cannot be obtained in a timely manner due to inadequate availability, and may cause scheduling difficulties due to the need to coordinate the availability of services or equipment, any of which could materially increase project exploration, development and/or construction costs.

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Marathon Gold faces industry competition in the acquisition of exploration properties and the recruitment and retention of qualified personnel.

Marathon Gold will compete with other exploration companies, many of which have greater financial resources than Marathon Gold or are at more advanced stages of development, for the acquisition of mineral claims, leases and other mineral interests as well as for the recruitment and retention of qualified employees and other personnel. If Marathon Gold requires and is unsuccessful in acquiring additional mineral properties or personnel, Marathon Gold may not be able to grow at the rate desired or at all.

Some of Marathon Gold’s directors and officers have conflicts of interest as a result of their involvement with other natural resource companies.

Some of the persons who are or will be Marathon Gold’s directors and officers are directors or officers of other natural resource or mining-related companies and these associations may give rise to conflicts of interest from time to time. As a result of these conflicts of interest, Marathon Gold may miss the opportunity to participate in certain transactions, which may have a material adverse effect on Marathon Gold’s financial position.

Marathon Gold may experience difficulty attracting and retaining qualified management to grow its business, which could have a material adverse effect on Marathon Gold’s business and financial condition.

Marathon Gold will be dependent on the services of key executives and other highly skilled personnel focused on advancing its corporate objectives as well as the identification of new opportunities for growth and funding. Due to Marathon Gold’s relatively small size, the loss of these persons or its inability to attract and retain additional highly skilled employees required for its activities may have a material adverse effect on Marathon Gold’s business and financial condition.

General economic conditions may adversely affect Marathon Gold’s growth and profitability.

The recent unprecedented events in global financial markets have had a profound impact on the global economy, which is acknowledged to have entered a recessionary period. Many industries, including the gold mining industry, are impacted by these market conditions. Some of the key impacts of the current financial market conditions include contraction in credit markets resulting in a widening of credit risk, devaluations, high volatility in global equity, commodity, foreign exchange and precious metal markets, and a lack of market liquidity. A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates and tax rates, may adversely affect Marathon Gold’s growth and potential future profitability. Specifically:

●	the global credit/liquidity crisis could impact the cost and availability of financing and Marathon Gold’s overall liquidity;

●	the devaluation and volatility of global stock markets could impact the valuation of Marathon Gold’s equity and other securities; and

●
in the event that Marathon Gold is able to successfully develop any of Marathon Gold Properties into mining operations at a time while such conditions persist, the volatility of gold prices could impact its revenues, profits, losses and cash flow, continued recessionary pressures could adversely impact demand for Marathon Gold’s production, and volatile energy, commodity and consumables prices and currency exchange rates could impact Marathon Gold’s production costs.

Auditors

Marathon Gold’s auditors are PricewaterhouseCoopers, LLP, Royal Trust Tower, Toronto-Dominion Centre, 77 King Street West, Suite 3000, Toronto, Ontario M5K 1G8.

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PricewaterhouseCoopers, LLP has confirmed that it is independent of Marathon Gold within the meaning of the applicable rules of professional conduct in Ontario.

Registrar and Transfer Agent

The transfer agent and registrar for the Marathon Gold Shares will be CIBC Mellon Trust Company at its principal office in Toronto, Ontario.

Material Contracts

The only contract that Marathon Gold is a party to and which has been entered into since its incorporation that may be reasonably regarded as being material is the Arrangement Agreement. A copy of such material contract may be obtained from the Secretary of Marathon Gold at 330 Bay Street, Suite 1505, Toronto, Ontario M5H 2S8.

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EXHIBIT “I” – Marathon Gold Audit Committee Charter

A.	Role and Objective

The Audit Committee is a committee of the Board of Directors of Marathon Gold Corporation (the “Corporation”) established for the purpose of overseeing the accounting and financial reporting process of the Corporation and external audits of its financial statements. In connection therewith, the Committee assists the Board in fulfilling its oversight responsibilities in relation to the Corporation’s internal accounting standards and practices, financial information, accounting systems and procedures, financial reporting and statements and the nature and scope of the annual external audit. The Committee also recommends for Board approval the Corporation’s audited annual financial statements and other mandatory financial disclosure.

The Corporation’s external auditor is accountable to the Board and the Committee as representatives of shareholders of the Corporation. The Committee is directly responsible for overseeing the relationship of the external auditor. The Committee has such access to the external auditor as it considers necessary or desirable in order to fulfill its duties, and the external auditor reports directly to the Committee.

The objectives of the Committee are as follows:

(a)	To satisfy itself as to the credibility and integrity of the Corporation’s financial reports;

(b)	To support the Board in meeting its oversight responsibilities in respect of the preparation and disclosure of financial reporting, including the financial statements of the Corporation;

(c)	To facilitate communication between the Board and the external auditor and to receive all reports of the external auditor directly from the external auditor;

(d)	To satisfy itself as to the external auditor’s independence and objectivity; and

(e)
To strengthen the role of the Corporation’s independent directors by facilitating in-depth discussions where deemed to be necessary or desirable between members of the committee, management and the Corporation’s external auditor.

B.	Composition

(a)	The Committee shall consist of at least 3 directors, all of which must be independent.

(b)
Members of the Committee shall be appointed by the Board. Each member shall serve until his successor is appointed, unless he shall resign or be removed by the Board or he shall otherwise cease to be a director of the Corporation.

(c)
The Chair of the Committee may be designated by the Board or, if it does not do so, the members of the Committee may elect a Chair by vote of a majority of the full Committee membership. The Committee Chair shall satisfy the independence, financial literacy and experience requirements (as described above).

(d)
The Committee shall have access to such officers and employees of the Corporation and to such information respecting the Corporation as it considers being necessary or advisable in order to perform its duties and responsibilities.

C.	Meetings

(a)	At all meetings of the Committee, every question shall be decided by a majority of the votes cast. In case of an equality of votes, the matter will be referred to the Board for decision.

(b)	A quorum for meetings of the Committee shall be a majority of its members.

(c)
Meetings of the Committee shall be scheduled at least quarterly and at such other times during each year as it deems appropriate. Minutes of all meetings of the Committee shall be taken. The Chief Financial Officer shall attend meetings of the Committee, unless otherwise excused from all or part of any such meeting by the Committee Chair. The Chair of the Committee shall hold in camera sessions of the Committee, without management present, at every meeting.

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(d)	The Committee shall report the results of meetings and reviews undertaken and any associated recommendations to the Board.

(e)
The Committee shall meet periodically with the Corporation’s external auditor (in connection with the preparation of the annual financial statements and otherwise as the Committee may determine), part or all of each such meeting to be in the absence of management.

D.	Responsibilities

(a)
As discussed above, the Committee is established to assist the Board in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Corporation and external audits of the Corporation’s consolidated financial statements. In that regard, the Committee shall:

(b)
Satisfy itself on behalf of the Board with respect to the Corporation’s internal control systems including identifying, monitoring and mitigating business risks as well as compliance with legal, ethical and regulatory requirements. The Committee shall also review with management, the external auditor and, if necessary, legal counsel, any litigation, claim or other contingency (including tax assessments) that could have a material effect on the financial position or operating results of the Corporation (on a consolidated basis), and the manner in which these matters may be, or have been, disclosed in the financial statements;

(c)
Review with management and the external auditor the annual financial statements of the Corporation, the reports of the external auditor thereon and related financial reporting, including Management’s Discussion and Analysis and earnings press releases (collectively, “Annual Financial Disclosure”) prior to their submission to the Board for approval. This process shall include, but not be limited to:

(i)	Reviewing changes in accounting principles, or in their application, which may have a material impact on the current or future year’s financial statements;

(ii)	Reviewing significant accruals, reserves or other estimates;

(iii)	Reviewing accounting treatment of unusual or non-recurring transactions;

(iv)	Reviewing disclosure requirements for commitments and contingencies;

(v)	Reviewing financial statements and all items raised by the external auditor, whether or not included in the financial statements; and

(vi)	Reviewing unresolved differences, if any, between the Corporation and the external auditor;

(d)
Review with management all interim financial statements of the Corporation and related financial reporting including Management’s Discussion and Analysis and earnings press releases (collectively “Quarterly Financial Disclosure”) and, if thought fit, approve all Quarterly Financial Disclosure;

(e)
Satisfy itself as to the adequacy of procedures in place for the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements, other than Annual Financial Disclosure or Quarterly Financial Disclosure, and periodically assess the adequacy of those procedures;

(f)
Review with management and recommend to the Board for approval, any financial statements of the Corporation which have not previously been approved by the Board and which are to be included in a prospectus of the Corporation;

(g)	With respect to the external auditor:

(i)	Receive all reports of the external auditor directly from the external auditor;

(ii)	Discuss with the external auditor:

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(A)	Critical accounting policies;

(B)	Alternative treatments of financial information within GAAP discussed with management (including the ramifications thereof and the treatment preferred by the external auditor);

(C)	Other material, written communication between management and the external auditor;

(h)
Consider and make recommendations to the Board as to the appointment or re-appointment of the external auditor, being satisfied that such auditor is a participant in good standing pursuant to applicable securities laws;

(i)
Review the terms of engagement of the external auditor, including the appropriateness and reasonableness of the auditor’s fees and make a recommendation to the Board as to the compensation of the external auditor;

(j)
When there is to be a replacement of the external auditor, review with management the reasons for such replacement and the information to be included in any required notice to securities regulators and recommend to the Board for approval the replacement of the external auditor along with the content of any such notice;

(k)	Oversee the work of the external auditor in performing its audit or review services and oversee the resolution of any disagreements between management and the external auditor;

(l)
Review and discuss with the external auditor all significant relationships that the external auditor and its affiliates have with PPP and its affiliates in order to determine the external auditor’s independence, including, without limitation:

(i)
Requesting, receiving and reviewing, on a periodic basis, written or oral information from the external auditor delineating all relationships that may reasonably be thought to bear on the independence of the external auditor with respect to the Corporation;

(ii)	Discussing with the external auditor any disclosed relationships or services that the external auditor believes may affect the objectivity and independence of the external auditor; and

(iii)	Recommending that the Board take appropriate action in response to the external auditor’s information to satisfy itself of the external auditor’s independence;

(m)	As may be required by applicable securities laws, rules and guidelines, either:

(i)
Pre-approve all non-audit services to be provided by the external auditor to the Corporation (and its subsidiaries, if any), or, in the case of de minimis non-audit services, approve such non-audit services prior to the completion of the audit; or

(ii)	Adopt specific policies and procedures for the engagement of the external auditor for the purposes of the provision of non-audit services;

(n)	Review and approve the hiring policies of the Corporation regarding partners, employees and former partners and employees of the present and former external auditor of the Corporation;

(o)	Establish procedures for:

(i)	The receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and

(ii)	The confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters; and

(p)
Review with external auditor its assessment of the internal controls of the Corporation, its written reports containing recommendations for improvement, and the Corporation’s response and follow-up to any identified weaknesses;

- C43 -

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(q)
With respect to risk management, be satisfied that the Corporation has implemented appropriate systems of internal control over financial reporting (and review senior management’s assessment thereof) to ensure compliance with any applicable legal and regulatory requirements;

(r)	Review annually with management and the external auditor and report to the Board on insurable risks and insurance coverage; and

(s)	Engage independent counsel and other advisors as it determines necessary to carry out its duties and set and pay the compensation for any such advisors.

- C44 -

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APPENDIX “D” - Plan of Arrangement

- D1 -

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AMENDED AND RESTATED
PLAN OF ARRANGEMENT UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT

1.	INTERPRETATION

(a)	Definitions: In this Plan of Arrangement, unless the context otherwise requires, the following words and terms shall have the meaning hereinafter set out:

(i)	“AcquireCo” means a wholly-owned subsidiary of Stillwater existing under the laws of Canada;

(ii)
“Arrangement” means the arrangement under the provisions of section 192 of the CBCA, on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or supplement hereto made in accordance with the Arrangement Agreement and the provisions hereof or made at the direction of the Court in the Final Order;

(iii)	“Arrangement Agreement” means the Arrangement Agreement dated September 7, 2010 to which this Plan of Arrangement is attached as schedule A;

(iv)	“Arrangement Resolution” means the Special Resolution of Marathon Shareholders approving the Arrangement;

(v)	“Business Day” means a day which is not a Saturday, Sunday or a civic or statutory holiday in Toronto, Ontario;

(vi)	“Cash Consideration” means $1.775 for each one (1) Marathon Share outstanding immediately prior to the Effective Time, up to an aggregate amount equal to the Maximum Cash;

(vii)	“CBCA” means the Canada Business Corporations Act, as amended;

(viii)
“Class A Shares” means the class A common shares of Marathon which are to be created in accordance with this Plan of Arrangement and which shall have attached thereto the right to vote at all meetings of Marathon Shareholders, the right to dividends as and when declared by the directors of Marathon, subject to the preferential right of the holders of Class B Shares to dividends and the right to participate in the remaining assets of Marathon upon a winding up of Marathon;

(ix)
“Class B Shares” means the Marathon Shares following their re-designation as Class B Shares in accordance with this Plan of Arrangement, such Class B Shares to bear the same rights and privileges as the Marathon Shares provided that such Class B Shares shall be entitled to dividends as and when declared by the directors of Marathon in preference to dividends to be paid on the Class A Shares;

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2.

(x)	“Closing Date” means the Business Day that is three Business Days after the granting of the Final Order or such other date as the parties to the Arrangement Agreement may agree;

(xi)	“Court” means the Ontario Superior Court of Justice (Commercial List);

(xii)
“Depositary” means any trust company, bank or financial institution agreed to in writing between Stillwater and Marathon for the purpose of, among other things, exchanging certificates representing Marathon Shares for Marathon Gold Shares and the Class A Shares and, subsequently, for the Cash Consideration and/or the Share Consideration, as the case may be, in connection with and in conformity to the Arrangement;

(xiii)	“Director” means the Director appointed pursuant to section 260 of the CBCA;

(xiv)
“Dissent Procedures” means the procedures set forth in section 190 of the CBCA, as may be modified by the Interim Order, which are required to be taken by an Marathon Shareholder to exercise the right of dissent in respect of Marathon Shares in connection with the Arrangement;

(xv)	“Dissent Rights” means the rights of dissent of Marathon Shareholders in respect of the Arrangement Resolution as defined in section 4 hereof;

(xvi)	“Dissenting Marathon Shareholder” means an Marathon Shareholder who has duly exercised a Dissent Right in strict compliance with the Dissent Procedures;

(xvii)	“Effective Date” means the date shown in the certificate of arrangement issued in accordance with section 262 of the CBCA in respect of the Arrangement, being the Closing Date;

(xviii)	“Effective Time” means the time when the Arrangement will be deemed to have been completed, which shall be 12:01 a.m., Toronto time, on the Effective Date;

(xix)
“Encumbrance” means any mortgage, hypothec, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third Person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(xx)	“Exchange Ratio” means 0.224 of a Stillwater Share for each one (1) Marathon Share outstanding immediately prior to the Effective Time;

(xxi)
“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court (with the consent of Stillwater and Marathon) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(xxii)	“Former Marathon Shareholders” means the holders of Marathon Shares immediately prior to the Effective Time;

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3.

(xxiii)
“Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the Marathon Meeting, as such order may be amended, supplemented or varied by the Court (with the consent of Stillwater and Marathon);

(xxiv)	“Letter of Transmittal” means the letter of transmittal to be delivered by Marathon to the Marathon Shareholders providing for the delivery of Marathon Shares to the Depositary;

(xxv)	“Marathon” means Marathon PGM Corporation, a corporation existing under the laws of Canada;

(xxvi)	“Marathon Disclosure Letter” means the letter dated the date hereof delivered by Marathon to Stillwater in the form accepted by Stillwater;

(xxvii)	“Marathon Gold” means Marathon Gold Corporation, a corporation existing under the laws of Canada;

(xxviii)	“Marathon Gold Shares” means the common shares which Marathon Gold is authorized to issue as presently constituted;

(xxix)
“Marathon Meeting” means the special meeting of Marathon Shareholders, including any adjournment or adjournments or postponement or postponements thereof, to be held for the purpose of obtaining approval by Marathon Shareholders of the Arrangement Resolution;

(xxx)	“Marathon Options” means the outstanding options to acquire Marathon Shares and which have been issued pursuant to the Marathon Stock Option Plan;

(xxxi)
“Marathon Shareholder” means a Person who is a registered holder of Marathon Shares as shown on the share register of Marathon and for the purposes of the Marathon Meeting, is a registered holder of Marathon Shares as of the record date therefor, and for the purposes of the Arrangement, is a registered holder of Marathon Shares immediately prior to the Effective Time;

(xxxii)
“Marathon Shares” means the common shares which Marathon is authorized to issue as presently constituted and following the re-designation of such common shares to Class B Shares in accordance with this Plan of Arrangement, means the Class B Shares which Marathon will be authorized to issue and, following the exchange of the Class B Shares for Class A Shares and Marathon Gold Shares in accordance with this Plan of Arrangement, means the Class A Shares which Marathon is authorized to issue;

(xxxiii)	“Marathon Stock Option Plan” means the stock option plan of Marathon as approved by the Marathon Board and by the Marathon Shareholders on June 15, 2010;

(xxxiv)	“Marathon Warrants” means the outstanding warrants to purchase up to 58,540 Marathon Shares issued by Marathon as disclosed in the Marathon Disclosure Letter;

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4.

(xxxv)	“Maximum Cash” means $61,775,707;

(xxxvi)	“Maximum Shares” means 3,893,325 Stillwater Shares;

(xxxvii)
“Person” means any individual, corporation, firm, partnership (including, without limitation, a limited partnership), sole proprietorship, syndicate, joint venture, trustee, trust, any unincorporated organization or association, any government or instrumentality thereof and any tribunal;

(xxxviii)	“Share Consideration” means 0.112 of a Stillwater Share for each one (1) Marathon Share outstanding immediately prior to the Effective Time, up to an aggregate amount equal to the Maximum Shares;

(xxxix)	“Special Resolution” has the meaning ascribed to such term in the CBCA;

(xl)	“Stillwater” means Stillwater Mining Corporation, a corporation existing under the laws of Delaware;

(xli)	“Stillwater Replacement Options” has the meaning given to such term in paragraph 3(a)(v) hereof;

(xlii)	“Stillwater Shares” means the common shares which Stillwater is authorized to issue as presently constituted;

(xliii)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder as amended from time to time.

(b)
Interpretation Not Affected by Headings. The headings contained in this Plan of Arrangement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof’, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section, subsection, paragraph, subparagraph, clause or sub-clause hereof and include any agreement or instrument supplementary or ancillary hereto.

(c)
Date for any Action. If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

(d)
Number and Gender. In this Plan of Arrangement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders and neuter.

(e)
References to Persons. A reference to a Person includes any successor to that Person. A reference to any statute includes all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

(f)	Currency. Unless otherwise stated in this Plan of Arrangement, all references herein to amounts of money are expressed in lawful money of Canada.

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5.

2.	ARRANGEMENT AGREEMENT

This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement. At the Effective Time, the Arrangement shall be binding upon Stillwater, AcquireCo, Marathon, Marathon Gold and the Marathon Shareholders.

3.	THE ARRANGEMENT

(a)	The Arrangement. At the Effective Time, the following shall occur and shall be deemed to have occurred in the following order without any further act or formality:

(i)	The holders of the Marathon Options shall cease to be entitled to receive Marathon Shares upon the exercise thereof.

(ii)
The Marathon Warrants, if outstanding immediately prior to the Effective Time, shall remain outstanding in accordance with their terms and will entitle the holder thereof to receive, upon exercise in accordance with the terms thereof, in lieu of the number of Marathon Shares otherwise issuable upon exercise thereof, the Cash Consideration, 0.112 of a Stillwater Share and 0.5 of a Marathon Gold Share for each Marathon Warrant so exercised, which the holder would have been entitled to receive as a result of the Arrangement and the other transactions contemplated herein if, immediately prior to the Effective Time, such holder had been the registered holder of the number of Marathon Shares to which such holder was entitled upon such exercise..

(iii)	Marathon shall undertake a reorganization of capital within the meaning of section 86 of the Tax Act as follows, and in the following order:

A.	The authorized capital of Marathon will be amended by:

I.
re-designating the Marathon Shares as Class B Shares and each certificate representing such an outstanding Marathon Share shall, as and from the time such re-designation is effective, represent a Class B Share; and

II.	the creation of an unlimited number of Class A Shares;

and the articles of Marathon shall be deemed to be amended accordingly.

B.
Each issued Class B Share held by a Dissenting Marathon Shareholder (for greater certainty, being a Marathon Shareholder who has complied with the Dissent Rights and is ultimately entitled to be paid for its Class B Shares) will be acquired by AquireCo in consideration for a debt claim against Stillwater to be paid fair value of such Class B Shares pursuant to the Dissent Procedures.

C.	Each issued Class B Share, other than those held by Dissenting Marathon Shareholders, will be exchanged with Marathon for one Class A Share and 0.50 Marathon Gold Shares.

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6.

D.
The stated capital of Marathon for the outstanding Class A Shares will be an amount equal to the stated capital of Marathon for the Class B Shares, less the fair market value of the Marathon Gold Shares distributed to Marathon Shareholders, other than Dissenting Marathon Shareholders pursuant to section 4 hereof and the paid-up capital of the Class A Shares of Marathon will be reduced accordingly.

E.	The Class B Shares (including the Class B Shares held by Dissenting Marathon Shareholders and acquired by AcquireCo pursuant to paragraph 3(a)(iii)(B) hereof) will be cancelled.

(iv)
Each Class A Share (other than Class A Shares held by Stillwater and its Affiliates and the Dissenting Shareholders) shall be transferred by the holder thereof to AquireCo (free and clear of any liens, charges or encumbrances of whatsoever nature), and each Former Marathon Shareholder (other than Stillwater and its Affiliates and the Dissenting Shareholders) shall be entitled to receive, in exchange therefor and subject to the following provisions of this Section 3, the Cash Consideration and the Share Consideration;

(v)
Each Marathon Option outstanding immediately prior to the Effective Time, whether vested or not, shall be exchanged for a fully-vested option granted by Stillwater (each a “Stillwater Replacement Option” and collectively the “Stillwater Replacement Options”) to acquire that number of Stillwater Shares equal to the product of (A) the number of Marathon Shares subject to the Marathon Option immediately before the Effective Time and (B) the Exchange Ratio. The exercise price per Stillwater Share subject to any Stillwater Replacement Option shall be equal to the quotient of (A) the exercise price per Marathon Share subject to such Marathon Option immediately before the Effective Time divided by (B) the Exchange Ratio. Except as set out above, the terms of each Stillwater Replacement Option shall be the same as the Marathon Option exchanged therefor, but the expiry date shall be the same as if the holder of the Marathon Options had not ceased to be employed by Marathon.

(vi)	With respect to each Class A Share:

A.
each such Marathon Shareholder, other than Stillwater, shall cease to be the holder of such Class A Share on the Effective Date and such holder’s name shall be removed from the share register of Marathon as at the Effective Time; and

B.
AcquireCo shall be deemed to be the transferee of such Class A Share (free and clear of any Encumbrance) on the Effective Date and AcquireCo shall be entered in the share register of Marathon as the holder thereof as at the Effective Time.

(b)
No Fractional Shares. Following the Effective Time, if the aggregate number of Stillwater Shares or Marathon Gold Shares to which an Marathon Shareholder would otherwise be entitled, or to which a holder of Stillwater Replacement Options or the Marathon Warrants is entitled on exercise or conversion (as the case may be) of Stillwater Replacement Options or the Marathon Warrants is not a whole number, then the number of Stillwater Shares or Marathon Gold Shares, as the case may be, shall be rounded down to the next whole number and no compensation will be paid to the Marathon Shareholder in respect of such fractional Stillwater Share or Marathon Gold Share, as the case may be.

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7.

(c)	Fractional Cash Consideration. Any cash consideration owing to a Former Marathon Shareholder shall be rounded up to the next whole cent.

4.	RIGHTS OF DISSENT

Marathon Shareholders shall be entitled to exercise dissent rights (“Dissent Rights”) with respect to the Marathon Shares pursuant to and in the manner set forth in section 190 of the CBCA as modified by the Interim Order and this section 4. Notwithstanding subsection 190(a) of the CBCA, any Marathon Shareholder seeking to exercise Dissent Rights must deliver to Marathon a written objection to the Arrangement by 5:00 p.m. (Toronto time) on the Business Day immediately prior to the date of the Marathon Meeting and must strictly comply with all other provisions of section 190 of the CBCA as modified by the Interim Order (the “Dissent Procedures”).

If the Arrangement is concluded, a Marathon Shareholder who exercises Dissent Rights in strict compliance with the Dissent Procedures shall be entitled to be paid by Marathon the fair value of the Marathon Shares held by such Dissenting Marathon Shareholder in respect of which such Dissenting Marathon Shareholder dissents, determined as provided for in the CBCA, as modified by the Interim Order and this section 4. Any such Dissenting Marathon Shareholder who exercises Dissent Rights and who:

(a)
is ultimately entitled to be paid fair value for its Marathon Shares shall be deemed to have transferred its Marathon Shares to Stillwater in consideration for a debt claim against Stillwater to be paid fair value of such shares pursuant to the Dissent Procedures, and shall not be entitled to any other payment or consideration, including any payment under the Arrangement had such holders not exercised their Dissent Rights; or

(b)
is for any reason ultimately not entitled to be paid for fair value for its Marathon Shares, shall be deemed to have participated in the Arrangement as of the Effective Time at the same terms and at the same time as a non-dissenting Marathon Shareholder and shall be issued only the same consideration which a Marathon Shareholder is entitled to receive under the Arrangement as if such Dissenting Marathon Shareholder would not have exercised Dissent Rights.

In no case shall Stillwater, AquireCo, Marathon or Marathon Gold be required to recognize Dissenting Marathon Shareholders or a Dissenting Marathon Shareholder at and after the Effective Time as a legal or beneficial holder of Marathon Shares for any purpose, and the names of such Dissenting Marathon Shareholders shall be removed from the share register of Marathon at the Effective Time.

5.	DELIVERY OF STILLWATER SHARES AND CASH AND MARATHON GOLD SHARES

(a)	Deposit. At or prior to the Effective Time:

(i)	Marathon shall deposit with the Depositary, for the benefit of the Former Marathon Shareholders, certificate(s) representing the Marathon Gold Shares;

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8.

(ii)	AquireCo shall deposit with the Depositary, for the benefit of the Former Marathon Shareholders, cash in an amount equal to the Maximum Cash; and

(iii)	Stillwater shall deposit with the Depositary, for the benefit of the Former Marathon Shareholders, certificate(s) representing the Maximum Shares.

(b)
Letter of Transmittal. The Depositary will forward to each Marathon Shareholder, at the address of such Marathon Shareholder as it appears on the register for Marathon Shares, a Letter of Transmittal and instructions for obtaining delivery of the certificates representing the Marathon Gold Shares and the Stillwater Shares allotted and issued to such Marathon Shareholder pursuant to the Arrangement.

(c)	Entitlement to Marathon Gold Certificates and Stillwater Certificates and cash.

(i)
Stillwater, AcquireCo and Marathon shall cause the Depositary, as soon as practicable following the later of the Effective Date and the date of deposit with the Depositary of a duly completed Letter of Transmittal and the certificates representing the Marathon Shares or other documentation as provided in the Letter of Transmittal, to:

A.	forward or cause to be forwarded by first class mail (postage prepaid) to the Former Marathon Shareholders at the address specified in the Letter of Transmittal; or

B.	if requested by the Former Marathon Shareholders in the Letter of Transmittal, make available at the Depositary for pick-up by the Former Marathon Shareholders; or

C.
if the Letter of Transmittal neither specifies an address nor contains a request as described in (ii), forward or cause to be forwarded by first class mail (postage prepaid) to the Former Marathon Shareholders at the address of such Former Marathon Shareholders as shown on the share register maintained by Marathon as at the Effective Time, certificates representing the Marathon Gold Shares issuable to such Former Marathon Shareholders and a cheque representing the cash payment, if any, payable to such Former Marathon Shareholders and/or certificates representing the number of Stillwater Shares, if any, issuable to such Former Marathon Shareholders as determined in accordance with the provisions hereof.

(ii)
No Former Marathon Shareholder shall be entitled to receive any consideration with respect to the Class A Shares other than the cash payment, if any, and certificates representing the Stillwater Shares, if any, which they are entitled to receive in accordance herewith of this Plan of Arrangement and, for greater certainty, no Former Marathon Shareholder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

(iii)
After the Effective Time and until surrendered as contemplated by paragraph 5(c)(i) hereof, each certificate which immediately prior to the Effective Time represented one or more Marathon Shares shall be deemed at all times to represent only the right to receive in exchange therefor a certificate representing the Stillwater Shares and the Marathon Gold Shares and the Cash Consideration to which the holder of such certificate is entitled to receive in accordance with paragraph 5(c)(i) hereof.

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9.

(d)
Lost Certificates. In the event that any certificate which immediately prior to the Effective Time represented one or more Marathon Shares which were exchanged for Stillwater Shares and Marathon Gold Shares in accordance with section 3 hereof shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, certificates representing the Stillwater Shares and the Marathon Gold Shares which such Marathon Shareholder is entitled to receive in accordance with section 3 hereof. When authorizing such delivery of certificates representing the Stillwater Shares and the Marathon Gold Shares which such Marathon Shareholder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the Marathon Shareholder to whom certificates representing such Stillwater Shares and Marathon Gold Shares are to be delivered shall, as a condition precedent to the delivery of such Stillwater Shares and Marathon Gold Shares, give a bond satisfactory to Stillwater, AcquireCo, Marathon, Marathon Gold and the Depositary in such amount as Stillwater, AcquireCo, Marathon, Marathon Gold and the Depositary may direct, or otherwise indemnify Stillwater, AcquireCo, Marathon, Marathon Gold and the Depositary in a manner satisfactory to Stillwater, AcquireCo, Marathon, Marathon Gold and the Depositary, against any claim that may be made against Stillwater, AcquireCo, Marathon, Marathon Gold or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the by-laws of Stillwater, AcquireCo, Marathon and Marathon Gold as the case may be.

(e)
Dividends or other Distributions. No dividends or distributions declared or made after the Effective Date with respect to Stillwater Shares with a record date after the Effective Date will be payable or paid to the holder of any unsurrendered certificate or certificates which, immediately prior to the Effective Date, represented outstanding Marathon Shares unless and until the holder of such certificate shall have complied with the provisions of this section 5. Subject to Applicable Law and to section 5 hereof, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the Stillwater Shares and the Marathon Gold Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect such Stillwater Shares and Marathon Gold Shares.

(f)
Termination of Rights. Any certificate formerly representing Marathon Shares that is not deposited, with all other documents as provided in this section 5 on or before the sixth anniversary of the Effective Date, shall cease to represent any claim or interest of any kind or nature (including, without limitation dividends or distributions set out in section 5(d) hereof) against Stillwater, AcquireCo, Marathon, Marathon Gold or the Depositary.

(g)
Withholding Rights. Stillwater, AcquireCo, Marathon, Marathon Gold and the Depositary shall be entitled to deduct and withhold from all dividends or other distributions otherwise payable to any Marathon Shareholder such amounts as Stillwater, Marathon, Marathon Gold or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Marathon Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

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10.

6.	AMENDMENT

(a)	Amendment.

(i)
Stillwater, AcquireCo, Marathon and Marathon Gold reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that any amendment, modification or supplement must be approved by Stillwater and Marathon in a written document which is filed with the Court and, if made following the Marathon Meeting, then approved by the Court, and communicated to the Marathon Shareholders in the manner required by the Court (if so required).

(ii)
Any amendment, modification or supplement to this Plan of Arrangement, if agreed to by Marathon and Stillwater, may be made at any time prior to or at the Marathon Meeting, with or without any other prior notice or communication and, if so proposed and accepted by Persons voting at the Marathon Meeting (other than as may be required under the Interim Order) shall become part of this Plan of Arrangement for all purposes.

(iii)
Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Marathon Meeting will be effective only if it is consented to by Marathon and Stillwater and, if required by the Court, by the Marathon Shareholders.

(iv)
Notwithstanding the foregoing provisions of this section 6, no amendment, modification or supplement of this Plan of Arrangement may be made prior to the Effective Time except in accordance with the terms of the Arrangement Agreement.

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APPENDIX “E”- Stillwater Financial Statements

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STILLWATER MINING COMPANY

Financial Statements and Notes

For the Six Month Periods Ended June 30, 2010 and 2009

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Stillwater Mining Company
Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share data)
	Six Months Ended June 30,
	2010	2009
Revenues
Mine production	$187,769	$141,139
PGM recycling	75,941	33,959
Other	4,622	5,507
Total revenues	268,332	180,605
Costs and expenses
Costs of metals sold
Mine production	112,843	100,938
PGM recycling	70,251	30,910
Other	4,622	5,498
Total costs of metals sold	187,716	137,346
Depletion, depreciation and amortization
Mine production	35,046	34,163
PGM recycling	83	89
Total depletion, depreciation and amortization	35,129	34,252
Total costs of revenues	222,845	171,598
Marketing	1,275	1,235
General and administrative	13,672	12,247
Loss on long-term investments	—	119
(Gain)/loss on disposal of property, plant and equipment	(208)	200
Total costs and expenses	237,584	185,399
Operating income (loss)	30,748	(4,794)
Other income (expense)
Other	9	49
Interest income	933	1,085
Interest expense	(3,269)	(3,458)
Income (loss) before income tax provision	28,421	(7,118)
Income tax provision	(472)	—
Net income (loss)	$27,949	$(7,118)
Other comprehensive income (loss), net of tax	(178)	47
Comprehensive income (loss)	$27,771	$(7,071)
Weighted average common shares outstanding
Basic	97,390	94,094
Diluted	105,616	94,094
Basic earnings (loss) per share
Net income (loss)	$0.29	$(0.07)
Diluted earnings (loss) per share
Net income (loss)	$0.28	$(0.07)

See accompanying notes to financial statements

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Stillwater Mining Company
Balance Sheets
(Unaudited)
(in thousands, except share and per share data)
	June 30, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$79,981	$166,656
Investments, at fair market value	148,157	34,515
Inventories	108,567	88,967
Trade receivables	6,295	2,073
Deferred income taxes	19,055	18,130
Other current assets	9,801	8,680
Total current assets	371,856	319,021
Property, plant and equipment, net of $345,315 and $311,449 accumulated depletion, depreciation and amortization	348,724	358,866
Restricted cash	38,070	38,045
Other noncurrent assets	9,273	9,263
Total assets	$767,923	$725,195
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$14,284	$8,901
Accrued compensation and benefits	26,031	26,481
Property, production and franchise taxes payable	10,461	10,405
Other current liabilities	4,196	3,689
Total current liabilities	54,972	49,476
Long-term debt	195,993	195,977
Deferred income taxes	19,055	18,130
Accrued workers compensation	6,486	4,737
Asset retirement obligation	6,472	6,209
Other noncurrent liabilities	4,440	3,855
Total liabilities	$287,418	$278,384
Stockholders’ equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 97,766,471 and 96,732,185 shares issued and outstanding	978	967
Paid-in capital	680,781	674,869
Accumulated deficit	(200,986)	(228,935)
Accumulated other comprehensive loss	(268)	(90)
Total stockholders’ equity	480,505	446,811

Total liabilities and stockholders’ equity	$767,923	$725,195

See accompanying notes to financial statements

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Stillwater Mining Company Statements of Cash Flows (Unaudited) (in thousands)

	Six Months Ended June 30,
	2010	2009
Cash flows from operating activities
Net income (loss)	$27,949	$(7,118)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	35,129	34,252
Lower of cost or market inventory adjustment	—	5,631
Loss on long-term investments	—	119
(Gain)/loss on disposal of property, plant and equipment	(208)	200
Asset retirement obligation	263	297
Amortization of debt issuance costs	490	529
Stock based compensation and other benefits	5,489	5,312

Changes in operating assets and liabilities:
Inventories	(20,178)	(13,554)
Trade receivables	(4,222)	50
Accrued compensation and benefits	(457)	1,059
Accounts payable	5,383	(86)
Property, production and franchise taxes payable	641	(350)
Workers compensation	1,749	(923)
Restricted cash	(25)	(2,450)
Other	(1,138)	(2,956)
Net cash provided by operating activities	50,865	20,012
Cash flows from investing activities
Capital expenditures	(24,587)	(25,188)
Proceeds from disposal of property, plant and equipment	265	46
Purchases of investments	(126,632)	(20,947)
Proceeds from maturities of investments	12,973	18,786
Net cash used in investing activities	(137,981)	(27,303)
Cash flows from financing activities
Payments on debt	—	(97)
Issuance of common stock	441	—
Net cash provided by (used in) financing activities	441	(97)
Cash and cash equivalents
Net decrease	(86,675)	(7,388)
Balance at beginning of period	166,656	161,795
Balance at end of period	$79,981	$154,407

See accompanying notes to financial statements

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Stillwater Mining Company
Notes to Financial Statements
(Unaudited)

NOTE 1
GENERAL

In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position of Stillwater Mining Company (the “Company”) as of June 30, 2010, and the results of its operations and its cash flows for the six- month periods ended June 30, 2010 and 2009. The results of operations for the first six months of 2010 are not necessarily indicative of the results to be expected for the full year. The accompanying financial statements in this quarterly report should be read in conjunction with the financial statements and notes thereto included in the Company’s March 31, 2010 Quarterly Report on Form 10-Q and in the Company’s 2009 Annual Report on Form 10-K.

The preparation of the Company’s financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. The more significant areas requiring the use of management’s estimates relate to mineral reserves, reclamation and environmental obligations, valuation allowance for deferred tax assets, useful lives utilized for depreciation, amortization and accretion calculations, future cash flows from long-lived assets, and fair value of derivatives and other financial instruments. Actual results could differ from these estimates.

The Company evaluates subsequent events through the date the financial statements are issued. No subsequent events were identified that required additional disclosure in the financial statements through the date of this filing.

NOTE 2
SALES

Mine Production

Palladium, platinum, rhodium, gold and silver are sent to third party refineries for final processing from where they are sold to a number of consumers and dealers with whom the Company has established trading relationships. Refined platinum group metals (PGMs) of 99.95% purity (rhodium of 99.9%) in sponge form are transferred upon sale from the Company’s account at third party refineries to the account of the purchaser. By-product precious metals are normally sold at market prices to customers, brokers or outside refiners. By-products of copper and nickel are produced by the Company at less than commercial grade, so prices for these metals typically reflect a quality discount. By-product sales are included in revenues from mine production.

The Company has a sales agreement with Ford Motor Company covering a portion of production from the mines, that contains guaranteed floor and ceiling prices for metal delivered. Metal sales under the agreement when not affected by the guaranteed floor or ceiling prices, are priced at a slight discount to market. Under this sales agreement, the Company currently has committed 80% of its palladium production and 70% of its platinum production from mining through December 31, 2010. None of the Company’s platinum or palladium production after 2010 is currently committed.

The agreement contains termination provisions that allow the purchaser to terminate in the event the Company breaches certain provisions of the agreement and the Company does not cure the breach within specified periods ranging from 10 to 30 days of notice.

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PGM Recycling

The Company purchases spent catalyst materials from third parties and processes these materials in its facilities in Columbus, Montana to recover palladium, platinum and rhodium for sale. It also accepts material supplied from third parties on a tolling basis, processing it for a fee and returning the recovered metals to the supplier. The Company has entered into sourcing arrangements for catalyst material with several suppliers. Under these sourcing arrangements as currently structured, the Company in some cases may advance cash against a shipment of material prior to actually receiving the physical shipment. These advances are included in Other assets on the Company’s balance sheet until such time as the material has been physically received and title has transferred to the Company. The Company holds a security interest in materials procured by its largest supplier but not received by the Company. Once the material is physically received and title has transferred, the associated advance is reclassified from Other assets into Inventories. Finance charges collected on advances and inventories prior to being earned are included in Other current liabilities on the Company’s balance sheet. Finance charges are reclassed from Other current liabilities to Interest income ratably from the time the advance was made until the outturn date of the inventory.

At the same time the Company purchases material for recycling, it typically enters into a fixed forward contract for future delivery of the PGMs contained in the material at a price consistent with the purchase cost of the recycled material. The contract commits the Company to deliver finished metal on a specified date that normally corresponds to the expected out-turn date for the metal from the final refiner. The purpose of this arrangement is to eliminate the Company’s exposure to fluctuations in market prices during processing, but it also creates an obligation to deliver metal in the future that could be subject to operational risks. If the Company were unable to complete the processing of the recycled material by the contractual delivery date, it could be required to purchase substitute finished metal in the open market to cover its commitments, and then would bear the cost (or benefit) of any change in the market price relative to the price stipulated in the delivery contract.

Other

The Company makes other open market purchases of PGMs from time to time for resale to third parties. Approximately 10,000 ounces and 15,100 ounces of PGMs were bought and re-sold at cost for the six- month periods ended June 30, 2010 and 2009, respectively, resulting in revenue of $4.6 million and $5.5 million, respectively.

Total Sales

Total sales to significant customers as a percentage of total revenues for the six- month periods ended June 30, 2010 and 2009 were as follows:

	Six Months Ended June 30,
	2010	2009
Customer A	51%	55%
Customer B	18%	20%
Customer C **	*	11%
Customer D	*	*
	69%	86%

*	Represents less than 10% of total revenues
**	Represents total sales to General Motors Corporation

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NOTE 3
DERIVATIVE INSTRUMENTS

The Company uses various derivative instruments to manage its exposure to changes in interest rates and PGM market commodity prices. Some of these derivatives are designated as hedges. Because the Company hedges only with instruments that have a high correlation with the value of the underlying exposures, changes in the derivatives’ fair value are expected to be offset by changes in the value of the hedged transaction.

Commodity Derivatives

The Company regularly enters into fixed forward contracts and financially settled forward contracts to offset the price risk in its PGM recycling activity. From time to time, it also enters into these types of contracts on portions of its mine production. In fixed forward transactions, the Company agrees to deliver a stated quantity of metal on a specific future date at a price stipulated in advance. The Company uses fixed forward transactions primarily to price in advance the metals acquired for processing in its recycling segment. Under financially settled forward transactions, at each settlement date the Company receives the difference between the forward price and the market price if the market price is below the forward price and the Company pays the difference between the forward price and the market price if the market price is above the forward price. These financially settled forward contracts are settled in cash at maturity and do not require physical delivery of metal at settlement. The Company normally uses financially settled forward contracts with third parties to reduce its exposure to price risk on metal it is obligated to deliver under long-term sales agreements.

Mine Production

At present the Company has not entered into derivative instruments to hedge its mined production.

PGM Recycling

The Company enters into fixed forward sales relating to PGM recycling of catalyst materials. The metals from PGM recycled materials are sold forward at the time of purchase and delivered against the fixed forward contracts when the ounces are recovered. All of these fixed forward sales contracts open at June 30, 2010, will settle at various periods through November 2010. The Company has credit agreements with its major trading partners that provide for margin deposits in the event that forward prices for metals exceed the Company’s hedged prices by a predetermined margin limit. As of June 30, 2010, no such margin deposits were outstanding or due.

From time to time, the Company also enters into financially settled forward contracts on recycled materials for which it hasn’t entered into a fixed forward sale. Such contracts are utilized when the Company wishes to establish a firm forward price for recycled metal on a specific future date. The Company generally has not designated these contracts as cash flow hedges, so they are marked to market at the end of each accounting period. The change in the fair value of the derivatives is reflected in the income statement.

The following is a summary of the Company’s commodity derivatives as of June 30, 2010:

PGM Recycling:
Fixed Forwards
	Platinum		Palladium		Rhodium
Settlement Period	Ounces	Avg. Price	Ounces	Avg. Price	Ounces	Avg. Price
Third Quarter 2010	18,838	$1,627	21,931	$493	3,260	$2,702
Fourth Quarter 2010	257	$1,564	267	$474	838	$2,430

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The following is the Effect of Derivative Instruments on the Statements of Operations and Comprehensive Income (Loss) for the Six- month periods Ended June 30, 2010 and 2009:

(in thousands)

Derivatives Not Designated as Cash Flow Hedges	Location of Gain/(Loss) Recognized in Income	Amount of Gain or (Loss) Recognized in Income
		Six months ended June 30,
		2010	2009
Fixed forward contracts	Other revenue	$—	$5
Fixed forward contracts	Other revenue	$—	$(2)
Fixed forward contracts	PGM recycling revenue	$—	$243
Fixed forward contracts	PGM recycling revenue	$—	$(47)

Fair Value of Derivative Instruments

(in thousands) As of June 30,

	Asset Derivatives			Liability Derivatives
Derivatives Not Designated as Cash Flow Hedges	Balance Sheet Location	Fair Value		Balance Sheet Location	Fair Value
		2010	2009		2010	2009
Fixed forward contracts		$—	$—	Other current liabilities	$—	$(3)

NOTE 4
SHARE-BASED COMPENSATION

Stock Plans

The Company sponsors stock option plans (the “Plans”) that enable the Company to grant stock options or nonvested shares to employees and non-employee directors. The Company has options outstanding under three separate plans: the 1994 Incentive Plan, the General Plan and the 2004 Equity Incentive Plan. The 1994 Incentive Plan and the General Plan have been terminated. While no additional options may be issued under the two terminated plans, options issued prior to plan termination remain outstanding. Authorized shares of common stock have been reserved for options that were issued prior to the expiration of the 1994 Incentive Plan and the General Plan. At inception, approximately 7,801,000 shares of common stock were authorized for issuance under the Plans, including approximately 5,250,000, 1,400,000 and 1,151,000 shares authorized for the 2004 Equity Incentive Plan, the General Plan and the 1994 Incentive Plan, respectively. Options for approximately 1,504,000 shares were available and reserved for grant under the 2004 Equity Incentive Plan as of June 30, 2010.

The Compensation Committee of the Company’s Board of Directors administers the Plans and determines the exercise price, exercise period, vesting period and all other terms of instruments issued under the Plans.

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Directors’ options vest over a six-month period after date of grant. Employees’ options vest ratably over a three-year period after date of grant. Officers’ and directors’ options expire ten years after the date of grant. All other options expire five to ten years after the date of grant, depending upon the original grant date. The Company received $0.4 million in cash from the exercise of stock options in the six- month period ended June 30, 2010. No stock options were exercised in the six- month period ended June 30, 2009.

Stock Options

The Company recognizes compensation expense associated with its stock option grants based on their fair market value on the date of grant using a Black-Scholes option pricing model. Stock option grants to employees generally vest in annual installments over a three year period. The Company recognizes stock option expense ratably over the vesting period of the options. If options are canceled or forfeited prior to vesting, the Company stops recognizing the related expense effective with the date of forfeiture. The compensation expense, recorded in general and administrative expense, related to the fair value of stock options during the six- month periods ended June 30, 2010 and 2009, was $74,000 and $147,900, respectively. Total compensation expense related to nonvested stock options not yet recognized is approximately $59,300, $54,100, $15,600 and $2,900 for the remaining six months of 2010 and for years 2011, 2012 and 2013, respectively.

Nonvested Shares

Nonvested shares granted to non-management directors, certain members of management and other employees as of June 30, 2010 and 2009, along with the related compensation expense are detailed in the following table:

				Compensation Expense
		Nonvested	Market	Six Months Ended
		Shares	Value on	June 30,
Grant Date	Vesting Date	Granted	Grant Date	2010		2009

April 27, 2006	April 27, 2009	288,331	$4,731,512	$—		$421,524

February 22, 2007	February 22, 2010	426,514	$5,433,788	$234,618	(1)	$698,377	(1)

February 4, 2008	February 4, 2011	16,741	$225,000	$37,656		$37,656

March 6, 2008	March 6, 2011	287,592	$5,283,065	$848,803	(1)	$844,701	(1)

December 9, 2008	June 9, 2009	12,987	$40,000	$—		$33,333

January 26, 2009	July 26, 2009	9,852	$40,000	$—		$34,285

May 7, 2009	November 7, 2009	55,656	$320,022	$—		$94,229

March 14, 2009	March 14, 2012	642,000	$1,964,520	$327,250		$195,889

April 16, 2009	March 14, 2012	328,819	$1,624,366	$269,200	(1)	$115,167

April 16, 2009	March 14, 2010	375,404	$1,854,496	$369,223	(1)	$414,610	(1)

August 5, 2009	February 5, 2010	5,857	$40,000	$7,827		$—

September 21, 2009	March 21, 2010	5,070	$40,000	$17,680		$—

February 18, 2010	February 18, 2013	604,775	$7,106,106	$856,951		$—

April 13, 2010	February 12, 2011	17,118	$260,536	$64,886	(1)	$—

April 13, 2010	February 12, 2013	73,535	$1,119,203	$82,926	(1)	$—

May 4, 2010	November 4, 2010	27,384	$400,080	$124,470		$—

Total compensation expense of nonvested shares				$3,241,490		$2,889,771

(1)
Compensation expense in the first half of 2010 was reduced by approximately $39,000 for forfeiture of approximately 11,200 nonvested shares granted in 2010, 2009, 2008 and 2007 to certain members of management and other employees who terminated employment in 2010. Compensation expense in the first half of 2009 was reduced by approximately $38,900,for forfeiture of approximately 7,400 nonvested shares granted in 2009, 2008 and 2007 to certain members of management and other employees who terminated employment in 2009.

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NOTE 5
INCOME TAXES

The Company determines income taxes using the asset and liability approach which results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of those assets and liabilities, as well as operating loss and tax credit carryforwards, using enacted tax rates in effect in the years in which the differences are expected to reverse. At June 30, 2010, the Company has net operating loss carryforwards (NOLs), which expire at various times in years 2010 through 2030. The Company has reviewed its net deferred tax assets and has provided a valuation allowance to reflect the estimated amount of net deferred tax assets which management considers, more likely than not, will not be realized. The Company recognized an income tax provision of $0.5 million for the six-month period ended June 30, 2010. No income tax provision was recognized for the comparable period ended June 30, 2009. Changes in the Company’s net deferred tax assets and liabilities have been offset by a corresponding change in the valuation allowance.

As of June 30, 2010 and 2009, the Company had no unrecognized tax benefits. The Company’s policy is to recognize interest and penalties on unrecognized tax benefits in Income tax provision in the Statements of Operations and Comprehensive Income (Loss). There was no interest or penalties for the six- month periods ended June 30, 2010 and 2009. The tax years subject to examination by the taxing authorities are the years ending December 31, 2009, 2008, 2007 and 2006.

NOTE 6
COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) consists of earnings items and other gains and losses affecting stockholders’ equity that are excluded from current net income (loss). As of June 30, 2010 and 2009, such items consisted of unrealized losses on available-for-sale marketable securities.

The following summary sets forth the changes in Accumulated other comprehensive income (loss) in stockholders’ equity for the first six months of 2010 and 2009:

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(in thousands) Six Months Ended June 30, 2010	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2009	$(90)

Reclassification to earnings	—
Change in value	(194)
Comprehensive income (loss)	$(194)

Balance at March 31, 2010	$(284)

Reclassification to earnings	—
Change in value	16
Comprehensive income (loss)	$16

Balance at June 30, 2010	$(268)

(in thousands) Six Months Ended June 30, 2009	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2008	$(160)

Reclassification to earnings	—
Change in value	(34)
Comprehensive income (loss)	$(34)

Balance at March 31, 2009	$(194)

Reclassification to earnings	—
Change in value	81
Comprehensive income (loss)	$81

Balance at June 30, 2009	$(113)

NOTE 7
DEBT

Convertible Debentures

On March 12, 2008, the Company issued and sold $181.5 million aggregate principal amount of senior convertible debentures due March 15, 2028 (“debentures”). The debentures pay interest at 1.875% per annum, payable semi-annually on March 15 and September 15 of each year, and commenced on September 15, 2008. The debentures will mature on March 15, 2028, subject to earlier repurchase or conversion. Each $1,000 principal amount of debentures is initially convertible, at the option of the holders, into approximately 42.5351 shares of the Company’s common stock, at any time prior to the maturity date. The conversion rate is subject to certain adjustments, but will not be adjusted for accrued interest or any unpaid interest. The conversion rate initially represents a conversion price of $23.51 per share. Holders of the debentures may require the Company to repurchase all or a portion of their debentures on March 15, 2013, March 15, 2018 and March 15, 2023, or at any time before March 15, 2028 upon the occurrence of certain events including a change in control. The Company may redeem the debentures for cash beginning on or after March 22, 2013.

In October 2009, the Company undertook the exchange of $15 million face amount of the convertible debentures for 1.84 million shares of the Company’s common stock. The debentures so acquired were retired. There is $166.5 million face value of the debentures outstanding as of June 30, 2010.

Amortization expense related to the issuance costs of the debentures was $0.5 million for each of the six-month periods ended June 30, 2010 and 2009.The interest expense on the debentures was $1.6 million and $ 1.7 million, respectively, for the six- month periods ended June 30, 2010 and 2009.The Company made cash payments of $1.6 million and $1.7 million for interest on the debentures during the six- month periods ended June 30, 2010 and 2009, respectively.

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NOTE 8
SEGMENT INFORMATION

The Company operates two reportable business segments: Mine Production and PGM Recycling. These segments are managed separately based on fundamental differences in their operations.

The Mine Production segment consists of two business components: the Stillwater Mine and the East Boulder Mine. The Mine Production segment is engaged in the development, extraction, processing and refining of PGMs. The Company sells PGMs from mine production under long-term sales agreements, through derivative financial instruments and in open PGM markets. The financial results of the Stillwater Mine and the East Boulder Mine have been aggregated, as both have similar products, processes, customers, distribution methods and economic characteristics.

The PGM Recycling segment is engaged in the recycling of spent catalyst material to recover the PGMs contained in the material. The Company allocates costs of the smelter and base metal refinery to both the Mine Production segment and to the PGM Recycling segment for internal and segment reporting purposes because the Company’s smelting and refining facilities support the PGM extraction of both business segments.

The All Other group primarily consists of assets, revenues, and expenses of various corporate and support functions.

The Company evaluates performance and allocates resources based on income or loss before income taxes. The following financial information relates to the Company’s business segments:

(in thousands) Six Months Ended June 30, 2010	Mine Production	PGM Recycling	All Other	Total
Revenues	$187,769	$75,941	$4,622	$268,332
Depreciation and amortization	$35,046	$83	$—	$35,129
Interest income	$—	$659	$274	$933
Interest expense	$—	$—	$3,269	$3,269
Income (loss) before income taxes	$40,088	$6,266	$(17,933)	$28,421
Capital expenditures	$21,568	$2,942	$77	$24,587
Total assets	$396,028	$53,216	$318,679	$767,923

(in thousands) Six Months Ended June 30, 2009	Mine Production	PGM Recycling	All Other	Total
Revenues	$141,139	$33,959	$5,507	$180,605
Depreciation and amortization	$34,163	$89	$—	$34,252
Interest income	$—	$292	$793	$1,085
Interest expense	$—	$—	$3,458	$3,458
Income (loss) before income taxes	$5,882	$3,251	$(16,251)	$(7,118)
Capital expenditures	$25,118	$—	$70	$25,188
Total assets	$430,568	$22,119	$268,958	$721,645

NOTE 9
INVENTORIES

For purposes of inventory accounting, the market value of inventory is generally deemed equal to the Company’s current cost of replacing the inventory, provided that: (1) the market value of the inventory may not exceed the estimated selling price of such inventory in the ordinary course of business less reasonably predictable costs of completion and disposal, and (2) the market value may not be less than net realizable value reduced by an allowance for a normal profit margin. No adjustments were made to the inventory value in the first six months of 2010. In accounting for inventory costs that exceeded market values, the Company reduced the aggregate inventory carrying value of certain components of its in-process and finished goods inventories by $5.6 million for inventory associated with mine production for the six- month period ended June 30, 2009.

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The costs of mined PGM inventories as of any date are determined based on combined production costs per ounce and include all inventoriable production costs, including direct labor, direct materials, depreciation and amortization and other overhead costs relating to mining and processing activities incurred as of such date.

The costs of recycled PGM inventories as of any date are determined based on the acquisition cost of the recycled material and include all inventoriable processing costs, including direct labor, direct materials and third party refining costs which relate to the processing activities incurred as of such date.

Inventories reflected in the accompanying balance sheets consisted of the following:

(in thousands)	June 30, 2010	December 31, 2009

Metals inventory
Raw ore	$1,524	$1,163
Concentrate and in-process	31,640	23,985
Finished goods	57,485	45,537
	90,649	70,685
Materials and supplies	17,918	18,282
Total inventory	$108,567	$88,967

NOTE 10
EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share is computed by dividing net earnings (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share reflect the potential dilution that could occur if the Company’s dilutive outstanding stock options or nonvested shares were exercised or vested and the Company’s convertible debt was converted. Reported net income was adjusted for the interest expense (including amortization expense of deferred debt fees) and the related income tax effect for the convertible debentures for the six- month period ended June 30, 2010. No adjustments were made to reported net income (loss) in the computation of basic earnings (loss) per share or diluted earnings (loss) per share for the six- month period ended June 30, 2009. The Company currently has only one class of equity shares outstanding.

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A reconciliation of the numerators and denominators of the basic and diluted per-share computations for income for the six- month period ended June 30, 2010, is shown in the following table:

(in thousands, except per share amounts)	Six Months Ended June 30, 2010
	Income (Numerator)	Weighted Average Shares (Denominator)	Per Share Amount

Income	$27,949

Basic EPS
Income available to
common stockholders	27,949	97,390	$0.29

Effect of Dilutive Securities
Stock options	—	48
Nonvested shares	—	1,096
1.875% Convertible debentures	1,987	7,082

Diluted EPS
Income available to common
stockholders + assumed conversions	$29,936	105,616	$0.28

Outstanding options to purchase 47,935 shares were included in the computation of diluted earnings per share in the six- month period ended June 30, 2010.

Outstanding options to purchase 488,371 of weighted shares of common stock were excluded from the computation of diluted earnings per share for the six- month period ended June 30, 2010, because the market price was lower than the exercise price, and therefore the effect would have been antidilutive. All of the outstanding options to purchase shares were excluded from the computation of diluted earnings (loss) per share for the six- month period ended June 30, 2009, because the Company reported a net loss and so the effect would have been antidilutive as inclusion of these options would have reduced the net loss per share.

The effect of outstanding nonvested shares was to increase diluted weighted average shares outstanding by 1,095,766 shares for the six- month period ended June 30, 2010. Outstanding nonvested shares of 364,585 were excluded from the computation of diluted earnings (loss) per share for the six- month period ended June 30, 2009, because the Company reported a net loss and inclusion of any of these shares would have reduced the net loss per share amounts.

All shares of common stock applicable to the outstanding convertible debentures were included in the computation of diluted weighted average shares for the six- month period ended June 30, 2010. All shares of common stock applicable to the outstanding convertible debentures were excluded from the computation of diluted weighted average shares for the six- month period ended June 30, 2009, because the net effect of assuming all the debentures were converted would have been antidilutive.

NOTE 11
REGULATIONS AND COMPLIANCE

For the past several years, the Company has been experimenting with various bio-diesel blends and modifying some of its mining practices underground in an effort to comply with much stricter Mine Safety and Health Administration (MSHA) limits on diesel particulate matter (DPM) exposure for underground miners. These new limits were delayed for a time, but they ultimately went into effect on May 20, 2008. Compliance with the revised MSHA DPM standards continues to be a challenge within the mining industry. However, as a result of its internal efforts to reduce DPM exposure, sampling indicates that the Company has achieved compliance with the new standards at both the East Boulder Mine and the Stillwater Mine.

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At June 30, 2010, the Company believes all underground operations are in compliance with these standards through the use of blended bio-diesel fuels, post exhaust treatments, power train advances and high secondary ventilation standards. No assurance can be given that any lack of compliance will not impact the Company in the future.

Nitrogen concentrates in groundwater have been elevated above background levels at both the Stillwater Mine and the East Boulder Mine as a result of operational activities and discharges currently authorized under permit. Noncompliance with standards have occurred in some instances and are being addressed by the Company through action plans approved by the appropriate federal and state regulatory agencies. Additionally, an Administrative Order on Consent (AOC) has been drafted in response to exceedances at the East Boulder Mine which modifies enforcement limits and provides for Agency approval of remedial actions under the compliance plan. In view of its good-faith efforts to comply and progress to date in implementing remedial and advanced treatment technologies, the Company does not believe that failure to be in strict compliance will have a material adverse effect on the Company’s financial position, results of operations and cash flows.

NOTE 12
FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants and also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The fair value hierarchy distinguishes three levels of inputs that may be utilized when measuring fair value: Level 1 inputs (using quoted prices in active markets for identical assets or liabilities), Level 2 inputs (using external inputs other than Level 1 prices, such as quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability) and Level 3 inputs (unobservable inputs supported by little or no market activity based on internal assumptions used to measure assets and liabilities). The classification of each financial asset or liability within the above hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Financial assets and liabilities measured at fair value on a recurring basis at June 30, 2010 and 2009, consisted of the following:

(in thousands)	Fair Value Measurements

	Total	Level 1	Level 2	Level 3
At June 30, 2010
Mutual funds	$824	$824	$—	$—
Investments	$148,157	$—	$148,157	$—

(in thousands)	Fair Value Measurements

At June 30, 2009	Total	Level 1	Level 2	Level 3
Mutual funds	$533	$533	$—	$—
Investments	$20,976	$—	$20,976	$—

The fair value of mutual funds and investments is based on market prices which are readily available. Unrealized gains or losses on mutual funds and investments are recorded in Accumulated other comprehensive income (loss).

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Financial assets and liabilities measured at fair value on a nonrecurring basis at June 30, 2010 and 2009, consisted of the following:

(in thousands)	Fair Value Measurements

At June 30, 2010	Total	Level 1	Level 2	Level 3
Convertible debentures	$154,346	$—	$154,346	$—
Exempt facility revenue bonds	$25,881	$—	$—	$25,881

(in thousands)	Fair Value Measurements

At June 30, 2009	Total	Level 1	Level 2	Level 3
Convertible debentures	$111,622	$—	$111,622	$—
Exempt facility revenue bonds	$19,244	$—	$—	$19,244

The Company used implicit interest rates of comparable unsecured obligations to calculate the fair value of the Company’s $30 million 8% Series 2000 exempt facility industrial revenue bonds at June 30, 2010 and 2009. The Company used its current trading data to determine the fair value of the Company’s $166.5 million 1.875% convertible debentures at June 30, 2010 and 2009.

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STILLWATER MINING COMPANY

Financial Statements and Notes

For the Year Ended December 31, 2009, 2008 and 2007

As Revised on Form 8-K Filed May 27, 2010

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Item 8.01 Other Events

Change in Method of Accounting for Inventory Valuation

On January 1, 2010, Stillwater Mining Company (the “Company”) elected to change its method of valuing its recycling inventory to the lot specific (specific identification) cost method whereas in all prior fiscal periods the Company’s recycling inventory was valued using the average cost method. The new method of accounting for recycling inventory is deemed preferable as the lot specific cost method better matches revenue and expense as the Company acquires raw catalytic material in specific lots from third parties and processes each of these specific lots for delivery to specific customers at predetermined margins.

Under the average cost method, acquisition costs and processing costs for all recycling material were blended together resulting in an average cost per ounce of recycled material. Under the lot specific cost method, the actual acquisition costs and processing costs for each specific lot of recycled material purchased and processed will be matched with the actual revenue earned for each specific lot of recycled material.

The Company filed its 2009 Annual Report on Form 10-K with the U.S. Securities and Exchange Commission on February 26, 2010. The Company has restated certain financial information that was included in its previously filed 2009 Annual Report on Form 10-K to reflect the effect of the change in accounting method for inventory valuation for prior period financial statements for years ending December 31, 2009, 2008 and 2007 and for comparative purposes the three month periods ended March 31, June 30, September 30, and December 31, 2009 and 2008.

The Company has restated the cumulative effect of the change in accounting method on its retained earnings balance at January 1, 2007. The cumulative effect for all periods prior to January 1, 2007 was a decrease of $524,000 in the Company’s reported accumulated deficit. The Company’s effective income tax rate for all prior periods is 39.3875%. The Company’s annual report to shareholders provides three years of financial results. Amounts in all periods have been restated including earnings per share in the applicable periods. The Company has determined that the change in accounting principal did not result in a material restatement of the financial information presented in the Company’s Annual Report on Form 10-K for any of the periods presented therein.

Item 9.01 Financial Statements and Exhibits

(a) Financial statements:

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ITEM 8

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Stillwater Mining Company:

We have audited the accompanying balance sheets of Stillwater Mining Company as of December 31, 2009 and 2008, and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stillwater Mining Company as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

As more fully described in note 3 to the financial statements, the Company elected, at the beginning of 2010, to change its method of valuing its recycling inventory to the lot specific (specific identification) cost method, whereas in all prior fiscal periods the Company’s recycling inventory was valued using the average cost method. Consequently, the Company’s financial statements referred to above have been restated to conform with the new method of valuing its recycling inventory.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Stillwater Mining Company’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 26, 2010 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

\s\ KPMG LLP

Billings, Montana

February 26, 2010, except for note 3 for

which the date is May 27, 2010

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STILLWATER MINING COMPANY

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share data)

Year ended December 31,	2009	2008	2007

REVENUES

Mine production	$306,892	$360,364	$331,277
PGM recycling	81,788	475,388	326,394
Other	5,752	19,980	15,365
Total revenues	394,432	855,732	673,036

COSTS AND EXPENSES
Costs of metals sold:
Mine production	209,140	283,793	256,942
PGM recycling	75,920	448,351	308,567
Other	5,741	19,892	14,289
Total costs of metals sold	290,801	752,036	579,798
Depreciation and amortization:
Mine production	70,239	82,792	82,396
PGM recycling	178	192	142
Total depreciation and amortization	70,417	82,984	82,538
Total costs of revenues	361,218	835,020	662,336
Marketing	1,987	5,705	5,586
General and administrative	25,080	26,712	22,879
Restructuring	—	5,420	—
Impairment of long-term investments	119	3,374	—
Loss on trade receivables	595	3,410	—
Loss on advances on inventory purchases	456	25,999	—
Impairment of property, plant and equipment	—	67,254	—
(Gain)/loss on disposal of property, plant and equipment	689	196	(180)
Total costs and expenses	390,144	973,090	690,621

OPERATING INCOME (LOSS)	4,288	(117,358)	(17,585)

OTHER INCOME (EXPENSE)
Other	79	144	236
Interest income	1,846	11,103	11,705
Interest expense	(6,801)	(9,718)	(11,269)
Induced conversion loss	(8,097)	—	—

LOSS BEFORE INCOME TAX BENEFIT (PROVISION)	(8,685)	(115,829)	(16,913)

Income tax benefit (provision)	30	32	—

NET LOSS	(8,655)	(115,797)	(16,913)

Other comprehensive income, net of tax	70	5,865	9,578

COMPREHENSIVE LOSS	$(8,585)	$(109,932)	$(7,335)

See accompanying notes to financial statements.

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STILLWATER MINING COMPANY

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share data)

(Continued)

Year ended December 31,	2009	2008	2007

BASIC AND DILUTED LOSS PER SHARE
Net loss	$(8,655)	$(115,797)	$(16,913)
Weighted average common shares outstanding
Basic	94,852	93,025	92,016
Diluted	94,852	93,025	92,016

Basic loss per share
Net loss	$(0.09)	$(1.24)	$(0.18)

Diluted loss per share
Net loss	$(0.09)	$(1.24)	$(0.18)

See accompanying notes to financial statements.

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STILLWATER MINING COMPANY

BALANCE SHEETS

(in thousands, except share and per share amounts)

December 31,	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$166,656	$161,795
Investments, at fair market value	34,515	18,994
Inventories	88,967	72,038
Trade receivables	2,073	2,369
Deferred income taxes	18,130	17,443
Other current assets	8,680	9,756
Total current assets	319,021	282,395
Property, plant and equipment, net	358,866	393,412
Restricted cash	38,045	35,595
Other noncurrent assets	9,263	11,487
Total assets	$725,195	$722,889

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,901	$14,662
Accrued payroll and benefits	26,481	24,111
Property, production and franchise taxes payable	10,405	10,749
Current portion of long-term debt	—	97
Other current liabilities	3,689	5,489
Total current liabilities	49,476	55,108
Long-term debt	195,977	210,947
Deferred income taxes	18,130	17,443
Accrued workers compensation	4,737	6,761
Asset retirement obligation	6,209	7,028
Other noncurrent liabilities	3,855	4,448
Total liabilities	$278,384	$301,735

Stockholders’ equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 96,732,185 and 93,665,855 shares issued and outstanding	967	937
Paid-in capital	674,869	640,657
Accumulated deficit	(228,935)	(220,280)
Accumulated other comprehensive loss	(90)	(160)
Total stockholders’ equity	446,811	421,154
Total liabilities and stockholders’ equity	$725,195	$722,889

See accompanying notes to financial statements.

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STILLWATER MINING COMPANY

STATEMENTS OF CASH FLOWS

(in thousands)

Year ended December 31,	2009	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,655)	$(115,797)	$(16,913)
Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation and amortization	70,417	82,984	82,538
Lower of cost or market inventory adjustments	6,626	8,907	6,013
Induced conversion loss	8,097	—	—
Restructuring costs	—	5,420	—
Impairment of long-term investments	119	3,374	—
Impairment of property, plant, and equipment	—	67,254	—
Loss on trade receivables	595	3,410	—
Loss on advances on inventory purchases	456	25,999	—
(Gain)/loss on disposal of property, plant and equipment	689	196	(180)
Accretion of asset retirement obligation	606	885	734
Stock issued under employee benefit plans	4,767	5,992	5,470
Amortization of debt issuance costs	1,036	3,214	500
Share based compensation	6,674	5,063	3,805

Changes in operating assets and liabilities:
Inventories	(22,793)	35,893	(13,862)
Advances on inventory purchases	(262)	(901)	(4,205)
Trade receivables	296	6,365	3,864
Employee compensation and benefits	2,379	(1,968)	596
Accounts payable	(5,761)	(3,560)	(6,896)
Property, production and franchise taxes payable	(937)	566	(780)
Workers compensation	(2,024)	(3,221)	(272)
Restricted cash	(2,450)	(9,540)	(2,100)
Forward hedges	—	(2,812)	747
Other	(203)	(3,480)	(2,637)
NET CASH PROVIDED BY OPERATING ACTIVITIES	59,672	114,243	56,422
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(39,534)	(82,277)	(87,876)
Purchases of long-term investments	—	(948)	(1,687)
Proceeds from disposal of property, plant and equipment	603	329	396
Purchases of investments	(47,551)	(41,095)	(64,925)
Proceeds from maturities of investments	31,759	49,424	73,125
NET CASH USED IN INVESTING ACTIVITIES	(54,723)	(74,567)	(80,967)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term debt and capital lease obligations	(97)	(98,539)	(2,631)
Payments for debt issuance costs	—	(5,098)	—
Proceeds from issuance of convertible debentures	—	181,500	—
Issuance of common stock	9	2,990	252
Restricted cash	—	(20,170)	—
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(88)	60,683	(2,379)
CASH AND CASH EQUIVALENTS
Net increase (decrease)	4,861	100,359	(26,924)
Balance at beginning of year	161,795	61,436	88,360
BALANCE AT END OF YEAR	$166,656	$161,795	$61,436

See accompanying notes to financial statements.

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STILLWATER MINING COMPANY

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands)

	Shares Outstanding	Common Stock	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
BALANCE AT DECEMBER 31, 2006	91,515	$915	$617,107	$(87,570)	$(15,603)	$514,849
Net loss	—	—	—	(16,913)	—	(16,913)
Change in net unrealized gains on derivative financial instruments	—	—	—	—	9,247	9,247
Change in fair market value of securities	—	—	—	—	331	331
Common stock issued under employee benefit plans	488	5	5,465	—	—	5,470
Stock option expense	—	—	392	—	—	392
Common stock issued under stock plans	29	—	252	—	—	252
Common stock issued under Directors’ deferral plan	5	4	74	—	—	78
Nonvested shares of common stock granted to officers
and employees	368	—	—	—	—	—
Amortization of unearned nonvested stock	—	—	4,374	—	—	4,374
Forfeiture of nonvested stock	—	—	(1,039)	—	—	(1,039)
BALANCE AT DECEMBER 31, 2007	92,405	$924	$626,625	$(104,483)	$(6,025)	$517,041
Net loss	—	—	—	(115,797)	—	(115,797)
Change in net unrealized gains on derivative financial instruments	—	—	—	—	6,533	6,533
Change in fair market value of securities	—	—	—	—	(668)	(668)
Common stock issued under employee benefit plans	815	8	5,984	—	—	5,992
Stock option expense	—	—	380	—	—	380
Common stock issued under stock plans	237	3	2,987	—	—	2,990
Common stock issued under Directors’ deferral plan	8	2	59	—	—	61
Nonvested shares of common stock granted to officers and employees	201	—	—	—	—	—
Amortization of unearned nonvested stock	—	—	4,654	—	—	4,654
Forfeiture of nonvested stock	—	—	(32)	—	—	(32)
BALANCE AT DECEMBER 31, 2008	93,666	$937	$640,657	$(220,280)	$(160)	$421,154
Net loss	—	—	—	(8,655)	—	(8,655)
Change in fair market value of securities	—	—	—	—	70	70
Common stock issued under employee benefit plans	887	9	4,758	—	—	4,767
Stock option expense	—	—	238	—	—	238
Common stock issued under stock plans	2	—	9	—	—	9
Common stock issued under Directors’ deferral plan	7	—	32	—	—	32
Nonvested shares of common stock granted to officers and employees	327	3	—	—	—	3
Common stock issued for conversion of long-term debt	1,843	18	22,774			22,792
Amortization of unearned nonvested stock	—	—	6,463	—	—	6,463
Forfeiture of nonvested stock	—	—	(62)	—	—	(62)
BALANCE AT DECEMBER 31, 2009	96,732	$967	$674,869	$(228,935)	$(90)	$446,811

See accompanying notes to financial statements.

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STILLWATER MINING COMPANY

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1
NATURE OF OPERATIONS

Stillwater Mining Company, a Delaware corporation, is engaged in the development, extraction, processing, refining and marketing of palladium, platinum and associated metals (platinum group metals or PGMs) from a geological formation in south central Montana known as the J-M Reef and from the recycling of spent catalytic converters. The J-M Reef is a twenty-eight (28) mile long geologic formation containing the largest known deposit of platinum group metals (PGMs) in the United States.

The Company’s mining operations consist of the Stillwater Mine located on the J-M Reef in Nye, Montana, the East Boulder Mine, located at the western end of the J-M Reef in Sweet Grass County, Montana and a smelter and base metal refinery located in Columbus, Montana. The Company processes its mining concentrates and recycles spent catalyst material received from third parties to recover PGMs at the smelter and base metal refinery.

The Company’s operations can be significantly affected by risks and uncertainties associated with the mining and recycling industry as well as those specifically related to its operations. The most significant risks and uncertainties the Company faces are (i) expiration of the sales agreement with Ford Motor Company at the end of 2010 (see Note 5) and (ii) price volatility of palladium and platinum.

Additional risks and uncertainties include but are not limited to the following: economic and political events affecting supply and demand for these metals, mineral reserve estimation, environmental restrictions and obligations, governmental regulations, ownership of and access to mineral reserves, stable workforce and increased surety requirements.

The Company evaluates subsequent events through the date the financial statements are issued. No subsequent events were identified that required additional disclosure through the date of this filing.

NOTE 2
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of all cash balances and all highly liquid investments purchased with an original maturity of three months or less.

RESTRICTED CASH

Restricted cash consists of cash equivalents that have been posted as collateral on outstanding letters of credit. The restrictions on the balances lapse upon expiration of the letters of credit which currently have terms of one year or less. Restricted cash is classified as noncurrent as the Company anticipates renewing the letters of credit (associated with reclamation obligations) upon expiration.

INVESTMENTS

Investment securities at December 31, 2009, consist of a mutual fund and federal agency notes and commercial paper with stated maturities in excess of three months but less than one year. All securities are deemed by management to be available-for-sale and are reported at fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income (loss) until realized. A decline in the market value of any available-for-sale security below cost that is deemed to be other-than-temporary results in a reduction of the carrying amount of the security to fair value. The impairment is charged to earnings and a new cost basis for the security is established.

The Company’s long-term investments were originally recorded at cost due to less than 20% equity interest and no significant Company control over the investees. A decline in the market value of these long-term investments that is deemed to be other-than-temporary will result in a reduction of the carrying amount of the investment to fair value. The impairment is charged to earnings and a new cost basis for the investment is established.

INVENTORIES

Mined metal inventories are carried at the lower of current realizable value or average cost taking into consideration the Company’s long-term sales contracts and average unit costs. Production costs include the cost of direct labor and materials, depreciation and amortization, and overhead costs relating to mining and processing activities. Recycled metal inventories are carried at the lower of current realizable value or specific identification cost taking into consideration the Company’s fixed forward recycling metal contracts and specific lot costs (see Note 3). The costs of recycled PGM inventories as of any date are determined based on the acquisition cost of the recycled material and include all inventoriable processing costs, including direct labor, direct materials and third party refining costs which relate to the processing activities incurred. Materials and supplies inventories are valued at the lower of average cost or fair market value.

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RECEIVABLES

Trade receivables and other receivable balances recorded in other current assets are reported at outstanding principal amounts, net of an allowance for doubtful accounts. Management evaluates the collectability of receivable account balances to determine the allowance, if any. Management considers the other party’s credit risk and financial condition, as well as current and projected economic and market conditions, in determining the amount of the allowance. Receivable balances are written off when management determines that the balance is uncollectable. The Company wrote off $0.6 million and $3.4 million of its receivable balance in 2009 and 2008, respectively, when it was determined that ultimate repayment was questionable. The Company determined that no allowance against its receivable balances at December 31, 2009 and 2008 were necessary.

PROPERTY, PLANT AND EQUIPMENT

Plant facilities and equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives ranging from three to seven years or, for capital leases, the term of the related leases, if shorter. Maintenance and repairs are charged to cost of revenues as incurred.

Capitalized mine development costs are expenditures incurred to increase existing production, develop new ore bodies or develop mineral property substantially in advance of production. Capitalized mine development costs include a vertical shaft, multiple surface adits and underground infrastructure development including footwall laterals, ramps, rail and transportation, electrical and ventilation systems, shop facilities, material handling areas, ore handling facilities, dewatering and pumping facilities. These expenditures are capitalized and amortized over the life of the mine or over a shorter mining period, depending on the period benefited by those expenditures, using the units-of-production method. The Company utilizes total proven and probable ore reserves, measured in tons, as the basis for determining the life of mine and uses the ore reserves in the immediate and relevant vicinity as the basis for determining the shorter mining period.

The Company calculates amortization of capitalized mine development costs in any vicinity by applying an amortization rate to the relevant current production. The amortization rates are each based upon a ratio of un-amortized capitalized mine development costs to the related ore reserves. Capital development expenditures are added to the un-amortized capitalized mine development costs and amortization rates updated as the related assets are placed into service. In the calculation of the amortization rate, changes in ore reserves are accounted for as a prospective change in estimate. Ore reserves and the further benefit of capitalized mine development costs are determined based on management assumptions. Any significant changes in these assumptions, such as a change in the mine plan or a change in estimated proven and probable ore reserves, could have a material effect on the expected period of benefit resulting in a potentially significant change in the amortization rate and/or the valuations of related assets. The Company’s proven ore reserves are generally expected to be extracted utilizing its existing mine development infrastructure. Additional capital expenditures will be required to access the Company’s estimated probable ore reserves. These anticipated capital expenditures are not included in the current calculation of depreciation and amortization.

Expenditures incurred to sustain existing production and directly access specific ore reserve blocks or stopes provide benefit to ore reserve production over limited periods of time (secondary development) and are charged to operations as incurred. These costs include ramp and stope access excavations from the primary haulage levels (footwall laterals), stope material rehandling/laydown excavations, stope ore and waste pass excavations and chute installations, stope ventilation raise excavations and stope utility and pipe raise excavations.

Interest is capitalized on expenditures related to major construction or development projects and is amortized using the same method as the related asset. Interest capitalization is discontinued when the asset is placed into operation or when development and construction cease.

LEASES

The Company classifies a lease as either capital or operating. All capital leases are depreciated either over the useful life of the asset or over the lease term.

ASSET IMPAIRMENT

The Company reviews and evaluates its long-lived assets for impairment when events and changes in circumstances indicate that the related carrying amounts of its assets may not be recoverable. Impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset. Future cash flows include estimates of recoverable ounces, PGM prices (historical prices or third-party projections of future prices, long-term sales contracts prices, price trends and related factors), production levels and capital and reclamation expenditures, all based on life-of-mine plans and projections. If the assets are impaired, a calculation of fair market value is performed, and if the fair market value is lower than the carrying value of the assets, the assets are reduced to their fair market value.

Assumptions underlying future cash flows are subject to risks and uncertainties. Any differences between significant assumptions and market conditions such as PGM prices, lower than expected recoverable ounces, and/or the Company’s operating performance could have a material effect on the Company’s determination of ore reserves, or its ability to recover the carrying amounts of its long-lived assets resulting in potential additional impairment charges.

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FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s non-derivative financial instruments consist primarily of cash equivalents, trade receivables, investments, revenue bond debt, and capital lease obligations. The carrying amounts of cash equivalents and trade receivables approximate fair value due to their short maturities. The carrying amounts of investments approximate fair value based on market quotes.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants. A fair value hierarchy was established which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The fair value hierarchy distinguishes among three levels of inputs that may be utilized when measuring fair value: Level 1 inputs (using quoted prices in active markets for identical assets or liabilities), Level 2 inputs (using external inputs other than level 1 prices such as quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability) and Level 3 inputs (unobservable inputs supported by little or no market activity and based on internal assumptions used to measure assets and liabilities). The classification of each financial asset or liability within the above hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

REVENUE RECOGNITION

Revenue is comprised of mine production revenue, PGM recycling revenue and other sales revenue. Mine production revenue consists of the sales of palladium and platinum extracted by the Company’s mining operations, including any realized hedging gains or losses, and is reduced by sales discounts associated with automotive agreements. Mine production revenue also consists of the sales of by-products (rhodium, gold, silver, copper and nickel) extracted by mining operations. PGM recycling revenue consists of the sales of recycled palladium, platinum and rhodium derived from spent catalytic materials, including any unrealized and realized hedging gains or losses. Other sales revenue consists of sales of PGMs that were acquired on the open market for resale.

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred either physically or through an irrevocable transfer of metals to customers’ accounts, the price is fixed or determinable, no related obligations remain and collectability is probable. Under the terms of sales contracts and purchase orders received from customers, the Company recognizes revenue when the product is in a refined and saleable form and title passes, which is typically when the product is transferred from the account of the Company to the account of the customer. Under certain of its sales agreements, the Company instructs a third party refiner to transfer metal from the Company’s account to the customer’s account; at this point, the Company’s account at the third party refinery is reduced and the purchaser’s account is increased by the number of ounces of metal sold. These transfers are irrevocable and the Company has no further responsibility for the delivery of the metals. Under other sales agreements, physical conveyance occurs by the Company arranging for shipment of metal from the third party refinery to the purchaser. In these cases, revenue is recognized at the point when title passes contractually to the purchaser. Sales discounts are recognized when the related revenue is recorded. The Company classifies any sales discounts as a reduction in revenue.

HEDGING PROGRAM

From time to time, the Company enters into derivative financial instruments, including fixed forwards, cashless put and call option collars and financially settled forwards to manage the effect of changes in the prices of palladium and platinum on the Company’s revenue and to manage interest rate risk. Derivatives are reported on the balance sheet at fair value and, if the derivative is not designated as a hedging instrument, changes in fair value must be recognized in earnings in the period of change. If the derivative is designated as a hedge, and to the extent such hedge is determined to be highly effective, changes in fair value are either (a) offset by the change in fair value of the hedged asset or liability (if applicable) or (b) reported as a component of other comprehensive income (loss) in the period of change, and subsequently recognized in the determination of net income (loss) in the period the offsetting hedged transaction occurs. If an instrument is settled early, any gains or losses are immediately recognized as adjustments to the revenue recorded for the related hedged production.

Unrealized derivative gains and losses recorded in current and non-current assets and liabilities and amounts recorded in other comprehensive income (loss) and in current period earnings are non-cash items and therefore are taken into account in the preparation of the statement of cash flows based on their respective balance sheet classifications.

RECLAMATION AND ENVIRONMENTAL COSTS

The fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement.

Accounting for reclamation obligations requires management to make estimates for each mining operation of the future costs the Company will incur to complete final reclamation work required to comply with existing laws and regulations. Actual costs incurred in future periods could differ from amounts estimated. Additionally, future changes to environmental laws and regulations could increase the extent of reclamation and remediation work that the Company is required to perform. Any such increases in future costs could materially impact the amounts charged in future periods to operations for reclamation and remediation.

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INCOME TAXES

The Company determines income taxes using the asset and liability approach which results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of those assets and liabilities, as well as operating loss and tax credit carryforwards, using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Each quarter, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. A valuation allowance has been provided at December 31, 2009 and 2008, for the portion of the Company’s net deferred tax assets for which it is more likely than not that they will not be realized. Based on the Company’s current financial projections, and in view of the level of tax depreciation and depletion deductions available, it appears unlikely that the Company will owe any income taxes for the foreseeable future. However, if average realized PGM prices continue to increase substantially in the future, the Company could owe income taxes prospectively on the resulting higher taxable income.

STOCK-BASED COMPENSATION

Costs resulting from all share-based payment transactions are recognized in the financial statements over the respective vesting periods and determined using a fair-value-based measurement method. The fair values for stock options and other stock-based compensation awards issued to employees are estimated at the date of grant using a Black-Scholes option pricing model.

EARNINGS (LOSS) PER COMMON SHARE

Basic earnings (loss) per share is computed by dividing net earnings (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share reflect the potential dilution that could occur if the Company’s dilutive outstanding stock options or nonvested shares were exercised and the Company’s convertible debt was converted. No adjustments were made to reported net income (loss) in the computation of basic or diluted earnings (loss) per share as of December 31, 2009, 2008 or 2007. The Company currently has only one class of equity shares outstanding.

COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) includes net income (loss), as well as other changes in stockholders’ equity that result from transactions and events other than those with stockholders. The Company’s only significant elements of other comprehensive income in 2009 consisted of unrealized gains and losses related to available-for-sale marketable securities. In 2008 and 2007, comprehensive income (loss) consisted of unrealized gains and losses on derivative financial instruments related to commodity price hedging activities and available-for-sale marketable securities.

DEBT ISSUANCE COSTS

Costs associated with the issuance of debt are included in other noncurrent assets and are amortized over the term of the related debt using the effective interest method.

USE OF ESTIMATES

The preparation of the Company’s financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. The more significant areas requiring the use of management’s estimates relate to mineral reserves, reclamation and environmental obligations, valuation allowance for deferred tax assets, useful lives utilized for depreciation, amortization and accretion calculations, future cash flows from long-lived assets, fair value of long-lived assets, and fair value of derivatives. Actual results could differ from these estimates.

RECLASSIFICATION

Prior year amounts previously disclosed as advances on inventory purchases have been consolidated into other assets to conform to the current year presentation on the Company’s balance sheet. Exploration expense in 2008 and 2007 has been included in general and administrative expenses to conform to the current year presentation on the Company’s income statement.

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NOTE 3
CHANGE IN INVENTORY COST METHOD FOR RECYCLING INVENTORY

On January 1, 2010, the Company elected to change its method of valuing its recycling inventory to the lot specific (specific identification) cost method, whereas in all prior fiscal periods the Company’s recycling inventory was valued using the average cost method. The new method of accounting for recycling inventory is deemed preferable as the lot specific cost method better matches revenue and expense as the Company acquires raw catalytic material in specific lots from third parties and processes each of these specific lots for delivery to specific customers at predetermined margins.

Under the average cost method, acquisition costs and processing costs for all recycling material were blended together resulting in an average cost per ounce of recycled material. Under the lot specific cost method, the actual acquisition costs and processing costs for each specific lot of recycled material purchased and processed will be matched with the actual revenue earned for each specific lot of recycled material.

The Company has applied the lot specific cost method retrospectively and has restated its effect on prior period financial statements for years ending December 31, 2009, 2008 and 2007 and for comparative purposes, the three month periods ended March 31, June 30, September 30, and December 31, 2009 and 2008. The cumulative effect of the accounting change for all prior periods through December 31, 2006 was a decrease in cost of sales of $0.5 million.

The following financial statement line items in the Company’s previously reported statements of operations and comprehensive income (loss), balance sheets and statements of cash flows for fiscal periods 2009, 2008, and 2007 were affected by the change in accounting method:

Statements of Operations and Comprehensive Income (Loss) as originally reported under the average cost method for each of the years ended December 31:

Statement of Operations and Comprehensive Income (Loss)

(in thousands, except per share data)

	2009	2008	2007

PGM recycling costs of metals sold	$76,483	$449,497	$306,757
Operating income (loss)	3,725	(118,504)	(15,775)
Net income (loss)	(9,218)	(116,943)	(15,103)
Comprehensive income (loss)	$(9,148)	$(111,078)	$(5,525)

Weighted average common shares outstanding
Basic	94,852	93,025	92,016
Diluted	94,852	93,025	92,016
Basic income (loss) per share	$(0.10)	$(1.26)	$(0.16)
Diluted income (loss) per share	$(0.10)	$(1.26)	$(0.16)

Statements of Operations and Comprehensive Income (Loss) reflecting the retrospective application of the accounting change from average cost method to the lot specific method for each of the years ended December 31:

Statement of Operations and Comprehensive Income (Loss)

(in thousands, except per share data)

	2009	2008	2007

PGM recycling costs of metals sold	$75,920	$448,351	$308,567
Operating income (loss)	4,288	(117,358)	(17,585)
Net income (loss)	(8,655)	(115,797)	(16,913)
Comprehensive income (loss)	$(8,585)	$(109,932)	$(7,335)

Basic income (loss) per share	$(0.09)	$(1.24)	$(0.18)
Diluted income (loss) per share	$(0.09)	$(1.24)	$(0.18)

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Effect of Change of retrospective application of the accounting change from average cost method to the lot specific method on the Statements of Operations and Comprehensive Income (Loss) for each of the years ended December 31:

Statement of Operations and Comprehensive Income (Loss)

(in thousands, except per share data)

	2009	%	2008	%	2007	%

PGM recycling costs of metals sold	$(563)	-1%	$(1,146)	—	$1,810	1%
Operating income (loss)	563	15%	1,146	-1%	(1,810)	11%
Net income (loss)	563	-6%	1,146	-1%	(1,810)	12%
Comprehensive income (loss)	$563	-6%	$1,146	-1%	$(1,810)	33%

Basic income (loss) per share	$0.01		$0.02		$(0.02)
Diluted income (loss) per share	$0.01		$0.02		$(0.02)

Balance Sheets as originally reported under the average cost method as of December 31 are presented below:

Balance Sheet

(in thousands)

	2009	2008	2007

Inventory	$88,544	$72,178	$119,586
Total assets	724,772	723,029	743,330
Accumulated deficit	(229,358)	(220,140)	(103,197)
Total shareholders’ equity	$446,388	$421,294	$518,327

Balance Sheets reflecting the retrospective application of the accounting change from average cost method to the lot specific method as of December 31 are presented below:

Balance Sheet

(in thousands)

	2009	2008	2007

Inventory	$88,967	$72,038	$118,300
Total assets	725,195	722,889	742,044
Accumulated deficit	(228,935)	(220,280)	(104,483)
Total shareholders’ equity	$446,811	$421,154	$517,041

Effect of Change of retrospective application of the accounting change from average cost method to the lot specific method on the Balance Sheets as of December 31:

Balance Sheet

(in thousands)

	2009	%	2008	%	2007	%

Inventory	$423	—	$(140)	—	$(1,286)	-1%
Total assets	423	—	(140)	—	(1,286)	—
Accumulated deficit	423	—	(140)	—	(1,286)	1%
Total shareholders’ equity	$423	—	$(140)	—	$(1,286)	—

As a result of the accounting change, accumulated deficit as of January 1, 2007, decreased from $(88,094), as originally reported using the average cost method, to $(87,570) using the lot specific method.

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Statements of Cash Flows as originally reported under the average cost method for each of the years ended December 31 are presented below:

Statement of Cash Flows

(in thousands)

	2009	2008	2007

Net income (loss)	$(9,218)	$(116,943)	$(15,103)

Adjustments to reconcile net income (loss) to net cash provided by operating activities
Lower of cost or market inventory adjustment	10,892	16,623	6,013
(Increase) decrease in inventory	(26,496)	29,323	(15,672)

Net cash provided by operating activities	59,672	114,243	56,422

Net increase (decrease) in cash	4,861	100,359	(26,924)
Cash at the beginning of the period	161,795	61,436	88,360
Cash at the end of the period	$166,656	$161,795	$61,436

Statements of Cash Flows reflecting the retrospective application of the accounting change from average cost method to the lot specific method for each of the years ended December 31 are presented below:

Statement of Cash Flows

 (in thousands)

	2009	2008	2007
Net income (loss)	$(8,655)	$(115,797)	$(16,913)

Adjustments to reconcile net income (loss) to net cash provided by operating activities
Lower of cost or market inventory adjustment	6,626	8,907	6,013
(Increase) decrease in inventory	(22,793)	35,893	(13,862)

Net cash provided by operating activities	59,672	114,243	56,422

Net increase (decrease) in cash	4,861	100,359	(26,924)
Cash at the beginning of the period	161,795	61,436	88,360
Cash at the end of the period	$166,656	$161,795	$61,436

Effect of Change of retrospective application of the accounting change from average cost method to the lot specific method on Statements of Cash Flows for each of the years ended December 31:

Statement of Cash Flows

(in thousands)

	2009	%	2008	%	2007	%

Net income (loss)	$563	-6%	$1,146	-1%	$(1,810)	12%

Adjustments to reconcile net income (loss) to net cash provided by operating activities
Lower of cost or market inventory adjustment	(4,266)	-39%	(7,716)	-46%	—	—
(Increase) decrease in inventory	3,703	-14%	6,570	22%	1,810	-12%

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NOTE 4
ASSET IMPAIRMENT

The Company has determined that there was no material event or change in circumstances requiring the Company to test its long-lived assets for impairment at December 31, 2009. The Company recorded a $67.3 million charge against earnings at December 31, 2008, reducing the carrying value of the East Boulder Mine assets to $161.4 million.

Assumptions underlying estimates of future cash flows are subject to risks and uncertainties. Any differences between significant assumptions and market conditions such as PGM prices, lower than expected recoverable ounces, and/or the company’s operating performance could have a material effect on the company’s determination of ore reserves, or its ability to recover the carrying amounts of its long lived assets, resulting in potential additional impairment charges.

NOTE 5
SALES

Mine Production

Palladium, platinum, rhodium, gold and silver are sent to third party refineries for final processing from where they are sold to a number of consumers and dealers with whom the Company has established trading relationships. Refined platinum group metals (PGMs) of 99.95% purity (rhodium of 99.9%) in sponge form are transferred upon sale from the Company’s account at third party refineries to the account of the purchaser. By-product precious metals are normally sold at market prices to customers, brokers or outside refiners. By-products of copper and nickel are produced by the Company at less than commercial grade, so prices for these metals typically reflect a quality discount. By-product sales are included in revenues from mine production. During 2009, 2008 and 2007, total by-product (copper, nickel, gold, silver and mined rhodium) sales were $23.6 million, $36.8 million and $53.8 million, respectively.

The Company has a sales agreement with Ford Motor Company covering a portion of production from the mines, that contains guaranteed floor and ceiling prices for metal delivered. Metal sales under the agreement, when not affected by the guaranteed floor or ceiling prices, are priced at a slight discount to market. Under this sales agreement, the Company currently has committed 80% of its palladium production and 70% of its platinum production from mining through 2010. None of the Company’s platinum or palladium production after 2010 is currently committed.

The agreement contains termination provisions that allow the purchaser to terminate in the event the Company breaches certain provisions of the agreement and the Company does not cure the breach within specified periods ranging from 10 to 30 days of notice.

PGM Recycling

The Company purchases spent catalyst materials from third parties and processes these materials in its facilities in Columbus, Montana to recover palladium, platinum and rhodium to sell to various third parties. The Company has entered into sourcing arrangements for catalyst material with several suppliers. Under these sourcing arrangements, the Company from time to time may advance cash to suppliers for purchase and collection of these spent catalyst materials. These advances are reflected as advances on inventory purchases and included in other assets on the Company’s balance sheet until such time as the material has been physically received and title has transferred to the Company. In some cases the Company holds a security interest in materials procured by suppliers but not yet received by the Company. Once the material is physically received and title has transferred, the associated advance is reclassified into inventories. Finance charges on these advances collected in advance of being earned are recorded as unearned income and are included in other current liabilities on the Company’s balance sheet. The Company recorded write-downs of advances on these recycling inventory purchases of $0.5 million and $26.0 million during 2009 and 2008, respectively. The Company also has various spot purchase and tolling arrangements with other suppliers of spent catalytic materials, but the volumes from these arrangements are less significant.

At the same time the Company purchases material for recycling, it typically enters into a fixed forward contract for future delivery of the PGMs contained in the material at a price consistent with the purchase cost of the recycled material. The contract commits the Company to deliver finished metal on a specified date that normally corresponds to the expected out-turn date for the metal from the final refiner. This arrangement largely eliminates the Company’s exposure to fluctuations in market prices during processing, but it also creates an obligation to deliver metal in the future that could be subject to operational risks. If the Company were unable to complete the processing of the recycled material by the contractual delivery date, it could be required to purchase substitute finished metal in the open market to cover its commitments, and then would bear the cost (or benefit) of any change in market price relative to the price stipulated in the delivery contract.

Other

The Company makes other open market purchases of PGMs from time to time for resale to third parties. The Company recognized revenue of $5.8 million on 12,600 ounces of palladium and 2,900 ounces of platinum that were purchased in the open market and re-sold for the year ended December 31, 2009. The Company recognized revenue of $20.0 million and $15.4 million on 48,800 and 43,800 ounces of palladium that were purchased in the open market and re-sold for the year ended December 31, 2008 and 2007, respectively.

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NOTE 6
DERIVATIVE INSTRUMENTS

The Company uses various derivative financial instruments to manage the Company’s exposure to changes in interest rates and PGM market commodity prices. Some of these derivative transactions are designated as hedges. Because the Company hedges only with instruments that have a high correlation with the value of the underlying exposures, changes in the derivatives’ fair value are expected to be offset by changes in the value of the hedged transaction.

Commodity Derivatives

The Company regularly enters into fixed forward contracts and financially settled forward contracts to offset the price risk in its PGM recycling activity. From time to time, it also enters into these types of contracts on portions of its mine production. In fixed forward transactions, the Company agrees to deliver a stated quantity of metal on a specific future date at a price stipulated in advance. The Company uses fixed forward transactions primarily to price in advance the metals acquired for processing in its recycling segment. Under financially settled forward transactions, at each settlement date the Company receives the difference between the forward price and the market price if the market price is below the forward price and the Company pays the difference between the forward price and the market price if the market price is above the forward price. These financially settled forward contracts are settled in cash at maturity and do not require physical delivery of metal at settlement. The Company normally uses financially settled forward contracts with third parties to reduce its exposure to price risk on metal it is obligated to deliver under long-term sales agreements.

Mine Production

At present the Company is not party to hedges on its mined platinum production. In the second quarter of 2008, the Company settled the remaining financially settled forward agreements covering future anticipated platinum sales out of mine production. Realized losses on hedges of mined platinum in 2008 and 2007 were $12.8 million and $31.7 million, respectively, and were recorded as an adjustment to mine production revenue.

PGM Recycling

The Company enters into fixed forward sales relating to PGM recycling of catalysts materials. The metals from PGM recycled materials are sold forward at the time of purchase and delivered against the fixed forward contracts when the ounces are recovered. All of these fixed forward sales contracts open at December 31, 2009, will settle at various periods through May 2010. The Company has credit agreements with its major trading partners that provide for margin deposits in the event that forward prices for metals exceed the Company’s hedged prices by a predetermined margin limit. As of December 31, 2009 and 2008, no such margin deposits were outstanding or due.

From time to time, the Company also enters into financially settled forward contracts on recycled materials for which it hasn’t entered into a fixed forward sale. Such contracts are utilized when the Company wishes to establish a firm forward price for recycled metal as of a specific future date. No financially settled forward contracts were outstanding at December 31, 2009. The Company generally has not designated these contracts as cash flow hedges, so they are marked to market at the end of each accounting period with the change in the fair value of the derivatives being reflected in the income statement. The corresponding net realized loss on these derivatives in 2009, 2008 and 2007 was $0.2 million and was recorded as a component of recycling revenue.

The following is a summary of the Company’s commodity derivatives as of December 31, 2009:

PGM Recycling:
Fixed Forwards

	Platinum		Palladium		Rhodium
Settlement Period	Ounces	Avg. Price	Ounces	Avg. Price	Ounces	Avg. Price
First Quarter 2010	12,962	$1,371	15,537	$351	2,911	$1,849
Second Quarter 2010	1,438	$1,469	1,428	$382	859	$2,452

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The Following is the Effect of Derivative Instruments on the Statements of Operations and Comprehensive Income (Loss) for the periods ended December 31,

Derivatives Designated as Cash Flow Hedges

Effective Portion

(in thousands)

	Amount of Gain or (Loss) Recognized in AOCI			Location of Gain/(Loss) When	Amount of Gain or (Loss) Reclassified from AOCI into Income
Designated Derivative	2009	2008	2007	Reclassified	2009	2008	2007
Financially settled forward contracts	$—	$(6,261)	$(22,422)	Mine production revenue	$—	$(12,794)	$(31,669)

Ineffective portion of derivatives was not significant at December 31, 2009, 2008 or 2007.

The Following is the Effect of Derivative Instruments on the Statements of Operations and Comprehensive Income (Loss) for the periods ended December 31,

(in thousands)

Derivatives Not Designated as Cash Flow Hedges	Location of Gain/(Loss)	Amount of Gain or (Loss) Recognized in Income
	Recognized in Income	2009	2008	2007
Fixed forward contracts	Other revenue	$5	$—	$—
Fixed forward contracts	Other revenue	$(2)	$—	$—
Financially settled forward contracts	PGM recycling revenue	$—	$150	$(174)
Fixed forward contracts	PGM recycling revenue	$243	$—	$—
Fixed forward contracts	PGM recycling revenue	$(47)	$—	$—

Fair Value of Derivative Instruments

(in thousands)

As of December 31,

Derivatives Designated as Cash Flow Hedges	Balance Sheet Location				Balance Sheet Location
		Asset Derivatives Fair Value				Liability Derivatives Fair Value
		2009	2008	2007		2009	2008	2007
Financially settled forward commodity contracts		$—	$—	$—	Other current liabilities	$—	$—	$6,424

NOTE 7
SHARE-BASED PAYMENTS

STOCK PLANS

The Company sponsors stock option plans (the “Plans”) that enable the Company to grant stock options or nonvested shares to employees and non-employee directors. The Company has options outstanding under three separate plans: the 1994 Incentive Plan, the General Plan and the 2004 Equity Incentive Plan. During 2004, the 1994 Incentive Plan was terminated and in early 2008, the General Plan was terminated. Shares of common stock that have been authorized for issuance under the 1994 Incentive Plan and the General Plan were 1,400,000 and 1,151,000, respectively. While no additional options may be issued under these two plans, options issued prior to the termination dates remain outstanding. A total of 5,250,000 shares of common stock have been authorized for issuance under the 2004 Equity Incentive Plan, of which approximately 2,230,000 shares remain reserved and available for grant as of December 31, 2009.

Awards granted under the Plans may consist of incentive stock options (ISOs) or non-qualified stock options (NQSOs), stock appreciation rights (SARs), nonvested shares or other stock-based awards, with the exception that non-employee directors may not be granted SARs and only employees of the Company may be granted ISOs.

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The Compensation Committee of the Company’s Board of Directors administers the Plans and determines the exercise price, exercise period, vesting period and all other terms of instruments issued under the Plans. Directors’ options vest over a six month period after date of grant. Officers’ and employees’ options vest ratably over a three year period after date of grant. Officers’ and directors’ options expire ten years after the date of grant. All other options expire five to ten years after the date of grant, depending upon the original grant date. The Company received approximately $9,200, $3.0 million and $0.3 million, in cash from the exercise of stock options in 2009, 2008 and 2007, respectively

Nonvested Shares:

Nonvested shares granted to non-management directors certain members of management and other employees as of December 31, 2009, 2008 and 2007, along with the related compensation expense are detailed in the following table:

		Nonvested Shares	Market Value on	Compensation Expense
Grant Date	Vesting Date	Granted	Grant Date	2009		2008		2007
May 7, 2004	May 7, 2007	348,170	$4,460,058	$—		$—		$495,562
May 3, 2005	May 3, 2008	225,346	$1,654,040	—		147,446		260,656	(1)
April 27, 2006	April 27, 2009	288,331	$4,731,512	421,524		1,264,571		1,056,171	(1)
February 22, 2007	February 22, 2010	426,514	$5,433,788	1,407,082	(3)	1,420,002	(2)	1,242,863	(1)
May 3, 2007	November 3, 2007	17,654	$280,000	—		—		280,000
February 4, 2008	February 4, 2011	16,741	$225,000	75,313		68,098		—
March 6, 2008	March 6, 2011	287,592	$5,283,065	1,701,370	(3)	1,435,344	(2)	—
May 8, 2008	November 8, 2008	19,719	$280,010	—		280,010		—
December 9,2008	June 9, 2009	12,987	$40,000	33,333		6,667		—
January 26, 2009	July 26, 2009	9,852	$40,000	40,000		—		—
March 14, 2009	March 14, 2012	642,000	$1,964,520	523,138		—		—
April 16, 2009	March 14, 2012	328,819	$1,624,366	393,973	(3)	—		—
April 16, 2009	March 14, 2010	375,404	$1,854,496	1,430,977	(3)	—		—
May 7, 2009	November 7, 2009	55,656	$320,022	320,022		—		—
August 5, 2009	February 5, 2010	5,857	$40,000	32,173		—		—
September 21, 2009	March 21, 2010	5,070	$40,000	22,320		—		—
Total compensation expense of nonvested shares				$6,401,225		$4,622,138		$3,335,252

(1)
78,493, 57,148, and 44,554 nonvested shares granted in 2007, 2006, and 2005, respectively, were forfeited in 2007 due to the resignation of one member of the Company’s senior management. Compensation expense in 2007 has been reduced to reflect compensation expense of $255,318, $494,949, and $281,606 recognized in 2007, 2006, and 2005, respectively, due to this resignation. Compensation expense in 2007 was also reduced by approximately $7,000 for forfeiture of approximately 3,200 nonvested shares granted to certain members of management and other employees who terminated employment in 2007.

(2)
Compensation expense in 2008 was reduced by approximately $32,400 for forfeiture of approximately 7,600 nonvested shares granted in 2008 and 2007 to certain members of management and other employees who terminated employment in 2008.

(3)
Compensation expense in 2009 was reduced by approximately $62,500 for forfeiture of approximately 14,100 nonvested shares granted in 2009, 2008 and 2007 to certain members of management and other employees who terminated employment in 2009.

Deferral Plans:

The Stillwater Mining Company Non-Employee Directors’ Deferral Plan, allows non-employee directors to defer all or any portion of the compensation received as directors, in accordance with the provisions of Section 409A of the Internal Revenue Code and associated Treasury regulations. All amounts deferred under this plan are fully vested, and each participant elects the deferral period and form of the compensation (cash or Company common stock). The plan provides for a Company matching contribution equal to 20% of the participant’s deferred amount. Each participant elects the form of the Company match (cash or Company common stock). Compensation expense that was deferred in common stock related to the Non-Employee Directors’ Deferral Plan was $34,900, $66,550 and $94,850 in 2009, 2008 and 2007, respectively. The Company match was made in Company common stock.

The Stillwater Mining Company Nonqualified Deferred Compensation Plan, allows officers of the Company to defer up to 60% of their salaries and up to 100% of cash compensation other than salary in accordance with the provisions of Section 409A of the Internal Revenue Code and associated Treasury regulations. All amounts deferred under this plan are fully vested, and each participant elects the deferral period and form of the compensation (cash or Company common stock). For each Plan year, the Company matches the amount of compensation deferred during that year up to a maximum of 6% of the participant’s total compensation for the calendar year. Compensation expense deferred in cash was $171,500, $174,200 and $121,000 in 2009, 2008 and 2007, respectively.

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Stock Options:

The Company recognizes compensation expense associated with its stock option grants based on fair market value on the date of grant using a Black-Scholes option pricing model. Stock option grants to employees generally vest in annual installments over a three year period. The Company recognizes stock option expense ratably over the vesting period of the options. If options are canceled or forfeited prior to vesting, the Company stops recognizing the related expense effective with the date of forfeiture, but does not recapture expense taken previously. The compensation expense related to the fair value of stock options in 2009 was approximately $0.2 million. The compensation expense related to the fair value of stock options in 2008 and 2007 was approximately $0.4 million in each year. Compensation expense related to the fair value of stock options was recorded in general and administrative expense.

The fair value for options in 2009, 2008 and 2007 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

Year ended December 31,	2009	2008	2007

Weighted average expected lives (years)	3.6	3.8	3.9
Interest rate	1.9%	2.6%	4.5%
Volatility	67%	58%	56%
Dividend yield	0	0	0

Stock option activity for the years ended December 31, 2009, 2008 and 2007, is summarized as follows (excluding the effect of nonvested shares):

	Shares	Weighted Average Exercise Price	Weighted-Average Grant-Date Fair Value
Options outstanding at December 31, 2006	1,350,911	$20.02
Options exercisable at December 31, 2006	1,209,644
2007 Activity
Options granted	73,450	11.59	$5.44
Options exercised	(29,375)	9.14
Options canceled/forfeited	(118,961)	16.01
Options outstanding at December 31, 2007	1,276,025	$20.16
Options exercisable at December 31, 2007	1,149,830	21.11
2008 Activity
Options granted	87,100	11.72	$5.35
Options exercised	(236,690)	12.75
Options canceled/forfeited	(96,775)	16.22
Options outstanding at December 31, 2008	1,029,660	$21.52
Options exercisable at December 31, 2008	905,266	22.90
2009 Activity
Options granted	6,984	7.26	$3.58
Options exercised	(1,699)	5.41
Options canceled/forfeited	(241,887)	23.36
Options outstanding at December 31, 2009	793,058	$20.87
Options exercisable at December 31, 2009	742,123	21.56

The total intrinsic value of stock options exercised during the years ended December 31, 2009, 2008 and 2007 was $6,000, $1,835,000, and $147,000, respectively. At December 31, 2009, the total intrinsic value was $295,000 and $231,000 for stock options outstanding and exercisable, respectively.

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The following table summarizes information for outstanding and exercisable options as of December 31, 2009:

		Options Outstanding		Options Exercisable
Range of Exercise Price	Number Outstanding	Average Remaining Contract Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$2.53 — $4.66	11,592	6.7	$3.72	6,539	$3.18
$4.67 — $9.33	93,056	4.9	$7.04	75,550	$6.97
$9.34 — $13.99	89,426	6.1	$11.73	72,828	$11.74
$14.00 — $18.65	89,350	4.2	$15.56	81,122	$15.55
$18.66 — $23.31	256,834	2.1	$19.34	253,284	$19.32
$23.32 — $27.98	17,825	1.0	$26.48	17,825	$26.48
$27.99 — $32.64	84,275	0.1	$30.40	84,275	$30.40
$32.65 — $37.30	101,200	1.1	$34.71	101,200	$34.71
$37.31 — $38.76	49,500	0.9	$38.34	49,500	$38.34
	793,058	2.7	$20.87	742,123	$21.56

A summary of the status of the Company’s nonvested stock options as of December 31, 2009, and changes during the year then ended, is presented below:

Nonvested Options	Options	Weighted-Average Grant-Date Fair Value
Nonvested options at January 1, 2009	124,394	$5.29
Options granted	6,984	3.58
Options vested	(43,471)	5.40
Options forfeited	(36,972)	5.30
Nonvested options at December 31, 2009	50,935	$4.96

Total compensation cost related to nonvested stock options not yet recognized is $91,400, $20,300, and $1,400 for 2010, 2011 and 2012, respectively.

Employee Benefit Plans:

The Company has adopted two savings plans, which qualify under section 401(k) of the U.S. Internal Revenue Code, covering essentially all non-bargaining and bargaining employees. Employees may elect to contribute up to 60% of eligible compensation, subject to the Employee Retirement Income Security Act of 1974 (ERISA) limitations. The Company is required to make matching contributions equal to 100% of the employee’s contribution up to 6% of the employee’s compensation. Matching contributions are made with common stock of the Company. During 2009, 2008 and 2007, the Company issued approximately 0.9 million, 0.8 million and 0.5 million shares of common stock, respectively, with a market value on the respective grant dates of $4.8 million, $6.0 million and $5.5 million, respectively, to match employees’ contributions. The Company made no cash contributions to the plans in 2009, 2008 or 2007.

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NOTE 8
INCOME TAXES

The components of the Company’s deferred tax liabilities (assets) are comprised of the following temporary differences and carry forwards at December 31, 2009 and 2008:

December 31, (in thousands)	2009	2008

Mine development costs	$80,369	$76,138
Inventory	16	1,550
Total deferred tax liabilities	80,385	77,688
Noncurrent liabilities	(9,262)	(8,829)
Property and equipment	(29,349)	(27,373)
Current liabilities	(18,145)	(18,994)
Long-term investments	(1,376)	(1,329)
Net operating loss and other carryforwards	(135,271)	(136,112)
Total deferred tax assets	(193,403)	(192,637)
Valuation allowance	113,018	114,949
Net deferred tax assets	(80,385)	(77,688)
Net deferred tax liabilities	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company provided a valuation allowance in 2009 and 2008 to reflect the estimated amount of deferred tax assets which may not be realized principally due to the expiration of the net operating loss carry forwards (NOL’s) as management considers it more likely than not that the NOL’s will not be realized based upon projected future taxable income.

Reconcilement of the federal income tax provision at the applicable statutory income tax rate to the effective rate is as follows:

Year ended December 31, (in thousands)	2009	2008	2007

Income (loss) before income taxes	$(8,655)	$(115,797)	$(16,913)
Income tax (benefit) or expense at statutory rate of 35%	$(3,237)	$(40,941)	$(5,286)
State income tax benefit, net of federal benefit	(406)	(5,132)	(663)
Change in valuation allowance	(1,931)	46,347	5,959
Other	5,544	(306)	(10)
Net income tax benefit	$(30)	$(32)	$—

At December 31, 2009, the Company had approximately $360 million of regular tax net operating loss carry forwards expiring during 2010 through 2029. Usage of $189 million of these net operating losses is limited to approximately $9.5 million annually as a result of the change in control of the Company that occurred in connection with the Norilsk Nickel transaction in 2003. Usage of net operating losses incurred after the change in control is not subject to this limitation.

The Company recorded a tax benefit of $30,000 and $32,000 in 2009 and 2008, respectively, related to a refundable minimum tax credit. No cash payments for income taxes related to state tax payments were made in 2009, 2008 or 2007.

The Company had no unrecognized tax benefits at December 31, 2009 or 2008. The Company’s policy is to recognize interest and penalties on unrecognized tax benefits in Income tax provision in the Statements of Operations and Comprehensive Income (Loss). There was no interest or penalties for the year ended December 31, 2009. The tax years subject to examination by the taxing authorities are the years ending December 31, 2008, 2007 and 2006.

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NOTE 9
COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) consists of earnings items and other gains and losses affecting stockholders’ equity that are excluded from current net income (loss). As of December 31, 2009, such items consisted of unrealized losses on available-for-sale marketable securities. In 2008 and 2007, comprehensive income (loss) consisted of unrealized gains and losses on derivative financial instruments related to commodity price hedging activities and available-for-sale marketable securities.

The following summary sets forth the changes in AOCI during 2009, 2008 and 2007:

(in thousands)	Available for Sale Securities	Commodity Instruments	Accumulated Other Comprehensive Loss
Balance at December 31, 2006	$177	$(15,780)	$(15,603)

Reclassification to earnings	—	31,669	31,669
Change in value	331	(22,422)	(22,091)
Comprehensive income	$331	$9,247	$9,578

Balance at December 31, 2007	$508	$(6,533)	$(6,025)

Reclassification to earnings	6	12,794	12,800
Change in value	(674)	(6,261)	(6,935)
Comprehensive income (loss)	$(668)	$6,533	$5,865

Balance at December 31, 2008	$(160)	$—	$(160)

Reclassification to earnings	—	—	—
Change in value	70	—	70
Comprehensive income (loss)	$70	$—	$70

Balance at December 31, 2009	$(90)	$—	$(90)

NOTE 10
SEGMENT INFORMATION

The Company operates two reportable business segments: Mine Production and PGM Recycling. These segments are managed separately based on fundamental differences in their operations.

The Mine Production segment consists of two business components: the Stillwater Mine and the East Boulder Mine. The Mine Production segment is engaged in the development, extraction, processing and refining of PGMs. The Company sells PGMs from mine production under long-term sales agreements, through derivative financial instruments and in open PGM markets. The financial results of the Stillwater Mine and the East Boulder Mine have been aggregated, as both have similar products, processes, customers, distribution methods and economic characteristics.

The PGM Recycling segment is engaged in the recycling of spent catalyst material to recover the PGMs contained in the material. The Company allocates costs of the smelter and base metal refinery to both the Mine Production segment and to the PGM Recycling segment for internal and segment reporting purposes because the Company’s smelting and refining facilities support the PGM extraction of both business segments.

The All Other group primarily consists of assets, revenues, and expenses of various corporate and support functions.

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The Company evaluates performance and allocates resources based on income or loss before income taxes. The following financial information relates to the Company’s business segments:

(in thousands) Year ended December 31, 2009	Mine Production	PGM Recycling	All Other	Total
Revenues	$306,892	$81,788	$5,752	$394,432
Depreciation and amortization	$70,239	$178	$—	$70,417
Interest income	$—	$786	$1,060	$1,846
Interest expense	$—	$—	$6,801	$6,801
Income (loss) before induced conversion loss	$26,873	$6,473	$(33,934)	$(588)
Induced conversion loss	$—	$—	$8,097	$8,097
Income (loss) before income tax benefit (provision)	$26,873	$6,473	$(42,031)	$(8,685)
Capital expenditures	$38,520	$911	$103	$39,534
Total assets	$408,146	$31,283	$285,766	$725,195

(in thousands) Year ended December 31, 2008	Mine Production	PGM Recycling	All Other	Total
Revenues	$360,364	$475,388	$19,980	$855,732
Depreciation and amortization	$82,792	$192	$—	$82,984
Interest income	$—	$6,979	$4,124	$11,103
Interest expense	$—	$1	$9,717	$9,718
Income (loss) before impairment charge	$(6,413)	$33,817	$(43,196)	$(15,792)
Impairment charge	$67,254	$25,999	$6,784	$100,037
Income (loss) before income tax benefit (provision)	$(73,667)	$7,818	$(49,980)	$(115,829)
Capital expenditures	$81,657	$306	$314	$82,277
Total assets	$448,312	$23,184	$251,393	$722,889

(in thousands) Year ended December 31, 2007	Mine Production	PGM Recycling	All Other	Total
Revenues	$331,277	$326,394	$15,365	$673,036
Depreciation and amortization	$82,396	$142	$—	$82,538
Interest income	$—	$6,684	$5,021	$11,705
Interest expense	$—	$—	$11,269	$11,269
Income (loss) before income tax benefit (provision)	$(7,843)	$24,369	$(33,439)	$(16,913)
Capital expenditures	$87,257	$382	$237	$87,876
Total assets	$516,308	$88,225	$137,511	$742,044

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NOTE 11
INVESTMENTS

The cost, gross unrealized gains, gross unrealized losses, and fair market value of available-for-sale investment securities by major security type and class of security at December 31, are as follows:

(in thousands)	Cost	Gross unrealized gains	Gross unrealized losses	Fair market value

2009
Federal agency notes	$28,102	$—	$(54)	$28,048
Commercial paper	6,500	—	(33)	6,467
Mutual funds	752	—	(3)	749
Total	$35,354	$—	$(90)	$35,264

2008
Federal agency notes	$17,926	$69	$—	$17,995
Commercial paper	998	1	—	999
Mutual funds	579	—	(230)	349
Total	$19,503	$70	$(230)	$19,343

The mutual funds included in the investment table above are included in other noncurrent assets on the balance sheet.

NOTE 12
INVENTORIES

For purposes of inventory accounting, the market value of inventory is generally deemed equal to the Company’s current cost of replacing the inventory, provided that: (1) the market value of the inventory may not exceed the estimated selling price of such inventory in the ordinary course of business less reasonably predictable costs of completion and disposal, and (2) the market value may not be less than net realizable value reduced by an allowance for a normal profit margin. In order to reflect inventory costs in excess of market values, the Company, during 2009, 2008 and 2007, reduced the aggregate inventory carrying value of certain components of its in-process and finished goods inventories by $6.6 million, $8.9 million and $6.0 million, respectively.

The costs of PGM inventories as of any date are determined based on combined production costs per ounce and include all inventoriable production costs, including direct labor, direct materials, depreciation and amortization and other overhead costs relating to mining and processing activities incurred as of such date.

Inventories reflected in the accompanying balance sheets at December 31 consisted of the following:

(in thousands)	2009	2008

Metals inventory
Raw ore	$1,163	$1,050
Concentrate and in-process	23,985	14,892
Finished goods	45,537	35,111
	70,685	51,053
Materials and supplies	18,282	20,985
Total inventory	$88,967	$72,038

The Company also holds in its possession materials it processes on a toll basis for customers - until the tolled material is transported to a third party refiner.

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NOTE 13
EARNINGS (LOSS) PER COMMON SHARE

No adjustments were made to reported net income (loss) in the computation of basic earnings (loss) per share or diluted earnings (loss) per share in 2009, 2008 or 2007. The Company currently has only one class of equity shares outstanding.

Outstanding options to purchase 760,619, 888,879 and 1,058,982 weighted average shares were excluded from the computation of diluted earnings (loss) per share in 2009, 2008 and 2007 respectively, because the Company reported losses in these years and so the effect would have been antidilutive and inclusion of these options would have reduced the net loss per share.

There was no effect of outstanding nonvested shares on diluted weighted average shares outstanding in 2009, 2008 or 2007 because the Company reported net losses in these years and inclusion of any of these shares would have reduced the net loss per share amounts.

All shares of common stock applicable to the outstanding convertible debentures were excluded from the computation of diluted weighted average shares in 2009 and 2008 because the net effect of assuming all the debentures were converted would have been antidilutive.

NOTE 14
DEBT OBLIGATIONS

Convertible Debentures

On March 12, 2008, the Company issued and sold $181.5 million aggregate principal amount of senior convertible debentures due March 15, 2028 (debentures). The debentures pay interest at 1.875% per annum, payable semi-annually on March 15 and September 15 of each year, and commenced on September 15, 2008. The debentures will mature on March 15, 2028, subject to earlier repurchase or conversion. Each $1,000 principal amount of debentures is initially convertible, at the option of the holders, into approximately 42.5351 shares of the Company’s common stock, at any time prior to the maturity date. The conversion rate is subject to certain adjustments, but will not be adjusted for accrued interest or any unpaid interest. The conversion rate initially represents a conversion price of $23.51 per share. Holders of the debentures may require the Company to repurchase all or a portion of their debentures on March 15, 2013, March 15, 2018 and March 15, 2023, or at any time before March 15, 2028 upon the occurrence of certain events including a change in control. The Company may redeem the debentures for cash beginning on or after March 22, 2013.

After issuance of the debentures, the Company used a portion of the proceeds to repay its term loan facility and revolving credit facility. The term loan facility and the revolving credit facility were fully repaid and terminated on March 12, 2008. Interest expense for 2008 included approximately $2.2 million for the write-off of unamortized fees associated with the termination of the credit facility. Amortization expense related to the issuance costs of the debentures was $1.0 million and $0.8 million in 2009 and 2008, respectively, and the interest expense on the debentures was $3.3 million and $2.7 million in 2009 and 2008, respectively. The Company made cash payments of $3.4 million and $1.7 million for interest on the debentures during 2009 and 2008, respectively.

In October 2009, the Company undertook the exchange of $15 million face amount of the convertible debentures for 1.84 million shares of the Company’s common stock. The debentures so acquired have been retired, leaving $166.5 million face value of the debentures outstanding at December 31, 2009. Because the number of shares issued in this transaction exceeded the 42.5351 shares per $1,000 of face value specified in the bond indenture, the Company expensed the value of the additional shares as an “inducement loss.” Consequently, the Company recorded a loss on the exchange transaction of $8.1 million during the fourth quarter of 2009.

EXEMPT FACILITY REVENUE BONDS

During 2000, the Company completed a $30 million offering of Exempt Facility Revenue Bonds, Series 2000, through the State of Montana Board of Investments. The bonds were issued by the State of Montana Board of Investments to finance a portion of the costs of constructing and equipping certain sewage and solid waste disposal facilities at both the Stillwater Mine and the East Boulder Mine. The bonds mature on July 1, 2020, and have a stated interest rate of 8.00% with interest paid semi-annually. The bonds have an effective interest rate of 8.57%. Net proceeds from the offering were $28.7 million. The balance outstanding for the years ended December 31, 2009 and 2008 was $29.5 million and $29.4 million, respectively, which is net of unamortized discount of $0.5 million and $0.6 million, respectively.

CASH PAID FOR INTEREST

The Company made cash payments for interest of $5.8 million, $5.4 million and $10.1 million for the years ended December 31, 2009, 2008 and 2007, respectively.

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NOTE 15
PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at December 31 consisted of the following:

(in thousands)	2009	2008

Machinery and equipment	$52,724	$52,503
Buildings and structural components	132,007	113,990
Mine development	429,416	387,206
Land	7,069	6,403
Construction-in-progress:
Stillwater Mine	40,332	47,516
East Boulder Mine	6,776	14,085
Other	1,991	16,765
	670,315	638,468
Less accumulated depreciation and amortization	(311,449)	(245,056)
Total property, plant, and equipment	$358,866	$393,412

The Company’s capital expenditures for the years ended December 31, were as follows:

(in thousands)	2009	2008	2007

Stillwater Mine	$26,682	$46,513	$47,864
East Boulder Mine	4,447	19,097	33,991
Other	8,405	16,667	6,021
Total capital expenditures	$39,534	$82,277	$87,876

NOTE 16
ASSET RETIREMENT OBLIGATION

The following summary sets forth the annual changes to the Company’s asset retirement obligation in 2009, 2008 and 2007:

(in thousands)	Stillwater Mine	East Boulder Mine	Total

Balance at December 31, 2006	$5,816	$2,734	$8,550

Liabilities incurred	1,222	—	1,222
Accretion expense	512	222	734
Revision of estimated cash flows	—	—	—
Balance at December 31, 2007	$7,550	$2,956	$10,506

Liabilities incurred	—	—	—
Accretion expense	644	241	885
Revision of estimated cash flows	(2,301)	(2,062)	(4,363)
Balance at December 31, 2008	$5,893	$1,135	$7,028

Liabilities incurred	—	—	—
Accretion expense	507	99	606
Revision of estimated cash flows	(645)	(780)	(1,425)
Balance at December 31, 2009	$5,755	$454	$6,209

Revisions during 2009 and 2008 resulted from changes in estimated timing of abandonment. In 2009, the Company increased the estimated mine life of the Stillwater Mine from the year 2030 to 2032; and it increased the estimated mine life of the East Boulder Mine from the year 2055 to 2074. In 2008, the Company increased the estimated mine life of the Stillwater Mine five years; and it increased the estimated mine life of the East Boulder Mine by 15 years. In 2007, the Company recorded a $1.2 million adjustment to the future reclamation obligation at the Stillwater Mine related to an increase in the estimated reclamation costs. No adjustment to the asset retirement obligation for the East Boulder Mine was made in 2007.

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At December 31, 2009, the Company had posted surety bonds with the State of Montana in the amount of $25.8 million, and had obtained a letter of credit of $7.5 million to satisfy the current $33.3 million of financial guarantee requirements determined by the regulatory agencies. The Company anticipates these financial guarantee requirements may increase once the state finalizes its environmental impact statement which was completed in 2008. However the Company to date has not received a final environmental impact statement from the state.

NOTE 17
FAIR VALUE MEASUREMENTS

Financial assets and liabilities measured at fair value on a recurring basis at December 31, 2009, consisted of the following:

	Fair Value Measurements
(in thousands)	Total	Level 1	Level 2	Level 3

Mutual funds	$749	$749	$—	$—

Investments	$34,515	$34,515	$—	$—

The fair value of mutual funds and investments, consisting of federal agency notes and commercial paper, is based on market prices which are readily available.

The Company’s long-term investments are carried on the balance sheet at cost. The Company determined that its long-term investments, representing equity holdings in two exploration companies, were other than temporarily impaired and recorded a write-down of $0.1 million in 2009.

The estimated fair value of the Company’s $166.5 million, 1.875% convertible debentures using Level 2 inputs was $139.0 million at December 31, 2009. The Company used its current trading data to determine the fair value of the convertible debentures. The fair value of the Company’s $30 million 8% Series 2000 exempt facility revenue bonds using Level 3 inputs was $25.6 million, at December 31, 2009. The Company used implicit interest rates of comparable unsecured obligations to calculate the fair value of the revenue bonds.

NOTE 18
RELATED PARTIES

The Palladium Alliance International (PAI) promotes palladium in the worldwide jewelry market. Currently, the PAI receives a significant portion of its funding from the Company. In 2009, 2008 and 2007, the Company made contributions of $1.7 million, $5.2 million and $4.8 million, respectively, to PAI. These contributions are accounted for in marketing expense.

MMC Norilsk Nickel has held a majority interest in the Company since June of 2003. As of December 31, 2009, Norilsk Nickel controlled approximately 51.5% of the Company’s outstanding common shares, as well as holding $80 million of the Company’s $166.5 million outstanding in 1.875% convertible debentures due 2028. The Company arranges certain services on behalf of Norilsk Nickel for which the Company is periodically reimbursed. Amounts due from Norilsk Nickel at December 31, 2009 and 2008 were $0.3 million and $0.2 million, respectively.

NOTE 19
COMMITMENTS AND CONTINGENCIES

The Company manages risk through insurance coverage, credit monitoring and diversification of suppliers and customers.

REFINING AGREEMENTS

The Company has contracted with two entities to refine its filter cake production. Even though there are a limited number of PGM refiners, the Company believes that it is not economically dependent upon any one refiner.

OPERATING LEASES

The Company has operating leases for various office equipment and office space expiring at various dates through December 31, 2014. Total rental expense for cancelable and non-cancelable operating leases was $1.5 million, $1.8 million and $2.0 million in 2009, 2008 and 2007, respectively.

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Future minimum lease payments for operating leases with terms in excess of one year are as follows:

Year ended (in thousands)	Minimum Lease Payment
2010	$303
2011	303
2012	297
2013	264
2014	233
Total	$1,400

SIGNIFICANT CUSTOMERS

Total sales to significant customers as a percentage of total revenues for the years ended December 31 were as follows:

	2009	2008	2007
Customer A	53%	30%	33%
Customer B	21%	25%	27%
Customer C	*	13%	*
Customer D	*	11%	*
	74%	79%	60%

*	Represents less than 10% of total revenues

LABOR UNION CONTRACTS

As of December 31, 2009, the Company had approximately 62% and 17% of its active labor force covered by collective bargaining agreements expiring on July 1, 2011 and July 1, 2012, respectively.

LEGAL PROCEEDINGS

The Company is involved in various claims and legal actions arising in the ordinary course of business, primarily employee lawsuits. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company’s financial position, results of operations or liquidity.

REGULATIONS AND COMPLIANCE

For the past several years, the Company has been experimenting with various bio-diesel blends and modifying some of its mining practices underground in an effort to comply with much stricter Mine Safety and Health Administration (MSHA) limits on diesel particulate matter (DPM) exposure for underground miners. These new limits were delayed for a time, but they ultimately went into effect on May 20, 2008. Compliance with the revised MSHA DPM standards continues to be a challenge within the mining industry. However, as a result of its internal efforts to reduce DPM exposure, recent sampling indicates that the Company has achieved compliance with the new standards at both the East Boulder Mine and the Stillwater Mine.

At year end, the Company believes all underground operations are in compliance with these standards through the use of blended bio-diesel fuels, post exhaust treatments, power train advances and high secondary ventilation standards. No assurance can be given that any lack of compliance in the future will not impact the Company.

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NOTE 20
QUARTERLY DATA (UNAUDITED)

Quarterly earnings data for the years ended December 31, 2009 and 2008 were as follows:

	2009 Quarter Ended
(in thousands, except per share data)	March 31	June 30	September 30	December 31
Revenue	$85,818	$94,787	$112,004	$101,823
Depreciation and amortization	$17,165	$17,087	$18,549	$17,616
Operating income (loss)	$(10,609)	$5,815	$5,525	$3,557
Net income (loss)	$(11,680)	$4,562	$4,214	$(5,751)
Comprehensive income (loss)	$(11,714)	$4,643	$4,306	$(5,820)
Basic earnings (loss) per share	$(0.12)	$0.05	$0.04	$(0.06)
Diluted earnings (loss) per share	$(0.12)	$0.05	$0.04	$(0.06)

	2008 Quarter Ended
	March 31	June 30	September 30	December 31
Revenue	$186,364	$233,150	$254,182	$182,036
Depreciation and amortization	$20,695	$21,795	$19,000	$21,494
Operating income (loss)	$4,717	$19,699	$(12,789)	$(128,985)
Net income (loss)	$3,274	$20,665	$(11,255)	$(128,481)
Comprehensive income (loss)	$3,362	$26,569	$(11,327)	$(128,536)
Basic earnings (loss) per share	$0.03	$0.22	$(0.12)	$(1.37)
Diluted earnings (loss) per share	$0.03	$0.22	$(0.12)	$(1.37)

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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Stillwater Mining Company:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-163163, 333-75404, 333-58251, 333-12455, and 333-12419) and on Form S-8 (Nos. 333-159144, 333-156262, 333-129953, 333-117927, 333-111989, 333-76314, 333-66364 and 333-70861) of Stillwater Mining Company of our reports dated February 26, 2010, except for note 3 for which the date is May 27, 2010, with respect to the balance sheets of Stillwater Mining Company as of December 31, 2009 and 2008, and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the Form 8-K of Stillwater Mining Company dated May 27, 2010.

As more fully described in note 3 to the financial statements, the Company elected, at the beginning of 2010, to change its method of valuing its recycling inventory to the lot specific (specific identification) cost method, whereas in all prior fiscal periods the Company’s recycling inventory was valued using the average cost method. Consequently, the Company’s financial statements referred to above have been restated to conform with the new method of valuing its recycling inventory.

\s\ KPMG LLP

Billings, Montana

May 27, 2010

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STILLWATER MINING COMPANY

Pro Forma Consolidated Financial Statements and Notes

For the Six Month Period Ended June 30, 2010 and

For the Year Ended December 31, 2009

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Stillwater Mining Company
Unaudited Pro Forma Consolidated Statement of Operations
For the Six Months Ended June 30, 2010
(in US$)

	As reported (000’s)						Pro Forma Consolidated Stillwater Mining Company
	Stillwater Mining Company	Marathon PGM Corporation	US GAAP Adjustments	Notes	Proforma Adjustments	Notes

Revenues	$268,332	$—	$—		$—		$268,332
Cost of revenues	(187,716)	—	—		—		(187,716)
Gross margin	80,616	—	—		—		80,616

Operating expenses	(49,868)	(4,039)	(533)		(622)	3	(55,062)
Income (loss) from operations	30,748	(4,039)	(533)		(622)		25,554

Other income (expense)
Other income (expense)	9	(1)	—		—		8
Interest income	933	25	—		—		958
Interest expense	(3,269)	—	—		—		(3,269)
Total other income (expense)	(2,327)	24	—		—		(2,303)
Income (loss) before income taxes	28,421	(4,015)	(533)		(622)		23,251

Income tax expense (benefit)	(472)	(1,243)	—		—		(1,715)

Net income (loss)	$27,949	$(5,258)	$(533)		$(622)		$21,536

Weighted average common shares outstanding
Basic	97,390,217					5	101,283,430
Diluted	105,616,012					5	102,427,131
Basic earnings (loss) per share	$0.29					5	$0.21
Diluted earnings (loss) per share	$0.28					5	$0.21

See accompanying notes to unaudited pro forma consolidated financial statements.

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Stillwater Mining Company
Unaudited Pro Forma Consolidated Statement of Operations
For the year ended December 31, 2009
(in US$)

	As reported (000’s)
	Stillwater Mining Company	Marathon PGM Corporation (Canadian GAAP)	US GAAP Adjustments	Notes	Proforma Adjustments	Notes	Pro Forma Consolidated Stillwater Mining Company

Revenues	$394,432	$—	$—		$—		$394,432
Cost of revenues	(290,801)	—	—		—		$(290,801)
Gross margin	103,631	—	—		—		103,631

Operating expenses	(99,343)	(4,846)	(483)		(1,268)	3	(105,940)
Income (loss) from operations	4,288	(4,846)	(483)		(1,268)		(2,309)

Other income (expense)
Other income (expense)	(8,018)	(2)	—		—		(8,020)
Interest income	1,846	91	—		—		1,937
Interest expense	(6,801)	—	—		—		(6,801)
Total other income (expense)	(12,973)	89	—		—		(12,884)
Income (loss) before income taxes	(8,685)	(4,757)	(483)		(1,268)		(15,193)

Income tax expense (benefit)	30	(1,464)	—		—		(1,434)

Net income (loss)	$(8,655)	$(6,221)	$(483)		$(1,268)		$(16,627)

Weighted average common shares outstanding
Basic	94,851,848					5	98,745,061
Diluted	94,851,848					5	98,745,061
Basic earnings (loss) per share	$(0.09)					5	$(0.17)
Diluted earnings (loss) per share	$(0.09)					5	$(0.17)

See accompanying notes to unaudited pro forma consolidated financial statements.

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Stillwater Mining Company
Unaudited Pro Forma Consolidated Balance Sheet
June 30, 2010
(in US$)

	As reported (000’s)
	Stillwater Mining Company	Marathon PGM Corporation	US GAAP Adjustments	Notes	Proforma Adjustments	Notes	Pro Forma Consolidated Stillwater Mining Company
ASSETS
Cash and cash equivalents	$228,138	$5,123	$—		$(61,625)	2,3	$171,636
Accounts receivable	6,295	119	—		—		6,414
Inventory	108,567	—	—		—		108,567
Deferred income taxes	19,055	—	—		—		19,055
Other current assets	9,801	158	—		—		9,959
Total current assets	371,856	5,400	—		(61,625)		315,631

Property, plant and equipment	348,724	700	—		—		349,424
Mineral properties	—	44,246	(22,891)		130,682	3	152,037
Other noncurrent assets	47,343	—	—		487	2	47,830
TOTAL ASSETS	$767,923	$50,346	$(22,891)		$69,544		$864,922

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$14,284	$946	$—		$—		$15,230
Accured compensation and benefits	26,031	—	—		—		26,031
Other current liabilities	14,657	—	—		—		14,657
Total current liabilities	54,972	946	—		—		55,918

Long-term debt	195,993	—	—		—		195,993
Deferred income taxes	19,055	5,030	—		46,406	2,3	70,491
Other noncurrent liabilities	17,398	—	—		—		17,398
Total liabilities	287,418	5,976	—		46,406		339,800

Stockholders’ equity
Share capital	681,759	61,919	—		(16,680)		726,998
Accumulated deficit	(200,986)	(17,549)	(22,891)		39,818	3	(201,608)
Accumulated other comprehensive loss	(268)	—	—		—		(268)
Total stockholders’ equity	480,505	44,370	(22,891)		23,138		525,122
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$767,923	$50,346	$(22,891)		$69,544		$864,922

See accompanying notes to unaudited pro forma consolidated financial statements.

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STILLWATER MINING COMPANY

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars except where indicated otherwise)
June 30, 2010 and December 31, 2009
(Unaudited)

1.	Basis of presentation

On September 7, 2010, Stillwater Mining Company (“Stillwater”) announced that it intended to acquire all of the outstanding common shares of Marathon PGM Corporation (“Marathon PGM”), in a purchase transaction offering both cash and Stillwater shares in approximately a 50:50 split.

These unaudited pro forma consolidated financial statements have been prepared to give effect to Stillwater’s acquisition of Marathon PGM (the “Acquisition”) on the basis that each Marathon PGM shareholder will receive 0.112 common shares of Stillwater stock and Cd$1.775 in cash in exchange for each outstanding share of Marathon PGM common stock.

These unaudited pro forma consolidated financial statements have been compiled from and include:

(a)
An unaudited pro forma consolidated balance sheet combining the unaudited balance sheet of Stillwater as of June 30, 2010 with the unaudited balance sheet of Marathon PGM as of June 30, 2010, expressed in conformity with U.S. generally accepted accounting principles (U.S. GAAP), giving effect to the transaction as if it occurred on June 30, 2010.

(b)
An unaudited pro forma consolidated statement of operations combining the audited statement of operations of Stillwater for the year ended December 31, 2009 with the audited statement of operations of Marathon PGM for the year ended December 31, 2009, expressed in conformity with U.S. GAAP, giving effect to the transaction as if it occurred on January 1, 2009.

(c)
An unaudited pro forma consolidated statement of operations combining the unaudited statement of operations of Stillwater for the six months ended June 30, 2010 with the unaudited statement of operations of Marathon PGM for the six months ended June 30, 2010, expressed in conformity with U.S. GAAP, giving effect to the transaction as if it occurred on January 1, 2010.

The unaudited pro forma consolidated financial statements have been compiled using the significant accounting policies as set out in the audited financial statements of Stillwater for the year ended December 31, 2009 which are included elsewhere in this document. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto of Stillwater and Marathon PGM described above.

Management of Stillwater has consolidated certain line items from the Marathon PGM financial statements in an attempt to conform to the presentation of Stillwater’s financial statements. Additionally, certain line items from the Marathon PGM financial statements have been restated in order to conform to U.S. GAAP. It is management’s opinion that these unaudited pro forma consolidated financial statements include all adjustments necessary for the fair presentation of the transactions described in Note 2 in accordance with U.S. GAAP.

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The unaudited pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of Stillwater which would have actually resulted had the proposed transactions been effected on the dates indicated. Further, the unaudited pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future. The pro forma adjustments and allocations of the purchase price for Marathon PGM are based in part on estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed upon receipt of regulatory and exchange approvals, customary closing conditions and the approval of the Marathon PGM shareholders. The final purchase price will be determined based on the share price of Stillwater’s common stock as of the date of the completion of the acquisition. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma consolidated financial statements. In addition, the impact of integration activities and the timing of completion of the acquisition, which have not been incorporated into these unaudited pro forma consolidated financial statements, could cause material differences in the information presented.

2.	Asset acquisition

The business combination will be accounted for as an asset purchase transaction, with Stillwater as the acquirer of Marathon PGM.

In consideration for the acquisition of Marathon PGM, Stillwater will issue 0.112 shares of Stillwater common stock for each outstanding common share of Marathon PGM totaling approximately 3,893,213 common shares to shareholders of Marathon PGM. For accounting purposes, the measurement of the purchase consideration in the unaudited pro forma consolidated financial statement information is based on the market price of $11.62 for each Stillwater common share on June 30, 2010. Based on that price per share, the Stillwater common shares to be issued would represent a value of approximately $45.2 million. The value of the purchase consideration for accounting purposes may differ from the amount assumed in the unaudited pro forma consolidated financial statement information to reflect the actual market price of Stillwater common shares on the transaction closing date.

In addition to the Stillwater common shares received, each Marathon PGM shareholder will also receive Cd$1.775 in cash for each Marathon PGM common share. The Marathon warrant holders will likewise have the right to receive Cd$1.775 in cash for each warrant exchanged. The cash consideration for the Marathon PGM common shares and warrants totals approximately $58.2 million.

For the purpose of determining the value of the purchase consideration, the total number of outstanding shares, options and warrants have been derived from the latest published financial statements of Marathon PGM as of June 30, 2010. The value of the purchase consideration for accounting purposes will differ from the amount assumed in the unaudited pro forma consolidated financial statement information to reflect changes in the number of outstanding shares, options and warrants from June 30, 2010 to the transaction closing date.

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Stillwater purchased 974,026 Marathon PGM common shares in a private placement on September 15, 2010 with a fair value of $2.8 million. The fair value of the private placement has been included in the preliminary purchase price shown for the acquisition of Marathon PGM by Stillwater. Upon closing of the acquisition transaction, the Marathon PGM common shares held by Stillwater will be converted into 0.5 common shares of Marathon Gold with a preliminary fair value for pro forma presentation purposes of $0.5 million.

For the purposes of these pro forma consolidated financial statements, all outstanding Marathon PGM warrants and stock options are assumed to have been exercised prior to the closing of the acquisition.

For the purposes of these pro forma consolidated financial statements, the purchase consideration has been allocated on a preliminary basis to the fair value of assets acquired and liabilities assumed, based on management’s best estimates and taking into account all available information at the time these pro forma consolidated financial statements were prepared. The excess of the cost of the purchase over the net of the amounts assigned to assets acquired and liabilities assumed has been allocated to acquired mineral properties. The fair value of the net assets of Marathon PGM to be acquired will ultimately be determined upon the closing of the transaction.  Therefore, it is likely that the fair values of assets and liabilities acquired will vary from those shown below and the differences may be material. The preliminary purchase price allocation is subject to change and is summarized as follows:

Preliminary purchase price:

Cash	$61,003

Shares issued on acquisition	45,239
$106,242

Net assets acquired:
Cash and cash equivalents	$5,123
Accounts receivable	119
Prepaid expenses	158
Investment in Marathon Gold	487
Property, plant and equipment	700
Acquired mineral properties	152,037
Accounts payable and accrued liabilities	(946)
Future income tax liability	(51,436)
$106,242

3.	pro forma assumptions and adjustments

The unaudited pro forma consolidated financial statements incorporate the following pro forma assumptions:

(a)	The purchase price for the acquisition has been provisionally allocated to acquired mineral properties inclusive of related future income tax obligations.
(b)
Transaction costs have been assumed to be $0.6 million and $1.3 million for the six month period ended June 30, 2010 and the year ended December 31, 2009, respectively, representing the best management estimate at the time of preparation of these statements. Transaction costs have been expensed.

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(c)
A future income tax liability of $51.4 million has been recognized in connection with the purchase price allocation where the assigned values of the mineral properties differ from their Canadian tax basis. Certain tax attributes of Stillwater are subject to change at the close of this transaction due to uncertainties related to the scheduling of these tax attributes.

(d)	Book values of Marathon’s acquired capital stock, equity accounts and accumulated deficit are eliminated as transaction adjustments.
(e)
Exploration costs of $0.5 million and $22.9 million capitalized by Marathon PGM for the six month period ended June 30, 2010 and prior to January 1, 2010, respectively, in accordance with Canadian GAAP have been expensed in accordance with U.S. GAAP for pro forma presentation purposes.

4.           Pro forma share capital

Pro forma share capital as of June 30, 2010 has been determined as follows:

	Number of shares	Amount
Number of Stillwater common shares issued and outstanding	97,766,471	$977,665
Assumed number of Stillwater shares to be issued to shareholders of Marathon PGM	3,893,213	38,932
Pro forma balance	101,659,684	$1,016,597

5.	Pro forma income (loss) per share

Pro forma income (loss) per basic share for the six months ended June 30, 2010 and the year ended December 31, 2009 has been calculated based on actual weighted average number of Stillwater common shares outstanding for the respective periods and the assumed number of Stillwater common shares issued to Marathon PGM shareholders shown as if the transaction had been effective on January 1, 2009 and January 1, 2010, respectively.

	Six months ended June 30, 2010	Year ended December 31, 2009
	(Shares or dollars)
Actual weighted average number of Stillwater common shares outstanding	97,390	94,852
Assumed number of Stillwater shares to be issued to shareholders of Marathon PGM	3,893	3,893
Proforma weighted average number of Stillwater shares	101,283	98,745

Pro forma net income (loss)	$21,536	$(16,627)

Pro forma adjusted income (loss) per share - basic	$0.21	$(0.17)

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Pro forma income (loss) per fully diluted share for the six months ended June 30, 2010 and the year ended December 31, 2009 has been calculated based on actual diluted weighted average number of Stillwater common shares outstanding for the respective periods and the assumed number of Stillwater common shares issued to Marathon PGM shareholders shown as if the transaction had been effective on January 1, 2009 and January 1, 2010, respectively.

		Year ended
	Six months ended	December 31,
	June 30, 2010	2009
	(Shares or dollars)

Actual diluted weighted average number of Stillwater common shares outstanding	98,354	94,852
Assumed number of Stillwater shares to be issued to shareholders of Marathon PGM	3,893	3,893
Proforma diluted weighted average number of Stillwater shares	102,247	98,745

Pro forma net income (loss)	$21,536	$(16,627)

Pro forma adjusted income (loss) per share - diluted	$0.21	$(0.17)

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APPENDIX “F” - Marathon Gold Financial Statements

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MARATHON GOLD CORPORATION
(FORMERLY 7289812 CANADA INC.)

FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010
(UNAUDITED)

F-2-

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MARATHON GOLD CORPORATION
(FORMERLY 7289812 CANADA INC.)
BALANCE SHEET
(Unaudited — Expressed in Canadian dollars)

	June 30	December 31
	2010	2009
	$	$
ASSETS
Current assets:
Due from Marathon PGM Corporation (parent company)	100	100
	100	100

SHAREHOLDERS’ EQUITY
Capital stock (note 3)
Authorized:
Unlimited number of common shares
Unlimited number of preference shares, issued in series

Issued and outstanding:
1,000 common shares	100	100
	100	100

Subsequent events (note 4)

Approved by the Board of Directors:

James Kirke	Phillip C. Walford
Director	Director

The accompanying notes are an integral part of this balance sheet.

F-3-

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MARATHON GOLD CORPORATION

(FORMERLY 7289812 CANADA INC.)

NOTES TO THE FINANCIAL STATEMENTS

(Unaudited — expressed in Canadian dollars)

1.	BASIS OF PRESENTATION

The balance sheet of Marathon Gold Corporation (formerly 7289812 Canada Inc.) (the “Company”) has been prepared in accordance with Canadian generally accepted accounting principles.

2.	NATURE OF BUSINESS

The Company was incorporated under the Canada Business Corporations Act on December 3, 2009. The business of the Company is the exploration and development of mineral properties in Canada.

3.	SHAREHOLDERS’ EQUITY

The Company’s articles of incorporation authorize the issue of an unlimited number of common shares and an unlimited number of preference shares. No restrictions or special rights attach to the company’s common shares. All common shares rank equally as to dividends and voting rights at all meetings of shareholders of the company.

4.	SUBSEQUENT EVENT

On September 7, 2010, Marathon PGM Corporation (“MPGM”), the Company’s parent company, and Stillwater Mining Company entered into an Arrangement Agreement and on October 4, 2010 entered into an amending agreement (the “Arrangement”) pursuant to which MPGM proposed to:

a.      transfer certain capital assets, the rights and title to MPGM’s Valentine Lake, Baie Verte, Steel Mountain, Finger Pond, and Gold Reef properties, and up to $6 million in cash to the Company in exchange for shares in the Company,

b.     reorganize the share capital of MPGM into two classes of shares, Class A and Class B,

c.     redesignate the common shares of MPGM into Class B shares,

d.     exchange all the common shares of the Company it acquired as a result of the asset transfers described in a) above, plus all other common shares of the Company it holds and the Class A shares for the Class B shares, and

e.      list the common shares of the Company for trading on the Toronto Stock Exchange.

Upon completion of these actions, a wholly-owned subsidiary of Stillwater Mining Company would acquire the outstanding Class A shares of MPGM at an agreed exchange price of 0.112 common shares of Stillwater and $1.775 per MPGM common share.

Following completion of the Arrangement, Marathon Gold’s primary business focus will be the acquisition, exploration and development of precious and base metal prospects, including the further development of the Valentine Lake Project in the Province of Newfoundland and Labrador in eastern Canada.

The corporate activities contemplated by the Arrangement Agreement require shareholder approval at a special meeting of MPGM’s shareholders by two-thirds of the votes cast at the meeting, approval of a plan of arrangement enabling these transactions by the Ontario Superior Court of Justice, and a determination (or deemed determination) by the Industry Minister under the Investment Canada Act that the acquisition of MPGM by Stillwater is of “net benefit to Canada”.

F-4-

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MARATHON GOLD CORPORATION
(FORMERLY 7289812 CANADA INC.)

FINANCIAL STATEMENTS
FOR THE PERIOD FROM DECEMBER 3, 2009
(DATE OF INCORPORATION)
TO
DECEMBER 31, 2009

F-5-

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October 6, 2010

Auditors’ Report

To the Directors of

Marathon Gold Corporation

We have audited the balance sheet of Marathon Gold Corporation as at December 31, 2009. This financial statement is the responsibility of the company’s management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the balance sheet presents fairly, in all material respects, the financial position of the company as at December 31, 2009 in accordance with Canadian generally accepted accounting principles.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants, Licensed Public Accountans

F-6-

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MARATHON GOLD CORPORATION

(FORMERLY 7289812 CANADA INC.)

BALANCE SHEET

(Expressed in Canadian dollars)

December 31 2009 $

ASSETS
Current assets:
Due from Marathon PGM Corporation (parent company)	100
100

SHAREHOLDER’S EQUITY
Capital stock (note 3)
Authorized:
Unlimited number of common shares
Unlimited number of preference shares, issued in series
Issued and outstanding:
1,000 common shares	100
100

Approved by the Board of Directors:

James Kirke	Phillip C. Walford
Director	Director

The accompanying notes are an integral part of this balance sheet.

F-7-

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MARATHON GOLD CORPORATION

(FORMERLY 7289812 CANADA INC.)

NOTES TO THE FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION

The balance sheet of Marathon Gold Corporation (formerly 7289812 Canada Inc.) (the “Company”) has been prepared in accordance with Canadian generally accepted accounting principles.

2.	NATURE OF BUSINESS

The Company was incorporated under the Canada Business Corporations Act on December 3, 2009.

The business of the Company is the exploration and development of mineral properties in Canada.

3.	SHAREHOLDERS’ EQUITY

The Company’s articles of incorporation authorize the issue of an unlimited number of common shares and an unlimited number of preference shares.  No restrictions or special rights attach to the company’s common shares.  All common shares rank equally as to dividends and voting rights at all meetings of shareholders of the company.

4.	SUBSEQUENT EVENTS

On March 12, 2010, the Company changed its name to Marathon Gold Corporation by means of articles of amendment.

On September 7, 2010, Marathon PGM Corporation (“MPGM”), the Company’s parent company, and Stillwater Mining Company entered into an Arrangement Agreement and on October 4, 2010 entered into an amending agreement (the “Arrangement”) pursuant to which MPGM proposed to:

a.      transfer certain capital assets, the rights and title to MPGM’s Valentine Lake, Baie Verte, Steel Mountain, Finger Pond, and Gold Reef properties, and up to $6 million in cash to the Company in exchange for shares in the Company,

b.      reorganize the share capital of MPGM into two classes of shares, Class A and Class B,

c.      redesignate the common shares of MPGM into Class B shares,

d.      exchange all the common shares of the Company it acquired as a result of the asset transfers described in a) above, plus all other common shares of the Company it holds and the Class A shares for the Class B shares, and

e.      list the common shares of the Company for trading on the Toronto Stock Exchange.

Upon completion of these actions, a wholly-owned subsidiary of Stillwater Mining Company would acquire the outstanding Class A shares of MPGM at an agreed exchange price of 0.112 common shares of Stillwater and $1.775 per MPGM common share.

Following completion of the Arrangement, Marathon Gold’s primary business focus will be the acquisition, exploration and development of precious and base metal prospects, including the further development of the Valentine Lake Project in the Province of Newfoundland and Labrador in eastern Canada.

The corporate activities contemplated by the Arrangement Agreement require shareholder approval at a special meeting of MPGM’s shareholders by two-thirds of the votes cast at the meeting, approval of a plan of arrangement enabling these transactions by the Ontario Superior Court of Justice, and a determination (or deemed determination) by the Industry Minister  under the Investment Canada Act that the acquisition of MPGM by Stillwater is of “net benefit to Canada”.

F-8-

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Marathon Gold Corporation

Pro Forma Financial Statements

June 30, 2010

For the Six Months Ended June 30, 2010 and

For the Period from December 3, 2009 (Date of Incorporation)

to December 31, 2009

(Unaudited)

F-9-

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Marathon Gold Corporation
Pro Forma Balance Sheet
June 30, 2010
(Unaudited – expressed in Canadian dollars)

	Marathon Gold Corp. June 30 2010 $	Notes	Pro Forma Adjustments $	Marathon Gold Corp. Pro Forma $
Assets
Current assets
Cash and cash equivalents	—	3(a)	6,000,000	6,000,100
		3(b)	100

Notes receivable from related parties				—
Accounts receivable	100	3(b)	(100)	—
	100		6,000,000	6,000,100
Mineral properties and deferred exploration costs	—	3(c)	1,680,762	1,680,762
Property, plant and equipment	—	3(c)	68,880	68,880
	100		7,749,642	7,749,742

Liabilities
Current liabilities
Accounts payable and accrued liabilities	—		—	—

Future income taxes	—		—	—
	—		—	—

Shareholders’ Equity
Share capital	100	3(a,c)	7,749,642	7,749,742
Deficit	—		—	—
	100		7,749,642	7,749,742
	100		7,749,642	7,749,742

Approved by the Board of Directors:

James Kirke	Phillip C. Walford
Director	Director

The accompanying notes are an integral part of these unaudited pro forma financial statements.

F-10-

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Marathon Gold Corporation
Pro Forma Statement of Operations and Loss
For the Six Months ended June 30, 2010
(Unaudited – expressed in Canadian dollars)
	Marathon Gold Corp. June 30 2010	Marathon PGM Corp. June 30, 2010	Pro Forma Adjustments	Notes	Marathon Gold Corp. Pro Forma June 30 2010
		$	$		$
Exploration expenses	—	6,216	—	3(d)	6,216

Operating expenses:
General and administrative expenses	—	1,003,716	(273,720)	3(e)	729,996
Depreciation	—	74,252	(48,462)	3(f)	25,790
Stock based compensation	—	407,156	—	3(g)	407,156
	—	1,485,124	(322,182)		1,162,942

Total expenses	—	1,491,340	(322,182)		1,169,158

Operating loss	—	(1491340)	322,182		(1,169,158)

Interest income	—	25,998	(12,060)	3(h)	13,938
Foreign exchange loss	—	(829)	—		(829)

Loss before income taxes	—	(1,466,171)	310,122		(1,156,049)

Future income tax recovery	—	679,701	(679,701)	3(i)	—

Loss for the period	—	(786,470)	(369,579)		(1,156,049)

The accompanying notes are an integral part of these unaudited pro forma financial statements.

F-11-

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Marathon Gold Corporation
Pro Forma Statement of Operations and Loss
For the Period from December 3, 2009 to December 31, 2009
(Unaudited – expressed in Canadian dollars)

	Marathon Gold Corp. December 31 2009	Marathon PGM Corp. Three month period ended December 31 2009	Pro Forma Adjustments	Notes	Marathon Gold Corp. Pro Forma December 31 2009
		$	$		$
Exploration expenses	—	5,745	(3,830)	3(j)	1,915

Operating expenses:
General and administrative expenses	—	379,931	(253,287)	3(k)	126,644
Depreciation	—	45,581	(41,283)	3(l)	4,298
Stock based compensation	—	334,072	(334,072)	3(m)	—
	—	759,584	(628,642)		130,942

Total expenses	—	765,329	(632,472)		132,857

Operating loss	—	(765,329)	632,472		(132,857)

Interest income	—	28,543	(23,643)	3(n)	4,900
Foreign exchange loss	—	(1,550)	1,033	3(o)	(517)

Loss before income taxes	—	(738,336)	609,862		(128,474)

Future income tax recovery	—	290,202	(290,202)	3(p)	—

Loss for the period	—	(448,134)	319,660		(128,474)

The accompanying notes are an integral part of these unaudited pro forma financial statements.

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Marathon Gold Corporation
Notes to the Pro Forma Financial Statements
June 30, 2010
(Unaudited – expressed in Canadian dollars)

1.	Basis of Presentation

The accompanying unaudited pro forma financial statements of Marathon Gold Corporation (“Marathon Gold”) have been prepared by management. These financial statements give effect to the Arrangement Agreement between Marathon PGM Corporation (“MPGM”) and Stillwater Mining Company (`Stillwater`) (the “Arrangement”) pursuant to which MPGM proposes to transfer to Marathon Gold:

a.	certain fixed assets;
b.	all of MPGM’s right, title and interest in its Valentine Lake, Steel Mountain, Baie Verte, Finger Pond, and Gold Reef properties; and
c.	up to $6,000,000 in cash.

and subsequently, upon completion of the Arrangement, distribute its interest in Marathon Gold to the shareholders of MPGM.

These unaudited pro forma financial statements have been compiled from and include:

a.	An unaudited pro forma balance sheet at June 30, 2010, giving effect to the Arrangement as if it had occurred on June 30, 2010.
b.	An unaudited pro forma statement of operations for the six months ended June 30, 2010, giving effect to the Arrangement as if it had occurred on January 1, 2010.
c.	An unaudited pro forma statement of operations for the period from December 3, 2009 to December 31, 2009, giving effect to the Arrangement as if it had occurred on December 3, 2009.

It is management’s opinion that these unaudited pro forma financial statements present, in all material respects, the transaction as described above in accordance with Canadian generally accepted accounting principles. The unaudited pro forma financial statements are not intended to reflect the results of operations or the financial position of Marathon Gold which would actually have resulted if the transaction had been effected on the dates indicated. Furthermore, the unaudited pro forma consolidated financial information is not necessarily indicative of the results of operations that may be obtained in the future.

2.	Significant Accounting Policies

The unaudited pro forma financial statements have been compiled using the significant accounting policies as set out in the audited consolidated financial statements of MPGM for the year ended December 31, 2009.

The unaudited pro forma financial statements should be read in conjunction with the audited consolidated financial statements of MPGM, including the notes thereto, for the year ended December 31, 2009, and the audited financial statements of Marathon Gold Corporation, including the notes thereto, for the period from December 3, 2009 to December 31, 2009.

F-13-

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Marathon Gold Corporation
Notes to the Pro Forma Financial Statements
June 30, 2010
(Unaudited – expressed in Canadian dollars)

3.	Pro Forma Assumptions and Adjustments

The unaudited pro forma balance sheet includes the following assumptions and adjustments:

a.	MPGM transferred $6 million of cash, the maximum amount permitted by the Arrangement, to Marathon Gold but did not transfer any accounts payable.
b.	MPGM paid the receivable balance of $100.
c.	The mineral properties and fixed assets transferred from MPGM to Marathon Gold were transferred at MPGM’s historical cost.

The unaudited pro forma statement of operations loss for the period ended June 30, 2010 assumes that Marathon Gold commenced operations with effect from January 1, 2010 and is based on the actual consolidated results of MPGM for the six month period ended June 30, 2010, reduced for expenses considered not to be related to the operation of Marathon Gold in the period, and includes the following assumptions and adjustments:

d.	Exploration expenses in the period related solely to properties being transferred to Marathon Gold and were incorporated in the pro forma statement of operations without adjustment.
e.	General and administrative expenses were adjusted to eliminate expenditures related to the operation of MPGM, including efforts to secure financing for the Marathon PGM-Cu project.
f.	Depreciation was reduced to eliminate the portion of the expense for the period which related to assets not being transferred to Marathon Gold.
g.	Stock based compensation was assumed not to have changed.
h.
Interest income was reduced to eliminate $2,769 in interest earned on related party notes receivable and to assume a portion of the total interest income for the period on a pro-rata basis, based on an assumed cash balance of $6 million.

i.	The future income tax recovery in the period was eliminated as it related to MPGM future income tax balances that were not transferred to Marathon Gold.

The unaudited pro forma statement of operations loss for the period from December 3, 2009 to December 31, 2009 assumes that Marathon Gold commenced operations with effect from December 3, 2009 and is based on the actual consolidated results of MPGM for the three month period ended December 31, 2009, reduced for expenses considered not to be related to the operation of Marathon Gold in the period, and includes the following assumptions and adjustments:

j.	Exploration expenses in the period related solely to properties being transferred to Marathon Gold and were reduced by two-thirds to recognize one month of expense.
k.	General and administrative expenses were reduced by two-thirds to recognize a single month of expense.
l.	The depreciation expense for the period was reduced to eliminate the portion of the expense not related to the assets being transferred to Marathon Gold and to recognize one month of expense.

F-14-

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Marathon Gold Corporation
Notes to the Pro Forma Financial Statements
June 30, 2010
(Unaudited – expressed in Canadian dollars)

m.
The option awards which gave rise to stock-based compensation expense occurred on October 28, 2009 and were fully vested upon grant. Accordingly, no portion of the expense carried over to Marathon Gold.

n.
Interest income was reduced to eliminate $1,592 in interest earned on related party notes receivable, to assume a portion of the total interest income for the period on a pro-rata basis, based on an assumed cash balance of $6 million, and to recognize one month of income.

o.	The foreign exchange loss was reduced by two-thirds to recognize one month of expense.
p.	The future income tax recovery in the period was eliminated as it related to MPGM future income tax balances that were not transferred to Marathon Gold.

F-15-

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APPENDIX “G” - Fairness Opinion of Haywood Securities Inc.

 - G1 -

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September 6, 2010

The Independent Special Committee of Directors
Marathon PGM Corporation
330 Bay Street, Suite 1505
Toronto, ON
M5H 2S8

To the Independent Special Committee of Marathon PGM Corporation

Haywood Securities Inc. (“Haywood Securities”) understands that Marathon PGM Corporation (“Marathon” or the “Company”) proposes to enter into an arrangement agreement dated September 7, 2010 (the “Arrangement Agreement”) with Stillwater Mining Company (“Stillwater”), which provides for certain transactions (collectively, the “Proposed Transaction”) whereby, among other things: (i) Marathon will transfer to its subsidiary company Marathon Gold Corporation (“MGC”): (a) all of the Company’s gold assets, including the Valentine Lake Project, together with all associated liabilities, and (b) up to C$6 million cash, (ii) Marathon will effect a reorganization by way of a plan of arrangement (the “Arrangement”), subject to shareholder and court approval, so that all outstanding common shares held by all shareholders of Marathon (the “Shareholders”) will be re-designated as Class B shares, each Class B share shall then be exchanged for one Class A share and 0.50 of a share of MGC and each Class B share shall then be transferred to a subsidiary of Stillwater in exchange for 0112 of a Stillwater common share and C$1.775 in cash, provided that Stillwater will only issue a maximum of 3,893,325 Still water common shares and a [ay maximum of C$61,775,707 in cash; (the “Consideration”), and (iv) Stillwater will acquire C$3 million of Marathon common shares on the effective date of the Arrangement at a price equal to a discount of 15% of the trailing five-day weighted average trading price of the Company’s shares on the Toronto Stock Exchange (the “TSX”).

The above description is summary in nature. The specific terms and conditions of the Proposed Transaction will be summarized in an information circular to be mailed by Marathon to Shareholders.

The Independent Special Committee of Directors (the “Special Committee”) of Marathon first contacted Haywood Securities regarding the Proposed Transaction on August 19, 2010 and then retained Haywood Securities on September 1, 2010 to prepare and deliver this opinion (the “Opinion”) to the Special Committee as to the fairness of the Consideration, from a financial point of view, to be received pursuant to the Arrangement by the Shareholders, other than Stillwater and its affiliates or associates. Haywood Securities has not prepared a valuation of Marathon, Stillwater or any of their respective securities or assets and the Opinion should not be construed as such. Furthermore, the Opinion is not, and should not be construed as, advice as to the price at which securities of either Marathon or Stillwater (before or after completion of the Proposed Transaction) may trade at any future date.

Head Office – Vancouver		Calgary		Toronto
Commerce Place, 400 Burrard Street		808 First Street SW		Brookfield Place, 181 Bay Street
Suite 2000		Suite 301		Suite 2910, Box 808
Vancouver, BC V6C 3A6		Calgary, AB T2P 1M9		Toronto, ON M5J 2T3

Phone:	(604) 697-7100	Phone:	(403) 509-1900	Phone:	(416) 507-2300
Facsimile:	(604) 697-7499	Facsimile:	(403) 509-1999	Facsimile:	(416) 507-2350
Toll-Free:	(800) 663-9499	Toll-Free:	(877) 604-0044	Toll-Free:	(866) 615-2225

Haywood Securities Engagement and Background

Haywood Securities was formally engaged by the Special Committee through an agreement between the Company and Haywood Securities (the “Engagement Agreement”) dated September 1, 2010. The Engagement Agreement provides the terms upon which Haywood Securities has agreed to act as a financial advisor to the Company in connection the Proposed Transaction. Pursuant to the Engagement Agreement, the Special Committee has requested that Haywood Securities prepare and deliver an Opinion. The terms of the Engagement Agreement provide that Haywood Securities is to be paid (i) a fee upon the signing of the Engagement Agreement, (ii) a fee upon delivery of the Opinion, no portion of which is conditional upon the Opinion being favourable or contingent upon the closing or completion of the Proposed Transaction, and (iii) a fee upon the initial public mention or publication of the Opinion. In addition, Haywood Securities is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances.

Subject to the terms of the Engagement Agreement, Haywood Securities consents to the inclusion of this Opinion in its entirety, together with a summary thereof in a form acceptable to Haywood Securities, acting reasonably, in documents to be sent to shareholders in connection with the Arrangement or to be filed with the securities commissions or similar regulatory authorities in each relevant province of Canada.

Credentials and Independence of Haywood Securities

Haywood Securities is one of Canada’s leading independent investment banking firms with business services in corporate finance, equity sales and trading, and investment research. Haywood Securities is owned by its employees and its head office is located in Vancouver, Canada with additional Canadian offices in Toronto and Calgary, as well as a London office in the United Kingdom. Haywood Securities provides various capital market and advisory services to companies in the mining and exploration industry. Haywood Securities has participated in a significant number of transactions involving mining and exploration companies and its investment banking professionals have extensive experience in preparing valuations.

The Opinion expressed herein represents the opinion of Haywood Securities and the form and content of this Opinion have been reviewed and approved by a committee of professionals of Haywood Securities. The committee personnel are professionals experienced in providing valuations and fairness opinions for mergers and acquisitions as well as providing capital markets advice.

None of Haywood Securities, its associates or affiliates, is an insider, associate or affiliate of Marathon or Stillwater (as those terms are defined in the Securities Act (Ontario)). Haywood Securities is not an advisor to any person or company other than to the Special Committee with respect to the Proposed Transaction. Haywood Securities has not acted as an agent in any financing nor has Haywood Securities previously provided any financial advisory services to Marathon or Stillwater or any of their respective associates or affiliates for which it has received compensation in the past twenty-four months.

Haywood Securities may, however, in the ordinary course of its business, provide financial advisory or investment banking services to Marathon or Stillwater from time to time. In addition, in the ordinary course of its business, Haywood Securities may actively trade common shares and other securities of Marathon and Stillwater for its own account and for its client accounts and, accordingly, may at any time hold a long or short position in such securities. As an investment dealer, Haywood Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to any of Stillwater, Marathon or the Proposed Transaction, when disclosed.

Scope of the Review

In connection with this Opinion, Haywood Securities has reviewed and relied upon and in some cases carried out, among other things, the following:

a)	a draft of the Arrangement Agreement;

b)	Marathon’s audited consolidated financial statements and management’s discussion and analysis for the fiscal years ended December 31, 2009 and 2008;

c)	Marathon’s Annual Information Form for the one year period ending December 31, 2009;

d)
Marathon’s unaudited quarterly consolidated interim Financial Statements and Management’s Discussion and Analysis for the periods ended June 30, 2010, March 31, 2010 and September 30, 2009 and the comparative periods ended June 30, 2009, March 31, 2009 and September 30, 2008, respectively;

e)	Marathon’s Management Information Circular dated May 13, 2010;

f)	the technical report and resource estimate 2010 update for the Geordie Lake Property, prepared for Marathon by Python Mining Consultants dated June 4, 2010;

g)	the technical report on the updated feasibility study for the Marathon PGM-Cu Project, prepared for Marathon by Micon International Limited dated January 8, 2010;

h)	the technical report on the 2005-2008 exploration programs at the Valentine Lake Gold Project, prepared for Mountain Lake Resources Inc. by Gary Woods, P. Geo. dated March 23, 2009;

i)
the technical report and resource estimate on the Ore Fault, Galaxy and Page Zones of the Marathon PGM/Gossan Resources JV Bird River Property, prepared for Marathon by P&E Mining Consultants Inc. dated February 26, 2009;

j)	forecasts prepared by Marathon and Haywood Securities of the financial and operating performance of the Marathon PGM-Cu Project;

k)	the Form 10-K filed by Stillwater for the one year periods ending December 31, 2009 and December 31, 2008;

l)
the Form 10-Q’s filed by Stillwater for the periods ending June 30, 2010, March 31, 2010, and September 30, 2009 and the comparative periods ended June 30, 2009, March 31, 2009 and September 30, 2008, respectively;

m)	the technical report on the Stillwater Properties Royalty prepared for Franco-Nevada Corporation by SRK Consulting (US) Inc. dated March 26, 2009;

n)	the audited consolidated financial statements and management’s discussion and analysis for Mountain Lake Resources Inc. for the fiscal year ended November 30, 2009;

o)
the unaudited quarterly consolidated interim Financial Statements and Management’s Discussion and Analysis for Mountain Lake Resources Inc. for the periods ended May 31, 2010, February 28, 2010 and August 31, 2009

p)	the technical report on the Bobby’s Pond Cu-Zn deposit, prepared for Mountain Lake Resources Inc. by Scott Wilson Roscoe Postle Associates Inc. dated July 31, 2008;

q)
discussions with senior officers, advisors and directors of Marathon regarding, among other things, the Proposed Transaction and forecasts of the financial and operating performance of Marathon’s properties;

r)
public information relating to the business, operations, financial performance and stock trading history of Marathon, Stillwater, Mountain Lake Resources Inc. and other selected public companies considered by Haywood Securities to be relevant;

s)	press releases issued by Marathon, Stillwater, and Mountain Lake Resources Inc. during the two year period ended September 1, 2010;

t)
other public filings submitted by Marathon, Stillwater, and Mountain Lake Resources Inc. to securities commissions or similar regulatory authorities in Canada during the two year period ended September 1, 2010;

u)	written representations obtained from senior representatives of Marathon as to matters of fact considered by Haywood Securities to be relevant; and

v)	such other corporate, industry and financial market information, investigations and analyses as Haywood Securities considered necessary or appropriate in the circumstances.

Haywood Securities has not, to the best of its knowledge, been denied access by Marathon or Stillwater to any information requested. Haywood Securities did not meet with the auditors of Marathon or Stillwater and has assumed the accuracy and fair presentation of the audited consolidated financial statements of Marathon and Stillwater and the reports of the auditors thereon.

This Opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Investment Industry Regulatory Organization of Canada (“IIROC”) but the IIROC has not been involved in the preparation or review of this Opinion.

Assumptions and Limitations

With the approval of the Special Committee and as provided in the Engagement Agreement, Haywood Securities has relied, without independent verification, upon all financial and other information that was obtained by us from public sources or that was provided to us by Marathon and its respective affiliates, associates, advisors or otherwise. We have assumed that this information was complete and accurate as of the date thereof and did not omit to state any material fact or any fact necessary to be stated to make that information not misleading. This Opinion is conditional upon such completeness and accuracy. In accordance with the terms of our engagement, but subject to the exercise of our professional judgment, we have not conducted any independent investigation to verify the completeness or accuracy of such information. With respect to the financial forecasts and budgets provided to us and used in our analysis, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Marathon as to the matters covered thereby. Senior representatives of Marathon have represented to us, in writing as of the date hereof, among other things, that the information, opinions and other materials (the “Information”) provided to us by or on behalf of Marathon are complete and correct as of the date of the Information and that, since the date of the Information, except as publicly disclosed, there has been no material change, financial or otherwise, in the financial position of Marathon, or in its assets, liabilities (contingent or otherwise), business or operations and there has been no change in any material fact which is of a nature as to render the Information untrue or misleading in any material respect except to the extent disclosed in subsequent Information.

This Opinion is based on the securities markets, economic, general business and financial conditions prevailing as of the date of this Opinion and the conditions and prospects, financial and otherwise, of Marathon and Stillwater as they were reflected in the Information reviewed by Haywood Securities. In its analysis and in preparing this Opinion, Haywood Securities has made a number of assumptions with respect to industry performance, general business and economic conditions, and other matters, any of which are beyond control of Haywood Securities, Marathon, Stillwater and any other party involved in connection with the Proposed Transaction.

Haywood Securities has also assumed that the final terms of the Proposed Transaction will be substantially the same as those described in the Arrangement Agreement. Finally, Haywood Securities has assumed that all material governmental, regulatory or other required consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any meaningful adverse effect on Marathon or Stillwater or the contemplated benefits of the Proposed Transaction.

This Opinion has been provided for the use of the Special Committee, and if required, for inclusion in other related documents (or a summary thereof in a form acceptable to Haywood Securities) and may not be used by any other person or relied upon by any other person without the express consent of Haywood Securities, except as explicitly provided by law. This Opinion is given as of the date hereof and Haywood Securities disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to Haywood Securities’ attention after the date hereof. This Opinion is limited to Haywood Securities’ understanding of the Arrangement as of the date hereof and Haywood Securities assumes no obligation to update this Opinion to take into account any changes regarding the Proposed Transaction after the date hereof.

Opinions of Financial Advisors

In preparing this Opinion, Haywood Securities performed a variety of financial and comparative analyses, including those described below. The summary of Haywood Securities’ analyses described below is not a complete description of the analyses underlying this Opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at the Opinion, Haywood Securities made qualitative judgements as to the significance and relevance of each analysis and factor that it considered. Accordingly, Haywood Securities believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and this Opinion. This Opinion is not to be construed as a recommendation to any Shareholder as to whether to tender their common shares of Marathon to the Arrangement.

In its analyses, Haywood Securities considered industry performance, general business, economic, market, political and financial conditions and other matters, many of which are beyond the control of Marathon and Stillwater. No company, transaction or business used in Haywood Securities’ analyses as a comparison is identical to Marathon or Stillwater or the Proposed Transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgements concerning financial and operating characteristics and other factors that could affect the business combination, public trading or other values of the companies, business segments or transactions being analysed. The estimates contained in Haywood Securities’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favourable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Haywood Securities’ analyses and estimates could be subject to substantial uncertainty.

Fairness Methodology

In connection with this Opinion, Haywood Securities has performed a variety of financial and comparative analyses, including those described below. In arriving at this Opinion, we have weighted each of these analyses based on our experience and judgement.

In assessing the fairness of the Consideration, from a financial point of view, to be received pursuant to the Proposed Transaction by the Shareholders, we considered, among other factors, the following items and methodologies relative to Marathon and Stillwater and their peer group:

a)	Discounted cash flow;
b)	Comparable multiple analysis;
c)	Precedent transaction analysis; and
d)	Historical share price trading analysis.

Discounted Cash Flow

The discounted cash flow (“DCF”) approach considers the present value of the future cash flows generated, incorporating the timing and relative certainty of projected cash flows. The DCF analysis requires that certain assumptions be made regarding, among other things, commodity prices, exchange rates, capital costs, operational costs and discount rates. In addition to considering the present value of the future cash flows generated, Haywood Securities assigns a value to exploration permits which have not necessarily demonstrated economically viable mineral deposits, but do in the opinion of Haywood Securities possess the potential for economically viable mineral deposits. To arrive at the net asset value (“NAV”) for Marathon, liabilities were subtracted from the total value of the assets for each respective company.

An appropriate discount rate was selected based on Haywood Securities’ experience valuing mining companies. The discount rate reflects the risk associated with the projected free cash flows and incorporates factors including, but not limited to, the risk-free rate, risks associated with mining, estimated cost of capital for Marathon, as well as any non-sector risks such as country risk.

To complete the DCF analysis, Haywood Securities did not rely on any single series of projected cash flows but performed a variety of sensitivity analyses. Variables used by Haywood Securities in the sensitivity analyses included, but were not limited to, commodity prices, exchange rates, production rates, discount rates, capital expenditures and operating costs.

Comparable Multiple Analysis

Haywood Securities reviewed selected comparable public company trading ranges in terms of adjusted market capitalization (“AMC”) to ounces of platinum equivalent resource. Metals are converted into platinum equivalent based on Haywood Securities’ long-term metal price forecasts. Haywood Securities then evaluated Marathon and Stillwater by applying the mean and median AMC to platinum equivalent resource multiple to Marathon and Stillwater’s current resource base to determine the value implied for Marathon and Stillwater versus their peer group.

Precedent Transaction Analysis

Haywood Securities reviewed publicly available information on selected merger and acquisition transactions in the mining sector, and compared these to the Proposed Transaction. The analysis of these precedent transactions is not purely mathematical, but involves considerations and judgements concerning, among other things, differences in the comparable transactions, company-specific risk factors, share performance preceding each transaction announcement, and prevailing economic and market conditions, including metal prices.

Historical Share Price Trading Analysis

Haywood Securities reviewed the historical trading price of Marathon and Stillwater common shares. Haywood Securities specifically reviewed the 5-day, 10-day, 15-day, 20-day, 30-day, 60-day, and 90-day volume weighted average closing share price prior to the date hereof.

Conclusion

Based upon and subject to the foregoing, Haywood Securities is of the opinion that, as of the date hereof, the Consideration to be received pursuant to the Arrangement by the Shareholders, other than Stillwater and its affiliates or associates, is fair from a financial point of view.

Yours very truly,

HAYWOOD SECURITIES INC.

APPENDIX “H” - Interim Order

- H1 -

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Court File No. CV-10-8924-00CL

ONTARIO

SUPERIOR COURT OF JUSTICE

COMMERCIAL LIST

THE HONOURABLE MADAM	)	FRIDAY, THE 15th DAY
)
JUSTICE PEPALL	)	OF OCTOBER, 2010

IN THE MATTER OF an application under section 192 of the Canada Business Corporations
Act, R.S.C. 1985, c. C-44, as amended;

AND IN THE MATTER OF Rule 14.05(2) of the Rules of Civil Procedure

AND IN THE MATTER OF a proposed arrangement of Marathon PGM Corporation involving its shareholders and Marathon Gold Corporation

INTERIM ORDER

THIS MOTION made by the Applicants, Marathon PGM Corporation (“Marathon”) and Marathon Gold Corporation (“Marathon Gold”), for an interim order for advice and directions pursuant to section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, (the “CBCA”) was heard this day at 330 University Avenue, Toronto, Ontario.

ON READING the Notice of Motion, the Notice of Application issued on October 7, 2010 and the affidavit of James D. Kirke sworn October 7, 2010, (the “Kirke Affidavit”), including the Plan of Arrangement, which is attached as Appendix “D” to the draft management proxy circular of Marathon (the “Information Circular”), which is attached as Exhibit A to the Kirke Affidavit, and on hearing the submissions of counsel for Marathon and counsel for Stillwater Mining Company (“Stillwater”) and on being advised that the Director appointed under the CBCA (the “Director”) does not consider it necessary to appear;

Definitions

1.           THIS COURT ORDERS that all definitions used in this Interim Order shall have the meaning ascribed thereto in the Information Circular or otherwise as specifically defined herein.

The Meeting

2.           THIS COURT ORDERS that Marathon is permitted to call, hold and conduct a special meeting (the “Meeting”) of the holders of voting common shares (the “Shareholders”) in the capital of Marathon to be held at the Toronto Board of Trade, First Canadian Place, Toronto, Ontario, Canada on Monday, November 15, 2010 at 9:30 a.m. (Toronto time) in order for the Shareholders to consider and, if determined advisable, pass a special resolution authorizing, adopting and approving, with or without variation, the Arrangement and the Plan of Arrangement (collectively, the “Arrangement Resolution”).

3.           THIS COURT ORDERS that the Meeting shall be called, held and conducted in accordance with the CBCA, the notice of meeting of Shareholders, which accompanies the Information Circular (the “Notice of Meeting”) and the articles and by-laws of Marathon, subject to what may be provided hereafter and subject to further order of this court.

4.           THIS COURT ORDERS that the record date (the “Record Date”) for determination of the Shareholders entitled to notice of, and to vote at, the Meeting shall be October 12, 2010.

5.           THIS COURT ORDERS that the only persons entitled to attend or speak at the Meeting shall be:

a)           the Shareholders or their respective proxyholders;

b)           the officers, directors, auditors and advisors of Marathon;

c)           representatives and advisors of Marathon;

d)           the holders of Marathon Options and Marathon Warrants;

e)           the Director; and

f)           other persons who may receive the permission of the Chair of the Meeting.

6.           THIS COURT ORDERS that Marathon may transact such other business at the Meeting as is contemplated in the Information Circular, or as may otherwise be properly before the Meeting.

Quorum

7.           THIS COURT ORDERS that the Chair of the Meeting shall be determined by Marathon and that the quorum at the Meeting shall be not less than two (2) persons present in person at the opening of the Meeting who are entitled to vote at the Meeting either as Shareholders or proxyholders.

Amendments to the Arrangement and Plan of Arrangement

8.           THIS COURT ORDERS that Marathon is authorized to make, subject to the terms of the Arrangement Agreement, and paragraph 9, below, such amendments, modifications or supplements to the Arrangement and the Plan of Arrangement as it may determine without any additional notice to the Shareholders, or others entitled to receive notice under paragraphs 12 and 13 hereof and the Arrangement and Plan of Arrangement, as so amended, modified or supplemented shall be the Arrangement and Plan of Arrangement to be submitted to the Shareholders at the Meeting and shall be the subject of the Arrangement Resolution. Amendments, modifications or supplements may be made following the Meeting, but shall be subject to review and, if appropriate, further direction by this Honourable Court at the hearing for the final approval of the Arrangement.

9.           THIS COURT ORDERS that, if any amendments, modifications or supplements to the Arrangement or Plan of Arrangement as referred to in paragraph 8, above, would, if disclosed, reasonably be expected to affect a Shareholder’s decision to vote for or against the Arrangement Resolution, notice of such amendment, modification or supplement shall be distributed, subject to further order of this Honourable Court, by press release, newspaper advertisement, prepaid ordinary mail, or by the method most reasonably practicable in the circumstances, as Marathon may determine.

Amendments to the Information Circular

10.           THIS COURT ORDERS that Marathon is authorized to make such amendments, revisions and/or supplements to the draft Information Circular as it may determine and the Information Circular, as so amended, revised and/or supplemented, shall be the Information Circular to be distributed in accordance with paragraphs 12 and 13.

Adjournments and Postponements

11.           THIS COURT ORDERS that Marathon, if it deems advisable and subject to the terms of the Arrangement Agreement, is specifically authorized to adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of the Shareholders respecting the adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as Marathon may determine is appropriate in the circumstances. This provision shall not limit the authority of the Chair of the Meeting in respect of adjournments and postponements.

Notice of Meeting

12.           THIS COURT ORDERS that, in order to effect notice of the Meeting, Marathon shall send the Information Circular (including the Notice of Application and this Interim Order), the Notice of Meeting, the form of proxy and the letter of transmittal, along with such amendments or additional documents as Marathon may determine are necessary or desirable and are not inconsistent with the terms of this Interim Order (collectively, the “Meeting Materials”), to the following:

a)
the registered Shareholders at the close of business on the Record Date, at least twenty-one (21) days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting, by one or more of the following methods:

i)
by pre-paid ordinary or first class mail at the addresses of the Shareholders as they appear on the books and records of Marathon, or its registrar and transfer agent, at the close of business on the Record Date and if no address is shown therein, then the last address of the person known to the Corporate Secretary of Marathon;

ii)	by delivery, in person or by recognized courier service or inter-office mail, to the address specified in (i) above; or

iii)
by facsimile or electronic transmission to any Shareholder, who is identified to the satisfaction of Marathon, who requests such transmission in writing and, if required by Marathon, who is prepared to pay the charges for such transmission;

b)
non-registered Shareholders by providing sufficient copies of the Meeting Materials to intermediaries and registered nominees in a timely manner, in accordance with National Instrument 54-101 of the Canadian Securities Administrators; and

c)
the respective directors and auditors of Marathon, and to the Director appointed under the CBCA, by delivery in person, by recognized courier service, by prepaid ordinary or first class mail or, with the consent of the person, by facsimile or electronic transmission, at least twenty-one (21) days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting;

and that compliance with this paragraph shall constitute sufficient notice of the Meeting.

13.           THIS COURT ORDERS that, in the event that Marathon elects to distribute the Meeting Materials, Marathon is hereby directed to distribute the Information Circular (including the Notice of Application, and this Interim Order), and any other communications or documents determined by Marathon to be necessary or desirable (collectively, the “Court Materials”) to the holders of Marathon Options and Marathon Warrants by any method permitted for notice to Shareholders as set forth in paragraphs 12(a) or 12(b), above, concurrently with the distribution described in paragraph 12 of this Interim Order. Distribution to such persons shall be to their addresses as they appear on the books and records of Marathon or its registrar and transfer agent at the close of business on the Record Date.

14.           THIS COURT ORDERS that accidental failure or omission by Marathon to give notice of the meeting or to distribute the Meeting Materials or Court Materials to any person entitled by this Interim Order to receive notice, or any failure or omission to give such notice as a result of events beyond the reasonable control of Marathon, or the non-receipt of such notice shall, subject to further order of this Honourable Court, not constitute a breach of this Interim Order nor shall it invalidate any resolution passed or proceedings taken at the Meeting. If any such failure or omission is brought to the attention of Marathon, it shall use its best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

15.           THIS COURT ORDERS that Marathon is hereby authorized to make such amendments, revisions or supplements to the Meeting Materials and Court Materials, as Marathon may determine in accordance with the terms of the Arrangement Agreement (“Additional Information”), and that notice of such Additional Information may, subject to paragraph 9, above, be distributed by press release, newspaper advertisement, pre-paid ordinary mail, or by the method most reasonably practicable in the circumstances, as Marathon may determine.

16.           THIS COURT ORDERS that distribution of the Meeting Materials and Court Materials pursuant to paragraphs 12 and 13 of this Interim Order shall constitute notice of the Meeting and good and sufficient service of the within Application upon the persons described in paragraphs 12 and 13 and that those persons are bound by any orders made on the within Application. Further, no other form of service of the Meeting Materials or the Court Materials or any portion thereof need be made, or notice given or other material served in respect of these proceedings and/or the Meeting to such persons or to any other persons, except to the extent required by paragraph 9, above.

Solicitation and Revocation of Proxies

17.           THIS COURT ORDERS that Marathon is authorized to use the letter of transmittal and proxies substantially in the form of the drafts accompanying the Information Circular, with such amendments and additional information as Marathon may determine are necessary or desirable, subject to the terms of the Arrangement Agreement. Marathon is authorized, at its expense, to solicit proxies, directly or through its officers, directors or employees, and through such agents or representatives as they may retain for that purpose, and by mail or such other forms of personal or electronic communication as it may determine. Marathon may waive generally, in its discretion, the time limits set out in the Information Circular for the deposit or revocation of proxies by Shareholders, if Marathon deems it advisable to do so.

18.           THIS COURT ORDERS that Shareholders shall be entitled to revoke their proxies in accordance with section 148(4) of the CBCA (except as the procedures of that section are varied by this paragraph) provided that any instruments in writing delivered pursuant to s.148(4)(a)(i) of the CBCA: (a) may be deposited at the registered office of Marathon or with the transfer agent of Marathon as set out in the Information Circular; and (b) any such instruments must be received by Marathon or its transfer agent not later than 2:00 p.m. on the business day immediately preceding the Meeting (or any adjournment or postponement thereof).

Voting

19.           THIS COURT ORDERS that the only persons entitled to vote in person or by proxy on the Arrangement Resolution, or such other business as may be properly brought before the Meeting, shall be those Shareholders who hold voting common shares of Marathon as of the close of business on the Record Date. Illegible votes, spoiled votes, defective votes and abstentions shall be deemed to be votes not cast. Proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution.

20.           THIS COURT ORDERS that votes shall be taken at the Meeting on the basis of one vote per common share and that in order for the Plan of Arrangement to be implemented, subject to further Order of this Honourable Court, the Arrangement Resolution must be passed, with or without variation, at the Meeting by:

(i)	an affirmative vote of at least two-thirds (66⅔%) of the votes cast in respect of the Arrangement Resolution at the Meeting in person or by proxy by the Shareholders.

Such votes shall be sufficient to authorize Marathon to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement on a basis consistent with what is provided for in the Information Circular without the necessity of any further approval by the Shareholders, subject only to final approval of the Arrangement by this Honourable Court.

21.           THIS COURT ORDERS that in respect of matters properly brought before the Meeting pertaining to items of business affecting Marathon (other than in respect of the Arrangement Resolution), each Shareholder is entitled to one vote for each voting common share held.

Dissent Rights

22.           THIS COURT ORDERS that each registered Shareholder shall be entitled to exercise Dissent Rights in connection with the Arrangement Resolution in accordance with section 190 of the CBCA (except as the procedures of that section are varied by this Interim Order and the Plan of Arrangement) provided that, notwithstanding subsection 190(5) of the CBCA, any Shareholder who wishes to dissent must, as a condition precedent thereto, provide written objection to the Arrangement Resolution to Marathon in the form required by section 190 of the CBCA and the Arrangement Agreement, which written objection must be received by Marathon not later than 5:00 p.m. (Toronto time) on the last business day immediately preceding the Meeting (or any adjournment or postponement thereof), and must otherwise strictly comply with the requirements of the CBCA. For purposes of these proceedings, the “court” referred to in section 190 of the CBCA means this Honourable Court.

23.           THIS COURT ORDERS that, notwithstanding section 190(3) of the CBCA, Stillwater, not Marathon, shall be required to offer to pay fair value, as of the day prior to approval of the Arrangement Resolution, for voting common shares held by Shareholders who duly exercise Dissent Rights, and to pay the amount to which such Shareholders may be entitled pursuant to the terms of the Plan of Arrangement. In accordance with the Plan of Arrangement and the Information Circular, all references to the “corporation” in subsections 190(3) and 190(11) to 190(26), inclusive, of the CBCA (except for the second reference to the “corporation” in subsection 190(12) and the two references to the “corporation” in subsection 190(17)) shall be deemed to refer to “Stillwater Mining Company” in place of the “corporation”, and Stillwater Mining Company shall have all of the rights, duties and obligations of the “corporation” under subsections 190(11) to 190(26), inclusive, of the CBCA.

24.           THIS COURT ORDERS that any Shareholder who duly exercises such Dissent Rights set out in paragraph 22 above and who:

i)
is ultimately determined by this Honourable Court to be entitled to be paid fair value for his, her or its voting common shares, shall be deemed to have transferred those voting common shares as of the Effective Time, without any further act or formality and free and clear of all liens, claims, encumbrances, charges, adverse interests or security interests to Stillwater for cancellation in consideration for a payment of cash from Stillwater equal to such fair value; or

ii)
is for any reason ultimately determined by this Honourable Court not to be entitled to be paid fair value for his, her or its voting common shares pursuant to the exercise of the Dissent Right, shall be deemed to have participated in the Arrangement on the same basis and at the same time as any non-dissenting Shareholder;

but in no case shall Stillwater, AquireCo, Marathon, or Marathon Gold or any other person be required to recognize such Shareholders as holders of voting common shares of Marathon at or after the date upon which the Arrangement becomes effective and the names of such Shareholders shall be deleted from Marathon’s register of holders of voting common shares at that time.

Hearing of Application for Approval of the Arrangement

25.           THIS COURT ORDERS that upon approval by the Shareholders of the Plan of Arrangement in the manner set forth in this Interim Order, Marathon may apply to this Honourable Court for final approval of the Arrangement.

26.           THIS COURT ORDERS that distribution of the Notice of Application and the Interim Order in the Information Circular, when sent in accordance with paragraphs 12 and 13 shall constitute good and sufficient service of the Notice of Application and this Interim Order and no other form of service need be effected and no other material need be served unless a Notice of Appearance is served in accordance with paragraph 27.

27.           THIS COURT ORDERS that any Notice of Appearance served in response to the Notice of Application shall be served on the solicitors for Marathon, with a copy to counsel for Stillwater, as soon as reasonably practicable, and, in any event, no less than two days before the hearing of this Application at the following addresses:

FOGLER, RUBINOFF LLP	FRASER MILNER CASGRAIN LLP
Barristers & Solicitors	1 First Canadian Place
95 Wellington Street West	39th Floor
Suite 1200, Toronto-Dominion Centre	100 King Street West
Toronto, Ontario	Toronto, Ontario
M5J 2Z9	M5X 1B2

Stephen N. Infuso	Timothy M. Banks
Tel: (416) 864-9700	Tel: (416) 863 4511
Fax: (416) 941-8852	Fax: (416) 863 4592

Lawyers for the Applicants,	Lawyers for the Respondent,
Marathon PGM Corporation, and	Stillwater Mining Company
Marathon Gold Corporation

28.           THIS COURT ORDERS that, subject to further order of this Honourable Court, the only persons entitled to appear and be heard at the hearing of the within application shall be:

i)	the Applicants;

ii)	Stillwater;

iii)	the Director ; and

iv)	any person who has filed a Notice of Appearance herein in accordance with the Notice of Application, this Interim Order and the Rules of Civil Procedure.

29.           THIS COURT ORDERS that any materials to be filed by Marathon in support of the within Application for final approval of the Arrangement may be filed up to one day prior to the hearing of the Application without further order of this Honourable Court.

30.           THIS COURT ORDERS that in the event the within Application for final approval does not proceed on the date set forth in the Notice of Application, and is adjourned, only those persons who served and filed a Notice of Appearance in accordance with paragraph 27 shall be entitled to be given notice of the adjourned date.

Precedence

31.           THIS COURT ORDERS that, to the extent of any inconsistency or discrepancy between this Interim Order and the terms of any instrument creating, governing or collateral to the voting common shares, the Marathon Options, the Marathon Warrants, or the articles or by-laws of Marathon, this Interim Order shall govern.

Extra-Territorial Assistance

32.           THIS COURT seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body in any province of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the United States or other country to act in aid of and to assist this Honourable Court in carrying out the terms of this Interim Order.

Variance

33.           THIS COURT ORDERS that Marathon shall be entitled to seek leave to vary this Interim Order upon such terms and upon the giving of such notice as this Honourable Court may direct.

ENTERED AT / INSCRIT A TORONTO
ON / BOOK NO:
LE / DANS LE REGISTRE NO.:

OCT 15 2010

PER/PAR:

MARATHON PGM CORPORATION, et al Applicants	IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE
Commercial List
Court File No.: CV-10-8924-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE
(COMMERCIAL LIST)

Proceeding commenced at Toronto

INTERIM ORDER

FOGLER, RUBINOFF LLP
Barristers & Solicitors
95 Wellington Street West
Suite 1200, Toronto-Dominion Centre
Toronto, Ontario
M5J 2Z9

Stephen N. Infuso (LSUC #: 391111)
Tel: (416) 864-9700
Fax: (416) 941-8852

Solicitors for the Applicants,
Marathon PGM Corporation, and
Marathon Gold Corporation

APPENDIX “I” - Notice of Application

Commercial List Court File No.:
CV-10- 8924-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE
(COMMERCIAL LIST)

IN THE MATTER OF an application under section 192 of the Canada Business Corporations
Act, R.S.C. 1985, c. C-44, as amended;

AND IN THE MATTER OF Rule 14.05(2) of the Rules of Civil Procedure

AND IN THE MATTER OF a proposed arrangement of Marathon PGM Corporation involving its shareholders and Marathon Gold Corporation

MARATHON PGM CORPORATION, and
MARATHON GOLD CORPORATION

Applicants

NOTICE OF APPLICATION

TO THE RESPONDENTS:

A LEGAL PROCEEDING HAS BEEN COMMENCED by the Applicants. The claim made by the Applicants appears on the following pages.

THIS APPLICATION will come on for a hearing before a judge presiding over the Commercial List at 330 University Avenue, Toronto, Ontario, Canada on November 19, 2010 at 10:00 a.m. or as soon after that time as the application may be heard.

IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the application or to be served with any documents in the application, you or an Ontario lawyer acting for you must forthwith prepare a notice of appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the Applicants’ lawyer or, where the Applicants do not have a lawyer, serve it on the Applicants, and file it, with proof of service, in this court office, and you or your lawyer must appear at the hearing.

IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer must, in addition to serving your notice of appearance, serve a copy of the evidence on the Applicants’ lawyer or, where the Applicants do not have a lawyer, serve it on the Applicants, and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but not later than 2:00 p.m. on the day before the hearing.

Notice of Application
Marathon PGM Corporation

IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU. IF YOU WISH TO OPPOSE THIS APPLICATION BUT ARE UNABLE TO PAY LEGAL FEES, LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LOCAL LEGAL AID OFFICE.

Date: October 7th, 2010	Issued by
Local registrar

Address of court office:	330 University Avenue
Toronto, Ontario, 7th Floor
M5G 1R7

TO:	ALL HOLDERS OF COMMON SHARES OF MARATHON PGM CORPORATION AS AT OCTOBER 12, 2010

AND TO:	ALL HOLDERS OF OPTIONS TO PURCHASE COMMON SHARES OF MARATHON PGM CORPORATION AS AT OCTOBER 12, 2010

AND TO:	ALL HOLDERS OF WARRANTS TO PURCHASE COMMON SHARES OF MARATHON PGM CORPORATION AS AT OCTOBER 12, 2010

AND TO:	STILLWATER MINING COMPANY
c/o Fraser Milner Casgrain LLP
1 First Canadian Place
39th Floor
100 King Street West
Toronto, Ontario
M5X 1B2

Timothy M. Banks
	Tel.:	(416) 863 4511
	Fax:	(416) 863 4592

Lawyers for the Respondent,
Stillwater Mining Company

AND TO:	THE DIRECTOR UNDER THE CANADA BUSINESS CORPORATIONS ACT
Compliance & Policies Directorate
Corporations Canada, Industry Canada
9th Floor, Jean Edmonds Tower South
365 Laurier Avenue West
Ottawa, Ontario K1A 0C8

Notice of Application
Marathon PGM Corporation

APPLICATION

1.	THE APPLICANTS, MARATHON PGM CORPORATION and MARATHON GOLD CORPORATION, MAKE APPLICATION FOR:

(a)
an ex parte interim Order for advice and directions of this Honourable Court pursuant to subsection 192(4) of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the “CBCA”), in connection with a proposed arrangement (the “Arrangement”) involving Marathon PGM Corporation (“Marathon”) and Marathon Gold Corporation (“Marathon Gold”) – collectively, the “Applicants”;

(b)	a declaration that the Arrangement is procedurally and substantively fair to those persons to whom securities will be issued;

(c)	a final Order approving the Arrangement proposed by the Applicants pursuant to subsections 192(3) and 192(4) of the CBCA; and

(d)	such further and other relief as this Honourable Court may deem just.

2.	THE GROUNDS FOR THE APPLICATION ARE:

(a)	the Applicants are corporations existing under the laws of Canada;

(b)	Marathon Gold is a wholly-owned subsidiary of Marathon;

(c)
the purpose of the Arrangement is to implement an agreed transaction whereby Marathon shall become a wholly-owned subsidiary of Stillwater Mining Company (“Stillwater”). The completion of the Arrangement will result in, among other things, the transfer of part of the business of Marathon to Marathon Gold, the distribution of Marathon Gold Shares to Marathon Shareholders, the acquisition by a wholly-owned subsidiary of Stillwater of all Marathon Shares;

(d)	section 192 of the CBCA;

(e)	all statutory requirements under the CBCA have been fulfilled;

Notice of Application
Marathon PGM Corporation

(f)	the Applicants are not insolvent (as such term is defined in subsection 192(2) of the CBCA);

(g)	it is not practicable for the Applicants to effect the Arrangement under any other provision of the CBCA;

(h)	the Arrangement is in the best interests of, and fair to, the shareholders of Marathon and is put forward in good faith;

(i)	the Arrangement is procedurally and substantively fair and reasonable overall;

(j)
if made, the final Order approving the Arrangement will constitute, and shall be relied upon as, the basis for an exemption from the registration requirements of the Securities Act of 1933, as amended, of the United States of America, pursuant to Section 3(a)(10) thereof, with respect to all Stillwater Shares, Stillwater Replacement Options and Marathon Gold Shares to be issued or distributed in the United States of America pursuant to the Arrangement by Stillwater and Marathon Gold, as applicable;

(k)
certain holders of common shares of the Applicants are resident outside of Ontario and will be served at their addresses as they appear on the books and records of the Corporation as at October 12, 2010, pursuant to Rules 17.02(n) and 17.02(o) of the Rules of Civil Procedure and the terms of any interim Order for advice and directions granted by this Honourable Court;

(1)	Rules 14.05(2), 14.05(3) and 38 of the Rules of Civil Procedure; and

(m)	such further and other grounds as counsel may advise and this Honourable Court may permit.

3.	THE FOLLOWING DOCUMENTARY EVIDENCE WILL BE USED AT THE HEARING OF THE APPLICATION:

(a)	such interim Order as may be granted by this Honourable Court;

Notice of Application
Marathon PGM Corporation

(b)
an Affidavit of James D. Kirke, Chief Financial Officer, Vice President of Finance, Treasurer and Secretary of Marathon, sworn October 7, 2010 (with exhibits attached thereto) outlining the basis for an interim Order for advice and directions;

(c)
a further Affidavit to be sworn by Mr. James D. Kirke (with exhibits attached thereto) reporting as to compliance with any interim Order and the results of any meeting of shareholders of Marathon conducted pursuant to such interim Order; and

(d)	such further and other documentary evidence as counsel may advise and this Honourable Court permit.

October 7, 2010	FOGLER, RUBINOFF LLP
Barristers & Solicitors
95 Wellington Street West
Suite 1200, Toronto-Dominion Centre
Toronto, Ontario
M5J 2Z9

Stephen N. Infuso (LSUC #: 39111I)
	Tel:	(416) 864-9700
	Fax:	(416) 941-8852

Solicitors for the Applicants,
Marathon PGM Corporation, and
Marathon Gold Corporation

MARATHON PGM CORPORATION, et al Applicants	IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE	Commercial List Court File No.: CV-10-8924-00CL

ONTARIO SUPERIOR COURT OF JUSTICE (COMMERCIAL LIST)

Proceeding commenced at Toronto

NOTICE OF APPLICATION

FOGLER, RUBINOFF LLP
Barristers & Solicitors
95 Wellington Street West
Suite 1200, Toronto-Dominion Centre
Toronto, Ontario
M5J 2Z9

Stephen N. Infuso (LSUC #: 39111I)
Tel: (416) 864-9700
Fax: (416) 941-8852

Solicitors for the Applicants,
Marathon PGM Corporation, and
Marathon Gold Corporation

APPENDIX “J” - Dissent Provisions of the CBCA

SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

190. (1) Right to dissent – Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

(a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c) amalgamate otherwise than under section 184;

(d) be continued under section 188;

(e) sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f) carry out a going-private transaction or a squeeze-out transaction.

2. Further right – holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

2.1 If one class of shares  – The right to dissent described in subsection (2) applies even if there is only one class of shares.

3. Payment for shares  – In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

4. No partial dissent  – A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissentingshareholder.

5. Objection – A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of theirright to dissent.

6. Notice of resolution – The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that theresolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

7. Demand for payment – A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a) the shareholder’s name and address;

(b) the number and class of shares in respect of which the shareholder dissents; and

(c) a demand for payment of the fair value of such shares.

8. Share certificate – A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

9. Forfeiture – A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

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Please contact Kingsdale Shareholder Services Inc. at 1-866-581-1489 for any questions or assistance completing your Proxy

10. Endorsing certificate – A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

11. Suspension of rights – On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a) the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b) the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9).

in which case the shareholder’s rights are reinstated as of the date the notice was sent

12. Offer to pay – A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a) a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders fortheir shares.

13. Same terms Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

14. Payment – Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

15. Corporation may apply to court – Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the actionapproved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

16. Shareholder application to court – If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

17. Venue – An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

18. No security for costs – A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

19. Parties – On an application to a court under subsection (15) or (16),

(a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

20. Powers of court – On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

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21. Appraisers – A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

22. Final order – The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of his shares as fixed by the court.

23. Interest – A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date ofpayment.

24. Notice that subsection (26) applies – If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

25. Effect where subsection (26) applies – If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a) withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfullyable to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

26. Limitation – A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or (b) the realizable value of the corporation’s assets would thereby be less than the aggregate of itsliabilities.

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APPENDIX “K” - Comparison of Shareholder Rights

Marathon is incorporated under the federal laws of Canada, and Stillwater is incorporated under the laws of the State of Delaware. As a result of the Arrangement, the Marathon Shareholders will become shareholders of Stillwater. The following table summarizes some of the material differences between the provisions of Canadian law and Delaware law affecting shareholders’ rights. It does not purport to include a complete description of all differences between the rights of these holders. The reader is urged to consult his or her independent legal advisors for further details.

Shareholder Approval; Vote on Extraordinary Corporate Transactions. Canadian law generally requires a vote of shareholders on a greater number and diversity of corporate matters than Delaware law. Furthermore, many matters requiring shareholder approval under Canadian law, such as the sale, lease or exchange of all or substantially all the property or assets of a corporation or an amendment to the articles of incorporation, must be approved by a special resolution of not less than two-thirds of the votes cast by shareholders who voted on those matters.

Under Delaware law, a sale, lease or exchange of all or substantially all the property or assets of a Delaware corporation or an amendment to its certificate of incorporation requires the approval of the holders of a majority of the voting power of the outstanding shares entitled to vote thereon. Mergers or consolidations also generally require the approval of the holders of a majority of the outstanding voting power of the corporation. However, stockholder approval is not required by a Delaware corporation if such corporation’s certificate of incorporation is not amended by the merger; each share of stock of such corporation outstanding immediately prior to the merger will be an identical outstanding share of the surviving corporation after the effective date of the merger; and the number of shares of common stock, including securities convertible into common stock, issued in the merger does not exceed 20% of such corporation’s outstanding common stock immediately prior to the effective date of the merger. In addition, stockholder approval is not required by a Delaware corporation if it is the surviving corporation in a merger with a subsidiary in which its ownership was 90% or greater.

Amendments to the Governing Documents. Under Canadian law, amendments to the articles of incorporation generally require the approval of not less than two-thirds of the votes cast by shareholders who voted on the resolution. In some cases, such as an amendment to the articles of a corporation that affects classes of shares differently, a special resolution is also required to be approved separately by the holders of each affected class or series of shares, whether or not shares of such class or series otherwise carry the right to vote. The directors may make, amend or repeal any by-law unless the articles of incorporation or by-laws provide otherwise. When directors make, amend or repeal a by-law, they are required under the CBCA to submit the change to shareholders at the next meeting of shareholders. Shareholders may confirm, reject or amend the by-law, amendment or repeal by a majority of the votes cast by shareholders who voted on the resolution.

Under Delaware law, an amendment to a corporation’s certificate of incorporation requires the approval by the holders of a majority of the outstanding voting power. In addition, under Delaware law, if the amendment to the certificate of incorporation would increase or decrease the aggregate number of authorized shares of a class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, the affected class is entitled to vote separately on the amendment whether or not it is designated as voting stock. Furthermore, if the proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for purposes of the class vote. Delaware law reserves the power to the shareholders to adopt, amend or repeal the by-laws unless the certificate of incorporation confers such power on the board of directors in addition to the shareholders.

Place of Meetings. The CBCA provides that meetings of shareholders must be held at the place within Canada provided in the by-laws or, in the absence of such provision, at the place within Canada that the directors determine. A meeting of shareholders may be held at a place outside of Canada if the place is specified in the articles of incorporation or all the shareholders entitled to vote at the meeting agree that the meeting is to be held at that place. The General Corporation Law of the State of Delaware (the “DGCL”) provides that meetings of the stockholders be held at any place in or outside of Delaware designated by, or in the manner provided in, the certificate of incorporation or by-laws, or if not so designated, as determined by the board of directors. The Stillwater by-laws provide that a meeting of the stockholders may be held at any place in or outside of Delaware that may be designated by the board of directors.

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Quorum of Shareholders. The CBCA provides that, unless the by-laws stipulate otherwise, a quorum of shareholders is present at a meeting of shareholders (irrespective of the number of persons actually present at the meeting) if holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. The Marathon by-laws provide that the presence of at least two shareholders, in person or by proxy, entitled to vote at the meeting shall constitute a quorum. Under the DGCL, unless provided otherwise in the DGCL in respect of the vote that shall be required for a specified action, the certificate of incorporation or by-laws may specify the required quorum, but generally a quorum may consist of no less than one-third of the total voting power. The by-laws of Stillwater provide that the holders of at least 50% of the shares of common stock issued, outstanding and entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum.

Call of Meetings. The CBCA provides that holders of not less than five percent of the outstanding voting shares may requisition the directors requiring them to call and hold a special meeting for the purposes stated in the requisition. The Marathon by-laws provide that a special meeting of shareholders may also be called by the Marathon Board. The DGCL provides that a special meeting of the stockholders may be called by the board of directors or by any person or persons as may be authorized by the certificate of incorporation or by-laws. The Stillwater by-laws that a special meeting of stockholders may be called by the chairman or the president of Stillwater or by the secretary upon the written request of stockholders owning at least a majority of the capital stock of Stillwater entitled to vote generally in the election of directors.

Fiduciary Duty of Directors. Directors of a corporation incorporated or organized under the CBCA or DGCL have fiduciary obligations to the corporation and its shareholders. The CBCA requires directors of a Canadian corporation, in exercising their powers and discharging their duties, to act honestly and in good faith with a view to the best interests of the corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Under Delaware common law, directors have a duty of care and a duty of loyalty. The duty of care requires that the directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty is the duty to act in good faith, not out of self-interest, and in a manner which the directors reasonably believe to be in the best interests of the stockholders. In addition, the DGCL provides that a transaction between a Delaware corporation and one of its directors or officers or an entity affiliated with one of its directors or officers is not voidable solely for such reason so long as (i) the material facts of the director’s or officer’s interest in the transaction are disclosed to the board of directors and a majority of the disinterested directors approve the transaction in good faith, (ii) the material facts of the director’s or officer’s interest in the transaction are disclosed to the stockholders and the transaction is specifically approved in good faith by the stockholders or (iii) the transaction is fair to the Delaware corporation at the time approved by the board of directors or stockholders.

Derivative Action. Under the CBCA, a complainant, who is defined as either a present or former registered holder or beneficial owner of a security of a corporation or any of its affiliates; a present or former director or officer of a corporation or any of its affiliates; the Director appointed under the CBCA; or any other person who, in the discretion of a court, is a proper person to make an application under the CBCA relating to shareholder remedies, may apply to the court for the right to bring an action in the name of and on behalf of a corporation or any of its subsidiaries, or to intervene in an existing action to which they are a party for the purpose of prosecuting, defending or discontinuing the action on behalf of the entity. Under the CBCA, the court must be satisfied that:

●
the complainant has given proper notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the court if the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action;

●	the complainant is acting in good faith; and

●	it appears to be in the interest of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the CBCA, the court in a derivative action may make any order it sees fit including orders pertaining to the control or conduct of the lawsuit by the complainant or the making of payments to former and present shareholders and payment of reasonable legal fees incurred by the complainant.

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Similarly, under Delaware law, a stockholder may bring a derivative action on behalf of the corporation to enforce a corporate right, including the breach of a director’s duty to the corporation. Delaware law requires that the plaintiff in a derivative suit be a stockholder of the corporation at the time of the wrong complained of and remain so throughout the duration of the suit; that the plaintiff make a demand on the directors of the corporation to assert the corporate claim unless the demand would be futile; and that the plaintiff be an adequate representative of the other stockholders.

Dissenters’ Rights. The CBCA provides that shareholders of a corporation entitled to vote on certain matters are entitled to exercise dissent rights and demand payment for the fair value of their shares. Dissent rights exist when there is a vote upon matters such as:

●	any amalgamation with another corporation (other than with certain affiliated corporations);

●	an amendment to the articles of incorporation to add, change or remove any provisions restricting the issue, transfer or ownership of shares;

●	an amendment to the articles of incorporation to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

●	a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; and

●	a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation.

The DGCL grants appraisal rights only in the case of certain mergers or consolidations and not in the case of other fundamental changes such as the sale of all or substantially all of the assets of the corporation or amendments to the certificate of incorporation, unless so provided in the corporation’s certificate of incorporation. Under Delaware law, stockholders who have neither voted in favor of nor consented to the merger or consolidation have the right to seek appraisal of their shares in connection with certain mergers or consolidations by demanding payment in cash for their shares equal to the fair value of such shares. Fair value is determined by a court in an action timely brought by the stockholders who have properly demanded appraisal of their shares. In determining fair value, the court may consider all relevant factors.

No appraisal rights are available for shares of any class or series listed on a national securities exchange (such as the Stillwater Shares) or held of record by more than 2,000 stockholders. However, appraisal rights are available if the agreement of merger or consolidation would require the holders of stock to accept for their stock anything except:

●	stock of the surviving corporation;

●	stock of another corporation which is either listed on a national securities exchange or held of record by more than 2,000 stockholders;

●	cash in lieu of fractional shares; or

●	some combination of the above.

In addition, under Delaware law, appraisal rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

Oppression Remedy. Under the CBCA, a complainant has the right to apply to a court for an order where an act or omission of the corporation or an affiliate effects a result, or the business or affairs of which are or have been conducted in a manner, or the exercise of the directors’ powers are or have been exercised in a manner, that would be oppressive or unfairly prejudicial to or would unfairly disregard the interest of any security holder, creditor, director or officer of the corporation. On such application, the court may make any interim or final order it thinks fit, including an order restraining the impugned conduct. There are no equivalent statutory remedies under the DGCL; however, stockholders may be entitled to remedies for a violation of a director’s fiduciary duties under Delaware common law.

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Business Combinations. Section 203 of the DGCL provides, with certain exceptions, that a Delaware corporation may not engage in any business combination with a person, or an affiliate or associate of such person, who is an interested stockholder for three years from the time that person became an interested stockholder unless:

●	the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●
upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of a Delaware corporation’s outstanding voting stock at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and are also officers and (ii) employee stock plans in which the participants do not have the right to determine confidentially whether shares held subject to the plans will be tendered in the tender or exchange offer; or

●
on or subsequent to such date, the business combination or merger is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by two-thirds of the holders of the outstanding common stock not owned by the “interested stockholder.”

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or is an affiliate or associate of the corporation and within three years did own 15% or more of a corporation’s voting stock.

There is no comparable provision relating to business combinations under the CBCA, but restrictions on business combinations do exist under applicable Canadian securities laws.

Examination of Corporate Records. Under the CBCA, shareholders, creditors and their personal representatives may examine certain corporate records, such as the securities register and a list of shareholders, and any other person may do so on payment of a reasonable fee. Each such person must provide an affidavit containing specific information. A list of shareholders or information from a securities register may not be used except in connection with an effort to influence the voting of shareholders of the corporation, an offer to acquire securities of the corporation or any other matter relating to the affairs of the corporation.

Under Delaware law, for any proper purpose, stockholders have the right to inspect, upon written demand under oath stating the purpose for such inspection, the corporation’s stock ledger, list of stockholders and its other books and records, and to make copies or extracts of the same. A proper purpose means a purpose reasonably related to a person’s interest as a stockholder.

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Any questions and requests for assistance may be directed to the

Proxy Solicitation Agent:

The Exchange Tower
130 King Street West, Suite 2950, P.O. Box 361
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M5X 1E2

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Email: contactus@kingsdaleshareholder.com

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